Exhibit 4.39

Execution Version

MCE COTAI INVESTMENTS LIMITED

NEW COTAI, LLC

and Others

IMPLEMENTATION AGREEMENT

Contents
1	Interpretation		1
	1.1	Definitions	1
	1.2	Construction	9
	1.3	Headings	10
	1.4	Control over Cyber One actions	10
	1.5	Survival of certain definitions	11

2	Prior to the Effective Time		11
	2.1	Land Grant	11
	2.2	Design and Construct Contracts	12
	2.3	Amendments to Facility Operations Agreement	13
	2.4	Certain agreements	14
	2.5	Document escrow	14
	2.6	Cash escrow	14
	2.7	Instruction to BVI Counsel	15
	2.8	Notifications	16
	2.9	Financing structure	16

3	Completion of the Cyber One Sale and Termination		16
	3.1	Cyber One Sale Agreement	16
	3.2	Notification	16
	3.3	Termination	17
	3.4	Remedies	17
	3.5	Cyber One Completion	17

4	At the Effective Time		17
	4.1	New Cotai Sale	17
	4.2	Common obligations	18
	4.3	MCE and MCE Cotai obligations	18
	4.4	New Cotai Parties’ obligations	18
	4.5	Release or destruction of Escrowed Agreements	19
	4.6	Appointment of Directors	20
	4.7	Other obligations	20
	4.8	Interdependence of obligations	20

5	Access and accounts		20
	5.1	Cyber One Group	20
	5.2	New Cotai Group	21
	5.3	Management Accounts	21

6	Consideration		22
	6.1	Payment	22
	6.2	Set-off	22
	6.3	Compliance with obligations	22
	6.4	Survival	23

7	After the Effective Time		23
	7.1	Services agreement	23
	7.2	Conflicts Committee	23
	7.3	Joint Venture companies	23
	7.4	Survival	23

8	Warranties		23
	8.1	Common Warranties	23
	8.2	New Cotai Group Warranties	24
	8.3	Cyber One Warranties	24
	8.4	MCE Warranties	25
	8.5	Limitations	25
	8.6	Disclosure Materials	26

9	Notices		26
	9.1	General	26
	9.2	How to give a communication	26
	9.3	Particulars for delivery of notices	27
	9.4	Communications by post	28
	9.5	Communications by fax	29
	9.6	Communication by email	29
	9.7	After hours communications	29
	9.8	Receipt of Notice	29

10	Duties, costs and expenses		29
	10.1	Fees and costs	29
	10.2	Duties	29
	10.3	MCE expenses	30
	10.4	New Cotai reimbursement	30

11	Confidentiality		30
	11.1	Confidentiality obligation	30
	11.2	Permitted disclosures	30
	11.3	Disclosure to other persons	31
	11.4	Announcement	31

12	General		31
	12.1	Obligation to procure	31
	12.2	Liability	31
	12.3	Amendment	31
	12.4	Counterparts	32
	12.5	Assignment	32
	12.6	Entire understanding	32
	12.7	Further steps	32
	12.8	Attorneys	32
	12.9	Relationship of parties	32
	12.10	Rights cumulative	32
	12.11	Waiver and exercise of rights	33
	12.12	Consent	33
	12.13	Equitable relief	33
	12.14	Governing law and dispute resolution	33

Schedule 1 – Common Warranties	37
Schedule 2 – Cyber One Warranties	39
Schedule 3 – New Cotai Group Warranties	40
Schedule 4 – Completion items	48
Schedule 5 – [Intentionally omitted]	49
Schedule 6 – Prohibited actions	50
Schedule 7 – Limitations	52
Schedule 8 – New Cotai Group Companies	55
Schedule 9 – MCE Warranties	56
Schedule 10 – Bank Account	57
Annexure A – Data Room Index	58
Annexure B – Design and Construct Contracts	59
Annexure C – [Intentionally omitted]	66
Annexure D – Shareholders’ Agreement	67
Annexure E – Policy on Related Party Transactions
Annexure F – Registration Rights Agreement
Annexure G – Facility Operations Agreement Amendments
Annexure H – New Cotai Entertainment Macau Sale Agreement
Annexure I – Auxiliary Documentation to New Cotai Entertainment Macau Sale Agreement
Annexure J – PropCo Amendments to Articles of Association Agreement
Annexure K – Auxiliary Documentation to PropCo Amendment of Articles of Association Agreement
Annexure L – Form of Completion Items
Annexure M – MCE Commitment Letter
Annexure N – New Cotai Commitment Letters
Annexure O – Amended and Restated Memorandum and Articles of Association
Annexure P – Common Warranties Disclosure Annex
Annexure Q – Cyber One Warranties Disclosure Annex
Annexure R – Fundamental Warranties Disclosure Annex
Annexure S – New Cotai Entertainment Sale Agreement
Annexure T – BVI Shareholders’ Resolution
Annexure U – Letter of Instruction

Date 15 June 2011

Parties

Melco Crown Entertainment Limited, a company incorporated in the Cayman Islands, of Walker House, 87 Mary Street, George Town, Grand Cayman KY1 – 9005, Cayman Islands (MCE)

MCE Cotai Investments Limited, a company incorporated in the Cayman Islands, of Walker House, 87 Mary Street, George Town, Grand Cayman KY1 – 9005, Cayman Islands (MCE Cotai)

New Cotai, LLC, a limited liability company formed in Delaware, United States of America, c/o New Cotai Holdings, LLC, of Two Greenwich Plaza, Greenwich, Connecticut 06830, United States of America (New Cotai)

New Cotai Holdings, LLC, a limited liability company formed in Delaware, United States of America, Two Greenwich Plaza, Greenwich, Connecticut 06830, United States of America (New Cotai Holdings)

Background

The parties have agreed to enter into this document to implement certain transactions and do certain things in connection with (a) the execution and delivery of a shareholders’ agreement between the owners of Cyber One Agents Limited (Company) to reflect new ownership and the terms of their relationship and (b) the contribution to the Company by New Cotai Holdings of all the units on issue in New Cotai Entertainment and all the shares on issue in New Cotai Entertainment Macau (other than those held by New Cotai Entertainment).

Agreed terms

1	Interpretation

1.1	Definitions

Terms used but not defined in this document have the meaning given to those terms in the Shareholders’ Agreement. In this document, the following terms have the following meanings:

2006 JV Agreement means the joint venture agreement for the Company entered into between East Asia, New Cotai and the Company dated 6 December 2006, as modified and amended by the MOU.

Accounts means the consolidated and certain subsidiary statutory audited financial statements prepared for the Cyber One Group as at, and for, the financial years ended 31 December 2007, 2008, 2009 and 2010.

Accounts Date means 31 December 2007, 31 December 2008, 31 December 2009 and the Last Accounts Date.

Amended and Restated Memorandum and Articles of Association means the amended and restated articles of association of the Company set out in annexure O.

Bank Account means the bank accounts of the Cyber One Group Companies set out in schedule 10.

Business Records means all books, files, reports, records, correspondence, documents, registers, accounts, data, programmes, software and other material (in whatever form stored), owned by any New Cotai Group Company including to the extent relevant:

(a)	minute books, statutory books and registers, books of account and copies of tax and other returns;

(b)	all sales and purchasing records;

(c)	lists of all regular suppliers and customers;

(d)	all trading and financial records; and

(e)	all insurance policies and certificates of currency of insurance held by any New Cotai Group Company (if any).

BVI Shareholders’ Resolution means the written resolution of the shareholders of the Company as at the Effective Time adopting, with effect from the Effective Time, the Amended and Restated Memorandum and Articles of Association as the memorandum and articles of association of the Company.

Claim means any claim, demand or cause of action, proceeding, investigation or audit in contract, tort, under statute or otherwise.

Commitment Letters means the MCE Commitment Letter and the New Cotai Commitment Letters.

Common Warranties means the representations and warranties set out in schedule 1.

Common Warranties Disclosure Annex means the information and matters set out in annexure P.

Confidential Information means:

(a)	any confidential, non-public or proprietary information relating to the business, assets or affairs of the disclosing party (and includes any information provided under the negotiations relating to this document);

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(b)	any information relating to this document and the transactions contemplated by it including the existence of this document and the transactions contemplated by it and of the negotiations which preceded it;

provided, however, that Confidential Information shall not include information that:

(w)	is or becomes generally available to the public other than as a result of disclosure in violation of this document;

(x)	is or becomes available to the receiving person on a non-confidential basis prior to its disclosure to such person;

(y)	is or has been independently developed or conceived by the receiving person without use of Confidential Information; or

(z)	becomes available to the receiving person on a non-confidential basis from a source other than the disclosing party; provided, that such source is not known by such person to be bound by a confidentiality agreement with the disclosing party.

Cyber Neighbour means Cyber Neighbour Limited, a company incorporated in the British Virgin Islands.

Cyber One Completion means completion of the transaction pursuant to which East Asia will sell and MCE Cotai will buy, all of the shares held by East Asia in the Company on the terms of, and subject to the conditions of, the Cyber One Sale Agreement.

Cyber One Group means the Company and its subsidiaries and Cyber One Group Company means any of them.

Cyber One Sale Agreement means the agreement among MCE, East Asia and others dated the date of this document in relation to the purchase by MCE Cotai of all of the shares held by East Asia in the Company and the assignment by East Asia of the loan made by it to the Company to MCE Cotai.

Cyber One Shares means 4,000 fully paid Class A ordinary shares in the capital of the Company.

Cyber One Warranties means the representations and warranties set out in schedule 2.

Cyber One Warranties Disclosure Annex means the information and matters set out in annexure Q.

Data Room Index means the index of documents attached to this document as annexure A.

Design and Construct Contracts means the contracts between certain Cyber One Group Companies and third party suppliers in respect of services to the MSC Property, including those contracts set out in annexure B.

Designated BVI Counsel means Conyers Dill & Pearman.

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Designated Escrow Counsel means (i) in respect of the New Cotai Parties, Skadden, Arps, Slate, Meagher & Flom, LLP, and (ii) in respect of MCE and MCE Cotai, Corrs Chambers Westgarth.

Disclosure Materials means the information and materials provided to MCE on or prior to the date hereof as referred to in the Data Room Index.

Dispute shall have the meaning given to the term in clause 12.14(b).

Dispute Notice shall have the meaning given to the term in clause 12.14(c).

Disputing Parties shall have the meaning given to the term in clause 12.14(d).

East Asia means East Asia Satellite Television (Holdings) Limited.

East Asia Loan means the loan acquired by MCE Cotai (as the nominee of MCE) from East Asia in the amount of US$60 million under the loan assignment agreement between MCE and East Asia dated on or before the date of this document (and referred to in the Cyber One Sale Agreement).

Effective Time means the time at which the Cyber One Completion occurs.

Encumbrance means an interest or power:

(a)	reserved in or over an interest in any asset; or

(b)	created or otherwise arising in or over any interest in any asset under any mortgage, charge, pledge, lien, hypothecation, trust or bill of sale,

by way of security for the payment of a debt or other monetary obligation or the performance of any other obligation.

Escrow Agent means JP Morgan (Hong Kong) or another bank located in Hong Kong acceptable to MCE and New Cotai Holdings in the exercise of their reasonable discretion.

Escrow Agreement has the meaning given to that term in clause 2.6(a).

Escrowed Agreements means the Shareholders’ Agreement and the New Cotai Entertainment Sale Agreement.

Facility Items means gaming tables.

Facility Operation Revenue means Total Gaming Revenues as defined in the Facility Operations Agreement.

Facility Operations Agreement means the services and right to use agreement between Melco Crown Gaming (Macau) Limited, New Cotai Entertainment, LLC and New Cotai Entertainment (Macau) Limited dated 11 May 2007.

Facility Operation Fees means any fees, costs or other premiums, contributions or other payments of the Specified Affiliate in connection with maintaining and/or renewing and/or extending the MCE Subconcession, including but not limited to the fixed premium or any substitute thereof or fee or premium of similar nature (but excluding the variable per device premium, special gaming tax, contribution to a Macau public foundation and contribution to the urban, tourism promotion and social welfare development of Macau).

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Fundamental Warranties means the warranties in sections 1, 3.1, 3.2, and 6 of the New Cotai Group Warranties.

Fundamental Warranties Disclosure Annex means the information and matters set out in annexure R.

GAAP means United States generally accepted accounting principles in effect from time to time.

Intellectual Property means all present and future rights conferred by statue, common law or equity in or in relation to copyright, trade marks, designs, patents, circuit layouts, business and domain names, inventions, know-how, confidential information and other results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields, whether or not registrable, registered or patentable.

Intercompany Loans means the outstanding intercompany loans owed by:

(a)	New Cotai Entertainment to each of New Cotai Holdings and New Cotai Management, the amounts of which are US$2,411,123.10 and US$19,308.22, respectively; and

(b)	New Cotai Entertainment Macau to each of New Cotai Holdings and New Cotai Management, the amounts of which are US$2,162,484.47 and US$209,689.90, respectively.

Land Grant Letter means the letter from PropCo to the Macau Land, Public Works and Transportation Department (DSSOPT) or the Secretary for Public Works and Transportation in the form as agreed to, and initialled by, all of the parties to this document.

Last Accounts Date means 31 December 2010.

Letter of Instruction means the letter of instruction from the client of record of the Company to the Registered Agent in the form set out in annexure U.

Long Stop Date means the date 121 days after the date of this document.

Loss means, in relation to any person, damage, loss, cost, liability or out-of-pocket expense incurred by the person, however arising, including contractual, tortious, reasonable legal fees, equitable or pursuant to statute, but excluding consequential, special, indirect (except as expressly set out in this document), incidental, punitive and exemplary damages.

Macau Settlement Deed means the deed of settlement entered into between East Asia Entertainment Limited, East Asia Telvisao Por Satelite Limitada, East Asia Music (Holdings) Limited, East Asia Satellite Television (Holdings) Limited, and New Cotai on or before the date of this document.

Management Accounts means the consolidated monthly unaudited management accounts for the Cyber One Group being the cashflow position movements schedule, consolidated profit and loss account, consolidated balance sheet and consolidated fixed assets summary.

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MCE Commitment Letter means the commitment letter to be entered into between MCE and the Company in the form set out in annexure M.

MCE Group means MCE and MCE Cotai together and MCE Group Companies means any of them.

MCE Warranties means the representations and warranties set out in schedule 9.

MOU means the memorandum of understanding between eSun Holdings Limited, East Asia, New Cotai, LLC, New Cotai Entertainment, the Company, PropCo and Macao Studio City (Hong Kong) Limited (formerly known as Bestwood Enterprises Limited) dated 9 November 2007 and termination letter.

Mutual Waiver and Consent Agreement means the mutual waiver and consent agreement entered into between New Cotai, East Asia, MCE and MCE Cotai on or before the date of this document.

New Cotai Accounts means each of the:

(a)	draft statement of financial position of the New Cotai Group Companies as at the relevant Accounts Date; and

(b)	draft statement of financial performance of the New Cotai Group Companies for the year ending on the relevant Accounts Date.

New Cotai Commitment Letters means the commitment letters to be entered into between each of the Silver Point Funds and the Oaktree Funds, on the one hand, and the Company, on the other hand, in the forms set out in annexures N-1 and N-2.

New Cotai Entertainment means New Cotai Entertainment, LLC, a limited liability company formed in the State of Delaware, United States of America.

New Cotai Entertainment Macau means New Cotai Entertainment (Macau) Limited, a company incorporated in Macau.

New Cotai Entertainment Macau Sale Agreement means the share transfer agreement and amendment of the articles of association of New Cotai Entertainment Macau to be entered into at the Effective Time upon the terms set out in annexure H.

New Cotai Entertainment Sale Agreement means the agreement related to the transfer of the Sale Units by New Cotai Holdings in the form set out in annexure S.

New Cotai Group means New Cotai Entertainment and New Cotai

Entertainment Macau together and New Cotai Group Companies means any of them.

New Cotai Group IP means all Intellectual Property used by the New Cotai Group.

New Cotai Group Warranties means the representations and warranties set out in schedule 3.

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New Cotai Management means New Cotai Management, LLC, a limited liability company formed in the State of Delaware, United States of America.

New Cotai Parties means New Cotai and New Cotai Holdings.

New Cotai Sale means the transactions contemplated by clauses 4.1(a), 4.1(b) and 4.1(c).

Nominated Contract has the meaning given to the term in clause 2.2(b).

Oaktree Funds means OCM Opportunities Fund V, L.P., OCM Asia Principal Opportunities Fund, L.P. and OCM Opportunities Fund VI, L.P.

Option Deed means the entertainment use of commercial space option deed between PropCo and New Cotai Entertainment dated 6 December 2006 as amended from time to time.

Permits means all permits, licenses, consents, approvals, certificates, registrations and authorisations required by Law.

Permitted Encumbrances means (i) Encumbrances for Taxes that are not due and payable or (if adequate reserves have been established on the accounts of a party in accordance with GAAP) that are being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a material adverse effect on a party’s business as currently conducted, (iii) Encumbrances arising from zoning ordinances which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business thereon, (iv) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, (v) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (vi) easements, rights of way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business, (vii) Encumbrances arising from or created by this document, and (viii) other Encumbrances which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business thereon.

Permitted Payments means any payment by a Cyber One Group Company in respect of:

(a)	any payments associated with the Nominated Contracts;

(b)	any arbitral award declared payable by any Cyber One Group Company in respect of the RDLA Agreement;

(c)	the Siu Yin Wai Claim;

(d)	the consulting, advising and contractor fees of each Cyber One Group Company in respect of the consultancy fees incurred by Mr Rajaratnam Selvaskandan and Mr Ricky Kwok Choi Lau, the audit fees incurred by Ernst & Young and the document storage fees;

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(e)	the Macau Settlement Deed in an amount equal to HK$350,000; and

(f)	other expenses incurred in the ordinary course of business not to exceed US$25,000 for any individual expense or US$150,000 in aggregate.

Policy on Related Party Transaction means the policy on related party transaction set out in annexure E.

Pre-Closing Costs shall have the meaning given to the term in clause 10.3.

PropCo means East Asia-Televisão Por Satélite, Limitada, a company incorporated in Macau (also known as East Asia Satellite Television Limited).

RDLA Agreement means the agreement between RDL Asia Limited and PropCo dated 24 November 2007.

Registered Agent means the registered agent of the Company being, as at the date of this document, Offshore Incorporations Limited.

Registration Rights Agreement means the registration rights agreement to be entered into between New Cotai and the Company in the form set out in annexure F.

Relevant Claim means any claim for Losses incurred by a party to the extent arising out of a breach of this document.

Sale Securities means the Sale Shares and Sale Units together.

Sale Shares means the MOP1,000 fully paid quota in New Cotai Entertainment Macau.

Sale Units means 100 units of New Cotai Entertainment.

Settlement Deed means the deed of settlement entered into between the Company, eSun Holdings Limited, East Asia, New Cotai and others on or before the date of this document.

Settled Sum means the amount which has been agreed by the parties as being payable, or which has been determined as being payable pursuant to the dispute resolution procedures set out in clause 12.14, in respect of a Relevant Claim made by MCE or MCE Cotai under this document.

Shareholders’ Agreement means the shareholders’ agreement to be entered into among MCE, MCE Cotai, New Cotai and the Company in the form set out in annexure D.

Shareholder Litigation means the court proceedings numbered HCA 2189/2009 (subject to appeal CACV 160/2010); HCA 1545/2010; HCA 1546/2010; HCMP 2218/2009 (subject to appeal CACV 161/2010) and HCMP 2185/2010 commenced and continuing as at the date of this document in the Hong Kong Courts among eSun, East Asia, New Cotai Entertainment and others.

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Shareholder Loan means the loan from New Cotai to the Company in the amount of US$40 million.

Silver Point Funds means Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd.

Siu Yin Wai Claim means the demand for payment for HK$15,685,178.50 for outstanding fees from Sin Yin Wai & Associates (International) Limited in a letter from their solicitors to PropCo dated 6 May 2011.

Specified Affiliate means Melco Crown Gaming (Macau) Limited, a company incorporated in Macau, or any other Affiliate of MCE holding a Gaming Authorisation in Macau from time to time.

Transaction Documents means this document, the Shareholders’ Agreement, the Commitment Letters and the Registration Rights Agreement.

W means W International Hotel Management, Inc.

W Agreements means:

(a)	Centralised Services Agreement between PropCo and W dated 14 July 2007;

(b)	Development Consulting Services Agreement between PropCo and W dated 14 July 2007;

(c)	Operating Services Agreement between PropCo and W dated 14 July 2007; and

(d)	System License Agreement between PropCo and W dated 14 July 2007; and

(e)	any other agreement referred to in or contemplated by the above.

Warranties means the New Cotai Group Warranties, the Cyber One Warranties, the MCE Warranties and the Common Warranties.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	includes means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause:

(f)	a reference to:

(i)	a person includes a partnership, individual, limited liability company, trust, joint venture, unincorporated association, corporation and a Governmental Agency;

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(ii)	a person or a party includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Hong Kong;

(vii)	“US$” or US dollars is a reference to the currency of the United States of America;

(viii)	“HK$” or HK dollars is a reference to the currency of Hong Kong;

(ix)	this or any other document includes the document as novated, varied or replaced in accordance with the terms hereof and thereof and despite any change in the identity of the parties;

(x)	this document includes all schedules, annexures and exhibits to it;

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document; and

(xii)	a reference to a meeting is a meeting in person, by conference telephone or similar equipment, so long as all of the participants can hear each other;

(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

1.3	Headings

Headings do not affect the interpretation of this document.

1.4	Control over Cyber One actions

(a)	Any requirement in this document that the New Cotai Parties use their commercially reasonable endeavours (or any similar wording) to procure any Cyber One Group Company or any of their respective directors, officers or employees does, or refrains from doing, any action means that the New Cotai Parties shall, where applicable, do the following and does not require anything more:

(i)	exercise their rights under the 2006 JV Agreement to veto, consent to, approve or authorise that action (as applicable);

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(ii)	procure that the directors appointed by it (in the case of New Cotai only) to the board of the relevant Cyber One Group Company do, or refrain from doing, that action (as applicable) including execute any document (in each case, subject to their fiduciary duties);

(iii)	vote the shares held by it (in the case of New Cotai only) in the Company to veto, consent to, or approve, that action; and

(iv)	exercise its rights as shareholder (in the case of New Cotai only) under the Memorandum and Articles of Association of the Company not to grant any consent, approval, waiver, authority or power to do that action.

(b)	Without limiting clause 1.4(a), the parties acknowledge that the New Cotai Parties do not control the Cyber One Group and, therefore, are not able, on their own, to procure any Cyber One Group Company to take a particular action.

1.5	Survival of certain definitions

Despite anything to the contrary in this document, the definitions “Facility Agreement”, “Facility Operations Agreement”, “Specified Affiliate”, “Facility Operations fees”, “Facility Items” and “Facility Operation Revenue” survive the Effective Time.

2	Prior to the Effective Time

2.1	Land Grant

(a)	The parties acknowledge that PropCo has submitted the Land Grant Letter to the DSSOPT.

(b)	The New Cotai Parties must use their commercially reasonable endeavours to provide to MCE on or before the date three days after:

(i)	receipt by any of the New Cotai Parties or any Cyber One Group Company (if a copy has been received by the New Cotai Parties, and for this purpose the New Cotai Parties will be deemed to have received any documents received by the directors appointed by any of the New Cotai Parties to any Cyber One Group Company) of any correspondence from any Governmental Agency in connection with the Land, the Land Grant or the Land Grant Letter (as applicable), a copy of that correspondence; and

(ii)	any telephone conversation between any of the New Cotai Parties or any Cyber One Group Company, or any of their respective directors, officers, employees, agents or advisers, and any Governmental Agency in connection with the Land or the Land Grant, a written summary of the substantive contents of that conversation to the extent the New Cotai Parties have actual knowledge thereof (and for this purpose the knowledge of the New Cotai Parties includes the knowledge of each of the directors appointed by any of the New Cotai Parties to any Cyber One Group Company).

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(c)	Except as permitted under clause 2.1(b), the New Cotai Parties must not have, and must not cause or take any action to permit any Cyber One Group Company to have, any discussions with or meet with, or submit or enter into any correspondence (including verbal or written) with, any Governmental Agency in connection with the Land, the Land Grant, or the Land Grant Letter unless MCE:

(i)	is given reasonable opportunity to participate in, and participates in (or declines to participate in), those discussions and meetings; and

(ii)	in the case of any correspondence, has consented (such consent not to be unreasonably withheld, conditioned or delayed) to the form, content, manner and timing of that correspondence.

2.2	Design and Construct Contracts

(a)	The New Cotai Parties and MCE must, as soon as practicable after the date of this document, discuss whether it is in their mutual interests (and the interests of the Cyber One Group) to seek to terminate the W Agreements and one or more of the Design and Construct Contracts prior to the Effective Time.

(b)	If the New Cotai Parties and MCE agree that the W Agreements or any Design and Construct Contract should be terminated prior to the Effective Time, and MCE has a similar agreement with East Asia as to the termination of such contract, then for purposes hereof, such contract shall become a nominated contract (Nominated Contract).

(c)	Subject to clause 2.2(b), the New Cotai Parties agree to use their commercially reasonable endeavours to procure that each Cyber One Group Company does all things that may be reasonably required by MCE to terminate each Nominated Contract; provided, that in no event shall the New Cotai Parties be required to procure that any Cyber One Group Company incur any obligations or pay any amounts in excess of the available funds of the Cyber One Group, after taking into account all other obligations of the Cyber One Group Companies.

(d)	With respect to each of the W Agreements and each of the Design and Construct Contracts, New Cotai agrees that it must not, and must use commercially reasonable endeavours to procure each Cyber One Group Company must not:

(i)	make any admissions of liability, give any warranties, or agree to any additional obligations in respect of the W Agreements and Design and Construct Contracts;

(ii)	take any steps to terminate any of the W Agreements or Design and Construct Contracts (other than the Nominated Contracts);

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(iii)	initiate any correspondence with any counterparty to any of the W Agreements or Design and Construct Contracts (other than the Nominated Contracts) other than as may be reasonably necessary to preserve the status quo prevailing as at the date of this document; and

(iv)	reply to any correspondence from any counterparty to any of the W Agreements or Design and Construct Contracts other than as may be reasonably necessary to preserve the status quo prevailing as at the date of this document, in each case, without the prior written consent of MCE.

(e)	The New Cotai Parties must provide to MCE a copy of any correspondence initiated, received, or sent in reply under clauses 2.2(d)(iii) or 2.2(d)(iv), (as applicable).

(f)	Prior to the Effective Time, the New Cotai Parties must not, and must use commercially reasonable endeavours to ensure that the Cyber One Group does not:

(i)	authorise any Permitted Payments associated with a Nominated Contract unless the Cyber One Group Company has complied with clauses 2.2(c) and 2.2(d); and

(ii)	in respect of any payment that is not a Permitted Payment, authorise or approve any such payment from the Bank Account, without the prior written consent of MCE, such consent not to be unreasonably withheld, conditioned or delayed.

(g)	The MCE Group Companies agree that the termination of a Nominated Contract may be with or without liability to any Cyber One Group Company but in no circumstances is any termination required if it could impose any liability on any of the New Cotai Parties.

(h)	The New Cotai Parties acknowledge and agree that none of MCE or its Affiliates will have any liability, other than through its interest in the Company and except as may be agreed pursuant to clauses 2.2(c) and 2.2(d), to any of the New Cotai Parties or any of their Affiliates in connection with the proposed termination of any the W Agreements or the Design and Construct Contracts, or any of the negotiations, representations or correspondence in relation to or in connection with such termination.

2.3	Amendments to Facility Operations Agreement

(a)	Promptly after the date of this document, the parties will negotiate in good faith an amendment to the Facility Operations Agreement (and other matters set forth in annexure G) addressing the matters set out in annexure G.

(b)	The parties shall, promptly after they reach agreement on the form of amendment to the Facility Operations Agreement contemplated by clause 2.3(a), which may be before or after the Effective Time, subject to clause 2.3(c), use their commercially reasonable endeavours to seek Macau government approval to amend the Facility Operations Agreement on such terms (including the other matters set forth in annexure G) and the parties will cooperate with each other in seeking to obtain such approval.

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(c)	Nothing in this clause requires the parties to seek, prior to the Effective Time, approval to any amendment to the Facility Operations Agreement unless such amendment can be sought, and obtained, on the basis that it will not be effective or granted unless and until the Effective Time has occurred.

(d)	The parties acknowledge and agree that the approval of the Macau government to the amendments to the Facility Operations Agreement contemplated by this clause 2.3 shall not be a condition to completion of the transactions contemplated by this document.

2.4	Certain agreements

Prior to the Effective Time, the New Cotai Parties must not, and must not cause any Cyber One Group Company to, take any action to cause:

(a)	the Mutual Waiver and Consent Agreement (or the board and shareholder resolutions attached thereto and passed in connection therewith) or the Settlement Deed to become varied, amended, terminated or replaced; or

(b)	the validity or effectiveness of the documents in clause 2.4(a) to be challenged by a court or arbitration.

2.5	Document escrow

(a)	Prior to or simultaneously with the execution and delivery of this document, the parties to the Escrowed Agreements have executed undated versions of such agreements and delivered them to such party’s Designated Escrow Counsel to be released and deemed effective at the Effective Time in accordance with clause 4.5.

(b)	The parties agree that the Designated Escrow Counsel will have no liability to any person under or in connection with this document and the Escrowed Agreements whatsoever and however arising.

2.6	Cash escrow

(a)	The parties must, as soon as practicable after the date of this document and in any event prior to the date specified in clause 2.6(b), agree to a third party escrow arrangement with the Escrow Agent on such terms as are customary in Hong Kong and which are acceptable to MCE and New Cotai Holdings in the exercise of their reasonable discretion (Escrow Agreement) to hold and pay the amount referred to in clause 2.6(c).

(b)	In addition to such terms as may be agreed under clause 2.6(a), the Escrow Agreement must provide that:

(i)	the amount deposited under clause 2.6(c) must be disbursed to an account designated by New Cotai Holdings immediately upon (or as soon thereafter as agreed to by the Escrow Agent) receipt by the Escrow Agent of confirmation from MCE’s bank that it has wired the Purchase Price (as defined in the Cyber One SPA) to East Asia (and MCE must provide irrevocable instructions to its bank to that effect); and

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(ii)	if for whatever reason the Effective Time has not occurred on or before the Long Stop Date or this document is otherwise terminated under clause 3.3, the amount deposited under clause 2.6(c) must be repaid to MCE on or before the date three Business Days after the Long Stop Date (together with all interest payable on that amount).

(c)	Within five Business Days following despatch by eSun of a circular to its shareholders and notice of meeting under clause 3.4(b)(ii) of the Cyber One Sale Agreement, MCE must deposit US$50 million with the Escrow Agent to be held by that person on the terms of the Escrow Agreement.

(d)	MCE must provide the Escrow Agent irrevocable instructions that the amount deposited under clause 2.6(c) must be disbursed at the Effective Time to an account designated by New Cotai Holdings on receipt by the Escrow Agent of confirmation from MCE’s bank that it has wired the Purchase Price (as defined in the Cyber One SPA) to East Asia and MCE’s bank must be authorized to provide such confirmation without further action by MCE.

2.7	Instruction to BVI Counsel

(a)	Prior to or simultaneously with the deposit of funds into escrow as provided in clause 2.6, each of New Cotai and MCE Cotai must deliver to the Designated BVI Counsel:

(i)	copies of the:

(A)	BVI Shareholders’ Resolution;

(B)	Letter of Instruction; and

(C)	Amended and Restated Memorandum and Articles of Association,

in the case of the BVI Shareholders’ Resolution and Letter of Instruction, executed by each of the parties to those documents; and

(ii)	irrevocable instructions to it to instruct the Registered Agent to file with the British Virgin Island’s Registrar of Corporate Affairs at the Effective Time the Amended and Restated Memorandum and Articles of Association.

(b)	If, for whatever reason, the Effective Time has not occurred on or before the Long Stop Date, the BVI Counsel is authorised to destroy the documents provided to them under clause 2.7(a) held by them at any time after the Long Stop Date.

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2.8	Notifications

The parties agree that:

(a)	the first representative of MCE for the purposes of clause 7.3 of the Shareholders’ Agreement will be the person notified by MCE to the Company on or about the Effective Time;

(b)	the first MCE Valuation Expert will be the person notified by MCE to the Company on or about the Effective Time; and

(c)	the first Minority Shareholder Valuation Expert will be the person notified by New Cotai Holdings to the Company on or about the Effective Time.

2.9	Financing structure

The parties agree that they will work with each other in good faith to develop and implement a restructure plan for the Group (which may include the incorporation of one or more parent entities of the Company) for the purposes of facilitating the financing of the Group.

3	Completion of the Cyber One Sale and Termination

3.1	Cyber One Sale Agreement

Prior to the date of this document, MCE has delivered to the New Cotai Parties a complete and accurate copy of the Cyber One Sale Agreement.

3.2	Notification

(a)	MCE must notify each of the New Cotai Parties promptly upon becoming aware of the satisfaction of all conditions to completion in the Cyber One Sale Agreement and, in any event, not less than five Business Days before the Cyber One Completion is proposed to occur, which notification must include the proposed place, date and time of the Cyber One Completion.

(b)	If, for any reason, Cyber One Completion does not occur on the date notified in clause 3.1(a), (or subsequently notified under this clause 3.1(b)), MCE must promptly notify the New Cotai Parties of that fact and notify the New Cotai Parties of the proposed new place, date and time of Cyber One Completion at least five Business Days before such revised Cyber One Completion place, date or time.

(c)	MCE must notify the New Cotai Parties as soon as practicable:

(i)	upon receipt of any notice under clause 3.4 or clause 3.6 of the Cyber One Sale Agreement;

(ii)	of any amendment or waiver of any provision of the Cyber One Sale Agreement (including a reasonably detailed description thereof); and

(iii)	if the Cyber One Sale Agreement has been terminated or has, to the knowledge of MCE, become void for any reason, or if any party thereto alleges that the Cyber One Sale Agreement has been terminated or has become void for any reason.

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(d)	MCE must notify the New Cotai Parties that Cyber One Completion has occurred immediately upon the occurrence of such event.

(e)	Despite anything to the contrary in this clause 3.2, the date of Cyber One Completion shall not be later than the Long Stop Date.

3.3	Termination

This document may be terminated with immediate effect:

(a)	at any time prior to the Effective Time by mutual written consent of all the parties hereto; or

(b)	by any party by notice to the other parties if the Cyber One Sale Agreement is terminated for any reason or the Cyber One Completion does not occur on or before the Long Stop Date.

3.4	Remedies

If this document is terminated under clause 3.3, each party is released from all its obligations under this document other than clauses 9, 10, 11, and 12, which shall survive termination, and except for liability in respect of any breach occurring prior to termination.

3.5	Cyber One Completion

(a)	Following satisfaction of the conditions to completion set out in the Cyber One Sale Agreement as in effect on the date of this document, MCE must perform all of its obligations that it is required to perform thereunder to cause the Cyber One Completion to occur, including payment to East Asia of the Purchase Price as defined therein.

(b)	MCE must not waive any conditions to completion in the Cyber One Sale Agreement or otherwise agree to make any material amendments thereto or any amendments that are materially adverse to the rights of the New Cotai Parties under this document as at the Effective Time, in each case without the prior written consent of the New Cotai Parties.

4	At the Effective Time

4.1	New Cotai Sale

(a)	At the Effective Time, New Cotai Holdings must transfer the Sale Securities to the Company, or a subsidiary of the Company that has been mutually agreed by the parties prior to the Effective Time, for nil additional consideration.

(b)	The transfer of the Sale Units shall be made by means of the release and deemed effectiveness of the New Cotai Entertainment Sale Agreement as provided in clause 4.5.

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(c)	The transfer of the Sale Shares shall be made by means of the execution of the New Cotai Entertainment Macau Sale Agreement by each of the parties to that document before a Macau Notary.

(d)	New Cotai must deliver to MCE at least three Business Days before the proposed date of Cyber One Completion as notified by MCE under clause 3.1(a) (or subsequently notified under clause 3.1(b)), those items set out in schedule 4 duly executed by each person that is a party to them.

4.2	Common obligations

At the Effective Time MCE Cotai and New Cotai must together procure that the Company:

(a)	executes and delivers to each party to that document, the Shareholders’ Agreement and the New Cotai Entertainment Sale Agreement;

(b)	executes and delivers the New Cotai Entertainment Macau Sale Agreement, to each of the parties to that document;

(c)	and Cyber Neighbour enter into documents set out in annexure J and annexure K and file such documents with the relevant Governmental Agencies, as applicable;

(d)	executes and delivers the Registration Rights Agreement to New Cotai;

(e)	executes and delivers the Commitment Letters to each party to those documents;

(f)	adopts, immediately after the Effective Time, the Policy on Related Party Transactions;

(g)	registers MCE Cotai in the register of members of the Company as the holder of the shares purchased by it under the Cyber One Sale Agreement and issues new share certificates for those shares; and

(h)	updates the register of directors of the Company to reflect clause 4.6.

4.3	MCE and MCE Cotai obligations

At the Effective Time:

(a)	MCE Cotai must contribute the amount of the East Asia Loan to the surplus of the Company by surrendering the instrument evidencing the East Asia Loan to the Company; and

(b)	MCE must execute and deliver to the Company the MCE Commitment Letter.

4.4	New Cotai Parties’ obligations

At the Effective Time:

(a)	New Cotai must execute and deliver to each party to that document, the Registration Rights Agreement;

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(b)	New Cotai must contribute the amount of the Shareholder Loan to the surplus of the Company by surrendering the instrument evidencing the Shareholder Loan to the Company;

(c)	New Cotai Holdings must execute and deliver, and procure that New Cotai Entertainment executes and delivers, to each of the parties to that document, the New Cotai Entertainment Macau Sale Agreement;

(d)	New Cotai Holdings must, and must procure New Cotai Management must, assign all of their respective rights, title and interest in the Intercompany Loans to the Company, free of all Encumbrances and other third party rights;

(e)	New Cotai Holdings must deliver to New Cotai Entertainment Macau (with a copy to MCE) resignation letters from each of David Friedman and Walt Power duly executed by them resigning their employment with New Cotai Entertainment Macau with effect on or before the Effective Time and releases duly executed by each of those persons releasing each New Cotai Group Company from all claims they have or may have against it, in each case pursuant to and on terms set out in employment separation agreements in the form provided to MCE prior to the date hereof. In addition, New Cotai Holdings must deliver to MCE evidence, in a form reasonably acceptable to MCE, that all amounts owed to each of those persons by any New Cotai Group Company have been paid in full by or on behalf of that New Cotai Group Company (other than amounts owed by New Cotai Holdings to each of David Friedman and Walt Power and which are payable by New Cotai Holdings to each of them in accordance with the terms of their employment separation agreements);

(f)	New Cotai must procure the New Cotai Commitment Letters are duly executed by each of the parties to them and delivered to the Company; and

(g)	New Cotai must deliver to MCE (with a copy to the Company):

(i)	a written resolution of the shareholders of the Company in the form annexed to Annexure C of the Mutual Waiver and Consent Agreement duly executed by New Cotai only; and

(ii)	a written resolution of the board of directors of the Company in the form annexed to Annexure D of the Mutual Waiver and Consent Agreement signed by each of the directors of the Company appointed by New Cotai and its Affiliates only.

4.5	Release or destruction of Escrowed Agreements

(a)	At the Effective Time, the Escrowed Agreements shall be deemed to be executed, delivered and dated the date on which the Effective Time has occurred without further action by any party hereto or thereto and the Designated Escrow Counsel shall be authorized to write such date into the Escrowed Agreements and release them to the applicable parties to such agreements.

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(b)	If, for whatever reason, the Effective Time has not occurred on or before the Long Stop Date or this document is otherwise terminated under clause 3.3, each of the parties’ Designated Escrow Counsel is authorised to destroy the Escrowed Agreements held by them at any time after the Long Stop Date.

4.6	Appointment of Directors

(a)	Effective as of the Effective Time, MCE Cotai and New Cotai must appoint their respective Directors to the Board in accordance with the Shareholders’ Agreement, being in the case of:

(i)	MCE Cotai - Lawrence Yau Lung Ho, Clarence Yuk Man Chung and Todd Nisbet; and

(ii)	New Cotai - Thomas Banks and Melissa Obegi.

(b)	At the Effective Time, New Cotai Holdings must cause Thomas Banks and MCE must cause Lawrence Yau Lung Ho and Clarence Yuk Man Chung to execute (in each case) a consent to act as a director of New Cotai Entertainment Macau in the form set out in annexure I and deliver that duly executed consent to New Cotai Entertainment Macau.

(c)	New Cotai must procure that each of the directors appointed by it to the boards of each Cyber One Group Company prior to the Effective Time (other than those Directors appointed by clause 4.6(a)) resign or are terminated effective on the Effective Time and each of those directors release each Cyber One Group Company from all claims they have or may have against each such company in connection with their appointment, resignation, or otherwise.

4.7	Other obligations

At the Effective Time, New Cotai Holdings must cause all of the Books and Records of each New Cotai Group Company which are in the possession of New Cotai Holdings or its Affiliates (other than the New Cotai Group Companies), to be delivered to New Cotai Entertainment.

4.8	Interdependence of obligations

(a)	The obligations of the parties at the Effective Time are interdependent.

(b)	All actions at the Effective Time will be deemed to take place simultaneously and no delivery or payment at the Effective Time will be deemed to have been made until all such deliveries and payments have been made.

5	Access and accounts

5.1	Cyber One Group

(a)	On and prior to the Effective Time, New Cotai must not cause or take any action to permit any Cyber One Group Company to take, and must decline to take actions that, individually or together with actions of the other shareholder of Cyber One would cause to occur, any of the acts set out in schedule 6 other than in connection with this document and the transactions contemplated hereby (including the transactions contemplated by the Cyber One Sale Agreement) without the prior written consent of MCE (not to be unreasonably withheld, conditioned or delayed).

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(b)	New Cotai must, to the extent it is able to do so, provide MCE, its officers, employees and agents on reasonable notice and at reasonable times with access to each Cyber One Group Company, its directors, officers and employees, and any information MCE reasonably requests in relation to the Cyber One Group and its business.

5.2	New Cotai Group

New Cotai Holdings must use its commercially reasonable endeavours to procure that on and prior to the Effective Time each New Cotai Group Company:

(a)	carries on its business in the ordinary and normal course;

(b)	does not do any of the acts set out in schedule 6 other than in connection with this document and the transactions contemplated hereby (including, without limitation, the transactions contemplated by the Cyber One Sale Agreement) without the prior written consent of MCE (not to be unreasonably withheld, conditioned or delayed); and

(c)	provides MCE, its officers, employees and agents on reasonable notice and at reasonable times with access to each New Cotai Group Company, its directors, officers and employees and any information MCE reasonably requests in relation to the New Cotai Group and its business.

5.3	Management Accounts

(a)	The New Cotai Parties have on or before the date of this document provided to MCE, Management Accounts for the period from 1 January 2011 to 31 March 2011.

(b)	The New Cotai Parties shall use their commercially reasonable endeavours to procure that on or before Cyber One Completion, the Company prepares and provides to MCE, Management Accounts for the period from 1 April 2011 to the last day of any calendar month falling no less than 10 Business Days and no more than 25 Business Days prior to the Cyber One Completion.

(c)	The New Cotai Parties must use commercially reasonable endeavours to procure that the Company provides to MCE on Cyber One Completion copies of the bank statements for the Cyber One Group for the period 1 January 2011 to the Cyber One Completion.

(d)	The MCE Group Companies acknowledge and agree that the New Cotai Parties shall have no liability or obligation whatsoever to the MCE Group Companies with respect to the contents of the Management Accounts or bank statements provided to MCE under this clause 5.3 or the accuracy thereof.

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6	Consideration

6.1	Payment

(a)	In consideration for the transactions contemplated by this document, including the New Cotai Sale, MCE agrees to pay to New Cotai Holdings US$100 million as follows:

(i)	US$50 million to be disbursed at the Effective Time from the cash escrow as provided in clause 2.6;

(ii)	subject to clauses 6.2 and 6.3, US$25 million on the date 12 months after the Effective Time; and

(iii)	subject to clause 6.2, US$25 million on the date that is two years after the Effective Time.

(b)	All amounts in clause 6.1(a)(ii) and (iii) must be paid by MCE in immediately available funds by wire transfer to an account that has been notified by New Cotai Holdings to MCE at least three Business Days prior to the applicable payment date.

6.2	Set-off

(a)	If prior to the date of payment of an amount under clause 6.1(a)(ii) or 6.1(a)(iii) a Relevant Claim is made by MCE or MCE Cotai and that Relevant Claim becomes a Settled Sum that is unpaid, then the amount payable under those clauses will be reduced by the amount of the Settled Sum, firstly by reducing the amount payable under clause 6.1(a)(ii) and if the amount of the Settled Sum exceeds the amount payable under that clause, then clause 6.1(a)(iii).

(b)	Subject to the limitations set out in paragraph 2 of Schedule 7, Clause 6.2(a) is without prejudice to any rights that MCE and MCE Cotai have under this document at law or in equity with respect to any amount of a Settled Sum that remains unpaid after application of amounts otherwise payable under clauses 6.1(a)(ii) and 6.1(a)(iii) as provided in clause 6.2(a) (as applicable).

6.3	Compliance with obligations

If the Minority Shareholders have not in the aggregate complied in all material respects with their obligations under clause 9.3 of the Shareholders’ Agreement on or before the date 12 months after the Effective Time, and if such failure to comply materially and adversely affects the receipt of an amendment to the Land Grant, consistent in all material respects with the development of the MSC Property as set out in the Project Plan, then the payment under clause 6.1(a)(iii) may be deferred by MCE until two Business Days after the date of publication of such Land Grant amendment in the Macau Official Gazette, if later.

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6.4	Survival

The provisions of this clause 6 shall survive completion of the New Cotai Sale.

7	After the Effective Time

7.1	Services agreement

As part of the services agreement referred to in clause 13.1(b) of the Shareholders’ Agreement, the parties agree to procure that the Company will agree to reimburse MCE (for the benefit of the Specified Affiliate) for all costs borne by the Specified Affiliate in respect of Senior Managers under and as defined in the Facility Operations Agreement.

7.2	Conflicts Committee

The parties agree that they will use commercially reasonable endeavours to procure that, as soon as practicable after the Effective Time, the Company:

(a)	establishes a Conflicts Committee; and

(b)	adopts a Conflicts Committee Charter.

7.3	Joint Venture companies

The parties agree that, if necessary and to the extent that each is able, they shall:

(a)	co-operate in taking all steps necessary to cause the Joint Venture Companies (as defined in the Settlement Deed) to send the letters and file the consent orders referred to in clause 2 and annexures A to E of the Settlement Deed; and

(b)	undertake all other actions as are reasonably necessary to implement the stays and/or dismissal of the Proceedings and Appeals (as defined in the Settlement Deed) as envisaged in clause 2 of the Settlement Deed.

7.4	Survival

The provisions of this clause 7 shall survive completion of the New Cotai Sale.

8	Warranties

8.1	Common Warranties

(a)	Each of the parties hereto represents and warrants to each of the other parties hereto that each of the Common Warranties is, as it relates to that party, true and accurate as at the date of this document and true and correct in all respects at the Effective Time (or if made as of another specified date, as of such date).

(b)	The Common Warranties made by the New Cotai Parties are qualified by the matters set out in the Common Warranties Disclosure Annex.

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8.2	New Cotai Group Warranties

(a)	New Cotai Holdings represents and warrants to MCE and MCE Cotai that each of the New Cotai Group Warranties is true and accurate as at the date of this document and true and correct in all respects at the Effective Time (or if made as of another specified date, as of such date).

(b)	New Cotai Holdings acknowledges that it has given the New Cotai Group Warranties to MCE and MCE Cotai with the intention of inducing them to enter into this document and that MCE and MCE Cotai have entered into this document on the basis of, and in reliance on (among other things), the New Cotai Group Warranties.

(c)	The New Cotai Group Warranties (other than the Fundamental Warranties) are qualified by the facts and circumstances contained in this document and in the Disclosure Materials. The Fundamental Warranties are qualified by the matters set out in the Fundamental Warranties Disclosure Annex.

(d)	MCE and MCE Cotai acknowledge and agree that New Cotai Holdings gives no warranty, representation or undertaking as to (i) the accuracy of any of the forecasts, estimates, projections, or statements of opinion provided by or on behalf of New Cotai Holdings or any of its advisers, representatives or agents to MCE or MCE Cotai or any of their advisers, representatives or agents, (ii) with respect to any Cyber One Group Company, except the Cyber One Warranties, or (iii) with respect to any other matter, except to the extent expressly set forth herein.

(e)	Where a Warranty made by any New Cotai Party is qualified by the expression “to the knowledge of the New Cotai Parties” or similar expression, the New Cotai Parties agree that the New Cotai Parties’ knowledge is after making reasonable inquiries of, and includes the knowledge of, the present Chief Executive Officer of New Cotai Holdings, the present Chief Financial Officer of New Cotai Holdings, and the present Chief Legal Officer of New Cotai Holdings.

8.3	Cyber One Warranties

(a)	New Cotai represents and warrants to MCE and MCE Cotai that each of the Cyber One Warranties is true and accurate as at the date of this document and true and correct in all material respects at the Effective Time (or if made as of another specified date, as of such date).

(b)	New Cotai acknowledges that it has given the Cyber One Warranties to MCE and MCE Cotai with the intention of inducing them to enter into this document and that MCE and MCE Cotai have entered into this document on the basis of, and in reliance on (among other things), the Cyber One Warranties.

(c)	The Cyber One Warranties are qualified by the matters set out in the Cyber One Warranties Disclosure Annex.

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8.4	MCE Warranties

(a)	MCE and MCE Cotai represent and warrant to the New Cotai Parties that each of the MCE Warranties is true and accurate as at the date of this document and true and correct in all respects at the Effective Time.

(b)	MCE acknowledges that it has given the MCE Warranties to the New Cotai Parties with the intention of inducing them to enter into this document and that the New Cotai Parties have entered into this document on the basis of, and in reliance on (among other things), the MCE Warranties.

(c)	MCE and MCE Cotai will not be liable in respect of a Relevant Claim for a breach of Warranty unless notice in accordance with clause 8.5(b) is provided by New Cotai Holdings or New Cotai within 18 months after the Effective Time.

(d)	The maximum aggregate liability of MCE and MCE Cotai for all Losses in respect of Relevant Claims for a breach of Warranty, and any other Losses incurred by New Cotai or New Cotai Holdings hereunder for breach by MCE and MCE Cotai, is limited to $100,000,000 (in aggregate).

(e)	If the same fact, matter, event or circumstance gives rise to more than one Relevant Claim for a breach of Warranty, New Cotai Holdings and New Cotai shall not be entitled to recover more than once in respect of such fact, matter, event or circumstance.

(f)	MCE and MCE Cotai will not be liable for a Relevant Claim for a breach of Warranty to the extent that the fact, matter, event or circumstance giving rise to such Relevant Claim is remediable and is remedied to the reasonable satisfaction of New Cotai Holdings or New Cotai by or at the expense of MCE or MCE Cotai within 15 Business Days of the date on which notice is given under clause 8.4(c).

(g)	Nothing in this clause 8.4 shall have the effect of limiting or restricting any liability of MCE or MCE Cotai in respect of a Relevant Claim for a breach of Warranty arising as a result of any fraud.

8.5	Limitations

(a)	New Cotai Holdings’ and New Cotai’s liability for Relevant Claims is limited or excluded, as the case may be, as set out in schedule 7.

(b)	Any notice given by any party of the existence of a Relevant Claim or any other Loss incurred by such party hereunder as a result of a breach by the other party must be delivered within 30 days upon becoming aware of such Relevant Claim or other Loss and must specify in reasonable details the subject matter and basis of the claim and the nature and extent of the alleged Losses.

(c)	Each of the Warranties is to be interpreted independently and (unless this document expressly states otherwise) is not limited by any other provision of this document or any of the other Transaction Documents.

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(d)	The parties agree that in determining any Loss suffered by any party hereto, no party shall be entitled to any damages with respect to any consequential, special, indirect, incidental, punitive or exemplary damages, for diminution in value or lost profits or any damages measured by lost profits or a multiple of earnings.

(e)	Despite clause 8.5(d), the parties acknowledge that a breach of a Warranty may not result in any Losses being incurred directly by a party, but rather such party may suffer such Losses indirectly as a holder of shares in the Company and nonetheless shall be entitled to recover for such Losses subject to the limitations set out in this document and after taking into account the size (expressed as a percentage) of such indirect interest from time to time.

8.6	Disclosure Materials

MCE and MCE Cotai acknowledge and agree that New Cotai Holdings shall not be in breach and, thus, MCE and MCE Cotai shall not make a Relevant Claim for breach of (a) the New Cotai Group Warranties (other than the Fundamental Warranties) in respect of, any fact, matter or circumstance to the extent it has been disclosed in the Disclosure Materials, (b) the Fundamental Warranties in respect of, any fact, matter or circumstance to the extent it has been disclosed in the Fundamental Warranties Disclosure Annex, (c) the Common Warranties made by the New Cotai Parties in respect of, any fact, matter or circumstance to the extent it has been disclosed in the Common Warranties Disclosure Annex, or (d) the Cyber One Warranties in respect of, any fact, matter or circumstance to the extent it has been disclosed in the Cyber One Warranties Disclosure Annex, if in each case it is reasonably apparent that such disclosure qualifies the Warranty in which a breach is asserted.

9	Notices

9.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

9.2	How to give a communication

A communication shall be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by reputable international delivery service for delivery within five days; or

(d)	sent by fax to the party’s current fax number for notices, provided that any communication hereunder may also be sent by e-mail (which shall not constitute notice except for the purposes of clause 3.1(a) (only)).

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9.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices for each party, including such party’s (i) delivery address for notices, (ii) postal address for notices (if different than delivery address), (iii) facsimile number for notices, (iv) e-mail address for notices, and (v) designated person of office to whom notices are to be addressed, are as follows:

Melco Crown Entertainment Limited

36/F, The Centrium

60 Wyndham Street

Central

Hong Kong;

facsimile number: +852-2537-3618

e-mail address: scheung@melco-crown.com

attention: Chief Legal Officer

with copy to (which copy will not constitute notice for the purposes of this clause 9)

Corrs Chamber Westgarth

Level 36, Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

facsimile number: +612 9210 6611

e-mail address: iain.laughland@corrs.com.au

attention: Iain Laughland

MCE Cotai Investments Limited

36/F, The Centrium

60 Wyndham Street

Central

Hong Kong;

facsimile number: +852-2537-3618

e-mail address: scheung@melco-crown.com

attention: Chief Legal Officer

with copy to (which copy will not constitute notice for the purposes of this clause 9)

Corrs Chamber Westgarth

Level 36, Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

facsimile number: +612 9210 6611

e-mail address: iain.laughland@corrs.com.au

attention: Iain Laughland

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New Cotai, LLC

c/o New Cotai Holdings, LLC

Two Greenwich Plaza

Greenwich, Connecticut 06830

United States of America

facsimile number: +1 (203) 542-4308

e-mail address: ffogel@silverpointcapital.com

attention Frederick Fogel

with copy to (which copy will not constitute notice for the purposes of this clause 9)

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

facsimile number: + 1 213 621 5288

email address: jeffrey.cohen@skadden.com

attention: Jeffrey Cohen

New Cotai Holdings, LLC

Two Greenwich Plaza

Greenwich, Connecticut 06830

United States of America

facsimile number: +1 (203) 542-4308

e-mail address: ffogel@silverpointcapital.com

attention Frederick Fogel

with copy to (which copy will not constitute notice for the purposes of this clause 9)

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

facsimile number: + 1 213 621 5288

email address: jeffrey.cohen@skadden.com

attention: Jeffrey Cohen

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

9.4	Communications by post

Subject to clause 9.7, a communication is deemed given five days after being sent under clause 9.2(c).

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9.5	Communications by fax

Subject to clause 9.7, a communication is deemed given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

9.6	Communication by email

Subject to clause 9.7, if a communication is emailed, a delivery confirmation report received by the sender, which records the time that the email was delivered to the addressee’s last notified email address is prima facie evidence of its receipt by the addressee, unless the sender receives a delivery failure notification, indicating that the electronic mail has not been delivered to the addressee.

9.7	After hours communications

If a communication is given:

(a)	after 5.00pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

9.8	Receipt of Notice

A notice, demand, certification, process or other communication relating to this document shall be deemed received when it is deemed given hereunder.

10	Duties, costs and expenses

10.1	Fees and costs

Except as otherwise expressly stated in this document or any other Transaction Document, each party must pay its own legal and other costs and expenses incurred by such party in negotiating, preparing, executing and registering this document and the other Transaction Documents.

10.2	Duties

The parties shall procure that, after the Effective Time, the Company pay on behalf of its shareholders, or reimburse them if they are required to pay, all Duty, if any, (including any fine or penalty except where it arises from default by another party) on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it.

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10.3	MCE expenses

After the date hereof, MCE may incur, in anticipation of the Effective Time, certain out-of-pocket costs and expenses in relation to the MSC Project and that will be for the benefit of the MSC Project upon completion (Pre-Closing Costs). Pre-Closing Costs may include, among other things, costs of employing certain persons and contractors to, among other things, review design consultancy contracts. Following the Effective Time (but not sooner than amounts are distributed to New Cotai Holdings under clause 10.4), Pre- Closing Costs incurred by MCE, not to exceed US$5 million in aggregate, shall be reimbursed by the Cyber One Group to MCE. If this Agreement is terminated, New Cotai agrees to pay to MCE, promptly following request and reasonable documentation, 40% of the Pre-Closing Costs incurred by MCE up to a maximum of US$2 million.

10.4	New Cotai reimbursement

(a)	New Cotai Holdings confirms it has incurred certain costs in connection with the transactions contemplated by this document.

(b)	Within ten Business Days following the Effective Time, MCE Cotai and New Cotai must procure that Cyber One distribute to New Cotai Holdings US$10 million to permit New Cotai Holdings to defray the costs referred to in clause 10.4(a).

11	Confidentiality

11.1	Confidentiality obligation

Subject to clause 11.2, each party must treat as confidential, and keep confidential and not disclose, and not permit any of its Affiliates to disclose, any Confidential Information provided to it by, or on behalf of, any other party and must:

(a)	use its commercially reasonable endeavours to protect the confidentiality of the Confidential Information; and

(b)	subject to clause 11.4, not make any press or other announcements relating to Confidential Information.

11.2	Permitted disclosures

No party may disclose Confidential Information provided to it by any other party other than:

(a)	subject to clause 11.3, to its officers, managers, employees, directors (or equivalent), financial, legal, accounting or valuation advisers, or lenders;

(b)	subject to clause 11.3, with the prior written consent of the other parties; and

(c)	to the extent:

(i)	required by:

(A)	Law;

(B)	the rules of any stock exchange; or

(C)	any applicable accounting standards; or

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(ii)	ordered by any court; or

(iii)	reasonably necessary in connection with the exercise of any remedy hereunder,

having, to the extent practicable, except in the case of (c)(iii), consulted with the other party with a view to agreeing upon the form, content, timing and manner of disclosure, and to the maximum extent possible claimed any rights of confidentiality that it might be afforded under such laws, rules, standards or court orders.

11.3	Disclosure to other persons

If a party discloses Confidential Information it must use commercially reasonable endeavours to ensure that no person to whom it disclosed that Confidentiality Information discloses it to any other person, except as permitted hereby.

11.4	Announcement

Subject to clause 11.2, none of the parties may, before or after the Effective Time, make or issue a public announcement, communication or circular concerning the transactions referred to in this document unless it has first obtained the other parties’ written consent, which may not be unreasonably withheld, delayed or conditioned.

12	General

12.1	Obligation to procure

(a)	Where any obligation is required to be performed by MCE Cotai under this document, MCE must procure that MCE Cotai performs the relevant obligation on or before the time required for performance.

(b)	Where any obligation is required to be performed by New Cotai under this document, New Cotai Holdings must procure that New Cotai performs the relevant obligation on or before the time required for performance.

12.2	Liability

Any obligation imposed under this document:

(a)	on the New Cotai Parties is imposed on those parties jointly and not severally; and

(b)	any obligation imposed under this document on MCE and MCE Cotai is imposed on those parties jointly and not severally.

12.3	Amendment

No amendment to this document will be effective unless it is in writing and signed by each of the parties hereto.

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12.4	Counterparts

This document may consist of a number of counterparts and if so the counterparts taken together constitute one document.

12.5	Assignment

(a)	Except to the extent expressly permitted under this document, a party must not assign, charge, declare a trust over or otherwise deal with any right under this document without the prior written consent of the other parties.

(b)	Any purported assignment, charge, declaration of trust or dealing in breach of this clause 12.5 is of no effect.

12.6	Entire understanding

(a)	This document together with the other Transaction Documents constitutes the entire understanding between the parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:

(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

12.7	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document (including voting their Securities in favour of any resolution).

12.8	Attorneys

Each of the attorneys executing this document declares that the attorney has no notice of the revocation of the power of attorney under which the attorney executes this document.

12.9	Relationship of parties

This document is not intended to create a partnership, joint venture, fiduciary or agency relationship between the parties.

12.10	Rights cumulative

Except as otherwise expressly stated in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

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12.11	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

(c)	A right relating to this document may only be waived in writing signed by the party or parties waiving the right.

12.12	Consent

Unless this document expressly provides otherwise, a party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion.

12.13	Equitable relief

The parties acknowledge that a party is entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach or threatened breach by a party of this document, in addition to any other remedies available to them at law or in equity.

12.14	Governing law and dispute resolution

(a)	This document is governed by and is to be construed in accordance with the laws applicable in Hong Kong.

(b)	If a dispute (Dispute) arises out of or relates to this document (including any dispute as to the existence, breach or termination of this document or as to any claim in tort, in equity or pursuant to any statute) a party to the document may only commence arbitration proceedings relating to the Dispute if the procedures set out in clauses 12.14(c) to 12.14(i) have been fulfilled.

(c)	A party to this document claiming the Dispute has arisen under or in relation to this document must give written notice (Dispute Notice) to the other parties to the Dispute specifying the nature of the Dispute.

(d)	On receipt of that notice by the other parties, all the parties to the Dispute (Disputing Parties) must endeavour in good faith to resolve the Dispute expeditiously using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by them.

(e)	If the Disputing Parties do not resolve the Dispute within 28 days of receipt of the Dispute Notice the Dispute shall be determined by way of arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules.

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(f)	The number of arbitrators shall be three and the nationality or residence of the chairman of the arbitral tribunal shall not be the United States, Hong Kong or Macau.

(g)	The arbitral proceedings shall be conducted in the English language and the place of arbitration shall be Hong Kong.

(h)	By agreeing to arbitration pursuant to clause 12.14(e), the parties do not intend to deprive any court of its jurisdiction to issue an interim injunction or other interim relief in aid of the arbitration proceedings, provided that the parties agree that they may seek only such relief as is consistent with their agreement to resolve the Dispute by way of arbitration. Without prejudice to such relief that may be granted by a national court, the arbitral tribunal shall have full authority to grant interim or provisional remedies or to order a party to seek modification or vacation of the relief granted by a national court. For purposes of this clause 12.14(h), the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Hong Kong and any courts which have jurisdiction to hear appeals from those courts and waive any right to object to any proceedings being brought in those courts.

(i)	Any dispute that arises under this document must be resolved in accordance with this clause 12.14.

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Executed as an agreement SIGNED by	)

Lawrence Ho	)
for and on behalf of	)
MCE COTAI INVESTMENTS LIMITED	)	/s/ Lawrence Ho
as its authorised representative	)
with authority from the board	)
in the presence of:

Authorised Representative

Pamela Yeung
Name of witness: Pamela Yeung
Title of witness: Executive Assistant

SIGNED by	)

Lawrence Ho	)
for and on behalf of	)
MELCO CROWN ENTERTAINMENT LIMITED	)	/s/ Lawrence Ho
as its authorised representative	)
with authority from the board	)
in the presence of:

Authorised Representative

Pamela Yeung
Name of witness: Pamela Yeung
Title of witness: Executive Assistant

Signature Pages of the Implementation Agreement

SIGNED by	)

Thomas R. Banks	)
for and on behalf of	)	/s/ Thomas R. Banks
NEW COTAI, LLC	)
as its authorised representative	)
with authority from the board	)
in the presence of:

Authorised Representative

Karla Beauregard
Name of witness: Karla Beauregard
Title of witness: Administrative Assistant

SIGNED by	)

Thomas R. Banks	)
for and on behalf of	)	/s/ Thomas R. Banks
NEW COTAI HOLDINGS, LLC	)
as its authorised representative	)
with authority from the board	)
in the presence of:

Authorised Representative
Karla Beauregard
Name of witness: Karla Beauregard
Title of witness: Administrative Assistant

Signature Pages of the Implementation Agreement

Schedule 1

Common Warranties

1	Capacity and authority

(a)	It has full corporate or limited liability company power and authority to enter into this document and has taken all necessary action to authorise the execution, delivery and performance of this document in accordance with its terms.

(b)	This document constitutes the legally valid and binding obligations of the party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights’ generally and by general principals of equity (regardless of whether enforcement is sought at a proceeding at law or in equity).

(c)	The execution, delivery and performance by the party of this document will not violate any provision of:

(i)	any Law or any order or decree of any Governmental Agency or any state or territory or relevant jurisdiction to which the party is subject;

(ii)	the constitution of the party or equivalent constituent documents; or

(iii)	any other document which is binding on the party and does not and will not result in the creation or imposition of any Encumbrance or restriction of any nature over any of its assets or the acceleration of the date of payment of any obligation existing under any Encumbrance or other document which is binding on the party;

except in the case of clauses (c)(i) and (c)(iii) for any violations that are not material.

(d)	The party is duly formed, incorporated or organised and subsisting under the laws of its place of formation, incorporation or organisation, as applicable.

(e)	The party is duly registered and authorised to do business in those jurisdictions which, by the nature of its business, makes registration or authorisation necessary, except where the failure to be so registered in any such jurisdiction (individually or in aggregate) is not material.

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2	Solvency

No corporate action, legal proceedings or other procedure or step has been taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the party;

(b)	a composition, compromise, assignment or arrangement generally with any creditor of the party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the party or its assets; or

(d)	or any analogous procedure or step in any jurisdiction;

except that, in certain circumstances following the Effective Time, New Cotai Holdings may be required to liquidate its assets and distribute them to its members under the terms of its Limited Liability Company Agreement as it is in effect as at the date of this document.

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Schedule 2

Cyber One Warranties

1	Securities

(a)	New Cotai is the sole legal and beneficial owner of the Cyber One Shares free from all Encumbrances.

(b)	To the knowledge of the New Cotai Parties, the Cyber One Shares comprise forty percent of the Company’s allotted and issued shares and are fully paid or credited as fully paid.

(c)	Except as set forth in the 2006 JV Agreement (which will be terminated by operation of the Settlement Deed) and the Memorandum and Articles of Association of the Company (which will be amended and restated immediately after the Effective Time as provided in this document), there are no options, agreements, or understandings (whether exercisable now or in the future and whether contingent or otherwise) which entitle or may entitle any person to call for the purchase or transfer of any of the Cyber One Shares.

(d)	Except as set forth in the 2006 JV Agreement (which will be terminated by operation of the Settlement Deed) and the Memorandum and Articles of Association of the Company (which will be amended and restated immediately after the Effective Time as provided in this document), none of the New Cotai Parties or any of their Affiliates has any right to be issued with, or call for the transfer of, any securities in any Cyber One Group Company.

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Schedule 3

New Cotai Group Warranties

1	Securities

(a)	New Cotai Holdings is the sole legal and beneficial owner of the Sale Securities free of all Encumbrances (other than restrictions on transfer under applicable securities laws (if any) which do not prohibit the transactions hereunder).

(b)	The Sale Units comprise all of the issued and outstanding securities of New Cotai Entertainment.

(c)	The Sale Shares comprise one quota of MOP1,000 representing one percent of the issued share capital of New Cotai Entertainment Macau, and are fully paid and no money is owing in respect of them.

(d)	The Sale Shares, together with the shares held by New Cotai Entertainment in New Cotai Entertainment Macau, comprise all the issued share capital of New Cotai Entertainment Macau.

(e)	There are no options, agreements, or understandings (whether exercisable now or in the future and whether contingent or otherwise) which entitle or may entitle any person to call for the purchase or transfer of any of the Sale Securities or any other securities in any of the New Cotai Group Companies.

(f)	None of the New Cotai Parties or any of their Affiliates has any right to be issued with, or call for the transfer of, any securities in any New Cotai Group Company.

(g)	New Cotai Holdings and New Cotai Management are the legal and beneficial owners of the Intercompany Loans free of all Encumbrances and all other third party rights (including any options, agreements or understandings, whether exercisable now or in the future and whether contingent or otherwise).

2	Insolvency and Winding Up

No corporate action, legal proceedings or other procedure or step has been taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any New Cotai Group Company;

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(b)	a composition, compromise, assignment or arrangement generally with any creditor of any New Cotai Group Company;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of New Cotai Group Company or any of its assets; or

(d)	or any analogous procedure or step in any jurisdiction,

except that, in certain circumstances following the Effective Time, New Cotai Holdings may be required to liquidate its assets and distribute them to its members under the terms of its Limited Liability Company Agreement in effect as at the date of this document.

3	Corporate information

3.1	Incorporation and existence

Each New Cotai Group Company:

(a)	is duly formed or incorporated and subsisting under the laws of its place of formation or incorporation, as applicable;

(b)	is duly registered and authorised to do business in those jurisdictions which, by the nature of its business, makes registration or authorisation necessary, except where the failure to be so registered or authorized in any such jurisdiction is not material to such New Cotai Group Company; and

(c)	has full corporate or limited liability company power to own its assets and its business and to carry on business as it is currently conducted.

3.2	Group details

(a)	The information set forth on Schedule 8 is true and complete in all material respects.

(b)	No New Cotai Group Company has an interest in, or has agreed to acquire an interest in, any securities of any body corporate other than New Cotai Entertainment’s interest in New Cotai Entertainment Macau.

(c)	There is no Encumbrance and there is no agreement, arrangement or obligation to create an Encumbrance in relation to any securities in any New Cotai Group Company or to issue any securities in any New Cotai Group Company.

3.3	Related Party Transactions

Other than the Intercompany Loans, the MOU (which will be terminated with effect from the Cyber One Completion) and employment-related agreements (details of which are disclosed in the Disclosure Materials), there are no agreements among any New Cotai Group Company (on one hand) and any of the New Cotai Parties, their respective Affiliates, or any of their directors, officers, employees or agents (on the other).

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3.4	Brokerage

No person is entitled to recover from New Cotai Holdings any brokerage, fee or commission in relation to this document or any transaction contemplated by this document.

4	New Cotai Accounts

4.1	New Cotai Accounts

(a)	The New Cotai Accounts were prepared in accordance with GAAP, subject to the absence of footnote disclosures, and, except as described therein, have been prepared on a basis consistent in all material respects with the practices and procedures applied by New Cotai Holdings in the past three years.

(b)	The New Cotai Accounts fairly present in all material respects the financial condition and operating results of each New Cotai Group Company at the relevant Accounts Date and for the period ended on the relevant Accounts Date.

(c)	All the accounting records of each New Cotai Group Company are in the possession of the New Cotai Group Companies, New Cotai Holdings or New Cotai Management.

(d)	As at the date of this document, the New Cotai Group has no money on deposit with financial institutions and no bank accounts.

4.2	Since the Last Accounts Date

Since the Last Accounts Date the business of each New Cotai Group Company has been carried on in the usual course (other than in connection with this document and the transactions contemplated hereby) and no New Cotai Group Company has (other than in connection with this document and the transactions contemplated hereby):

(a)	acquired or disposed of, or agreed to acquire or dispose of, any material asset with a value in excess of US$50,000;

(b)	assumed or incurred, or agreed to assume or incur, any material liability, expenditure or obligation in excess of US$50,000 other than expenses incurred in the ordinary course of business or in connection with the Shareholder Litigation (which, in the case of expenses incurred in connection with the Shareholder Litigation, will be satisfied and discharged in full at or prior to the Effective Time by New Cotai Holdings);

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(c)	entered into any agreements or commitments having an aggregate value in excess of US$50,000; or

(d)	paid any dividend or made any distribution.

5	Assets and Liabilities

5.1	Ownership

(a)	All of the assets of each New Cotai Group Company reflected in the New Cotai Accounts are legally and beneficially owned by the relevant New Cotai Group Company free of all Encumbrances (other than Permitted Encumbrances).

(b)	All of the assets of each New Cotai Group Company reflected in the New Cotai Accounts are fully paid for.

(c)	No New Cotai Group Company has any liability under any lease, rental or occupancy agreement, instalment or conditional sale agreement or other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any of its assets.

(d)	Other than this document and the other Transaction Documents, there are no options or other agreements outstanding which provide for the sale, transfer or lease to any person of or the right to require the creation of any mortgage, charge, pledge, lien or other security or encumbrance over any business or assets of any New Cotai Group Company.

5.2	Intellectual Property

(a)	The Disclosure Materials contain correct and compete copies of all material agreements and material licenses under which the New Cotai Group Companies have the right to use any Intellectual Property Rights (Third Party Rights) other than Third Party Rights related to readily available commercial software.

(b)	The Third Party Rights comprise all of the material Intellectual Property Rights used or required to be used in the business of the New Cotai Group as it is conducted as at the date of this document and as it is currently expected to be conducted at the Effective Time.

(c)	No New Cotai Group Company:

(i)	has received any notice in writing that any New Cotai Group Company is or has infringed the Intellectual Property Rights of any person; or

(ii)	is, to the knowledge of the New Cotai Parties, materially infringing any of the Intellectual Property Rights of any third party.

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5.3	Indebtedness

(a)	No New Cotai Group Company owes any money to, or has borrowed any money from, any person other than (i) trade creditors in the ordinary course of business, (ii) in connection with reimbursable business expenses incurred in the ordinary course of business, (iii) in connection with the Intercompany Loans (which will be assigned to the Company at the Effective Time) and (iv) in connection with the Shareholder Litigation (which will be satisfied and discharged in full at or prior to the Effective Time by New Cotai Holdings).

(b)	No New Cotai Group Company has any liability to secure, or otherwise incur obligations with respect to, indebtedness of a third party.

5.4	Real Property

No New Cotai Group Company owns any real property or leases, occupies, or licences, or has entered into any agreement to lease, licence or occupy any real property other than pursuant to the Option Deed or the MOU (which will be terminated by operation of the Settlement Deed).

6	Tax

(a)	The New Cotai Accounts contain adequate provision in accordance with GAAP for all taxation liable to be assessed on each New Cotai Group Company for the accounting period ended on the relevant Accounts Date and all contingent liabilities for taxation have been provided for or disclosed in the New Cotai Accounts to the extent required by GAAP.

(b)	All material returns, reports and declarations (collectively, the Returns) of each New Cotai Group Company made for taxation purposes have been duly filed, and none of the Returns is subject to any dispute of any type and, to the knowledge of the New Cotai Parties, there is no matter which would reasonably be expected to result in any such dispute.

(c)	Each New Cotai Group Company has paid all taxation for which it is liable on the due date for payment.

(d)	New Cotai Entertainment Macau is resident for tax purposes only in the place in which it was incorporated.

(e)	None of the physical register of members or unit holders (as the case may be) and the physical branch register of members/unit holders (if any) for each New Cotai Group Company has been kept in Hong Kong.

7	Material agreements

(a)	The Disclosure Materials contain a true and complete copy of all material contracts to which any New Cotai Group Company is a party and which have not been fully performed at the Effective Time (Contract).

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(b)	No New Cotai Group Company is in breach of any Contract, nor would it be in breach of any Contract, but for the requirements of notice or lapse of time, except for any breach that (individually or in aggregate) would not reasonably be expected to have a material adverse effect on the business, financial condition or assets of such New Cotai Group Company.

(c)	No New Cotai Group Company has received any written notice which may adversely affect in any material respect any of its rights in respect of any Contract.

(d)	Except for offers, tenders and quotations made in the ordinary course of business, no New Cotai Group Company has made any offers, tenders or quotations which are:

(iii)	outstanding; and

(iv)	capable of acceptance by a third party,

which would give rise to a contractual obligation binding on and material to the relevant company.

8	Employees

(a)	No New Cotai Group Company has any employees or consultants other than David Friedman and Walter Power, whose employment terms are as set out in their respective employment agreements, which are part of the Disclosure Materials and will cease or be terminated on the Effective Time and with effect from that time no New Cotai Group Company will have any liability to any such person.

(b)	There is not in existence any employment contract between a New Cotai Group Company and any person which has been terminated but which is capable of being revived or enforced or in respect of which a New Cotai Group Company has any continuing obligation.

(c)	There are no amounts owing by any New Cotai Group Company to any present or former director or employee of a New Cotai Group Company and no New Cotai Group Company has incurred any liabilities arising from the termination of any employment contract or consultancy agreement, in each case, that will not be fully satisfied and discharged at the Effective Time (other than amounts owed by New Cotai Holdings to each of David Friedman and Walt Power and which are payable by New Cotai Holdings to each of them in accordance with the terms of their employment separation agreements).

(d)	No New Cotai Group Company is a party to any industrial agreements with any union.

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(e)	There is no existing or, to the knowledge of the New Cotai Parties, threatened claim or litigation against any New Cotai Group Company by any employee engaged by any New Cotai Group Company.

(f)	Other than pursuant to legal requirements in Macau, there are no retirement benefit schemes, pension schemes or other pension arrangements (whether legally enforceable or not) relating to the employees of the New Cotai Group Companies to which contributions are made by any New Cotai Group Company.

(g)	The New Cotai Group Companies are not liable to pay any pension benefit or other allowance or deferred retirement compensation to any person.

9	Permits, litigation and compliance with Law

9.1	Permits

(a)	Each New Cotai Group Company has obtained and complied in all material respects with the terms of all material Permits required by it for the conduct of its activities from time to time and all such Permits in effect as of the date of this document are valid and subsisting.

(b)	No New Cotai Group Company has received written notice of any breach of any material Permit, or is in breach of the material terms of any such Permits.

(c)	To the knowledge of the New Cotai Parties, there are no facts or circumstances indicating that any of the material Permits held by a New Cotai Group Company would or might be revoked, suspended, cancelled, varied or not renewed.

9.2	Litigation and investigations

(a)	Other than the Shareholder Litigation (which will be settled in full by operation of the Settlement Deed), no New Cotai Group Company is a party, or has during the 3 years ending on the date of this document been a party, in any claim, action, suit, litigation or arbitration proceedings.

(b)	Other than the Shareholder Litigation (which will be settled in full by operation of the Settlement Deed) and any other claim, action, suit, litigation or arbitration proceedings involving East Asia and/or any of its Affiliates and arising from the same set of facts and circumstances, to the knowledge of the New Cotai Parties, no New Cotai Group Company has received any notice in writing threatening any claim, action or arbitration proceedings.

(c)	There is no unsatisfied order or award outstanding against any New Cotai Group Company.

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(d)	There are no governmental or other investigations or enquiries concerning any New Cotai Group Company and, to the knowledge of the New Cotai Parties, there are no circumstances which are reasonably likely to give rise to any such investigations or enquiries.

9.3	Compliance with Law

Each New Cotai Group Company has at all times complied in all material respects with Law.

10	Constitution, registers etc.

10.1	Records

All of the Business Records of each New Cotai Croup Company are in the possession of the New Cotai Group Companies, New Cotai Holdings or New Cotai Management and are accurate and up to date in all material respects.

10.2	Constituent documents

(a)	The Disclosure Materials contain complete and accurate copies of the memorandum and articles of association of each New Cotai Group Company or other constituent documents (as applicable).

(b)	Each New Cotai Group Company has at all times carried on its business and affairs in all material respects in accordance with its constituent documents.

10.3	Delivery of documents

All documents required to be delivered by each New Cotai Group Company to a governmental or other authority in any jurisdiction in which it carries on business have been properly prepared and delivered, except where the failure to prepare or deliver any such documents (individually or in aggregate) would not reasonably be expected to have a material adverse effect on the business, financial condition or assets of such New Cotai Group Company.

10.4	Powers of attorney and authorities

There is no material power of attorney or other authority given by any New Cotai Group Company in force.

11	Information

None of the information set out in the Disclosure Materials is, to the knowledge of the New Cotai Parties, inaccurate or misleading in any material respect.

47

Schedule 4

Completion Items

Consist of the following:

(a)	New Cotai Entertainment board resolutions in the form set out in annexure L.

(b)	New Cotai Holdings board resolution in the form set out in annexure L.

(c)	The Company board resolution in the form set out in annexure L.

(d)	Resignation letter for all directors in New Cotai Entertainment Macau effective as of Effective Time, duly notarised by a Macau Notary in the form set out in annexure L.

(e)	Resignation letter of the Secretary of New Cotai Entertainment Macau effective as of Effective Time, duly notarised by a Macau Notary in the form set out in annexure L.

(f)	Resignation letter of the New Cotai appointed directors’ in PropCo duly notarised by a Macau Notary in the form set out in annexure L.

48

Schedule 5

[Intentionally omitted]

49

Schedule 6

Prohibited actions

(a)	Create, allot, issue, acquire, repay or redeem or buy back any of its securities or acquire, an interest in securities of any body corporate.

(b)	Amalgamate, merge or consolidate any New Cotai Group Company or Cyber One Group Company with any other entity.

(c)	Enter into any transaction with the Oaktree Funds, the Silver Point Funds, New Cotai, New Cotai Holdings or any of their respective Affiliates, directors, officers or employees other than those transactions contemplated by this document, the Settlement Deed, and the Mutual Waiver and Consent Agreement and, solely with respect to the New Cotai Group Companies, other than those transactions that are for the benefit of the New Cotai Group Companies or do not survive the Effective Time (including with respect to any liabilities or obligations created under those transactions).

(d)	Carry on business other than in the usual course.

(e)	Make any capital or operational expenditure in excess of US$20,000 other than Permitted Payments.

(f)	Make any tax election.

(g)	Acquire or dispose of any asset with a value in excess of US$20,000 or assume or incur any liability, expenditure or obligation in excess of US$20,000.

(h)	Enter into any agreement or commitment having an aggregate value in excess of US$20,000.

(i)	Declare, pay or make any dividend or distribution.

(j)	Amend in any material respect the terms of any borrowing or indebtedness in the nature of borrowing or create or incur any borrowing or indebtedness in the nature of borrowing.

(k)	Create any Third Party Right over any of its assets or redeem any existing Third-Party Right over any of its assets.

(l)	Give any guarantee, indemnity or other agreement to secure, or otherwise incur financial obligations with respect to, indebtedness of a third party.

(m)	Enter into any contract of employment with any employee or contractor (or amend the terms of employment of any such person).

50

(n)	Institute, compromise or settle any litigation, arbitration or other dispute proceedings having a value in excess of US$20,000 except as contemplated by the Transaction Documents.

(o)	Terminate, settle or compromise any W Agreement or Design and Construct Contract except in accordance with clause 2.2.

(p)	Alter any of its constituent documents.

(q)	Agree to do any of the above.

51

Schedule 7

Limitations

1	Time Limits

(a)	New Cotai Holdings and New Cotai (as applicable) will not be liable in respect of a Relevant Claim for a breach of Warranty unless:

(i)	in the case of a Relevant Claim for a breach of the New Cotai Group Warranties (other than Fundamental Warranties), notice in accordance with clause 8.5(b) is provided by MCE or MCE Cotai to New Cotai Holdings on or before the date which is 18 months after the Effective Time;

(ii)	in the case of a Relevant Claim for breach of the Fundamental Warranties, notice in accordance with clause 8.5(b) is provided by MCE or MCE Cotai to New Cotai Holdings on or before the date which is four years after the Effective Time; and

(iii)	in the case of a Relevant Claim for breach of the Common Warranties or the Cyber One Warranties, notice in accordance with clause 8.5(b) is provided by MCE or MCE Cotai to New Cotai on or before the date which is four years from the Effective Time.

(b)	A Relevant Claim for a breach of Warranty will be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect of that claim have been commenced within six months of the giving of notice of the Relevant Claim under paragraph 1(a).

2	Upper Limits

The maximum aggregate liability of New Cotai Holdings and New Cotai for all Losses in respect of Relevant Claims for a breach of Warranty and any other Losses incurred by MCE or MCE Cotai in respect of any breach of this document shall not exceed (in aggregate) (i) in the case of Relevant Claims for breach of Warranties (other than Fundamental Warranties and Cyber One Warranties) US$30 million, and (ii) in the case of Relevant Claims for breach of any other provision of this document by New Cotai Holdings or New Cotai, or in respect of any other Losses incurred by MCE or MCE Cotai in respect hereof, US$100 million (provided that, Losses in excess of US$50 million will only be payable by New Cotai Holdings and New Cotai to the extent of amounts actually paid by MCE to New Cotai Holdings under clauses 6.1(a)(ii) and 6.1(a)(iii), at which time the applicable portion of such Losses shall be immediately due and payable).

52

3	Lower Limits

(a)	New Cotai Holdings is not liable for Losses in respect of Relevant Claims for breach of Warranty unless (i) the amount of Losses in respect of any particular Relevant Claim exceeds US$50,000 (Threshold) and (ii) the aggregate amount of Losses in respect of all Relevant Claims exceeds US$5,000,000 (Deductible), at which time New Cotai Holdings shall only be liable for all such Losses (subject to the Threshold) in excess of the Deductible.

(b)	For the avoidance of doubt, the limitations in paragraph 3(a) do not apply to any Relevant Claim for breach of the Cyber One Warranties or Fundamental Warranties.

4	Double Claims

If the same fact, matter, event or circumstance gives rise to more than one Relevant Claim for a breach of Warranty, MCE or MCE Cotai shall not be entitled to recover more than once in respect of such fact, matter, event or circumstance.

5	Remediable Breaches

(a)	Subject to paragraph 5(b), New Cotai Holdings and New Cotai will not be liable for a Relevant Claim to the extent that the fact, matter, event or circumstance giving rise to such Relevant Claim is remediable and is remedied to the reasonable satisfaction of MCE by or at the expense of New Cotai Holdings or New Cotai within 15 Business Days of the date on which notice is given to New Cotai Holdings and New Cotai under paragraph 1(a) above.

(b)	Paragraph 5(a) does not apply to any Relevant Claim for a breach by New Cotai Holdings or New Cotai of any of their obligations as at the Effective Time.

6	Specific Limitation

New Cotai Holdings and New Cotai will not be liable in respect of a Relevant Claim to the extent that the matter giving rise to the Relevant Claim relates to an amount for which any New Cotai Group Company or any Cyber One Group Company has a right of recovery against, or an indemnity from, a person other than a New Cotai Party, as applicable, whether under a provision of applicable law, insurance policy or otherwise howsoever (but then only in respect of the amount actually recovered).

53

7	Mitigation

(a)	Nothing in this schedule 7 (except paragraph 7(b)) shall have the effect of limiting or restricting the general obligation of MCE or MCE Cotai and each Cyber One Group Company at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Relevant Claim.

(b)	Paragraph 7(a) does not apply to any Relevant Claim for a breach by New Cotai Holdings or New Cotai of any of the obligations required to be performed by them at the Effective Time.

8	General

Nothing in this schedule 7 shall have the effect of limiting or restricting any liability of New Cotai Holdings or New Cotai in respect of a Relevant Claim for a breach of Warranty arising as a result of any fraud.

54

Schedule 8

New Cotai Group Companies

New Cotai Entertainment

Place of organisation:	Delaware

Number of registration:	4131818

Address of registered office:	National Corporate Research, Ltd, 615
South DuPont Highway Dover, DE 19901
County of Kent, Delaware, USA

Managers:	Michael Gatto, Thomas Banks, Shawn
Creedon, Melissa Obegi, David Friedman

Issued units:	100 units

Unit holder:	New Cotai Holdings, LLC

New Cotai Entertainment Macau

Place of incorporation:	Macau

Number of registration:	27610

Address of registered office:	Avenida da Praia Grande, n. 429, Edifício
Centro Comercial da Praia Grande, 25.o
andar, Macau

Directors*:	Vitaly Umansky, David Friedman

Secretary*:	Robert Barry Goldberg

Authorised share capital:	MOP 100,000.00

Issued share capital:	MOP 100,000.00

Shareholders:	New Cotai Holdings, LLC (MOP 1,000.00);
New Cotai Entertainment, LLC (MOP
99,000.00

*	It is anticipated that Thomas Banks will be appointed as a director and the secretary of New Cotai Entertainment Macau effective shortly after the date of this document (and in any event prior to the Effective Time), and that Mr. Goldberg would resign as secretary at such time.

55

Schedule 9

MCE Warranties

1	Securities

As at the Effective Time, but subject to the terms and conditions of the Cyber One Sale Agreement, MCE Cotai will have acquired all of the shares held by East Asia in the Company, free of all Encumbrances.

2	Subconcession

(a)	The Specified Affiliate is a party to the trilateral agreement dated 8 September 2006 (MCE Subconcession) entered into by and between the Macau government, Wynn Resorts (Macau), S.A. (Wynn Macau) (as concessionaire for the operation of casino games of chance and other casino games in Macau, under the terms of a concession contract dated 24 June 2002 between Macau and Wynn Macau, as amended on 8 September 2006) and the Specified Affiliate pursuant to which the Specified Affiliate is authorised to operate games of fortune and chance in casino in Macau.

(b)	To the best of knowledge of MCE, the MCE Subconcession is in full force and effect and has not been revoked, suspended, cancelled, rescinded or terminated and has not expired, and the Specified Affiliate is in compliance in all material respects with the terms thereof.

3	Cyber One Sale Agreement

Subject to the terms and conditions of the Cyber One Sale Agreement, upon Cyber One Completion, East Asia will not own any direct or indirect interest in any of the shares in the Company.

56

Schedule 10

Bank Account

Accountholder	Name of Bank	Type of account	Account Number
Macao Studio City	Hang Seng	Current	773-408091-001
(Hong Kong) Limited	Bank	account
Macao Studio City	Hang Seng	Savings	773-408091-668
(Hong Kong) Limited	Bank	account
Macao Studio City	Hang Seng	Savings	773-408091-669
(Hong Kong) Limited	Bank	account
Macao Studio City	Hang Seng	Savings	773-408091-670
(Hong Kong) Limited	Bank	account
Macao Studio City	Hang Seng	Current	773-408091-222
(Hong Kong) Limited	Bank	account
Macao Studio City	Hang Seng	Savings	773-408091-201
(Hong Kong) Limited	Bank	account
	Bank of China	Current	01-112-384790-7
(East Asia-Televisao	Macau Branch	account
Por Satelite, Limitada)
	Bank of China	Savings	01-11-10-142284
(East Asia-Televisao	Macau Branch	account
Por Satelite, Limitada)
	Bank of China	Current	01-012-078866-9
(East Asia-Televisao	Macau Branch	account
Por Satelite, Limitada)
	Bank of China	Savings	01-01-10-066764
(East Asia-Televisao	Macau Branch	account
Por Satelite, Limitada)
	Tai Fung Bank	Current	113-1-00661-5
(East Asia-Televisao		account
Por Satelite, Limitada)
	Tai Fung Bank	Savings	113-2-04731-5
(East Asia-Televisao		account
Por Satelite, Limitada)
	Tai Fung Bank	Current	213-1-00520-2
(East Asia-Televisao Por Satelite, Limitada)		account

57

Annexure A

Data Room Index

58

IMPLEMENTATION AGREEMENT - DATA ROOM INDEX

TITLE

I.	Casino Design

1	001 2007-11-13_BOOK_High_Limit_Casino_Present.pdf
2	002 PSDG Casino Design Presentation.pdf

II.	Joint Venture Documents

1	003 Entertainment Use of Commercial Space Option Deed.pdf (Option Deed)
2	004 Consent of New Cotai Entertainment LLC dated 6-12-06.pdf
3	005 Announcement re signing of Share Purchase Agreement.pdf
4	Cyber One Memorandum and Articles of Association dated 8-05-07 (Clifford Chance Doc. # 1.01.02)
5	JV Agreement (Clifford Chance Doc. # 1.01.04)
6	JV Agreement annexing final form of Share Purchase Agreement between, inter alios, CapitalLand, East and eSun dated 03 December 2007 (Clifford Chance Doc. # 1.01.05)
7	Letter from the DSSOPT to PropCo dated 13 January 2009 (Clifford Chance Doc. # 9.01.23)
8	Letter from Dr. Alves to Director Carion dated 27 April 2009 (Clifford Chance Doc. # 9.01.23.01)
9	Memorandum of meeting from Direction Carion to Dr. Alves dated 08 May 2009 (Clifford Chance Doc. #
9.01.23.02)
10	Letter from eSun to the Chief Executive of the Macau Government dated 10 March 2010 (Clifford Chance
Doc. # 9.01.25)
11	Letter from New Cotai to the Chief Executive of the Macau Government dated 13 April 2010 (Clifford
Chance Doc. # 9.01.26)
12	Letter from Macau Government to PropCo dated 14 April 2010 (Clifford Chance Doc. # 9.01.26.01)
13	Letter from New Cotai to Director Carion (Clifford Chance Doc. # 9.01.26.02)
14	Letter from East to Director Carion dated 17 May 2010 (Clifford Chance Doc. # 9.01.26.03)
15	Letter from East to the Chief Executive of the Macau Government 20 September 2010 (Clifford Chance
Doc. # 9.01.27)
16	Letter from New Cotai to the Chief Executive of the Macau Government dated 27 September 2010
(Clifford Chance Doc. # 9.01.28)
17	Share Purchase Agreement dated 04 Auguest 2006 (together with a copy of Letter of Restatement by way of acknowledgement 04 December 2006) (Clifford Change Doc. # 1.01.07)
18	Side Agreement to Share Purchase Agreement dated May 2006 (Clifford Change Doc. # 1.01.08)
19	Side Letter to Share Purchase Agreement dated 12 April 2006 (Clifford Change Doc. # 1.01.09)

III.	Employment Contracts

1	006 David Friedman — Macau Employment Contract.pdf
2	007 David Friedman — Side Agreement.pdf
3	008 Walt Power — Assignment and Assumption Agreement.pdf
4	009 Walt Power — Employment Contract.pdf

IV.	Equity Incentive Plan Grants

1	010 Award Agreement for Walter Power.pdf
2	011 Macao Tax Filing re Award Agreement for Walter Power.pdf

V.	Financials

1	012 2008_NCE (Macao)_Financials_draft.pdf
2	013 2009_NCE (Del)_Financials_draft.pdf
3	014 2009_NCE (Macao)_Financials_draft.pdf

4	015 2010_NCE (Del)_Financials_draft.pdf
5	016 2010_NCE (Macao)_Financials_draft.pdf
6	017 2008_NCE (Del)_Financials_draft.pdf

VI.	List of Directors and Officers

1	018 List of Managers, Directors and Officers.pdf

VII.	Memorandum of Understanding

1	019 Memorandum of Understanding.pdf (MOU)
2	020 Amendment to Memorandum of Understanding.pdf (to MOU)
3	021 Letter to Linklaters of 16 Oct 08 Enclosing Notice of Termination.pdf
4	022 Letter to Linklaters of 16 Oct 08.pdf

VIII.	Miscellaneous

1	023 Barclays — Confidentiality Agreement.pdf
2	024 Yim — Confidentiality Agreement.pdf
3	025 New Cotai Entertainment — PSDG Authorization to Proceed.pdf
4	026 Trademark Registration.pdf

IX.	MPBL Transaction

1	027 MPBL — Approval (Translated).pdf
2	028 MPBL — DICJ Approval.pdf
3	029 MPBL — Services Agreement.pdf (Original).pdf (Casino Management Agreement)
4	030 MPBL — Services Agreement (signature pages).pdf (Casino Management Agreement)
5	031 MPBL — Services Agreement (Translated).pdf (Casino Management Agreement)
6	032 MPBL — Exhibit C of Services Agreement.pdf (of Casino Management Agreement)

X.	New Cotai Entertainment (Macau) Limited

1	033 New Cotai Entertainment (Macau) Limited — Company Registration.pdf
2	034 English Translation of the Company Registry.pdf
3	035 Declaration (Umansky).pdf
4	036 Resignation Letters (Moross and Vora).pdf
5	037 Translation of Commercial Certificate.pdf
6	Robert Goldberg resignation as Director — 29 April 2011
7	Robert Goldberg resignation as Director — 13 June 2011

XI.	New Cotai Entertainment, LLC

1	038 New Cotai Entertainment LLC Agreement — 12 June 2006.pdf
2	039 New Cotai Entertainment, LLC — Certificate of Formation.pdf
3	Robert Goldberg resignation as Manager — 29 April 2011
4	Appointment of Michael Gatto, Thomas Banks, Shawn Creedon and Melissa Obegi as Managers — 24 May 2011
5	Appointment of Michael Gatto and Thomas Banks as Authorized Representatives — 8 June 2011

XII.	Resolutions

1	040 NCE Baker Resignation — 28 June 2007.pdf
2	041 NCE Gatto Resignation — 28 June 2007.pdf
3	042 NCE Moross Resignation — 28 June 2007.pdf

4	043 NCE Vora Resignation — 28 June 2007.pdf
5	044 NCE Macau Shareholder Resolution — 28 June 2007.pdf
6	045 NCE Resolution of Board of Managers — 6 December 2006.pdf
7	046 NCE Resolution of Board of Managers — 7 April 2006.pdf
8	047 NCE Resolution of Board of Managers — 27 June 2007.pdf
9	048 NCE Resolution of Board of Managers — 28 June 2007.pdf
10	049 NCE Shareholder Resolution — 28 June 2007.pdf
11	050 NCE Macau Shareholder Resolution — 25 March 2008.pdf

XIII.	Tax Filings for New Cotai Entertainment (Macau) Limited

1	051 2007_Form 8858 (IRS)_NCE Macao.pdf
2	052 2008_Form 8858 (IRS)_NCE Macao.pdf
3	053 2009_Form 8858 (IRS)_NCE Macao.pdf
4	054 M1_Complementary Tax 2007.pdf
5	055 New Cotai Entertainment (Macau) Limited — Form 8832.pdf
6	056 New Cotai Entertainment (Macau) Limited EIN.pdf

XIV.	Tax Notices

1	057 NCE_MACAU_COMPLIMENTARY TAX (PROFIT TAX)_2007_NOTICE.pdf
2	058 NCE_MACAU_COMPLIMENTARY TAX (PROFIT TAX)_2008_M1 FORM.pdf
3	059 NCE_MACAU_COMPLIMENTARY TAX (PROFIT TAX)_2008_NOTICE.pdf
4	060 NCE_MACAU_COMPLIMENTARY TAX (PROFIT TAX)_2009_M1 FORM.pdf
5	061 NCE_MACAU_COMPLIMENTARY TAX (PROFIT TAX)_2009_NOTICE.pdf
6	062 NCE_MACAU_COMPLIMENTARY TAX (PROFIT TAX)_2010_M1 FORM.pdf
7	063 NCE_MACAU_INDUSTRIAL TAX_2007_M1.pdf
8	064 NCE_MACAU_INDUSTRIAL TAX_2008_NOTICE_7 JAN 08.pdf
9	065 NCE_MACAU_INDUSTRIAL TAX_2009_NOTICE_9 JAN 09.pdf
10	066 NCE_MACAU_INDUSTRIAL TAX_2010_NOTICE_8 JAN 10.pdf
11	067 NCE_MACAU_INDUSTRIAL TAX_2011_NOTICE_7 JAN 11 (TRANSLATION).pdf
12	068 NCE_MACAU_INDUSTRIAL TAX_2011_NOTICE_7 JAN 11.pdf
13	069 NCE_MACAU_COMPLIMENTARY TAX (PROFIT TAX)_2009_NOTICE_TRANSLATION.pdf

XV.	Other

1	Response to ‘Preliminary Enquiries’ in regard to NCE and NCE (Macau)
2	Response to ‘Project Eagle: New Cotai Q&A - Legal’
3	E-mail sent 22 April 2011 regarding ‘RE: Project Eagle - Further Due Diligence Q&A’
4	E-mail sent 26 April 2011 regarding ‘RE: Project Eagle - Further Due Diligence Q&A’
5	New Cotai Entertainment Macau has not yet fulfilled its obligations set forth in the letter from the Director of the DICJ dated 25 April 2007 regarding the Casino Management Agreement.
6	In certain circumstances following the Effective Time, New Cotai Holdings may be required to liquidate its assets and distribute them to its members under the terms of its Limited Liability Company Agreement as it is in effect as at the date of the Implementation Agreement.
7	All claims, actions, suits, litigation and/or arbitration proceedings related to the Shareholder Litigation. All such claims, actions, suits, litigation and/or arbitration proceedings will be dismissed by operation of the Settlemend Deed.
8	East Asia has claimed (among other things) that New Cotai has not fully paid East Asia for the Cyber One shares purchased by New Cotai. This claim will be dismissed by operation of the Settlement Deed.
9	East Asia and certain of its affiliates have threatened, among other things, to bring additional claims, actions, suits, litigation and/or arbitration proceedings arising from the same facts and circumstances as the Shareholder Litigation in additional jurisdictions. Any such additional claims, actions, suits, litigation and/or arbitration proceedings, if brought, would be dismissed (or barred, as applicable) by operation of the Settlement Deed.
10	New Cotai Holdings, LLC LLC Agreement — 28 November 2007
11	Separation and General Release Agreement between New Cotai Holdings, LLC and David Friedman - (execution version)

12	Transaction Agreement between New Cotai Holdings, LLC and David Friedman (execution version)
13	Sea Development Transaction Agreement between New Cotai Holdings, LLC and Sea Development (execution version)
14	Action by Written Consent of the Members of New Cotai Holdings, LLC — 15 June 2011 (execution version)
15	Separation and General Release Agreement between New Cotai Holdings, LLC and Walt Power (execution version)

Annexure B

Design and Construct Contracts

	Company	Contract

1	ABB (Hong Kong) Limited	Letter from RDL Asia Limited to ABB (Hong Kong) Limited dated 8 June 2007 / Agreement and Schedule of Conditions of Building Contract for use in Hong Kong Special Administrative Region between East Asia Satellite Television Limited and ABB (Hong Kong) Limited (undated and unexecuted).

2	Aconex (HK) Limited	Services Order from Cyber One Agents Limited to Aconex (HK) Limited dated 31 March 2008 for Aconex to provide, maintain and vision of training & data conversion by Aconex System.

3	Arup Communications	Letter from Cyber One Agents Limited to Arup Communications dated 11 June 2007

4	Asia Engineering Services Ltd (Jaya Jesudason’s company prior to joining Melco-Crown (COD) Development Ltd in 2006/2007)	Consultancy services for developing project management options (incomplete set of contract agreements provided (missing acceptance/authorisation documentation))

5	Bates Asia Hong Kong Limited	Service Agreement between East Asia Satellite Television Limited and Bates Asia Hong Kong Limited dated 1 September 2006 for marketing, branding and public relations services / Addendum #1 to Service Agreement dated 13 March 2007 between Bates Asia Hong Kong Limited, East Asia Satellite Television Limited and Bestwood Enterprises Limited / Addendum #2 to Service Agreement dated 1 June 2007 between Bates Asia Hong Kong Limited and Bestwood Enterprises Limited / Addendum #3 to Service Agreement dated 1 November 2008 between Bates Asia Hong Kong Limited, East Asia Satellite Television Limited and Macao Studio City (Hong Kong) Limited

6	Benaim (China) Limited	Letter dated from Cyber One Agents Limited to Benaim (China) Limited 16 October 2007 for Consultancy Services for Preliminary Peer Review of Geotechnical & Structural System.

7	Benoy Ltd	Consultant’s Deed of Engagement dated 11 March 2008 between Cyber One Agents Limited and Benoy Limited for retail component interior design consultant services.

59

	Company	Contract

8	CAD International, Inc	Consultant’s Deed of Engagement between East Asia Satellite Television Limited and CAD International, Inc (as amended) dated 10 January 2008 for W Hotel Interior Designer.

9	Cairncross Martin Limited	Consultant’s Deed of Engagement dated 4 February 2008 between East Asia Satellite Television Limited and Cairncross Martin Limited for FF&E and OS&E procurement services provider / Letter dated 29 May 2008 from East Asia Satellite Television Limited to Cairncross Martin Limited / Letter dated 9 October 2008 from East Asia Satellite Television Limited to Cairncross Martin Limited

10	Davis Langdon & Seah (Quantity Surveyor)	Consultant’s deed of engagement dated 20 June 2007 between East Asia-Televisao por Satelite Limitada and Davis Langdon & Seah Macau Limited and amended by letters dated 3 December 2008, 22 June 2009 and 3 May 2010

11	EWA Project Consultants (Statutory Architect)	Letter from Cyber One Agents Limited to EWA Project Consultants Ltd dated 15 December 2006

12	Food Services Consultants, Ltd	Letter from Food Services Consultants, Ltd to Cyber One Agents Limited dated 5 March 2007/Letter from Cyber One Agents Limited to Food Services Consultants, Ltd dated 23 March 2007/ Letter from Food Services Consultants, Ltd to Macau Studio City dated 2 May 2007 for kitchen design services.

13	Food Services Consultants, Ltd	Letter from Cyber One Agents Limited to Food Service Consultants, Ltd dated 18 July 2007 for additional services

14	Francis Krahe & Associates	Letter from Cyber One Agents Limited to Francis Krahe & Associates dated 14 December 2006 for Lighting Design Services / Agreement between Cyber One Agents Limited and Francis Krahe & Associates Inc dated 15 December 2006

15	Francis Krahe & Associates	Consultant’s Deed of Engagement dated 24 July 2007 between East Asia Satellite Television Limited and Francis Krahe & Associates Inc for lighting consultant and designer / Letter dated 17 June 2008 from Cyber One Agents Limited to Francis Krahe & Associates Inc for additional service – exterior lighting design

16	Francis Krahe & Associates	Consultant’s Deed of Engagement dated 18 January 2008 between East Asia Satellite Television Limited and Francis Krahe & Associates Inc for retail mall interior lighting consultant and designer

17	Franklin & Andrews (Hong Kong) Limited	Letter from Cyber One Agents Limited to Franklin & Andrews (Hong Kong) Limited dated 14 March 2007

18	Geomatic Surveyors Limited	Letter from East Asia Satellite Television Limited to Geomatic Surveyors Limited dated 1 September 2008 to conduct Topographic & Existing Condition Survey.

60

	Company	Contract

19	Grey Wong & Associates Limited	Letter from East Asia Satellite Television to Grey Wong & Associates Limited dated 14 August 2009 for the Provision of Consultancy Services for Contractor’s Remedial Proposal Structural Safety Assessment for Column Reinforcement Starter Bars.

20	HBA International	Letter from Cyber One Agents Limited to HBA International dated 28 January 2008 for Consultancy Service for Concept Phase Interior Design, Tang Hotel

21	Hill & Associates	Letter from Cyber One Agents Limited to Hill & Associates Limited dated 31 August 2007 for Site Security Consultancy Service

22	Hill & Associates	Letter from Cyber One Agents Limited to Hill & Associates dated 12 June 2007 for Security Consultancy Service

23	IPP Consulting (Asia) Limited	Letter from Cyber One Agents Limited to IPP Consulting (Asia) Limited dated 31 August 2007

24	J Roger Preston (Macau) Ltd	Consultant’s Deed of Engagement dated 27 November 2007 between East Asia Satellite Television Limited and J Roger Preston (Macau) Ltd for independent verifier for fire and life safety engineering

25	Jardine Lloyd Thomson Ltd	Letter dated 31 July 2007 from Cyber One Agents to Jardine Lloyd Thomson Ltd for bond insurance coverage for the Macao Studio City Project

26	Jones Lang LaSalle	Letter from Cyber One Agents Ltd to Jones Lang LaSalle Hotels Limited dated 24 August 2006

27	Kin Sum (Macau) Limitada	Letter from RDL Asia Limited to Kin Sun (Macau), Limitada dated 8 November 2006 for Site Investigation Works.

28	McKinsey & Company	Letter from McKinsey & Company to Ronald Issen dated 1 August 2006 in respect of fee arrangements for “Integrating Entertainment DNA” Project

29	Maunsell Consultants Asia Ltd	Letter from Maunsell Consultants Asia Ltd to Cyber One Agents Limited dated 23 August 2007 for Project Management Support Services (secondment of Mr Cedric Tam to Macau Studio City).

30	Maunsell Structural Consultants Limited	Letter from Cyber One Agents Limited to Maunsell Structural Consultants Limited dated 23 October 2007 for Peer Review.

31	Meinhardt Facade Technology (HK) Ltd	Agreement between East Asia Satellite Television Limited and Meinhardt Facade Technology (HK) Ltd dated 27 August 2007.

61

	Company	Contract

32	Meinhardt (M&E) Ltd (Building Services Engineer)	Agreement between East Asia Satellite Television Limited and Meinhardt (M&E) Ltd dated 17 July 2007 for MEP, fire, life and safety engineering consultant.

33	Melchers Project Management Pte Ltd	Letter from East Asia Satellite Television Limited to Melchers Project Management Pte Ltd dated 9 March 2007 for Consultancy Services – Structural Evaluation and Cost Planning for The 8 Macao Studio City Phase 1, Macao – Lucky * Feasibility Study.

34	Morgan Stanley	Engagement letter between Cyber One Agents Ltd, New Cotai Investments, LLC, New Cotai Holdings, LLC, East Asia Satellite Television (Holdings) Limited and Morgan Stanley & Co. Incorporated dated 17 August 2006

35	Most Well Decoration Engineering Limited	Letter from East Asia Satellite Television Limited to Most Well Decoration Engineering Limited dated 28 November 2008 for Mud Removal and Replacement of Old Hoarding.

36	Mott MacDonald Hong Kong Ltd	Letter from East Asia Television Limited to Mott MacDonald Hong Ltd dated 22 April 2009 for the provision of consultancy services for structural safety assessment.

37	MTech Engineering	Consultant’s Deed of Engagement dated 27 November 2007 between Cyber One Agents Limited and MTech Engineering Co., Ltd for design coordination of architectural, structural, mechanical, electrical and all major services using 3-dimensional modelling

38	MVA Hong Kong Ltd (Traffic Engineer)	Agreement between East Asia Satellite Television Limited and MVA Hong Kong Ltd dated 12 June 2007

39	Nam Fong Construction & Real Estate Co., Ltd	Letter from East Asia Satellite Television Limited to Nam Fong Construction & Real Estate Co., Ltd dated 20 August 2009 for Site Maintenance Works.

40	Nam Fong Construction & Real Estate Co., Ltd	Letters from East Asia Satellite Television Limited to Nam Fong Construction & Real Estate Co., Ltd dated 15 November 2010 and 25 November 2010 for Site Monitoring and Starter Bar Protection Works.

41	O’Brien Lighting, Inc.	Letter from Cyber One Agents Limited to O’Brien Lighting, Inc. dated 30 August 2007 for Consultancy Services – Lighting Design Services

42	Ove Arup & Partners Limited	Letter from Cyber One Agents Limited to Ove Arup & Partners dated 11 January 2008 for Peer Review on Cooling Capacity of Chiller Plant.

62

	Company	Contract

43	Paul Steelman Design Group Asia Limited (Design Architect)	Agreement between East Asia Satellite Television Limited and Paul Steelman Design Group Asia Limited dated 6 August 2007 for Interior Design and Interior Lighting Design

44	Paul Steelman Design Group Asia Limited (Design Architect)	Letter from Cyber One Agents Limited to Paul Steelman Design Group Asia dated 2 November 2007 for consultancy services for interior design, architectural lighting and theatrical design for multi-purpose hall.

45	Paul Y	Letter from Cyber One Agents Limited to Paul Y Construction Company Limited dated 3 May 2007

46	Poly U Technology and Consultancy Co., Ltd	Letter from Cyber One Agents Limited to Poly U Technology and Consultancy Co., Ltd dated 3 May 2007

47	RDL Asia Limited (Architect)	Agreement between East Asia Satellite Television Limited and RDL Asia Limited dated 24 November 2007

48	Red Consultants Limited	Agreement between East Asia Satellite Television Limited and Red Consultants Limited dated 19 July 2007

49	Romero Thorsen Design	Letter from Cyber One Agents Limited to Romero Thorsen Design dated 15 August 2007

50	Scott Architectural Graphic, Inc	Letter from Cyber One Agents Limited to Scott Architectural Graphic, Inc dated 20 August 2007 (relates to fee proposal dated 15 August 2007)

51	Scott Architectural Graphic, Inc	Letter from Cyber One Agents Limited to Scott Architectural Graphic, Inc dated 15 August 2007 (relates to fee proposal dated 6 August 2007)

52	Shen Milsom & Wilke Limited	Agreement between East Asia Satellite Television Limited and Shen Milsom & Wilke Limited dated 20 June 2007

53	Shen Milsom & Wilke Limited	Letter from Cyber One Agents Limited to Shen Milsom & Wilke Limited dated 26 January 2007 for technical advisory services.

54	Shen Milsom & Wilke Limited	Letter from Cyber One Agents Limited to Shen Milsom & Wilke Limited dated 7 May 2007 for consultancy services – Macau Dome acoustic review.

55	Shen Milsom & Wilke Limited	Letter from Cyber One Agents Limited to Shen Milsom & Wilke Limited dated 21 April 2008 for audio video consultancy services.

56	Shui Ho Human Resources Consultant Ltd	Letter from East Asia Satellite Television Limited to Shui Ho Human Resources Consultant Ltd dated 2 January 2009

63

	Company	Contract

57	Shui Ho Human Resources Consultant Ltd	Letter from East Asia Satellite Television Limited to Shui Ho Human Resources Consultant Ltd dated 27 February 2009

58	Siu Yin Wai & Associates (Consulting Engineer)	Agreement between East Asia Satellite Television Limited and Siu Yin Wai & Associates (International) Limited dated on or about July 2007

59	Siu Yin Wai & Associates (Consulting Engineer)	Letter from Cyber One Agents Limited to Siu Yin Wai & Associates (International) Limited dated 9 July 2007 for consultancy services for a technical director

60	SMC Alsop (Ride Design Architect)	Letters from Cyber One Agents Limited to SMC ALSOP dated 20 September 2006 and 5 December 2006

61	Steelman Architecture Asia, Limited	Letter from Cyber One Agents Limited to Steelman Architecture Asia, Ltd dated 5 March 2008 for Play Boy Mansion Space Planning Consultancy Services

62	Steelman Architecture Asia, Limited	Letter from Cyber One Agents Limited to Steelman Architecture Asia, Ltd dated 6 May 2008 for Facade design

63	St Legere Design International Ltd	Consultant’s Deed of Engagement dated 30 January 2008 between East Asia Satellite Television Limited and St Legere Design International Ltd for landscape architect.

64	St Legere Design International Ltd	Letter from Cyber One Agents Limited to St Legere Design International Ltd dated 10 September 2008 for additional services in relation to landscape architecture.

65	Stanger Asia Limited	Letter from RDL Asia Limited to Stanger Asia Limited dated 12 February 2007 for Testing on the Existing Piles.

66	Stanger Asia Limited	Letter from RDL Asia Limited to Stanger Asia Limited dated 4 March 2008 for Site Investigation Works.

67	Studio Gaia Inc	Letter from Cyber One Agents Limited to Studio Gaia Inc dated 1 August 2007 for Playboy interior design consultancy services.

68	Taubman Macau Limited	Development Services Agreement between East Satellite Television Limited and Taubman Macau Limited dated 1 February 2007

69	Theatre Consultants Limited	Letter from Cyber One Agents Limited to Theatre Projects Consultants Limited dated 23 May 2007

64

	Company	Contract

70	Vibro (Macau) Limited	Contract Documents for Foundation Works (Engineer’s Design) for Macau Studio City at Cotai, Macau dated 10 May 2007 between East Asia Satellite Television Limited and Vibro (Macau) Limited

71	Wilson Associates	Letters from Cyber One Agents Limited to Wilson Associates dated 12 July 2007 and 6 August 2007 for Marriott Interior Design Consultancy Services

72	Wilson Associates	Letter from Cyber One Agents Limited to Wilson Associates dated 18 July 2007 for Ritz Interior Design Consultancy Services

73	Wilson Associates	Letter from Cyber One Agents Limited to Wilson Associates dated 5 February 2008 for Playboy Interior Design Services

74	Woods Bagot	Letter from MSCT Limited to Woods Bagot dated 20 February 2008 for interior design services for Macao Studio City marketing and leasing suite.

65

Annexure C

[Intentionally omitted]

66

Annexure D

Shareholders’ Agreement

67

EXECUTION VERSION

MCE Cotai Investments Limited

New Cotai, LLC

and Others

Shareholders’

Agreement

Contents
1	Interpretation		1
	1.1	Definitions	1
	1.2	Construction	16
	1.3	Headings	17

2	Shareholders		17

3	Directors		17
	3.1	Number of Directors	17
	3.2	MCE Directors	17
	3.3	Minority Directors	18
	3.4	Minority Shareholder Observers	18
	3.5	Eligibility and rights of Observers	18
	3.6	Chairperson	19
	3.7	Vacation of office	19
	3.8	Removal of Directors	19
	3.9	Alternate directors	20
	3.10	Director duties	20
	3.11	Fees and expenses of Directors	20
	3.12	D&O Policy	20
	3.13	Indemnity deed	21

4	Board meetings		21
	4.1	Board meetings	21
	4.2	Minimum notice of meetings of Directors	21
	4.3	Provision of information for Board meeting	21
	4.4	Delay in meetings of Directors	22
	4.5	Quorum for meetings of Directors	22
	4.6	Voting entitlements	22
	4.7	Block voting	22
	4.8	Decisions of Directors	23
	4.9	Frequency of meeting of Directors	23
	4.10	Interested Directors	23
	4.11	Conduct of meetings of Directors	24

5	Shareholder meetings		24
	5.1	Shareholder meetings	24
	5.2	Notice of meetings	24
	5.3	Quorum	24
	5.4	Decisions of Shareholders	24
	5.5	Chairperson	24
	5.6	Conduct of meetings of Shareholders	25

6	Resolutions without a meeting		25
	6.1	Resolutions	25
	6.2	Execution	25

7	Corporate Governance		26
	7.1	General management	26
	7.2	Shareholder approval matters	26
	7.3	Disagreement	27
	7.4	Material Contracts	29
	7.5	Conduct of the business of the Group	30

8	Company Subsidiaries and Committees		30
	8.1	Incorporation of Company Subsidiaries	30
	8.2	Subsidiaries	30
	8.3	Committees	31
	8.4	Obligation	31

9	Land Grant		31
	9.1	Acknowledgement	31
	9.2	Board powers	32
	9.3	Co-operation	32

10	Senior Management		32
	10.1	President and Project Director	32
	10.2	Finance Director	33
	10.3	Performance reviews	34
	10.4	Steering Committee and Supervisory Board	34

11	Related Party Transactions and Conflicts		35
	11.1	Related Party Transactions and Conflicts	35
	11.2	Variation	35
	11.3	Implementation of Policy on Related Party Transactions	35
	11.4	Post IPO	36

12	Shared Vendor Contracts		36
	12.1	Shared Vendor Contracts	36
	12.2	Obligation	36
	12.3	Application	36
	12.4	Gaming Promoters	37
	12.5	Audit rights	37

13	Development and Pre-Opening		37
	13.1	Development and Pre-Opening Services Agreement	37
	13.2	Entertainment Agreement	38

14	Casino operation		39
	14.1	Casino operation	39
	14.2	Casino Management Agreement	39
	14.3	Gaming tables	39
	14.4	MCE Casinos	41

15	Project Plan and other administrative matters		41
	15.1	Project Plan	41

	15.2	Amendments	41
	15.3	Milestones	41
	15.4	Other administrative matters	41

16	Restrictions on issue of Securities		41
	16.1	Restriction on issue of Securities	41
	16.2	Exclusions	42
	16.3	Prohibitions	42
	16.4	Upstream Securities	42

17	Capital Calls		42
	17.1	Power to make a Capital Call	42
	17.2	Making a Capital Call	42
	17.3	Call Notice	43
	17.4	Capital Call amount	44
	17.5	Cap on all Capital Calls	44
	17.6	Date for payment of a Capital Call	44
	17.7	Payment of a Capital Call	44
	17.8	Failure to pay a Capital Call	44
	17.9	Revocation	44
	17.10	Expiration	44
	17.11	Related Party Transactions	45
	17.12	Securities	45
	17.13	Amendment	45

18	Failure to contribute capital		45
	18.1	Failure to contribute	45
	18.2	Clause 21 applies	46
	18.3	Defaulting Loans	46
	18.4	Related Party Transactions	46
	18.5	Election of remedies	47
	18.6	Company action in respect of MCE Shareholder default	47

19	Additional capital		47
	19.1	Requirement for additional capital	47
	19.2	Determination	47
	19.3	Additional Capital Notice	48
	19.4	Loan funds	48
	19.5	Additional Securities	48
	19.6	Requirement to advance funds	49
	19.7	Related Party Transactions	49

20	Project Financing		49
	20.1	Project financing	49
	20.2	Financial Support	50
	20.3	Financial Support Fee	50
	20.4	Financial Support is called on	50
	20.5	Securities Issue Notice	51

	20.6	Issue of Securities	51
	20.7	Securities not taken up	51
	20.8	Cessation of Financial Support	52
	20.9	Related Party Transactions	52
	20.10	No obligation	52

21	Pre-emptive rights on issue		52
	21.1	Pro rata offer	52
	21.2	Offer Notice	53
	21.3	Response to Offer	53
	21.4	Failure to respond	53
	21.5	Subscription by accepting Offerees	53
	21.6	Disposal to third parties	53

22	Transfers		54
	22.1	Shareholders	54
	22.2	MCE Shareholders	54
	22.3	Prohibition on Transfers	54
	22.4	Credit worthiness	55
	22.5	Transfers of Financial Interests	55
	22.6	Encumbrances	55

23	Permitted Transfers		56
	23.1	Permitted Transfers	56

24	Minority Shareholders		56
	24.1	Right of first offer	56
	24.2	Offer	56
	24.3	Sale Notice	57
	24.4	Response to Sale Offer	57
	24.5	Failure to respond	58
	24.6	Purchase by MCE Shareholders	58
	24.7	Disposal to third parties	58
	24.8	Transferor must provide details	58

25	Tag along		59
	25.1	Tag along right	59
	25.2	Proposed Sale Notice	59
	25.3	Exercise of tag along right	60
	25.4	Transfer of Securities to Proposed Purchaser	60
	25.5	Completion of the sale	61
	25.6	Lapsing of Tag Along Notice	61
	25.7	Warranties on Transfer of the Tagging Securities	61
	25.8	Liability and other terms	61

26	Drag along		62
	26.1	Drag Along Right	62
	26.2	Proposed Drag Notice	62
	26.3	Fairness Opinion	62

	26.4	Exercise of Drag Right	63
	26.5	Lapsing of Drag Along Notice	63
	26.6	Completion of the sale	63
	26.7	Application to New Shareholders	63
	26.8	Consideration for Dragged Securities	64
	26.9	Related Agreements	64
	26.10	Warranties on Transfer of the Dragged Securities	65
	26.11	Liability and other terms	65

27	Compulsory Transfer		66
	27.1	Competitor or Unsuitable Person	66
	27.2	Governmental Agency	66
	27.3	Existing holders	68
	27.4	Specific performance	68

28	Shareholders		68
	28.1	Deed of Accession	68
	28.2	Accession by holders of Upstream Securities	68
	28.3	Minimum transaction size	69

29	IPO		69
	29.1	Right to demand an IPO	69
	29.2	Revocation	69
	29.3	Condition to IPO	69
	29.4	Call by the Board	70
	29.5	Recognised Stock Exchange	70
	29.6	Requirement to negotiate	70
	29.7	Structure of the IPO	70
	29.8	Obligations of the parties	70

30	Information		71
	30.1	Shareholder holding 1%	71
	30.2	Shareholder holding 15%	72
	30.3	Gaming	72
	30.4	Access	73
	30.5	Shareholder information	73

31	Confidentiality and disclosure		73
	31.1	Disclosure by Directors	73
	31.2	Restrictions on disclosure	74
	31.3	Disclosure by Shareholders and holders of Upstream Securities	74
	31.4	Disclosure generally	74
	31.5	Exceptions	75
	31.6	Conditions to disclosure	75
	31.7	Prospective Purchaser	75
	31.8	Information to be held confidential	76
	31.9	Prohibition	76
	31.10	Disclosure document	76

32	Ethical screen		76
	32.1	Acknowledgement	76
	32.2	Ethical screen	76
	32.3	Sharing otherwise permissible	77

33	Warranties		77
	33.1	Warranties	77
	33.2	Warranties independent	77
	33.3	Liability	77

34	Fair Market Value		77
	34.1	Determination of Fair Market Value	77
	34.2	Process	77
	34.3	Methodology	78
	34.4	Valuation Expert Report	78

35	Shareholder Loan Agreement		78

36	Tax Matters		80
	36.1	Tax Treatment	80
	36.2	Tax Information	80
	36.3	Tax Allocations	81
	36.4	Amendment	81

37	Dispute		81
	37.1	Dispute	81
	37.2	Proper exercise of rights not a Dispute	82

38	Termination		82
	38.1	Term	82
	38.2	Certain provisions continue	82

39	Notices		82
	39.1	General	82
	39.2	How to give a communication	82
	39.3	Particulars for delivery of notices	83
	39.4	Communications by post	85
	39.5	Communications by fax	85
	39.6	After hours communications	85
	39.7	Receipt of notice	85

40	Duties, costs and expenses		85
	40.1	Fees and costs	85
	40.2	Duties	86

41	General		86
	41.1	Amendment	86
	41.2	Several obligations	86
	41.3	Counterparts	86

41.4	Assignment	86
41.5	Entire understanding	87
41.6	Further steps	87
41.7	Attorneys	87
41.8	Inconsistency with Memorandum and Articles of Association	87
41.9	Relationship of parties	87
41.10	Rights cumulative	87
41.11	Survival of obligations after termination	88
41.12	Waiver and exercise of rights	88
41.13	Consent	88
41.14	Equitable relief	88
41.15	Governing law and jurisdiction	88
41.16	Ownership thresholds	88

Schedule 1 – Financial Interest	92
Schedule 2 – Warranties	93
Schedule 3 – Reserved matters	94
Schedule 4 – Valuation Expert list	97
Annexure A – Memorandum and Articles of Association
Annexure B – Deed of Accession	99
Annexure C – Confidentiality Deed
Annexure D – Shareholder Loan Agreement
Annexure E – Registration Rights Agreement
Annexure F-1 – MCE Commitment Letter
Annexure F-2 – Silver Point Funds Commitment Letter
Annexure F-3 – Oaktree Funds Commitment Letter
Annexure G – Other administrative matters	107
1 Definitions	107
2 Acknowledgment	107
3 Fees	107
Annexure H – Additional administrative matters	109
1 Definitions	109
2 Facility Operation Fees	109

Date

Parties

MCE Cotai Investments Limited, a company incorporated in the Cayman Islands, of Walker House, 87 Mary Street, George Town, Grand Cayman KY1 – 9005, Cayman Islands (MCE Cotai)

New Cotai, LLC, a limited liability company formed in Delaware, United States of America, c/o New Cotai Holdings, LLC, of Two Greenwich Plaza, Greenwich, Connecticut 06830, United States of America (New Cotai)

Melco Crown Entertainment Limited, a company incorporated in the Cayman Islands, of Walker House, 87 Mary Street, George Town, Grand Cayman KY1 – 9005, Cayman Islands (MCE)

Cyber One Agents Limited, a company incorporated in the British Virgin Islands, with its registered office at Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands (Company)

Background

A	MCE Cotai and New Cotai have agreed to enter into this document to govern their relationship in connection with, and the conduct and operations of, the Group.

B	MCE Cotai and New Cotai have agreed to invest further capital in the Company on the terms of this document.

Agreed terms

1	Interpretation

1.1	Definitions

In this document:

Accounting Standards means the applicable accounting standards under US GAAP or such other accounting standards (including Hong Kong IFRS and IFRS) as may be implemented by the Board from time to time.

Additional Capital Notice has the meaning given to that term in clause 19.3(b).

Affiliate means in relation to a person (First Person), any other person:

(a)	directly or indirectly controlling, controlled by, or under direct or indirect common control with, the First Person;

(b)	who is a director or officer of the First Person or any Subsidiary of the First Person or of any person referred to in paragraph (a) of this definition; or

(c)	who is a spouse or any person cohabiting as a spouse, child or stepchild, parent or step-parent, parent-in-law, grandchild, and grandparent of the First Person or of a person described in paragraph (b) of this definition.

Appointing Shareholder means a Minority Shareholder from time to time that:

(a)	is the Largest Minority Shareholder; and

(b)	holds at least 20% of the Securities on issue.

Appointment Date has the meaning given to that term in clause 10.2(a).

Audited Accounts means the annual audited accounts for the Group incorporating:

(a)	a statement of financial performance for the Financial Year;

(b)	a statement of financial position as at the last day of the Financial Year;

(c)	a statement of cash flows for the Financial Year; and

(d)	any notes, statements and reports attached to and forming part of those statements, including the certification of independent certified public accountants of recognized international standing selected by the Board, to the effect that, except as set forth therein, such statements have been prepared in accordance with Accounting Standards, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows for the periods covered thereby.

Authorisation means:

(a)	any consent, permit, license, or authorisation; or

(b)	exemption,

from, by, or with, a Governmental Agency.

Board means the board of Directors from time to time.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Hong Kong or New York, nor a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9.00am and 5.00pm.

Business Plan means the Group business plan as set out in section II of the Project Plan and as amended from time to time subject to clause 7.2(a).

Call Notice has the meaning given to that term in clause 17.3(a).

Calling Shareholder has the meaning given to that term in clause 17.2(c).

Capital Call means a call on the Shareholders to contribute capital to the Company in exchange for Securities under clause 17.

Capital Issue Notice has the meaning given to that term in clause 20.7.

Casino Management Agreement means the services and right to use agreement between Melco Crown Gaming (Macau) Limited, New Cotai Entertainment, LLC and New Cotai Entertainment (Macau) Limited dated 11 May 2007.

Cause means, in respect of a person, the person’s:

(a)	conviction for fraud, embezzlement, any other serious criminal act or any other actions subject to serious civil or administrative actions by any Governmental Agency; or

(b)	gross misconduct, willful act or omission not done in good faith or done without reasonable belief that the action was in furtherance of the interests or business of the relevant Group Company.

Chairperson means the chairperson of the Board appointed from time to time pursuant to clause 3.6.

Commitment Letters means the letter agreements from MCE, the Silver Point Funds, and the Oaktree Funds to the Company attached to this document as Annexures F-1, F-2, and F-3.

Company Subsidiary means any company which is or becomes a Subsidiary of the Company from time to time.

Competitor means:

(a)	any person or entity (other than MCE and its Affiliates (under clause (a) of that definition, but not clause (b) or (c) thereof)) holding a gaming concession or subconcession to operate games of fortune and chance in a casino in Macau;

(b)	any person or entity holding a direct or indirect interest in any person specified in paragraph (a) of this definition and having the right to appoint a director on the board of any such entity; or

(c)	any subsidiary of any person specified in paragraph (a) of this definition.

Confidential Information means:

(a)	any confidential, non-public or proprietary information relating to the business, assets or affairs of the Group (and includes any information provided under clauses 30.1, 30.2 or 30.4); and

(b)	any information relating to this document and the transactions contemplated by it including the existence of this document and the transactions contemplated by it and of the negotiations which preceded it;

provided, however, that Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than as a result of disclosure in violation of this document;

(b)	is or becomes available to the receiving person on a non-confidential basis prior to its disclosure to such person;

(c)	is or has been independently developed or conceived by the receiving person without use of Confidential Information; or

(d)	becomes available to the receiving person on a non-confidential basis from a source other than the Company; provided, that such source is not known by such person to be bound by a confidentiality agreement with the Company.

Confidentiality Deed means the confidentiality deed attached to this document as Annexure C.

Conflicts Committee means a committee to approve certain transactions between any Group Company and any of the Shareholders, their Affiliates or Connected Persons.

Conflicts Committee Charter means guidelines for the membership and operations of the Conflicts Committee.

Connected Person has the meaning given to that term in the Rules.

Contracts means agreements, contracts, arrangements or understandings, whether formal or informal, written or oral.

control means, in relation to a person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through the ownership of voting securities, by contract, or otherwise.

Covered Persons means any Shareholder, any holder of Upstream Securities in that Shareholder, and any of their Affiliates (respectively), and in the case of any such persons that are investment funds, any funds managed by them or by any of their Affiliates.

D&O Policy means a directors and officers insurance policy taken out by the Company from time to time with a reputable insurer.

Deed of Accession means a deed of accession substantially in the form contained in Annexure B.

Defaulting Loan has the meaning given to that term in clause 18.1(b).

Defaulting Securities has the meaning given to that term in clause 18.2(a).

Defaulting Shareholder has the meaning given to that term in clause 18.1.

Demanding Shareholder has the meaning given to that term in clause 29.1(a).

Development and Pre-Opening Services Agreement means an agreement proposed to be entered into between MCE and one or more of its Affiliates, on the one hand, and one or more of the Group Companies, on the other, in relation to provision of services to the Group Companies related to the development, construction, design, fit-out, and completion of the MSC

Property, and the Opening, and the payment and the reimbursement of Development and Pre-Opening Services Costs.

Development and Pre-Opening Services Costs means the following categories of service fees to be charged by MCE to the Company and the costs and expenses incurred by MCE on behalf of the Company in relation to the development, construction, design, fit-out, installation, completion and pre-opening of the MSC Property, and the Opening including:

(a)	supervisory and project management costs directly involved with the development, construction, design, fit-out, installation, completion and pre-opening of the MSC Property and the Opening which are contained in the Project Budget;

(b)	development capital expenditures;

(c)	out of pocket costs & expenses under construction contracts;

(d)	design and construction consultancy fees;

(e)	other advisory fees and out of pocket costs and expenses in relation to MCE service fees;

(f)	costs and expenses incurred in relation to the operations of the MSC Property prior to the Opening or in connection with the Opening;

(g)	payroll costs including costs related to: payroll processing, management labour, City of Dreams employee dining room usage, employee shuttle usage, investigation cost for new employees, relocation accommodation for senior expatriate employees or corporate hotel room rates, and procurement costs;

(h)	MCE recruitment services fees and out of pocket costs and expenses;

(i)	marketing fees and out of pocket costs and expenses related to: pre-opening event, pre-opening launch (marketing and advertising), initial photography, website development, branding development, premium customer entertainment and visits;

(j)	rental costs including preopening offices if required and shared space;

(k)	office supplies;

(l)	travel and entertainment including: factory visits, key market launches and regulatory meetings;

(m)	transportation costs to site including MCE vehicle fleet;

(n)	external legal fees and expenses and in-house legal costs; and

(o)	accounting services including accounts payable and other finance processing.

Development Plan means the plan for the construction and development of the MSC Property as set out in section I of the Project Plan and as amended from time to time subject to clause 7.2(a).

Director means a member of the Board of the Company from time to time.

Disagreement has the meaning given to that term in clause 7.3(a).

Disagreement Notice has the meaning given to that term in clause 7.3(a).

Disclosing Shareholder has the meaning given to that term in clause 31.7(a).

Dispute has the meaning given to that term in clause 37.1(a).

Dispute Notice has the meaning given to that term in clause 37.1(b).

Disputing Parties has the meaning given to that term in clause 37.1(c).

Drag Along Notice has the meaning given to that term in clause 26.4.

Drag Along Right has the meaning given to that term in clause 26.1.

Dragged Securities has the meaning given to that term in clause 26.1.

Dragged Shareholders has the meaning given to that term in clause 26.1.

Dragging Shareholder has the meaning given to that term in clause 26.1.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount in respect of the above.

Effective Interest in Securities means the interest of a person or entity (the Person) in Securities calculated as the sum of:

(a)	the number of Securities on issue for which the Person is the registered holder; plus

(b)	the product of:

(i)	the fraction that is determined by multiplying the economic interest in the equity of an entity (the First Entity) held by the Person (expressed as a fraction of all the economic interests in the equity of the First Entity) by the economic interest in the equity of each other entity within the chain of entities between the First Entity and the Registered Holder (in each case expressed as a fraction of all the economic interests in the equity of each such entity) and, where the Person has an interest in Securities through more than one First Entity, the interest that is obtained by aggregating such Person’s fractional interest in all such First Entities, and

(ii)	the number of Securities on issue that are held by registered holders of Securities in which the Person holds an interest through the chain or chains of entities in paragraph (b)(i) (Registered Holder); and

expressed as a percentage of all the Securities on issue.

For the purposes of this definition, “economic interest in the equity of an entity” excludes any derivative or synthetic security that represents an interest in the underlying equity securities of such entity.

Encumbrance means an interest or power:

(a)	reserved in or over an interest in any asset; or

(b)	created or otherwise arising in or over any interest in any asset under any mortgage, charge, pledge, lien, hypothecation, trust or bill of sale,

by way of security for the payment of a debt or other monetary obligation or the performance of any other obligation.

Entertainment Agreement has the meaning given to that term in clause 13.2(a).

Entertainment Service Provider means eSun or any of its Affiliates.

eSun means eSun Holdings Limited.

Expert means an expert appointed under clause 7.3 or 26.3, as applicable.

Expert Request has the meaning given to that term in clause 7.3(e).

Fair Market Value is the value determined in accordance with clause 34.

Fairness Opinion has the meaning given to that term in clause 26.3(d).

Finance Director means the most senior finance executive of the Group from time to time and having whatever title or designation as the Company may confer from time to time.

Financial Interest means:

(a)	in respect of an initial Shareholder, that number set out opposite the Shareholder’s name in column 2 of the table in schedule 1 as may be increased or decreased under clause 22.5; and

(b)	in respect of any successor Shareholder who has entered into a Deed of Accession, the interest specified in that deed as may be increased or decreased under clause 22.5.

Financial Support has the meaning given to that term in clause 20.1(b).

Financial Supporter has the meaning given to that term in clause 20.4(a).

Financial Support Fee has the meaning given to that term in clause 20.3(a).

Financial Support Loan has the meaning given to that term in clause 20.4(a).

Financial Year means:

(a)	the period commencing on the date of this document and ending on 31 December; and

(b)	each subsequent 12 month period.

Financing and Funding Schedule means the funding and financing schedule of the Group as set out in sections V and VI (respectively) of the Project Plan and as amended from time to time subject to clause 7.2(a).

Force Majeure means:

(a)	any change in Law or rules or regulations of a Governmental Agency; or

(b)	any of the following (but only to the extent outside the control of the Group):

(i)	any act of God;

(ii)	any political conditions, including acts or war, armed hostilities or terrorism;

(iii)	any conditions resulting from natural disasters;

(iv)	any deterioration in global market conditions or the market conditions in Hong Kong, Macau or the People s Republic of China (except to the extent such deterioration has a significantly disproportionate impact on MCE and its Affiliates when taken as a whole relative to other participants in the gaming industry in Macau);

(v)	any crisis or material disruption in the global financial system or the financial systems of Hong Kong, Macau or the People s Republic of China;

(vi)	any pandemic;

(vii)	any labour shortage, or any labour or industrial action of any kind (stoppage, strike, slowdown or interruption of any kind) not specific to the MSC Property; or

(viii)	any failure to obtain any Authorisation, despite the Company having used commercially reasonable endeavours to obtain any such Authorisation.

Further Capital Notice has the meaning given to that term in clause 19.6.

Future Funding Date has the meaning given to that term in clause 19.6(b).

Gaming Authorisation means any gaming concession, subconcession, licensing or regulatory Authorisation to conduct gaming business in any jurisdiction.

Gaming Promoter means any gaming promoter duly licensed by the Macau government to act in any such capacity, and whose activity is to promote gaming in casinos in Macau by providing (among other things) amenities such as transport, lodgement, food and beverage and entertainment to patrons.

Gaming Regulator means any Governmental Agency responsible for the regulation of gaming, wagering or betting in any jurisdiction.

Governmental Agency means:

(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office, or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board or other governmental or semi-governmental, judicial, administrative, monetary, regulatory, fiscal or tax authority, whether statutory or not.

Group means the Company and the Company Subsidiaries from time to time and the expressions member of the Group or Group member or Group Company mean any one of them.

HKIAC has the meaning given to that term in clause 7.3(f)(iii).

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Implementation Agreement means the agreement entered into between MCE, MCE Cotai, New Cotai and New Cotai Holdings, LLC dated     June, 2011.

IPO means an initial public offering of any class of equity securities by the Company (or a new holding company formed as a special purpose vehicle for the initial public offering (IPO HoldCo) provided that, as part of, or immediately after such offering, a Shareholder has the right, at its sole option, to cause the Company to exchange any or all of its Securities for equity securities of the class offered in such offering) in conjunction with a listing or quotation of those equity securities on a Recognised Stock Exchange.

Land means a plot of land situated in Macau, at the Cotai reclaimed land area, with gross area of 140,789 square meters, described at the Macau Immovable Property Registry under n.º 23059, comprised by lots G300, G310 and G400, denoted by the letter “A” on map no. 5899/2000 issued by Macao Cartography and Cadastre Bureau on 22 January 2001.

Land Grant means the land concession by way of lease, for the Land, for a period of 25 years as of 17 October 2001, renewable for successive periods of ten years up to 19 December 2049, registered with the Macau Immovable Property Registry in PropCo’s name under inscription no. 26642 of Book F, titled by Dispatch of the Secretary for Public Works and Transportation no. 100/2001 of 9 October 2001.

Largest Minority Shareholder means:

(a)	the Minority Shareholder holding the most Securities of all Minority Shareholders; or

(b)	if there is more than one Minority Shareholder holding the same number of Securities and more Securities than any other Minority Shareholder, each such Minority Shareholder.

Law means any law or legal requirement, including at common law, in equity, under any statute, regulation or by-law and any decision, directive, guidance, guideline or requirement of any Governmental Agency.

Macau means the Macau Special Administrative Region of the People’s Republic of China.

Majority of the Minority Shareholders means the holders of a majority of the Securities on issue held by all of the Minority Shareholders.

Management Accounts means the monthly unaudited management accounts for the Group which must include:

(a)	a statement of financial performance;

(b)	a statement of financial position;

(c)	cash flow statement; and

(d)	a statement of the source and application of funds for the Financial Year to date.

MCE Casino(s) means the casino(s) and gaming area(s) owned directly or indirectly (in whole or in majority) or operated (or both) by MCE, the MCE Subconcessionaire or any of their respective Affiliates.

MCE Director means a Director appointed by the MCE Shareholders under clauses 3.2(a) or 3.2(b) (as applicable).

MCE Shareholders means MCE and any Affiliate (under clause (a) of that definition, but not clause (b) or (c) thereof) of MCE to whom Securities are issued or Transferred under this document.

MCE Shareholder Valuation Expert means the Valuation Expert MCE notifies to the Company pursuant to the Implementation Agreement, provided that Shareholders holding a majority of the Securities on issue held by all of the MCE Shareholders may from time to time (but not more than once per year) change the MCE Shareholder Valuation Expert by selecting a different person from the list set out in schedule 4 and notifying the Company and each Minority Shareholder within 3 Business Days following such change.

MCE Subconcession means the trilateral agreement dated 8 September 2006 entered into by and among the Macau government, Wynn Resorts (Macau), S.A. (Wynn Macau) (as concessionaire for the operation of casino games of chance and other casino games in Macau, under the terms of a concession contract dated 24 June 2002 between Macau and Wynn Macau, as amended on 8 September 2006) and the MCE Subconcessionaire, comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of Macau, Wynn Macau and the MCE Subconcessionaire, pursuant to the terms of which the MCE Subconcessionaire shall be entitled to operate casino games of chance and other casino games in Macau as an autonomous subconcessionaire in relation to Wynn Macau, including any supplemental letters or agreements entered into or issued by the Macau government and the MCE Subconcessionaire from time to time, and including any replacement concession or subconcession for the operation of casino games of chance and other casino games in Macau.

MCE Subconcessionaire means Melco Crown Gaming (Macau) Limited, a company incorporated in Macau, or any other Affiliate of MCE holding the MCE Subconcession from time to time.

Memorandum and Articles of Association means the memorandum and articles of association of the Company attached to this document as Annexure A as may be amended from time to time in accordance herewith.

Minority Director means a Director appointed by the Minority Shareholders under clause 3.3(a).

Minority Shareholders means any Shareholder as at the date of this document (other than any MCE Shareholder) and any person (other than any MCE Shareholder) to whom a Shareholder (other than, with respect to Transfers of Securities to persons who are not Minority Shareholders at the time of such Transfer, any MCE Shareholder) Transfers Securities.

Minority Shareholder Valuation Expert means the Valuation Expert New Cotai notifies to the Company pursuant to the Implementation Agreement, provided that the Majority of the Minority Shareholders may from time to time (but not more than once per year) change the Minority Shareholder Valuation Expert by selecting a different person from the list set out in schedule 4 and notifying the Company and MCE within 3 Business Days following such change.

Minority Transferor has the meaning given to that term in clause 24.2.

MSC Casino means the casino and gaming area to be constructed or operated within the MSC Property.

MSC Property means the Macau Studio City project to be developed and operated on the Land.

New Shareholder has the meaning given to that term in clause 26.7.

Non Defaulting Shareholders has the meaning given to that term in clause 18.1.

Notified Party has the meaning given to that term in clause 27.2(b).

Oaktree Funds means each of OCM Opportunities Fund V, L.P., OCM Asia Principal Opportunities Fund, L.P., and OCM Opportunities Fund VI, L.P.

Observer means an observer appointed to the Board in accordance with clause 3.4(a).

Offer has the meaning given to that term in clause 21.1.

Offer Notice has the meaning given to that term in clause 21.2.

Offeree has the meaning given to that term in clause 21.1.

Opening means the opening of the MSC Property to the public.

Performance Failure means, in respect of any employee of a Group Company:

(a)	continued failure to perform the duties and responsibilities described herein or in the person’s employment agreement for his or her position in any Group Company to the standard reasonably required by the Group Company (including the employee’s supervisor) or continued failure to follow a reasonable and lawful order or direction of the relevant Group Company (including that from the employee’s supervisor), other than any such failure resulting from employee’s sickness or disability;

(b)	misconduct, such conduct being inconsistent with the due and faithful discharge of his or her duties under his or her employment agreement with such Group Company; or

(c)	continued failure, habitual neglect of his or her duties and responsibilities under his employment agreement with such Group Company.

Permitted Transferee means:

(a)	in the case of an MCE Shareholder, any Affiliate of MCE;

(b)	in the case of a Minority Shareholder (i) any Affiliate of that Minority Shareholder or (ii) any holder of Upstream Securities in that Minority Shareholder or any Affiliate of that holder of Upstream Securities;

(c)	in the case of a holder of Upstream Securities in a Minority Shareholder, (I) any holder of Upstream Securities in that holder of Upstream Securities or in that Minority Shareholder or (II) any Affiliate of the holder of Upstream Securities or of any person in clause (I);

(d)	in the case of a natural person, any spouse or any other person cohabitating as a spouse, child or step-child, parent or step-parent, parent-in-law, grandchild or grandparent of that person; and

(e)	any Project Lender in accordance with clause 22.6.

A person who becomes a holder of Upstream Securities by purchasing such securities in a primary issuance shall not, as a result, become a Permitted Transferee. As used in this definition, Affiliate shall include clause (a) of that definition, but shall not include clause (b) or (c) of the definition thereof.

Policy on Related Party Transactions means a policy regulating the entry by Group Companies into certain transactions with Shareholders, their Affiliates and Connected Parties as initially approved by all of the Directors on the date of this document, and as amended from time to time in accordance with clause 11.2.

President means the most senior executive officer of the Company from time to time or the person holding substantially the same position and having whatever title or designation as the Company may confer from time to time.

Project Budget means the budget for the development and construction of the MSC Property (including pre-opening expenses) as set out in the subsection entitled “Development Budget” in section I of the Project Plan and in section III of the Project Plan, in each case as amended from time to time subject to clause 7.2(a).

Project Director means the most senior project development officer of the Group from time to time with the responsibility to manage the design, development, construction and completion of the MSC Property.

Project Lenders has the meaning given to that term in clause 20.1(b).

Project Plan means the plans and budget for the construction and development of the MSC Property as agreed to, and initialled by, each of New Cotai, MCE Cotai and MCE prior to the date of this document and amended from time to time subject to clause 7.2(a).

PropCo means East Asia-Televisão Por Satélite, Limitada, a company incorporated in Macau (also known as East Asia Satellite Television Limited).

Proposed Drag Notice has the meaning given to that term in clause 26.2.

Proposed Purchaser has the meaning given to that term in clause 25.2(d).

Proposed Sale Notice has the meaning given to that term in clause 25.2.

Proposed Seller has the meaning given to that term in clause 25.1.

Prospective Purchaser has the meaning given to the term in clause 31.7.

Qualified IPO means an IPO in which the total aggregate value of the Securities or shares of IPO HoldCo publicly sold (including any Securities or shares of IPO HoldCo on issue to be Transferred in the IPO) is not less than US$150 million.

Quarter means the:

(a)	the period commencing on the date of this document and ending on the immediately succeeding Quarter Date; and

(b)	each 3 month period after the period in (a) and ending on 31 December, 31 March, 30 June and 30 September of each calendar year (each such date, a Quarter Date).

Recognised Stock Exchange means the Stock Exchange of Hong Kong Limited, the Singapore Exchange, the New York Stock Exchange and the NASDAQ and such other exchange jointly designated as such by the MCE Shareholders and the Majority of the Minority Shareholders.

Registration Rights Agreement means the registration rights agreement attached to this document as Annexure E.

Related Agreement has the meaning given to that term in clause 26.9(a).

Reorganisation Event means:

(a)	a pro rata dividend of Securities;

(b)	a sub-division or consolidation of Securities; or

(c)	any other reorganisation or reconstruction of shares the Company is authorised to issue where the Company does not pay or receive cash.

Respective Proportion means the proportion the number of Securities on issue held by a Shareholder bears to the total number of Securities on issue held by all Shareholders.

Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time).

Sale Offer has the meaning given to that term in clause 24.2.

Sale Notice has the meaning given to that term in clause 24.3.

Sale Securities has the meaning given to that term in clause 25.2.

Securities Issue Notice has the meaning given to that term in clause 20.5.

Security means a fully paid share in the capital of the Company carrying the rights and obligations set out in this document and in the Memorandum and Articles of Association.

Share Sale means the Transfer of all of the Securities in the Company.

Shareholder means a holder of Securities from time to time.

Shareholder Group means each of the MCE Shareholders, on the one hand, and the Minority Shareholders, on the other hand, or either one of them (as the context requires).

Shareholder Loan Agreement means the agreement in the form set out in Annexure D as amended in accordance with clause 35 from time to time.

Shared Vendor Contracts has the meaning given to the term in clause 12.1.

Shared Vendors has the meaning given to the term in clause 12.1.

Silver Point Funds means each of Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Master Fund, L.P.

Steering Committee has the meaning given to that term in clause 10.4(a).

Subsidiary has the meaning given to that term in the Companies Ordinance of Hong Kong (Cap 32 of the Laws of Hong Kong).

Supervisory Board has the meaning given to the term in clause 10.4(c).

Tag Along Notice has the meaning given to that term in clause 25.3.

Tagging Shareholders has the meaning given to that term in clause 25.4.

Tagging Securities has the meaning given to that term in clause 25.3.

Tax means tax, levy, impost, duty or other charge or withholding of a similar nature imposed by any Governmental Agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Third Party Casino means those casinos or gaming areas operated but not majority owned or controlled by MCE or any of its Affiliates.

Third Party Purchaser has the meaning given to that term in clause 26.1.

Tier 1 Reserved Matters means the matters set out in Part A of schedule 3.

Tier 2 Reserved Matters means the matters set out in Part B of schedule 3.

Tier 3 Reserved Matter means the matter set out in Part C of schedule 3.

Tier 4 Reserved Matter means the matter set out in Part D of schedule 3.

Transaction Documents means this document, the Implementation Agreement, the Registration Rights Agreement, the Commitment Letters and the Memorandum and Articles of Association.

Transfer means to transfer, sell, assign, convey, or otherwise dispose of.

Unsubscribed Securities has the meaning given to that term in clause 21.3(b).

Unsuitable Person means a person or entity whose direct or indirect ownership of Securities could (on the facts then known):

(a)	based on the written advice of outside legal counsel to a Shareholder or MCE (as applicable); or

(b)	based on an objection received from a Gaming Regulator,

be reasonably expected to adversely impact the suitability or entitlement of:

(x) any member of the Group;

(y) any MCE Shareholder, any holder of Upstream Securities in any MCE Shareholder, or any of their respective Affiliates (under clause (a) of that definition, but not clause (b) or (c) thereof), in each case, in the case of a Transfer of any Securities or Upstream Securities by any person other than those persons; or

(z) any Minority Shareholder, any holder of Upstream Securities in any Minority Shareholder, or any of their respective Affiliates (under clause (a) of that definition, but not clause (b) or (c) thereof), in each case, in the case of a Transfer of any Securities or Upstream Securities by any person other than those persons, to maintain any Gaming Authorisation.

Upstream Securities means, in respect of a Shareholder, any equity securities or interests in equity securities issued by that Shareholder or by any person that directly, or indirectly through one or more interposed entities (whether legally or beneficially) holds an Effective Interest in Securities held by that Shareholder, but does not include any equity securities or interests in equity securities:

(a)	in any investment fund or account managed by any investment fund, or in any successors or Affiliates of the foregoing, or in any person that, directly or indirectly through one or more interposed entities (whether legally or beneficially) holds equity securities or interests in equity securities in any such person;

(b)	in MCE, or any of its shareholders or any person that directly, or indirectly through one or more interposed entities (whether legally or beneficially) holds equity securities or interests in equity securities in those shareholders; or

(c)	in any other Shareholder or holder of Upstream Securities whose shares are listed on an internationally recognised stock exchange.

Valuation Expert means each of the MCE Shareholder Valuation Expert, on the one hand, and the Minority Shareholder Valuation Expert, on the other hand, or either one of them (as the context requires).

Valuation Expert Report has the meaning given to the term in clause 34.4(a).

Warranties means the warranties in schedule 2 and Warranty means any of them.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	includes means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause;

(f)	a reference to:

(i)	a person includes a partnership, individual, limited liability company, trust, joint venture, unincorporated association, corporation and a Governmental Agency;

(ii)	a person or a party includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Hong Kong;

(vii)	“US$” or US dollars is a reference to the currency of the United States of America;

(viii)	“HK$” or HK dollars is a reference to the currency of Hong Kong;

(ix)	this or any other document includes the document as novated, varied or replaced in accordance with the terms hereof and thereof and despite any change in the identity of the parties;

(x)	this document includes all schedules, annexures and exhibits to it;

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(xii)	a reference to a meeting is a meeting in person, by conference telephone or similar equipment, so long as all of the participants can hear each other; and

(xiii)	if the number of Securities the Effective Interest in Securities represents is required to be calculated, if the number is not a whole number, that number will rounded up or down, as appropriate, with .5 or greater rounded up;

(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day;

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded; and

(i)	the schedules and annexures to this document shall be incorporated by reference herein and constitute a part hereof.

1.3	Headings

Headings do not affect the interpretation of this document.

2	Shareholders

As at the date of this document the only Shareholders are New Cotai and MCE Cotai.

3	Directors

3.1	Number of Directors

(a)	The number of Directors must not be less than one or more than five (excluding alternate directors).

(b)	On the date of this document the number of Directors will be five.

3.2	MCE Directors

(a)	Subject to clause 3.2(b), the MCE Shareholders may, from time to time, appoint one Director for every 20% of the Securities on issue held by them in aggregate, including to fill vacancies created by removals under clause 3.2(c) or vacancies created as a result of the application of clauses 3.7(b) or 3.7(c).

(b)	Despite clause 3.2(a), the MCE Shareholders may, from time to time, by notice to the Company, appoint up to three Directors for so long as they hold in aggregate:

(i)	more than 40% of the Securities on issue; and

(ii)	more Securities on issue than any other Shareholder and its Affiliates to whom Securities have been issued or Transferred in accordance with this document, in the aggregate.

(c)	Subject to clause 3.2(d), the MCE Shareholders may remove any Director appointed by them under clauses 3.2(a) or 3.2(b) (as applicable) by notice to the Company.

(d)	Any notice under clause 3.2(c) must be signed by Shareholders holding a majority of the Securities on issue held by all of the MCE Shareholders as at the date of the notice.

3.3	Minority Directors

(a)	The Minority Shareholders may, by action of the Majority of the Minority Shareholders, for so long as they hold in aggregate:

(i)	20% or more of the Securities on issue, appoint two Directors; and

(ii)	10% or more, but less than 20% of the Securities on issue, appoint one Director, including in each case to fill vacancies created by removals under clause 3.3(c) or vacancies created as a result of the application of clauses 3.7(b) or 3.7(c), in each case by written notice to the Company.

(b)	Subject to clause 3.3(c), the Minority Shareholders may, by action of the Majority of the Minority Shareholders, remove any Director appointed by them under clause 3.3(a) by notice to the Company.

(c)	Any notice under clause 3.3(b) must be signed by the Majority of the Minority Shareholders as at the date of the notice.

3.4	Minority Shareholder Observers

(a)	The Majority of the Minority Shareholders may, for so long as the Minority Shareholders hold, in aggregate, an Effective Interest in Securities of 5% or more but less than 20%, designate by notice to the Company one Observer.

(b)	The Majority of the Minority Shareholders may change any Observer designated by them under clause 3.4(a) by notice to the Company.

(c)	Any notice under clauses 3.4(a) or 3.4(b) must be signed by the Majority of the Minority Shareholders as at the date of the notice.

(d)	No more than one Observer may be designated under this clause 3.4.

3.5	Eligibility and rights of Observers

(a)	An Observer is entitled to attend each meeting of the Board.

(b)	An Observer must be given the same notice of each meeting of the Board, at the same time and in the same form, as given to the Directors.

(c)	An Observer must be provided with all of the information provided to Directors at the same time as such information is provided to the Directors, including all board packs, agendas and any information to be presented to the Board.

(d)	An Observer is not entitled to vote at meetings of the Board.

(e)	It is a condition of the designation of an Observer under clause 3.4(a) that the Observer enters into, or is already covered by, a confidentiality deed with the Company on terms substantially the same as the Confidentiality Deed or otherwise acceptable to the Company.

3.6	Chairperson

(a)	For so long as clauses 3.2(b)(i) and 3.2(b)(ii) are satisfied, the MCE Shareholders may from time to time by notice to the Company appoint an MCE Director as the Chairperson and may remove from office any person so appointed and appoint another MCE Director as the Chairperson in their place.

(b)	If clause 3.2(b)(i) or 3.2(b)(ii) is not satisfied, the holders of a majority of the Securities then on issue may from time to time by notice to the Company appoint a Director as the Chairperson and may remove from office any person so appointed and appoint another Director as the Chairperson in their place.

3.7	Vacation of office

The office of a Director will be vacated if:

(a)	the Director is removed under clause 3.2(c) or 3.3(b) (as applicable);

(b)	the Director gives notice to the Company that he or she resigns as a Director; or

(c)	the Director dies.

3.8	Removal of Directors

(a)	If the number of Directors appointed by a person under clause 3.2 or 3.3 is greater than the number of Directors entitled to be appointed by that person under the relevant clause, then that person must, within two Business Days of ceasing to be so entitled, give notice to the Company removing that number of Directors in excess of its entitlement.

(b)	If any person to whom clause 3.8(a) applies does not give notice removing the required number of Directors within the period specified in that clause, any person entitled to appoint a Director under clauses 3.2 or 3.3 may give such a notice removing any such Directors.

3.9	Alternate directors

(a)	A Director may, with the prior written approval of the Board, appoint an alternate director by notice to the Company.

(b)	An alternate director may attend any Board meeting and vote on any resolution of the Board provided the Director that appointed the alternate is not present at the meeting and is a Director at the time of the meeting.

(c)	An alternate director is entitled to a separate vote for each Director the alternate director represents in addition to any vote that alternate director may have as a Director if that alternate director is also a Director.

3.10	Director duties

Each Director and director of a Company Subsidiary shall be required to have regard to, and act in the best interests of, the Company and all of its Shareholders; provided that, to the maximum extent permitted by law and without detracting from or limiting the foregoing obligation, Directors and directors of Company Subsidiaries shall be permitted to also have regard to the interests of the Shareholder Group that appointed that Director in carrying out his or her duties as a Director or a director of any Company Subsidiary to the extent that those interests are consistent with the best interests of the Company and all of its Shareholders.

3.11	Fees and expenses of Directors

(a)	The Company must:

(i)	pay the reasonable expenses properly incurred by Directors and members of the Supervisory Board in relation to the business of the Group, including accommodation expenses in travelling to and from meetings of the Board, any Group Company, or any committee of any such Company, and any meeting of the Supervisory Board, and provided such expenses are supported by valid receipts; and

(ii)	pay the cost of any insurance policies taken out by the Company in respect of the Directors.

(b)	No Director is entitled to be paid any fees in connection with his or her appointment or role as a Director.

3.12	D&O Policy

The Company must:

(a)	maintain a D&O Policy in respect of each Director and each director of a Company Subsidiary that provides a level of coverage consistent with that maintained by similarly sized companies that engage in activities similar to those undertaken by the Company and the Company Subsidiaries; and

(b)	pay the premiums in respect of that D&O Policy in relation to the Director s term in office and for six years after the expiry of the Director s term (to the maximum extent permitted by Law).

3.13	Indemnity deed

Each Group member must enter into a deed of access and indemnity with each director of such a company (on terms acceptable to the Board) under which it indemnifies the directors to the maximum extent permitted by law and gives each director a right (subject to certain limitations) to have access to and make copies of board papers and minutes in respect of the period during which the relevant director is or was a director of such a company.

4	Board meetings

4.1	Board meetings

This clause 4 applies to each meeting of Directors.

4.2	Minimum notice of meetings of Directors

(a)	Unless agreed to the contrary by all the Directors, each Director must receive:

(i)	in the case of an emergency, not less 48 hours notice; and

(ii)	in all other cases, not less than five days’ notice, of a meeting of the Directors.

(b)	Any notice of a meeting of Directors must specify the resolutions to be voted on and the location, date and time of the meeting.

(c)	Minority Directors (if there are any) shall be permitted to include additional items for discussion at the Board meeting.

(d)	Notice of any meeting that is determined by the Company to be an emergency meeting shall specify that determination, which must be reasonable, the nature of the emergency in reasonable detail and information for participating telephonically or by video-conferencing.

4.3	Provision of information for Board meeting

After the notice referred to in clauses 4.2(a) and 4.2(b) , the Company must:

(a)	in the case of an emergency, not less than 24 hours prior to the meeting; and

(b)	in all other cases, not less than 2 days prior to the meeting,

deliver to each of the Directors the materials to be discussed at the Board meeting the subject of the notice in clause 4.2(a) (including board packs, agendas and other information to be presented to the Board).

4.4	Delay in meetings of Directors

(a)	A Director may, on receipt of a notice of a meeting of the Directors under clause 4.2(a), by notice to the Company and each other Director, require the meeting to be delayed:

(i)	in the case of an emergency meeting, for up to 24 hours; and

(ii)	in the case of all other meetings, for up to 48 hours.

(b)	Any notice under clause 4.4(a) must specify the date and time the delayed meeting is to be held (but not the place, which will be the same place as the meeting notified under clause 4.2(a)).

(c)	Any particular meeting may not be delayed by the Minority Directors as a group and the MCE Directors as a group under clause 4.4(a) more than once each and, in any event, for more than 24 hours in the case of an emergency meeting, and 48 hours in all other cases.

4.5	Quorum for meetings of Directors

(a)	A quorum for a meeting of Directors is one MCE Director, provided that clauses 4.2(a), 4.2(b) and 4.4 have been complied with.

(b)	An alternate director who is present at a meeting of the Directors in place of his or her appointor will count for the purposes of determining whether a quorum is constituted.

4.6	Voting entitlements

(a)	Subject to clause 4.7, each Director is entitled to one vote.

(b)	The Chairperson does not have a casting vote in addition to the vote the Chairperson has as a Director.

4.7	Block voting

If at a meeting of the Directors:

(a)	there are Directors (or their alternates) present who comprise less than the total number of Directors then appointed by the relevant Shareholder Group (as applicable) and who are otherwise entitled to attend and vote on a resolution at such meeting; or

(b)	a Shareholder Group has not exercised its rights to appoint all of the Directors entitled to be appointed by it under clause 3.2(a) , 3.2(b) or 3.3(a) (as the case may be),

then in each case the Directors appointed by the relevant Shareholder Group present at the meeting will be entitled to cast (in aggregate) the number of votes all the Directors appointed by the Shareholder Group (whether appointed or not) would have been entitled to cast had all the Directors entitled to be appointed by that Shareholder Group been appointed and present at the meeting.

4.8	Decisions of Directors

(a)	Subject to clause 4.8(b), a properly noticed meeting of Directors at which a quorum is present is competent to exercise powers and discretions vested in or exercisable by the Directors under this document or the Memorandum and Articles of Association.

(b)	Except as set out in clauses 6.2(a)(i)(B), 8.3(b), 13.1(a) and 18.6, any question, matter or issue arising at a meeting of Directors and all resolutions must be decided by a simple majority of votes cast.

4.9	Frequency of meeting of Directors

(a)	A meeting of the Directors will be held at least once every three months.

(b)	Subject to clause 4.9(c), any Director may call a meeting of Directors.

(c)	The Minority Directors may not call more than six meetings of Directors (in aggregate) in any calendar year.

4.10	Interested Directors

(a)	Subject to clause 4.10(b), a Director who has a material personal interest in a matter being considered by the Board must not consider the matter in question, vote on the matter or sign any written resolution of the Directors concerning the matter, unless:

(i)	that Director has disclosed in sufficient detail the general nature and extent of that interest to the Board at a meeting of the Directors prior to that matter being considered or voted on or written resolution signed; and

(ii)	the Board has resolved to permit the Director to consider the matter in question, vote on the matter or sign any written resolution of the Directors concerning the matter (and for the purposes of any such resolution, the interested Director will not have a vote (including as an alternate director or on behalf of any other Director) nor may any vote be cast under clause 4.7 in respect of such Director).

(b)	A Director will not be deemed to have a material personal interest under clause 4.10(a) solely because that Director:

(i)	is a director, officer, employee or agent of any Shareholder, of any holder of Upstream Securities (and for this purpose sub-paragraphs (a) and (b) of that definition will be disregarded) in that Shareholder, or of any Affiliate of any such person; or

(ii)	is, or any of his or her Affiliates is, a holder of Securities or Upstream Securities (and for this purpose sub-paragraphs (a) and (b) of that definition will be disregarded) in a Shareholder.

4.11	Conduct of meetings of Directors

Directors shall be entitled to participate in meetings by telephone, video-conferencing or similar equipment, such participation will be as effective as if the Directors had met in person, and the Company must use reasonable efforts to accommodate time zone differences when scheduling such meetings.

5	Shareholder meetings

5.1	Shareholder meetings

This clause 5 applies to each meeting of the Shareholders and the shareholders of each Company Subsidiary (with defined terms being adjusted to apply to such Company Subsidiary, as appropriate).

5.2	Notice of meetings

(a)	Subject to any express provision of this document or the Memorandum and Articles of Association to the contrary, unless an MCE Shareholder (for so long as there is an MCE Shareholder) and the Majority of the Minority Shareholders consent in writing to shorter notice, at least seven days’ notice in writing must be given to all Shareholders entitled to receive notice of any meeting of Shareholders.

(b)	Any notice of a meeting of Shareholders must specify the matters to be voted on and include all other materials to be discussed (including agendas and any other information to be presented to the Shareholders) at that meeting, the location, date and time of the meeting and information for participating telephonically.

5.3	Quorum

The quorum for a meeting of Shareholders is one Shareholder (which must be a representative of an MCE Shareholder for so long as the MCE Shareholder holds at least 40.1% of the Securities on issue), and provided clause 5.2 has been complied with, otherwise a quorum is holders of a majority of the Securities on issue.

5.4	Decisions of Shareholders

Subject to any special majority required as a matter of Law and any other express provision of this document (including clause 7.2(a)) or the Memorandum and Articles of Association to the contrary, questions arising at a general meeting are to be decided by affirmative vote of the holders of a simple majority of votes cast by Shareholders on a poll entitled to vote on the resolution and present in person or by proxy or attorney and voting and any such decision is for all purposes a decision of all of the Shareholders.

5.5	Chairperson

(a)	The Chairperson must be the chairperson of the meeting of Shareholders or, if the Chairperson is not present in person or by telephone, video-conferencing or other similar equipment, any Director notified by the Chairperson to the Company prior to commencement of the meeting must be the chairperson of the meeting.

(b)	If at any meeting of the Shareholders neither the Chairperson nor his or her nominee is present, the Directors present must elect one of their number as chairperson of that meeting and if no Director is present then holders of a majority of the Securities on issue present in person or by telephone, video-conferencing or other similar equipment at that meeting must elect one of their number as chairperson of that meeting.

5.6	Conduct of meetings of Shareholders

Shareholders shall be entitled to participate in meetings by telephone or video conference or similar equipment, and such participation will be as effective as if the Shareholders had met in person.

6	Resolutions without a meeting

6.1	Resolutions

Subject to clause 6.2, if Shareholders holding the requisite number of Securities or if the requisite number of Directors (as the case may be) sign a document which:

(a)	was sent to all Shareholders or to all Directors (as the case may be); and

(b)	contains a statement to the effect that they are in favour of a particular resolution set out in the document,

then for the purpose of this document a resolution in those terms is to be taken as having been passed at a Shareholder meeting or Board meeting (as the case may be), which meeting is taken to have been held on the day and at the time at which the document was last signed.

6.2	Execution

(a)	For the purposes of clause 6.1:

(i)	a document is signed by the requisite number of:

(A)	Shareholders, if it is signed by the Shareholders entitled to vote on the resolution at a Shareholder meeting (including the quorum requirements in clause 5.3) holding a majority of Securities then on issue and held by all of the Shareholders entitled to vote on that resolution, or as otherwise required by applicable Law, this document or the Memorandum and Articles of Association; and

(B)	Directors, if it is signed by all Directors entitled to vote on the resolution; and

(ii)	two or more separate documents in identical terms, each of which is signed by one or more Shareholders or Directors (as the case may be), are to be taken to constitute one document.

(b)	The MCE Directors, on the one hand, and Minority Directors, on the other hand, may, by prior written notice to the Company and each of the other Directors, to the extent permitted by Law, authorise any one or more of their number to sign a resolution under clause 6.2(a) and such resolution, if signed by that person will be as if it was signed by all of the MCE Directors or Minority Directors (as applicable) who gave such an authority.

7	Corporate Governance

7.1	General management

(a)	Without limiting clause 7.2, the Board is responsible for the overall management of the Group.

(b)	The Board may, without limiting clause 7.2, delegate to management of members of the Group or any committee of the Board some or all matters relating to the day to day affairs of the Group.

7.2	Shareholder approval matters

(a)	The Company must not undertake, and must procure that the other members of the Group do not undertake:

(i)	any Tier 1 Reserved Matter without the prior written consent of each Minority Shareholder holding more than 20% of the Securities on issue;

(ii)	any Tier 2 Reserved Matter without the prior written consent of each Minority Shareholder holding 20% or more of the Securities on issue;

(iii)	the Tier 3 Reserved Matter without the prior written consent of each Minority Shareholder holding 20% or more of the Securities on issue, if the suitability or entitlement of such Minority Shareholder, or any holder of Upstream Securities in any such Minority Shareholder, or any of their respective Affiliates, to hold Gaming Authorisations could reasonably be expected to be adversely affected by the taking of any action which is the subject of the Tier 3 Reserved Matter; or

(iv)	the Tier 4 Reserved Matter without the prior written consent of each Minority Shareholder holding more than 2% of the Securities on issue.

(b)	Each Shareholder must exercise all of its rights as a Shareholder to procure that the Company does not undertake any Tier 1 Reserved Matter, Tier 2 Reserved Matter or Tier 3 Reserved Matter unless approved under clause 7.2(a).

(c)	The Shareholders must, if required by the Company, do all things reasonably required by the Company (including vote in favour of any Shareholder resolution) to give effect to the relevant matter if the relevant matter has been approved under clause 7.2(a).

(d)	A notice (i) signed by a Minority Shareholder (or its duly authorised agent or representative) having approval rights in respect of a particular matter referred to in clause 7.2(a) and (ii) specifically referencing such matter shall be deemed to constitute such Minority Shareholder s written consent when such notice is delivered to the Company.

(e)	Clauses 5 and 6 shall not apply to this clause 7.2.

(f)	Clause 7.2(a) does not apply to issuances of Securities or the making of loans to the Company under clauses 17 through 21, except to the extent expressly set out in such clauses.

7.3	Disagreement

(a)	If any Shareholder having approval rights under clause 7.2(a) is, or becomes, aware that a Group Company proposes to undertake any matter:

(i)	which, in the reasonable opinion of that Shareholder, relates to any of the matters specified in item 2 of the Tier 1 Reserved Matters, or item 8 of the Tier 2 Reserved Matters; and

(ii)	in respect of which consent has not been, or is not proposed to be, sought under clause 7.2(a) in respect of that matter,

that Shareholder may, by notice to the Company with a copy to each other Shareholder (Disagreement Notice), refer the matter as to whether consent must be sought under clause 7.2(a) (Disagreement) to the representative of such Shareholder and MCE under clauses 7.3(b) and 7.3(c) (as applicable).

(b)	A Disagreement Notice must:

(i)	specify in reasonable detail, the reasons why, in the reasonable opinion of the relevant Shareholder, consent is required under clause 7.2(a); and

(ii)	except in the case of MCE, designate a representative of such Shareholder for the purposes of this clause 7.3.

(c)	The representative of MCE for the purposes of this clause 7.3 is the person MCE notifies to the Company pursuant to the Implementation Agreement or such other person as MCE may notify to the Company and each Shareholder from time to time.

(d)	The representatives of the applicable Shareholder(s) and MCE must meet and attempt in good faith to resolve the Disagreement within three Business Days of receiving a Disagreement Notice.

(e)	If the representatives of the applicable Shareholder(s) and MCE do not resolve the Disagreement within three Business Days after the delivery of the Disagreement Notice, either the applicable Shareholder(s) or MCE may refer the matter for resolution under clause 7.3(f) by serving on the other party a request for expert determination (Expert Request).

(f)	Any Disagreement referred by the applicable Shareholder(s) or MCE to expert determination under clause 7.3(e) must be determined in accordance with the following provisions:

(i)	an Expert appointed under this clause is to resolve the matters set out in the Disagreement Notice served under clause 7.3(a);

(ii)	the applicable parties shall agree on the appointment of an independent Expert and shall agree with the Expert the terms of his appointment within 7 days of the receipt of the Expert Request by the receiving party;

(iii)	if the applicable parties are unable to agree on an Expert or the terms of his appointment within the period under clause 7.3(f)(ii), either party shall then be entitled to request the Hong Kong International Arbitration Centre (HKIAC) to appoint an independent Expert who is a member of good standing at the Hong Kong Bar Association with at least 20 years of experience of civil practice and for the HKIAC to agree with the Expert the terms of his appointment;

(iv)	the Expert is required to prepare a written decision and give notice (including a copy) of the decision to the applicable parties within a maximum of 30 days of the written agreement by the Expert of the terms of his appointment;

(v)	if the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause, then (x) either applicable party may apply to the HKIAC to discharge the Expert and to appoint a replacement independent Expert with the required background, and (y) this clause applies in relation to the new Expert as if he were the first Expert appointed;

(vi)	all matters under this clause must be conducted, and the Expert’s decision shall be written, in English;

(vii)	the applicable parties are entitled to make brief written submissions to the Expert in such manner and within such time as the Expert may direct, and will provide the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision;

(viii)	to the extent not provided for by this clause, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of the determination as he considers just or appropriate;

(ix)	each party shall with reasonable promptness supply each other with all information and give each other access to all documentation as the other party reasonably requires to make a submission under this clause;

(x)	the Expert shall act as an expert and not an arbitrator and the Expert shall determine the matters set out in the Disagreement Notice, which may include any issue involving the interpretation of any provision of this document, his jurisdiction to determine the matters and issues referred to him or his terms of reference;

(xi)	if the Expert decides as a preliminary question that he has jurisdiction following a challenge by either party, any party may request, within seven days after having received notice of that decision, that the jurisdictional issue be decided by way of arbitration in accordance with clauses 37.1(d) to 37.1(g), and the decision of the arbitral tribunal shall not be subject to appeal (except in the case of fraud or manifest error); while such a request is pending, the Expert may continue the expert determination proceedings and make a determination on the substantive issues;

(xii)	the Expert’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud;

(xiii)	each party shall bear its own costs in relation to the reference to the Expert, and the fees of the Expert and any costs properly incurred by him in arriving at his determination shall be allocated among the parties by the Expert having regard to his or her decision in clause 7.3(f)(xii); and

(xiv)	all matters concerning the process and result of the determination by the Expert shall be kept confidential among the applicable parties and the Expert.

(g)	After a Disagreement Notice is deemed given in accordance with clauses 7.3(b) and 39, no Group Company may undertake the applicable matter until the Disagreement has been resolved in accordance with this clause 7.3.

7.4	Material Contracts

The Company must, and must procure that each Group Company must, use commercially reasonable endeavours to ensure that each material Contract entered into by a Group Company contains a provision permitting the relevant Group Company to terminate the Contract if the failure to terminate the Contract could reasonably be expected to adversely impact the suitability or entitlement of any Shareholder holding at least 5% of the Securities on issue, any holder of Upstream Securities having an Effective Interest in Securities of at least 5%, or any of their respective Affiliates, to maintain any Gaming Authorisation.

7.5	Conduct of the business of the Group

The Company must procure and each Shareholder must, to the maximum extent of its rights hereunder, exercise all its rights as a Shareholder to procure, that each other member of the Group complies with this document and the other Transaction Documents (to the extent applicable).

8	Company Subsidiaries and Committees

8.1	Incorporation of Company Subsidiaries

(a)	In addition to the rights and powers of the Company at Law, the parties acknowledge and agree that the Company may, or may instruct a Company Subsidiary to, from time to time, but subject to clause 8.1(b) and without limitation of clause 36, incorporate one or more Company Subsidiaries.

(b)	It is a condition of the incorporation of any Company Subsidiary under clause 8.1(a) that the memorandum and articles of association (or similar constituent documents) of the relevant Company Subsidiary include (and, as to any Company Subsidiary existing immediately after the date of this document, its constituent documents must be revised as soon as practicable to include) a requirement that any action of the Company Subsidiary which, if undertaken by the Company, would require approval under clause 7.2(a) or approval of the Board, also require approval under that clause and, if applicable, by the Board to be valid (unless such requirement cannot be implemented due to the Laws of the jurisdiction in which the Company Subsidiary is incorporated, in which case the Company will implement such alternative arrangements as would, as closely as possible, give effect to that requirement).

8.2	Subsidiaries

(a)	The parties acknowledge and agree that the Board may, from time to time:

(i)	subject to clause 8.1 and without limitation of clause 36, incorporate one or more Company Subsidiaries;

(ii)	to the extent permitted by applicable Law and subject to approval under clause 7.2(a) (if applicable):

(A)	procure the Company Subsidiaries to do any act (including execute any documents), or omit to do any act as required by the Board;

(B)	delegate to any Company Subsidiary the authority to do any act (including execute any documents), or omit to do any act, as may be done by the Company; and

(C)	authorise any person to do any thing (including execute any document) on behalf of any Company Subsidiary; and

(iii)	subject to clauses 8.1(b) and 8.2(d), appoint such directors to the boards of each Company Subsidiary as it determines.

(b)	Without limiting clause 7.2(a), the binding form of any document executed by a Company Subsidiary will require the signature of one director appointed by the MCE Shareholders or any other person authorised by the Board from time to time for so long as the MCE Shareholders are entitled to appoint three Directors.

(c)	The parties agree that the Board may require that the Company Subsidiaries (including any Company Subsidiaries incorporated by the Board under clause 8.2(a)) have only the minimum number of directors required by the Law of the jurisdiction in which the Company Subsidiary is incorporated.

(d)	The parties acknowledge that PropCo will for so long as it is required by Law to have a minimum of three directors have a board of three directors, two of which will be appointed by the MCE Shareholders and one of which will be appointed by the Minority Shareholders (in each case, for so long as the MCE Shareholders and Minority Shareholders are entitled to appoint three Directors and at least one Director (respectively)).

8.3	Committees

(a)	Subject to clause 8.3(b), the Board may, from to time, establish any one or more committees of the Board.

(b)	The Board must not establish any committee under clause 8.3(a) or amend such committee’s charter without the prior approval of a Minority Director (for so long as the Minority Shareholders are entitled to appoint a Director).

(c)	The Board may determine the membership of, powers of, and the practices and procedures of any committee established by it under this clause.

8.4	Obligation

The parties agree to do all things reasonably required to give effect to this clause 8 (including exercising all their rights as Shareholders, if applicable).

9	Land Grant

9.1	Acknowledgement

The parties acknowledge and agree that the Company intends, as soon as practicable, to cause PropCo to seek:

(a)	an amendment to the Land Grant consistent in all material respects with the development of the MSC Property as set out in the Project Plan;

(b)	the approval of the Macau government to the amendment of the Land Grant; and

(c)	publication of the Land Grant amendment in the Macau Official Gazette.

9.2	Board powers

Despite anything to the contrary in this document and without limiting the powers of the Board, the parties agree that the Board has the sole and exclusive authority to:

(a)	seek the modification of the Land Grant as contemplated by clause 9.1(a); and

(b)	procure that PropCo does all things (including the payment of fees and premiums to the Macau government, take all other actions, and execute all documents) required in connection with the modification of the Land Grant as contemplated by clause 9.1(a) (including grant all authorisation letters and powers of attorney by or on behalf of PropCo).

9.3	Co-operation

The Minority Shareholders agree to reasonably co-operate with and not interfere with, and despite anything to the contrary in this document (but without limiting their rights under clause 7.2(a) (if applicable)) do all things reasonably required by the Board including take all reasonable actions and execute all documents) in connection with, or related to, the modification of the Land Grant as contemplated by clause 9.1(a).

10	Senior Management

10.1	President and Project Director

(a)	The Board may, after consultation with the Appointing Shareholder, appoint and, except where clause 10.1(b) applies, remove the President and Project Director from time to time.

(b)	The Board will not be required to consult with the Appointing Shareholder under clause 10.1(a) prior to removing the President or Project Director for:

(i)	Cause; or

(ii)	a Performance Failure.

(c)	The Board must give the Appointing Shareholder a reasonable opportunity to meet any person proposed to be appointed as the President or Project Director prior to that person being appointed (it being agreed that notice and an opportunity to meet a candidate at least 25 Business Days prior to such candidate's appointment will be deemed reasonable for such purpose).

(d)	The form and amount of compensation of the President and Project Director will be solely determined by the Board but in each case not less than a majority of each person’s total compensation, and substantially all of that person’s cash compensation, must be determined having sole regard to:

(i)	in the case of the President, the performance of the Company; and

(ii)	in the case of the Project Director, the timely development of the MSC Property having regard to the Development Plan and Project Budget.

(e)	For the avoidance of doubt, subject only to the consultation rights in clause 10.1(a), the appointment and removal of the President and the Project Director will be within the sole control of, and the responsibilities and reporting line of the President and Project Director will be solely determined by, the Board from time to time.

10.2	Finance Director

(a)	The Appointing Shareholder, if any, may from time to time, nominate a person to be the Finance Director by giving notice to the Company and the MCE Shareholders:

(i)	specifying the name of the proposed Finance Director;

(ii)	attaching the resume of, and all reports prepared by or on behalf of the Company in relation to, the proposed Finance Director; and

(iii)	specifying the proposed date of appointment (which must be no earlier than the date 25 Business Days from the date of receipt of the notice (Appointment Date)).

(b)	The MCE Shareholders may veto the appointment of a proposed Finance Director by giving notice to the Appointing Shareholder (with a copy to the Company) no later than 25 Business Days after receipt of the notice in clause 10.2(a).

(c)	The Appointing Shareholder must, if requested by the MCE Shareholders, give the MCE Shareholders reasonable opportunity to meet the proposed appointee, assess the proposed appointee’s work references and conduct any executive assessment and any other due diligence process as may be required during the period 25 Business Days after receipt of the notice in clause 10.2(a).

(d)	If the appointment of the proposed Finance Director is not vetoed by the MCE Shareholders under clause 10.2(b), that person will be deemed to be appointed on the Appointment Date unless the proposed appointment is withdrawn prior to that date by notice by the Appointing Shareholder to the Company and the MCE Shareholders.

(e)	The Finance Director may be removed at any time by:

(i)	the Appointing Shareholder, after consultation with the MCE Shareholders;

(ii)	the Board for Cause; or

(iii)	under clause 10.3(c).

(f)	Subject to clause 10.2(g), the terms of employment of the Finance Director will be determined by the Board provided that his or her responsibilities will include oversight over the Company’s expenses, receipts and disbursements, maintenance of books and records related thereto, financial reporting, operating and capital budgeting, oversight of the Company’s financial systems and controls, supervisory authority over all other finance and accounting employees, and such other responsibilities not inconsistent therewith as determined by the Board from time to time.

(g)	The form and amount of compensation of the Finance Director will be solely determined by the Appointing Shareholder (subject to the Company’s annual budget as approved by the Board) after consultation with the MCE Shareholders and having regard to the terms then applicable to employees having similar positions in comparable companies.

(h)	The Finance Director will report to the President, or as otherwise determined by the Board from time to time.

10.3	Performance reviews

(a)	The employment contract of the Finance Director must provide for regular performance reviews (such reviews to occur at the end of his or her probation period and, after that, at least once every calendar year).

(b)	The performance reviews under clause 10.3(a) will be conducted by the President having regard to the terms of the Finance Director’s employment and after consultation with the Appointing Shareholder.

(c)	Subject to the approval of the Conflicts Committee and the outcome of the performance reviews conducted under clause 10.3(b), in addition to its right to terminate the Finance Director under clause 10.2(e)(ii), the Board may terminate the employment of the Finance Director for Performance Failure.

10.4	Steering Committee and Supervisory Board

(a)	The parties agree that it is the intent of the Board to establish a steering committee (Steering Committee) as soon as practicable.

(b)	The Steering Committee will:

(i)	consist of such persons as may be appointed by the Board from time to time (which will include the Project Director and the Finance Director); and

(ii)	serve as a working committee of the Company’s project development team to facilitate the development and construction and completion of the MSC Property.

(c)	The Steering Committee will be supervised and directed by a supervisory body (Supervisory Board).

(d)	The Supervisory Board will be appointed by the Board and will consist of:

(i)	a representative of the Minority Shareholders (for so long as the Minority Shareholders are entitled to appoint a Director) with such representative to be appointed and removed from time to time by the Majority of the Minority Shareholders; and

(ii)	such other persons as determined by the Board.

(e)	The Steering Committee and Supervisory Board will:

(i)	meet periodically as and when determined by the Board; and

(ii)	be subject to the direction of the Board.

(f)	For the avoidance of doubt, the Steering Committee and Supervisory Board will not be committees of the Board.

11	Related Party Transactions and Conflicts

11.1	Related Party Transactions and Conflicts

The parties agree that subject to the approval by all of the Directors, the Company proposes to:

(a)	adopt a Conflicts Committee Charter; and

(b)	establish a Conflicts Committee.

11.2	Variation

(a)	The parties agree that the Conflicts Committee may, subject to clause 11.2(b), amend the Policy on Related Party Transactions from time to time.

(b)	The Conflicts Committee must not amend any of the criteria for the approval of related party transactions under the Policy on Related Party Transactions or any of the material provisions of that policy without the prior written consent of holders of a majority of Securities on issue held by Minority Shareholders holding at least 10% of the Securities on issue.

11.3	Implementation of Policy on Related Party Transactions

(a)	The Company must implement the Policy on Related Party Transactions and must use reasonable efforts (including putting in place appropriate internal procedures) with the objective of procuring that employees of each Group Company comply with that policy.

(b)	Without limiting clause 11.3(a), the Company must comply, and the Company shall procure that each Group member shall comply, with Sections IV. (4) and V. (C) of the Policy on Related Party Transactions as if it were set forth herein and constituted a part hereof.

11.4	Post IPO

Following an IPO, Related Party Transactions must be approved by an audit committee of independent Directors, unless the rules of the relevant exchange require an alternative approval process by independent Directors (in which case that process will apply).

12	Shared Vendor Contracts

12.1	Shared Vendor Contracts

The parties acknowledge that MCE and its Affiliates may from time to time enter into Contracts with a supplier, vendor or other party or its Affiliates or Connected Persons (Shared Vendors) for the provision of various goods and services to more than one MCE Casino (Shared Vendor Contracts).

12.2	Obligation

Subject to clause 12.3, MCE must, for so long as any Minority Shareholder holds 10% or more of the Securities on issue, use commercially reasonable endeavours:

(a)	to obtain on behalf of the Group, to the extent possible, economic and other terms at least as favourable (when taken as a whole and after taking into account, among other things, the passing of time, inflation and the then prevailing economic conditions) to the Group as the economic and other terms it obtains from the applicable Shared Vendor for any of the other MCE Casinos in respect of similar goods and services; and

(b)	to utilise the services of, and obtain goods from, the Shared Vendors and to obtain volume and pricing discounts on such services and goods from such Shared Vendors for the benefit of the Group.

12.3	Application

(a)	The parties agree that clause 12.2 will not apply in respect of any the following Shared Vendors:

(i)	any utility operators (water, electricity, gas and telephone and whether public or private) in Hong Kong or Macau;

(ii)	a financier or lender to MCE or any of its Affiliates;

(iii)	a Governmental Agency;

(iv)	a Gaming Promoter; or

(v)	a Third Party Casino.

(b)	The parties agree that clause 12.2(b) does not apply to any Shared Vendor Contract which is the subject of any dispute, claim, or other proceedings or the performance of which, or the goods provided under which, do not in the reasonable opinion of MCE or any of its Affiliates, meet appropriate standards of performance.

12.4	Gaming Promoters

MCE will use commercially reasonable efforts to ensure that there is no bias or discrimination by or at the direction of MCE or any of its Affiliates against the Group with respect to:

(a)	the use or selection of Gaming Promoters;

(b)	the allocation of customers by Gaming Promoters (to the extent it is within the control of MCE); or

(c)	the commissions, commission rate policies or extensions of credit in respect of Gaming Promoters for the Group as compared to commissions, commission rate policies or extensions of credit in respect of Gaming Promoters for any of the other MCE Casinos (excluding Third Party Casinos).

12.5	Audit rights

(a)	If clause 12.2 applies, the Majority of the Minority Shareholders may on an annual basis jointly request the Company to instruct the Company’s auditors to audit the compliance by MCE with its obligations under clause 12.2 and to share the results thereof with the Directors appointed by the Minority Shareholders.

(b)	The parties agree that any audit conducted under clause 12.5(a) will be limited to a review of a random sample of Shared Vendor Contracts of an appropriate size to be determined by the auditor to verify compliance by MCE with clause 12.2(a).

(c)	Any work conducted by the Company’s auditors in respect of clause 12.5(a) will be at the expense of the Company.

(d)	MCE must instruct the auditors of the other MCE Casinos (other than Third Party Casinos) to reasonably cooperate with the Company’s auditors in connection with any work conducted by the Company’s auditors under clause 12.5(a) (but subject to clause 12.5(b)).

13	Development and Pre-Opening

13.1	Development and Pre-Opening Services Agreement

(a)	The parties acknowledge and agree that the Company intends to enter into the Development and Pre-Opening Services Agreement and that entry into that document will require the approval of all of the Directors.

(b)	The parties acknowledge and agree that prior to the Opening the Company intends to enter into a services agreement with MCE and certain of its Affiliates in relation to the provisions of services to the Company during the operational phase of the MSC Property and that the Policy on Related Party Transactions will apply to the entry into that agreement and any services to be provided thereunder.

13.2	Entertainment Agreement

(a)	The parties acknowledge and agree that one or more of MCE and its Affiliates propose to enter into an agreement with the Entertainment Service Provider under which that person will provide certain entertainment and related services to or at the direction of one or more of MCE and its Affiliates (Entertainment Agreement). The final version of the Entertainment Agreement has been provided to the Minority Shareholders prior to execution of this document.

(b)	Subject to the entry into the Entertainment Agreement by each of the parties to that agreement, the Company may, from time to time by written notice to MCE, request that the services to be provided under that agreement are provided to a Group Company.

(c)	Any notice under clause 13.2(b) must specify, in reasonable detail, the services to be provided and the time for providing such services.

(d)	Subject to the receipt by MCE of a notice under clause 13.2(b) and subject to clause 13.2(f), MCE must use commercially reasonable endeavours to procure that (so far as it is able to do so and is permitted under the Entertainment Agreement to do so) the services specified in the notice are provided by the Entertainment Service Provider to the relevant Group Company when required.

(e)	The Company must, on the relevant Group Company being provided with the services requested by the Company under clause 13.2(c), promptly pay to MCE (and in any event prior to any amounts owed by MCE for any such services to the Entertainment Service Provider becoming delinquent) the amount payable by MCE or its Affiliates in respect of such services.

(f)	The total amount payable by the Company for services provided by the Entertainment Service Provider under this clause 13.2 may not exceed US$5 million and the parties agree that MCE will be under no obligation to procure any services are provided if the total amount payable in respect of all services provided to the Group is, at that time, greater than, or will following the provision of such services, be greater than, that amount.

(g)	So long as clause 13.2(d) is satisfied, the Company agrees (on behalf of itself and each Company Subsidiary to whom services are provided under the Entertainment Agreement) that MCE and its Affiliates have no liability to any Group Company in respect of any services provided by any person to any Group Company under or in connection with the Entertainment Agreement.

(h)	MCE agrees that it will promptly provide to the Company a copy of the Entertainment Agreement and any amendments to that agreement (from time to time).

(i)	For the avoidance of doubt, the Policy on Related Party Transactions will not apply to any services provided under this clause 13.2.

14	Casino operation

14.1	Casino operation

(a)	The MCE Subconcessionaire is the holder of the MCE Subconcession under which the MCE Subconcessionaire is authorised by the Macau government to conduct the operation of casino games of chance and other casino games in Macau.

(b)	The parties acknowledge that the MCE Subconcessionaire shall operate the MSC Casino within the MCE Subconcession on terms substantially similar to the Casino Management Agreement (as amended under clause 14.2 and any other contractual arrangements referenced in annexure G of the Implementation Agreement).

(c)	The MCE Subconcessionaire must apply for an extension of the MCE Subconcession prior to any expiration from time to time and, in any event, continue to operate the MSC Casino for as long as the MCE Subconcession is in effect.

14.2	Casino Management Agreement

(a)	The parties agree that the Company and MCE shall use commercially reasonable efforts to procure, so far as they are able to, that the Casino Management Agreement is amended as set forth in the Implementation Agreement and that the other matters set forth in annexure G of the Implementation Agreement are implemented.

(b)	None of the Company, any Company Subsidiary or the MCE Subconcessionaire may cause (by action or inaction) a breach of the Casino Management Agreement (as amended under this clause 14.2 and any other contractual arrangements referenced in annexure G of the Implementation Agreement).

(c)	The parties acknowledge that any amendment to the Casino Management Agreement will be subject to the approval of the Macau government.

14.3	Gaming tables

(a)	The parties agree that:

(i)	after consultation, the MCE Shareholders and the Majority of the Minority Shareholders will agree (and any such agreement will be binding notwithstanding any change in the composition of the Minority Shareholders, absent subsequent agreement by the MCE Shareholders and the Majority of the Minority Shareholders) on the initial number of gaming tables to be applied for in relation to the MSC Casino; and

(ii)	the initial number of gaming tables included in the MSC Casino on Opening will be determined by the Macau government, and may be less than the number applied for in accordance with clause 14.3(a)(i).

(b)	Any additional gaming tables authorised by the Macau government to be utilised by the MCE Subconcessionaire after initial allocation of gaming tables by the Macau government to the MSC Casino will (to the extent permitted by the Macau government) be allocated by the MCE Subconcessionaire to the MSC Casino and the other MCE Casinos:

(i)	in proportion to the number of tables the MSC Casino and the other MCE Casinos have (or have allocated to them) at that time; and

(ii)	if the number of additional gaming tables authorised by the Macau government to be utilised by the MCE Subconcession is disproportionately more than the number of gaming tables authorised to other concession and subconcession holders in Macau (based on the number of gaming tables held by each of them and including circumstances in which the percentage of additional gaming tables allocated to the MCE Subconcessionaire exceeds the percentage of gaming tables allocated to other gaming concession or subconcession holders in Macau under the table cap regime implemented by the Macau government from time to time), the amount of the excess will (to the extent permitted by the Macau government) be allocated by the MCE Subconcessionaire between the MSC Casino and the other MCE Casinos based on:

(A)	the relative gaming expansion plans approved by the Macau government; or

(B)	if no such plans exist, pro rated based on the respective number of tables at (or allocated to) the MSC Casino and the other MCE Casinos.

(c)	In the event that, after initial allocation of gaming tables by the Macau government to the MSC Casino, the number of gaming tables authorised by the Macau government to be utilized by the MCE Subconcession is reduced, MCE and the Majority of the Minority Shareholders must discuss in good faith whether there is to be any reduction in the number of gaming tables at the MSC Casino having regard to (among other things) a fair and appropriate allocation of gaming tables to all MCE Casinos and after taking into account any Macau government requirement and the capital expenditures of each of the MCE Casinos and, in any event, the number of gaming tables at the MSC Casino must not be disproportionately reduced relative to the reduction of gaming tables at other MCE Casinos (unless the MCE Shareholders and a Majority of the Minority Shareholders agree otherwise).

14.4	MCE Casinos

Despite any other clause of this document, but without limitation of clause 14.3(b) , the parties agree that if the Macau government approves less gaming tables than applied for in clause 14.3(a)(i), MCE and its Affiliates are under no obligation to allocate additional gaming tables to the MSC Casino to make up for any gaming tables applied for under clause 14.3(a)(i) but not allocated by the Macau government.

15	Project Plan and other administrative matters

15.1	Project Plan

The Project Plan is incorporated by reference herein and constitutes a part hereof.

15.2	Amendments

(a)	The Company may make any amendment to the Project Plan other than the matters in respect of which approval is required under clause 7.2(a).

(b)	Except as contemplated in clause 15.2(a), nothing in this clause 15.2 limits any of the rights of the Minority Shareholders under clause 7.2 to approve any changes to the Project Plan.

15.3	Milestones

The parties shall act in good faith in connection with the design, development and construction of the MSC Property and shall procure, to the extent they are able to do so, the Company to use commercially reasonable endeavours to meet project milestones and to commence significant commercial operations in respect of the MSC Property in accordance with the Development Plan as may be amended from time to time in accordance with the approval rights described in clause 7.2.

15.4	Other administrative matters

The parties agree to be bound by and comply with annexures G and H.

16	Restrictions on issue of Securities

16.1	Restriction on issue of Securities

The Company must not issue any Securities except:

(a)	under clauses 17, 18, 19, or 20;

(b)	under clause 21 but subject to the Company having first complied with the Policy on Related Party Transactions except where such issue occurs after Opening; or

(c)	in connection with an IPO in accordance with clause 29.

16.2	Exclusions

The restrictions in clause 16.1, do not apply to any issue of Securities:

(a)	under a Reorganisation Event approved by the Minority Shareholders (if required under clause 7.2(a) or applicable Law), provided that the Reorganisation Event does not dilute any Shareholders’ interests in Securities or otherwise adversely affect any Shareholder's economic interest in the Company; or

(b)	to an employee pursuant to the Group’s employee incentive plan as approved by the Board from time to time, subject to clause 7.2(a) , or to the President, Project Director or Finance Director under clauses 10.1(d) or 10.2(f) (as applicable).

16.3	Prohibitions

The Company must not, and must procure that each Company Subsidiary does not, issue any Securities, or securities in any Company Subsidiary, to any Competitor or Unsuitable Person.

16.4	Upstream Securities

A Shareholder must not, and must procure that each of the holders of Upstream Securities in that Shareholder do not:

(a)	issue any Upstream Securities to any Competitor or Unsuitable Person; or

(b)	enter into any arrangement with any person other than another Shareholder or, in the case of a holder of Upstream Securities, another holder of Upstream Securities in the same entity or with the entity in which the Upstream Securities were issued, in respect of the voting of any Securities or Upstream Securities (as the case may be) or that otherwise has the effect of defeating the purposes or intent of clause 24.

17	Capital Calls

17.1	Power to make a Capital Call

(a)	A Capital Call may only be made by the Board, or if clause 17.2(c) applies, a Calling Shareholder.

(b)	So long as any Capital Calls may still be made by the Board, the Company may not issue or sell Securities to any person other than pursuant to clauses 17 and 18 or in the case of an IPO under clause 29.

17.2	Making a Capital Call

(a)	In determining when to make, and the amount of, a Capital Call, the Board must subject to clause 17.2(b) act in a manner consistent with the funding requirements of the Group for the pre-Opening development of the MSC Project as set out in the Financing and Funding Schedule.

(b)	The Board may, if it determines that, despite the Financing and Funding Schedule, capital is not required to be called at the time contemplated by the Financing and Funding Schedule, defer calling that capital to a future date prior to the Opening by notice to the Shareholders.

(c)	If the Board does not make a Capital Call on or before the date three months after the last date for the making of that Capital Call as set out in the Financing and Funding Schedule and:

(i)	the failure to make that Capital Call would reasonably be expected to result in a delay in the completion of the development, construction and Opening; and

(ii)	making that Capital Call and the amount of the Capital Call is, in the circumstances, commercially reasonable and consistent with the Development Plan and the Project Budget,

then any Minority Shareholder holding more than 20% of the Securities on issue may, after consultation with MCE, give a Call Notice (Calling Shareholder) unless clause 17.2(d) applies.

(d)	A Calling Shareholder may not give a Call Notice if the failure of the Board to make a Capital Call is a result of Force Majeure which has a material adverse effect on the Group and the timely development of the MSC Property.

(e)	The issue price for Securities must be Fair Market Value.

17.3	Call Notice

(a)	If the Board or Calling Shareholder wishes to make a Capital Call it must serve a notice on each of the Shareholders (Call Notice) specifying:

(i)	a Capital Call is being made;

(ii)	the aggregate amount of the Capital Call in US$;

(iii)	the amount in US$ required to be contributed by each Shareholder and the number of Securities that amount corresponds to (determined under clause 17.2(e)); and

(iv)	subject to clause 17.6, the date and time for payment of the Capital Call.

(b)	A Capital Call is made on the date the Call Notice is deemed given in accordance with clause 39.

(c)	A Capital Call must be made on all Shareholders and not some only and must be on the same terms for each Shareholder (other than as to the amount and number of Securities).

17.4	Capital Call amount

The proportion of any Capital Call required to be contributed by a Shareholder is equal to the proportion the Financial Interest of that Shareholder bears to the aggregate Financial Interests held by all Shareholders at the time of the relevant Capital Call.

17.5	Cap on all Capital Calls

The maximum amount payable on all Capital Calls under this clause 17 by all Shareholders in the aggregate is US$800 million (less any amounts subscribed for or advanced to the Company under clause 18 and the amount of Financial Support provided under clause 20.2(a)), and in no event shall more than US$150 million be called prior to receipt by the Company of (and subject to the continued effectiveness and availability of) definitive project financing or other debt commitments (together with funded debt) from third party lenders for at least US$1.4 billion in the aggregate.

17.6	Date for payment of a Capital Call

(a)	A Call Notice may not be given any earlier than the Quarter immediately preceding the Quarter to which the use of capital relates.

(b)	The date for payment of a Capital Call must be at least 25 Business Days after the date the Call Notice is deemed made under clause 17.3(b) and must be consistent with the Financing and Funding Schedule.

17.7	Payment of a Capital Call

Each Shareholder must pay the amount of the Capital Call set out in the Call Notice in immediately available funds to an account notified by the Company from time to time to the Shareholders.

17.8	Failure to pay a Capital Call

Clause 18 will apply on a failure by any Shareholder to pay the amount of a Capital Call in full on or before the date required for payment.

17.9	Revocation

(a)	A Call Notice may be revoked by the party that gave the Call Notice by notice to the Shareholders at any time before the date that is 15 Business Days prior to the date for payment of a Capital Call.

(b)	Any amendment or modification to a Call Notice shall be deemed a revocation thereof and issuance of a new Call Notice subject to the terms of this clause 17.

17.10	Expiration

(a)	No Shareholder will be required to contribute any capital to the Company under this clause 17 on or after the earlier of Opening and the date five years after the date of this document:

(i)	unless clause 17.10(b) applies; or

(ii)	except, as to any Shareholder, to the extent that Shareholder has failed to contribute capital when required under this clause 17 (except to the extent such Shareholder’s liability and obligation in respect thereof has been eliminated as provided in clause 18.5).

(b)	The Board may, by notice to each of the Shareholders, prior to expiry of the period in clause 17.10(a) (as extended under this clause 17.10(b)), extend the date by which Capital Calls may be made for an additional period of up to 12 months (in aggregate) if the Opening has not occurred as a result of Force Majeure.

(c)	The Board may give one or more notices under clause 17.10(b) but may not extend the period in which Capital Calls may be made by more than 12 months (in aggregate).

17.11	Related Party Transactions

The Policy on Related Party Transactions will not apply to any issue of Securities under this clause 17.

17.12	Securities

Upon receipt by the Company of payment of the amount of the Capital Call the Company must issue to the Shareholder the Securities subscribed for by that Shareholder, update the share register and issue share certificates for the Securities.

17.13	Amendment

Clauses 17.4, 17.5, 17.6, and 17.10 may not be amended or modified except with the prior written consent of each Shareholder who is to be bound thereby.

18	Failure to contribute capital

18.1	Failure to contribute

If any Shareholder (Defaulting Shareholder) fails to subscribe for Securities required to be subscribed by it under clause 17 on or before the date specified in the Call Notice, the Defaulting Shareholder will have no further right to subscribe for such Securities and the Company must offer to each of the Shareholders other than the Defaulting Shareholders (Non Defaulting Shareholders) under this clause 18 the right to either:

(a)	purchase those Securities (together with certain additional Securities contemplated by this clause 18) under clause 18.2 ; or

(b)	advance to the Company a shareholder loan on the terms set out in the Shareholder Loan Agreement (Defaulting Loan) under clause 18.3.

18.2	Clause 21 applies

Clause 21 will apply to an issue of Securities under this clause 18, except that:

(a)	the number of Securities offered to be issued will be 1.3 times the number of Securities failed to be subscribed for by the Defaulting Shareholders (Defaulting Securities);

(b)	the Defaulting Securities will be offered to each of the Non Defaulting Shareholders only;

(c)	each Non Defaulting Shareholder is entitled to subscribe for the proportion of the Defaulting Securities equal to the proportion of the Securities on issue held by it to the total number of Securities held by all the Non Defaulting Shareholders immediately prior to the relevant Capital Call;

(d)	the total issue price for the Defaulting Securities offered must be, in aggregate, the same amount that would have been payable by the Defaulting Shareholders under clause 17 in respect of the Call Notice (Default Amount) and the issue price of each Defaulting Security must be the same for all of the Defaulting Securities of the same class being offered; and

(e)	the time periods specified in clauses 21.2 and 21.3 shall be shortened to 30 and 15 Business Days, respectively.

18.3	Defaulting Loans

(a)	Instead of purchasing Defaulting Securities under clause 18.2, a Non Defaulting Shareholder may elect to advance a loan to the Company in an amount equal to the product of the Default Amount multiplied by a fraction, the numerator of which is the number of Securities on issue held by such Non Defaulting Shareholder, and the denominator of which is the total number of Securities on issue held by all Non Defaulting Shareholders immediately prior to the relevant Capital Call.

(b)	If a Non-Defaulting Shareholder wishes to advance a loan to the Company under this clause 18.3 it must give notice of its intent to do so to the Company within 20 Business Days after the date the Offer Notice is deemed to be given in accordance with clauses 18.2 and 39.

(c)	Any such Non Defaulting Shareholder electing to advance a loan under this clause 18.3 must advance such loan no later than the date the Securities are required to be purchased under clause 18.2 and deliver to the Company the Shareholder Loan Agreement duly executed by such Non Defaulting Shareholder.

(d)	The Company must deliver to any such Non Defaulting Shareholder the Shareholder Loan Agreement duly executed by the Company on the date such loan is made.

18.4	Related Party Transactions

The Policy on Related Party Transactions will not apply to any issue of Securities or making of Defaulting Loans under this clause 18.

18.5	Election of remedies

The liability and obligation of a Defaulting Shareholder in respect of a particular Capital Call shall be eliminated to the extent that the Default Amount has been subscribed for by any Non Defaulting Shareholder under clause 18.2. If the Default Amount is not subscribed for, the Defaulting Shareholder will remain liable for such amount and this clause does not affect the rights that the Company or Non Defaulting Shareholder may have against the Defaulting Shareholder. In the event that there are two or more Defaulting Shareholders in respect of the same Capital Call and some, but not all, of the Default Amount is subscribed for by any Non Defaulting Shareholders, the amount of the liability and obligation of each Defaulting Shareholder that is eliminated thereby shall be in proportion to their respective portions of the Default Amount. Upon elimination of the liability and obligation of a Defaulting Shareholder under the foregoing provisions, no claims for damages or otherwise may be made or continued against that Defaulting Shareholder, or any other person who may have made guarantees or commitments, in each case in respect of the applicable Default Amount.

18.6	Company action in respect of MCE Shareholder default

In the event an MCE Shareholder is a Defaulting Shareholder, the Minority Directors shall have the power to direct the Company to pursue all appropriate remedies, subject to clause 18.5, against the Defaulting Shareholder and against any party that has made an equity commitment to the Company in respect of the obligations of that Defaulting Shareholder and the Company shall be required to act in accordance with any such direction. Any such act that requires approval of the Board may be taken with the approval of all of the Minority Directors notwithstanding any contrary action by the MCE Directors.

19	Additional capital

19.1	Requirement for additional capital

If, after the maximum amount payable in respect of all Capital Calls has been subscribed for or advanced (less any amounts called under clause 17 and which have not been subscribed for or advanced under that clause or clause 18), the Board determines that additional capital is currently required or imminently likely to be required to fund the construction and development of the MSC Property, then the Board may (i) seek the required capital from third parties either in the form of a loan (subject to clause 7.2(a)) or through the issuance of additional securities in accordance with clause 21 or (ii) serve a notice to MCE and the Shareholders under clause 19.3(a) .

19.2	Determination

Any Board determination that additional capital is required under clause 19.1 must be consistent with the Project Plan.

19.3	Additional Capital Notice

(a)	If the Board determines that additional capital is required under clauses 19.1 and 19.2, it may serve a notice on MCE and the Shareholders stating that additional capital is required and the amount of that capital.

(b)	Upon receipt of the notice in clause 19.3(a), MCE may serve notice on the Company and the Shareholders (Additional Capital Notice):

(i)	stating the amount (if any) of such capital it will advance to the Company in the form of a loan (Loan Amount) under clause 19.4 and the amount (if any) of such capital it requires the Company to issue additional Securities to fund under clause 19.5 (which may be less than the amount notified in clause 19.3(a)); and

(ii)	specifying the date the additional capital will be provided (which may be no earlier than the date 20 Business Days and no later than 40 Business Days after the date the notice is deemed given in accordance with clause 39).

19.4	Loan funds

(a)	If MCE notifies the Company and the Shareholders under clause 19.3 that it will advance funds to the Company in the form of a loan, it must on the date specified in the Additional Capital Notice:

(i)	advance to the Company the amount notified under clause 19.3(b)(i); and

(ii)	deliver to the Company the Shareholder Loan Agreement duly executed by MCE.

(b)	The Company must deliver to MCE the Shareholder Loan Agreement duly executed by the Company on the date specified in the Additional Capital Notice.

19.5	Additional Securities

If MCE notifies the Company and the Shareholders under clause 19.3 that additional Securities are required to be issued, clauses 21.1 to 21.5 will apply to that issue of Securities, and the Company must comply with those clauses, except that:

(a)	the issue price for the Securities must be Fair Market Value;

(b)	the proposed subscription date is the date specified in the Additional Capital Notice; and

(c)	each Shareholder (including each MCE Shareholder) is not entitled to subscribe for more than its Respective Proportion of the Securities proposed to be issued.

19.6	Requirement to advance funds

(a)	If any Securities are not taken up under clause 19.5, then the Company must, within five Business Days after the date the Securities are required to be taken up, give a notice to MCE and each Shareholder (Further Capital Notice):

(i)	specifying the aggregate amount, in US$, which has not been subscribed for under clause 19.5 (excluding any amounts not subscribed for as a result of a breach of this clause 19); and

(ii)	notifying MCE that it or its Affiliates must advance to the Company by way of a loan (or arrange for an unrelated third party to so advance) the amount specified in clause 19.6(a)(i) (Further Loan Amount).

(b)	Within 15 Business Days of the date the Further Capital Notice is given (Future Funding Date), MCE or one of its Affiliates must, or an unrelated third party arranged by MCE must:

(i)	advance to the Company the Further Loan Amount; and

(ii)	deliver to the Company the Shareholder Loan Agreement duly completed and executed by MCE or, in the case of a loan by an unrelated third party, deliver such form of loan agreement that may be acceptable to the Board and the third party in relation to the Further Loan Amount.

(c)	The Company must deliver to MCE (or its Affiliate or an unrelated third party, as applicable) the Shareholder Loan Agreement (or in the case of a loan by an unrelated third party, such form of loan agreement that may be acceptable to the Board and the third party in relation to the Further Loan Amount) duly completed and executed by it on the Future Funding Date.

19.7	Related Party Transactions

The Policy on Related Party Transactions will not apply to any issue of Securities or the advance of any amounts by way of loan under this clause 19.

20	Project Financing

20.1	Project financing

The parties acknowledge and agree that:

(a)	it is the intent of the Company to seek non-recourse debt financing from third party lenders to enable the development and construction of the MSC Property; and

(b)	the third party lenders to the MSC Property (Project Lenders) may, as a condition of, or in connection with, providing the financing referred to in clause 20.1(a), require that the Shareholders provide, procure or arrange a guarantee, letter of credit, or other form of financial support to either or both of the Project Lenders and the MSC Property (Financial Support).

20.2	Financial Support

(a)	If the Project Lenders require Financial Support, the Shareholders will, if requested by the Board, not unreasonably refuse to provide support up to a total amount of (in aggregate) US$800 million minus the aggregate equity contribution set out in the applicable financing scenario in the Financing and Funding Schedule.

(b)	Subject to clause 20.2(a), each Shareholder must provide that proportion of the aggregate amount of Financial Support to be provided under that clause equal to the proportion that the Financial Interest of that Shareholder bears to the aggregate Financial Interests held by all Shareholders at the time requested by the Board under that clause.

(c)	If the Project Lenders require additional Financial Support (in addition to the Financial Support provided under clause 20.2(a)) each of the Shareholders agree to negotiate in good faith as to the form, terms, and amount of additional Financial Support (if any) that Shareholder or its Affiliates is prepared to provide.

20.3	Financial Support Fee

(a)	If the Project Lenders require Financial Support, the parties agree that the Shareholder providing, procuring or arranging the Financial Support may charge the Company a fee (Financial Support Fee), to be determined under clause 20.3(b).

(b)	The parties agree that the Financial Support Fee charged by each Shareholder will be equal to two percent per annum of the aggregate amount of the non-recourse debt supported by that Shareholder.

(c)	The Financial Support Fee (or portion of that amount) will be charged to the Company each Quarter of each year in which the Financial Support is provided.

(d)	In addition to the Financial Support Fee, each Shareholder may charge to the Company all reasonable costs incurred by the Shareholder in providing the Financial Support (including all establishment and administration fees and reasonable legal fees and expenses and, in the case of a letter of credit, all interest, fees and charges) from time to time.

(e)	If two or more persons provide support in respect of the same facility, the fees in respect of that facility and the payment of those fees will be proportionate to the amount of support provided by each such person but in no event will the fee exceed two percent of the amount supported in aggregate.

(f)	The Financial Support Fee must be paid prior to any dividends or other distributions in respect of Securities.

20.4	Financial Support is called on

(a)	If for whatever reason, the Financial Support provided by a Shareholder or former Shareholder (Financial Supporter) is called on, or will be imminently called on, the Financial Supporter may advance the amount called on to the Company in the form of a loan (Financial Support Loan).

(b)	Any loan made under clause 20.4(a) must be on the terms of the Shareholder Loan Agreement.

20.5	Securities Issue Notice

If at any time after providing the Financial Support Loan, a Financial Supporter wishes to convert that loan into Securities, the Financial Supporter may serve a notice on the Company (Securities Issue Notice):

(a)	stating that it requires the Company to issue additional Securities;

(b)	specifying the issue price of the Securities (which must be Fair Market Value);

(c)	specifying the number of Securities to be issued having an aggregate subscription price up to the principal plus accrued and unpaid interest on the Financial Support Loan; and

(d)	specifying the date the Securities are required to be subscribed for (which may be no earlier than the date 20 Business Days and no later than 40 Business Days after the date the notice is deemed given in accordance with clause 39).

20.6	Issue of Securities

Clause 21 will apply to the issue of any Securities under clause 20.5, except that:

(a)	the issue price for the Securities must be Fair Market Value;

(b)	the proposed subscription date is the date specified in the notice in the Securities Issue Notice;

(c)	each Shareholder is not entitled to subscribe for more than its Respective Proportion of the Securities proposed to be issued; and

(d)	the time periods specified in clauses 21.2 and 21.3 shall be shortened to 30 and 15 Business Days, respectively.

20.7	Securities not taken up

If any Securities are not taken up under clause 20.6 then the Company must within five Business Days after the date the Securities are required to be taken up serve a notice on each Shareholder (Capital Issue Notice):

(a)	specifying the aggregate amount, in US$, which has not been subscribed for under clause 20.6; and

(b)	that amount of the Financial Support Loan made by the Financial Supporter that was seeking to convert its Financial Support Loan into Securities representing the portion of the Securities not taken up shall automatically convert into Securities at Fair Market Value.

20.8	Cessation of Financial Support

Each Financial Supporter agrees that if advised by the Project Lenders that Financial Support is no longer required, and subject to being released from the obligation to provide Financial Support by the Project Lenders, that Financial Supporter will stop providing that support as soon as practicable and any break fees, early termination fees or similar fees payable by the Financial Supporter to the Project Lenders in connection with that cessation will be charged to the Company.

20.9	Related Party Transactions

The Policy on Related Party Transactions will not apply to the making of any loan or the issue of any Securities or the payment of the Financial Support Fee under this clause 20, but it will apply to payment by the Company of any other fees in connection with, or the granting of any priorities, encumbrances or other economic benefits in respect of, the provision of Financial Support.

20.10	No obligation

Except as expressly provided for in this clause 20, no Shareholder or any of their respective Affiliates is required to provide Financial Support or, except as expressly set out in this document (and in particular clause 17), under any obligation to provide any other financial accommodation, guarantee or other similar commitment or comfort in relation to any Group Company.

21	Pre-emptive rights on issue

21.1	Pro rata offer

(a)	If the Board resolves to issue any Securities, the Securities must, subject to the Policy on Related Party Transactions being complied with (except where such Securities are issued after Opening in which case the Policy on Related Party Transactions will not apply), be offered to all the Shareholders (each an Offeree) on the following terms (Offer):

(i)	each Offeree is entitled to subscribe for up to its Respective Proportion of the Securities proposed to be issued;

(ii)	the Offeree, if it accepts the Offer, must subscribe for the Securities it applies for; and

(iii)	the issue price of the Securities must be the same for all of the Securities of the same class being offered.

(b)	Despite clause 21.1(a), in the case of clauses 17, 18, 19, 20 and 29, this clause 21 shall only apply as provided in such clauses, with such changes as are provided therein.

(c)	After Opening, Securities proposed to be issued under this clause 21 must be issued at Fair Market Value which shall be determined in accordance with the procedures in clause 34, except that references to each Quarter in such clause shall instead be deemed to refer to the date of the applicable Offer Notice under clause 21.2.

21.2	Offer Notice

The Company must make the Offer to each Offeree by giving a notice in writing (Offer Notice) to each Offeree specifying:

(a)	the total number of Securities proposed to be issued;

(b)	the number of Securities the Offeree is entitled to subscribe for (up to its Respective Proportion of the aggregate of all Securities to be issued); and

(c)	the terms of issue of the Securities (including the issue price, which must, after Opening, be at Fair Market Value, and the proposed subscription date which must be no earlier than the date 40 Business Days after the date the notice is deemed given in accordance with clause 39).

21.3	Response to Offer

Within 20 Business Days after the date the Offer Notice is deemed given in accordance with clause 39, each Offeree must give notice to the Company stating:

(a)	that the Offeree accepts all or any portion of the Securities offered to it in the Offer Notice or declines the Offer in full; and

(b)	if the Offeree wants to subscribe for a greater number of Securities than offered to it in the Offer Notice, the Offeree offers to subscribe for a specified number of additional Securities if not applied for by other Offerees under their Offers (Unsubscribed Securities).

21.4	Failure to respond

If an Offeree does not give a notice to the Company within the period stated in clause 21.3, the Offeree is deemed to have declined its Offer.

21.5	Subscription by accepting Offerees

If an Offeree accepts all or any portion of the Securities offered to it in the Offer, the Offeree must subscribe for the number of Securities specified in its notice of acceptance of its Offer on the terms specified in the Offer Notice.

21.6	Disposal to third parties

If any Securities are not taken up under the Offers (or any of the Offerees default in respect of any such subscription obligation) then the Company may issue any Securities not taken up (on the same terms as specified in the Offer Notice):

(a)	firstly, to any Offerees that have offered to subscribe for Unsubscribed Securities under clause 21.3(b) (and, if there is competition between them, on a pro rata basis to their acceptances under clause 21.3(a) ) but on the basis that no Offeree will be required to subscribe for more than the number of additional Securities specified in its notice under clause 21.3(b); and

(b)	secondly, to any person (other than any Shareholder), at any time within 180 days after the end of the period referred to in clause 21.3 (subject to the extension of such 180 day period for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain any required Authorisation) on terms no more favourable to such person than those offered to the Offerees.

22	Transfers

22.1	Shareholders

Shareholders (other than MCE Shareholders) must not Transfer any Securities, and must procure that no holder of Upstream Securities Transfers any Upstream Securities, in each case except:

(a)	under clauses 23 or 24;

(b)	on exercise of a tag along right under clause 25.3;

(c)	in the case of Securities, on exercise of a Drag Along Right under clause 26.4;

(d)	as required under clause 27; or

(e)	in the case of an IPO, in accordance with clause 29.

22.2	MCE Shareholders

MCE Shareholders may Transfer any Securities, and any holder of Upstream Securities in the MCE Shareholders may Transfer any Upstream Securities to any person, in each case only in compliance with clause 23, 25, or 27 or, in the case of an IPO, clause 29, except:

(a)	if, following that Transfer, MCE would have an Effective Interest in Securities less than or equal to 40%, such Transfer may only be made pursuant to clause 26 in a transaction in which the Dragging Shareholders have required all of the Dragged Shareholders to Transfer their Dragged Securities to the Third Party Purchaser (or to such person as the Third Party Purchaser directs) in accordance with, and provided the Dragging Shareholders have complied with, clause 26.

(b)	no such Transfer may be made to eSun or any of its Affiliates without the prior written consent of the Majority of the Minority Shareholders.

22.3	Prohibition on Transfers

(a)	A Shareholder must not, and must procure that each of the holders of Upstream Securities in that Shareholder do not, Transfer any Securities or Upstream Securities to any Competitor or Unsuitable Person.

(b)	A Transfer of any Securities or Upstream Securities in breach of this document will be void and of no force or effect and, where applicable, the Shareholder in whom the applicable holder of Upstream Securities holds a direct or indirect interest must procure that the transferee of Upstream Securities Transferred in breach of this document re-transfers those securities.

22.4	Credit worthiness

A Shareholder must not Transfer any Securities under clauses 23, 24 or 27 unless:

(a)	the person to whom the Securities are proposed to be Transferred or other suitably creditworthy entity:

(i)	proves to the reasonable satisfaction of MCE (in the case of a Transfer by a Minority Shareholder) or the Majority of the Minority Shareholders (in the case of a Transfer by an MCE Shareholder) that it has sufficient financial resources to meet the funding requirements of the proposed transferee (including making all Capital Calls) and otherwise comply with the obligations of Shareholders under this document; and

(ii)	if required by MCE or the Majority of the Minority Shareholders, as the case may be, provides an undertaking to the Company to meet the funding requirements of the proposed transferee (including to making all Capital Calls) on similar terms to that provided by the person, if any, currently undertaking to meet the transferor funding obligations under this document; or

(b)	the Shareholder that proposes to Transfer Securities (and, if applicable, the person then undertaking to meet that Shareholder's obligations to meet its funding requirements (including making all Capital Calls)) undertakes to meet those obligations should the transferee fail to do so when required.

22.5	Transfers of Financial Interests

So long as any Capital Calls may still be made by the Board, any Transfer of Securities by a Shareholder to a person in accordance with this document must be accompanied by a Transfer of that proportion of the Financial Interests held by that Shareholder equal to the proportion that the Securities on issue transferred by that Shareholder bears to the total number of Securities on issue held by that Shareholder immediately prior to the transfer. For the avoidance of doubt, a Transfer of Financial Interests by a Shareholder as provided by this clause 22.5 shall relieve that Shareholder of any further liability or obligation in respect of the Financial Interests subject to such Transfer.

22.6	Encumbrances

A Shareholder must not grant or create an Encumbrance over any of its Securities except in favour of any Project Lender and must, if required by any Project Lender, grant or create such Encumbrance on such terms as may reasonably be requested by the Project Lenders.

23	Permitted Transfers

23.1	Permitted Transfers

A Shareholder may Transfer some or all of its Securities to a Permitted Transferee without complying with, and a holder of Upstream Securities in that Shareholder may Transfer some or all of its Upstream Securities to a Permitted Transferee without the relevant Shareholder being required to comply with, clauses 24 or 25.

24	Minority Shareholders

24.1	Right of first offer

(a)	If a Minority Shareholder proposes to Transfer any Securities it must, or if a holder of Upstream Securities in any Minority Shareholder proposes to Transfer any Upstream Securities the Minority Shareholder must, ensure this clause 24 is complied with prior to such Transfer, except:

(i)	where the Transfer involves a primary issuance of Upstream Securities;

(ii)	where the Transfer is permitted under clause 23;

(iii)	on exercise of a Tag Along Right under clause 25.3;

(iv)	where the Transfer is required under clause 26.4;

(v)	where the Transfer is required under clause 27; or

(vi)	in the case of an IPO in accordance with clause 29.

(b)	If a Shareholder to whom any MCE Shareholder has Transferred any Securities proposes to Transfer any Securities it must, or if a holder of Upstream Securities of any such Shareholder proposes to transfer any Upstream Securities that Shareholder must, ensure this clause 24.1 is complied with, except in circumstances where clauses 24.1(a)(i) to 24.1(a)(vi) applies, and for that purpose all references in this clause 24 to Minority Shareholder will be interpreted to refer to that Shareholder, all references to an MCE Shareholder will be interpreted to refer to the Minority Shareholders and the Sale Offer must be made to all Minority Shareholders based on their respective proportions of the Securities subject to such Sale Offer, provided that any Minority Shareholder shall have the right to purchase any such Securities not taken up by any other Minority Shareholder.

24.2	Offer

If:

(a)	a Minority Shareholder wishes to Transfer any Securities; or

(b)	a holder of Upstream Securities in any Minority Shareholder wishes to Transfer any Upstream Securities,

not covered by an exception in clause 24.1(a)(i) to 24.1(a)(vi) , the applicable Minority Shareholder (Minority Transferor) must offer to the MCE Shareholders the right to purchase Securities held by the Minority Transferor on the following terms (Sale Offer):

(A)	the MCE Shareholders are entitled to purchase the number of Securities held by the Minority Transferor equal to:

(i)	in the case of a sale of Securities, that number of Securities proposed to be Transferred; and

(ii)	in the case of a sale of Upstream Securities, the Effective Interest in Securities the relevant Upstream Securities proposed to be Transferred correspond to;

(B)	the MCE Shareholders must, if they accept the Sale Offer, purchase all and not some only of the Securities offered for sale; and

(C)	the price of the Securities must be the same for each Security and, in the case of a Transfer of Upstream Securities, the same, in aggregate, as the amount payable for those Upstream Securities.

24.3	Sale Notice

The Minority Transferor must make the offer to the MCE Shareholders under clause 24.2 by giving a notice in writing to the MCE Shareholders (Sale Notice):

(a)	in the case of a sale of Securities, specifying the number of Securities proposed to be Transferred;

(b)	in the case of a sale of Upstream Securities, specifying:

(i)	the Effective Interest in Securities the relevant Upstream Securities proposed to be Transferred correspond to; and

(ii)	the number of Securities that the Effective Interest in Securities in clause 24.3(b)(i) corresponds to; and

(c)	specifying the terms of the Transfer (including the purchase price) and the proposed completion date of the Transfer.

24.4	Response to Sale Offer

Within 20 Business Days after the date the Sale Notice is deemed to be given in accordance with clause 39, the MCE Shareholders must give notice to the Minority Transferor stating:

(a)	the MCE Shareholders accept all (but not some only) of the Securities offered to them in the Sale Notice or reject the Sale Offer in full; and

(b)	if the MCE Shareholders so accept, the number of Securities to be purchased by each MCE Shareholder (which must be no less, in aggregate, than all of the Securities offered to them in the Sale Notice).

24.5	Failure to respond

If the MCE Shareholders do not give a notice to the Minority Transferor within the period stated in clause 24.4 of the MCE Shareholders’ acceptance or rejection of the Sale Offer in its entirety under clause 24.2, the MCE Shareholders are deemed to have rejected the Sale Offer in its entirety.

24.6	Purchase by MCE Shareholders

If the MCE Shareholders accept the Sale Offer in its entirety, the MCE Shareholders must purchase those Securities referred to in the Sale Notice on the terms specified therein.

24.7	Disposal to third parties

If the Securities are not taken up under the Sale Offer then:

(a)	the Minority Transferor may, in the case of a proposed sale of Securities under clause 24.2, Transfer those Securities; or

(b)	in the case of a Transfer of Upstream Securities under clause 24.2, the holder of those Upstream Securities may Transfer those Upstream Securities,

on the same terms as specified in the Sale Notice to any person (including any Shareholder, at any time within 180 days after the end of the period referred to in clause 24.4 (which 180 day period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain any required Authorisation) on terms not substantially less favourable, in aggregate, to the Minority Transferor or the holder of Upstream Securities, as the case may be, than those offered to MCE Shareholders (other than to price which may be not less than 85% of the price, on a per security basis, specified in the Sale Notice).

24.8	Transferor must provide details

(a)	If a holder of Upstream Securities proposes to Transfer some or all of its Upstream Securities other than pursuant to one of the exceptions in clause 24.1(a), the Shareholder in relation to whom the Upstream Securities are proposed to be Transferred must, prior to that Transfer, provide to the MCE Shareholders details of (Relevant Information):

(i)	the terms applicable to the sale; and

(ii)	details of all of the assets and liabilities of the entity in respect of which Upstream Securities are to be Transferred.

(b)	If, following receipt of the Relevant Information the Shareholder in respect of whom the Upstream Securities are proposed to be Transferred and MCE Shareholders cannot agree on the value of the Securities that correspond to the Effective Interest in Securities to be Transferred by the holder of Upstream Securities, then despite the other provisions of this clause 24, the Shareholder must procure that the holder of the Upstream Securities does not Transfer those securities.

(c)	This clause 24.8 shall apply equally to a Transfer by holders of Upstream Securities in any MCE Shareholder under clause 25.1, except that reference to MCE Shareholders (i) in clause 24.8(a) shall instead be deemed to refer to the Minority Shareholders and (ii) in clause 24.8(b) shall instead be deemed to refer to the Minority Shareholders, by action of the Majority of the Minority Shareholders.

25	Tag along

25.1	Tag along right

If any MCE Shareholder wishes to Transfer Securities, or any holder of Upstream Securities in any MCE Shareholder wishes to Transfer any Upstream Securities (Proposed Seller) and following that Transfer MCE will hold, in aggregate, an Effective Interest in Securities of less than 50.1% and more than 40%, MCE must comply with clauses 25.2 to 25.6 except where:

(a)	the Drag Along Right under clause 26 is exercised; or

(b)	in the case of an IPO in accordance with clause 29.

25.2	Proposed Sale Notice

If any MCE Shareholder, or any holder of Upstream Securities in any MCE Shareholder, proposes to Transfer any Upstream Securities or Securities (Sale Securities) and clause 25.1 applies, MCE must give a notice (Proposed Sale Notice) to the Minority Shareholders on or before the date 20 Business Days prior to the proposed date of Transfer:

(a)	in the case of Securities, specifying the number of Securities proposed to be Transferred;

(b)	in the case of a sale of Upstream Securities, specifying:

(i)	the Effective Interest in Securities the Upstream Securities corresponds to;

(ii)	the Effective Interest in Securities held by MCE following the Transfer; and

(iii)	the number of Securities that the Effective Interest in Securities in clause 25.2(b)(ii) corresponds to;

(c)	specifying the aggregate consideration payable for the Sale Securities, and in the case of:

(i)	a sale of Securities, the consideration per Security for which the Proposed Seller wishes to Transfer the Securities, or

(ii)	a sale of Upstream Securities, the consideration per Security if Securities calculated under clause 25.2(b)(iii) were proposed to be Transferred under this clause 25;

(d)	specifying the name and address of the person to whom the Proposed Seller wishes to Transfer the Sale Securities to (Proposed Purchaser);

(e)	specifying the proposed date of Transfer of the Sale Securities;

(f)	specifying all other terms and conditions on which the Proposed Seller proposes to Transfer the Sale Securities; and

(g)	notifying the Minority Shareholders of their right to sell Securities under this clause 25.

25.3	Exercise of tag along right

Each Minority Shareholder may serve a notice (Tag Along Notice) on MCE on or before the date 15 Business Days after the date the Proposed Sale Notice is deemed given in accordance with clause 39 specifying that it wishes to Transfer to the Proposed Purchaser a fraction of its Securities up to (but not to exceed) such fraction of its Securities as is equal to the fraction given by the following formula:

TS	=	ES – RS ES

Where:

TS or Tagging Securities is the fraction of the Securities entitled to be sold by the Minority Shareholder under this clause 25.

RS is the Effective Interest in Securities held by MCE following completion of the Transfer of the Sale Securities to the Proposed Purchaser.

ES is, if MCE holds prior to the date of such Transfer an Effective Interest in Securities:

(a)	greater than 50.1, 50.1; or

(b)	less than 50.1, that lower amount.

25.4	Transfer of Securities to Proposed Purchaser

If MCE receives a Tag Along Notice from one or more of the Minority Shareholders (Tagging Shareholders), then the Proposed Seller must not, and MCE must procure that the Proposed Seller does not, Transfer the Sale Securities to the Proposed Purchaser unless the Proposed Purchaser purchases the Tagging Securities of the Tagging Shareholders:

(a)	at the same time as the acquisition of the Sale Securities;

(b)	for:

(i)	in the case of a Transfer of Securities, the same form and amount of consideration per Security calculated under clause 25.2(c)(i), or

(ii)	in the case of a Transfer of Upstream Securities, the same form and amount of consideration per Security calculated under clause 25.2(c)(ii), in either case as specified in the Proposed Sale Notice; and

(c)	subject to clause 25.7 on terms no less favourable to the Tagging Shareholders than the terms on which the Proposed Seller proposes to sell the Sale Securities.

25.5	Completion of the sale

Completion of the Transfer (including payment) of the Tagging Securities must take place on the same date as the completion of the sale of the Sale Securities.

25.6	Lapsing of Tag Along Notice

If a Tag Along Notice is not served by a Minority Shareholder on MCE on or before the date 15 Business Days after the date the Proposed Sale Notice is deemed given in accordance with clause 39, then the Proposed Seller will be free to sell the Sale Securities to the Proposed Purchaser on or before the date 180 days after the date of the Proposed Sale Notice (which 180 day period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain any required Authorisation) on the terms set out in the Proposed Sale Notice.

25.7	Warranties on Transfer of the Tagging Securities

The Tagging Shareholders must, if requested by the Proposed Seller, represent and warrant to the Proposed Purchaser on completion of the Transfer of the Tagging Securities that they are the legal owners of the Tagging Securities and have full power and authority to Transfer the Tagging Securities free of any Encumbrances but will not be required to provide any other representations or warranties.

25.8	Liability and other terms

(a)	The liability of any Tagging Shareholder to the Proposed Purchaser in connection with any warranty, representation, indemnity, obligation, escrow, holdback, retention or similar provision will be several (and not joint or joint and several) and will be pro rata based on the consideration received by the Proposed Seller and each Tagging Shareholder, in each case limited to the amount actually received by the Tagging Shareholder in respect of the Transfer of that Shareholder’s Tagging Securities.

(b)	MCE must procure that the Transfer of the Tagging Securities to the Proposed Purchaser be on terms no more onerous to the Tagging Shareholders than the terms on which the Proposed Purchaser proposes to purchase the Sale Securities.

(c)	The Proposed Purchaser must assume all Financial Interests of the Tagging Shareholders.

26	Drag along

26.1	Drag Along Right

If one or more Shareholders that together own a majority of the Securities on issue (Dragging Shareholders) receive a bona fide offer from an unrelated third party (Third Party Purchaser) to purchase all of the Securities on issue solely for cash or cash equivalents (whether by Transfer, merger or other similar transaction) then the Dragging Shareholders have the right (Drag Along Right) to require all of the other Shareholders (Dragged Shareholders) to Transfer all their Securities (Dragged Securities) to the Third Party Purchaser (or to such person as the Third Party Purchaser directs) in accordance with, and provided the Dragging Shareholders have complied with, this clause 26.

26.2	Proposed Drag Notice

If the Dragging Shareholders propose to exercise the Drag Along Right they must give notice to the Company and the Dragged Shareholders (Proposed Drag Notice) on or before the date 30 Business Days prior to the proposed date of Transfer of all of the Securities to the Third Party Purchaser, specifying:

(a)	the name and address of the Third Party Purchaser;

(b)	the consideration per Security (or class of Security) payable (directly or indirectly) for the Dragged Securities;

(c)	the proposed date of Transfer of the Dragged Securities;

(d)	details of any payments or other consideration reasonably expected to be received, directly or indirectly, by the Dragging Shareholders from the Third Party Purchaser in connection with the Transfer, including in connection with any potential Related Agreements under clause 26.9;

(e)	details of any potential Related Agreements under clause 26.9;

(f)	the name of a reputable internationally recognised investment bank proposed to be instructed by the Dragging Shareholders to prepare the Fairness Opinion; and

(g)	all other material terms and conditions on which the Dragged Securities are to be Transferred.

26.3	Fairness Opinion

(a)	On or before the date five Business Days after the date of the Proposed Drag Notice, holders of a majority of the Dragged Securities must serve a notice on the Dragging Shareholders stating whether they consent to the appointment of the investment bank specified in the Proposed Drag Along Notice.

(b)	If such holders of Dragged Securities do not consent to the appointment of the investment bank specified in the Proposed Drag Along Notice, or fail to give a notice consenting to that appointment within the period specified in clause 26.3(a), the Dragging Shareholders, on the one hand, and such objecting holders of Dragged Securities, on the other hand, must meet within 5 Business Days to attempt in good faith to agree to an investment bank to prepare the Fairness Opinion.

(c)	If such Shareholders cannot agree on an investment bank within 3 Business Days of first meeting under clause 26.3(b) , any such Shareholder may request the HKIAC to appoint an independent Expert having the qualifications set out in clause 7.3(f)(iii) and to instruct that Expert to promptly nominate an investment bank to prepare the Fairness Opinion.

(d)	The Dragging Shareholders must promptly instruct the investment bank agreed to under this clause 26.3 or appointed under clause 26.3(b) to prepare an opinion as to the fairness of the proposed transaction to the Dragged Shareholders from a financial perspective (Fairness Opinion) and clauses 37.1(a) to 37.1(h) will not apply to such Fairness Opinion.

26.4	Exercise of Drag Right

If in the opinion of the investment bank agreed to under clause 26.3 or appointed under clause 26.3(b) the proposed transaction is fair from a financial point of view to the Dragged Shareholders, the Dragging Shareholders may serve a notice on each of the Dragged Shareholders (Drag Along Notice) requiring them to Transfer all of their Securities on the terms set out in the Proposed Drag Along Notice but no sooner than 15 Business Days after the Drag Along Notice is deemed given in accordance with clause 39.

26.5	Lapsing of Drag Along Notice

(a)	A Drag Along Notice is irrevocable but will lapse if all of the Securities are not Transferred to the Third Party Purchaser within 180 days after the Drag Along Notice is deemed given in accordance with clause 39 (which 180 day period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain any required Authorisation).

(b)	The Dragging Shareholders may serve further Proposed Drag Notices and Drag Along Notices following the lapse of any Drag Along Notice, in compliance with the provisions of this clause 26.

26.6	Completion of the sale

Completion of the sale (including payment) of the Dragged Securities must take place on the same date as the completion of the sale of the Securities held by the Dragging Shareholders.

26.7	Application to New Shareholders

If any person (other than a Third Party Purchaser), following the issue of a Drag Along Notice, becomes a Shareholder, whether pursuant to the exercise of pre-existing options to acquire Securities or otherwise (New Shareholder), then a Drag Along Notice will be deemed to have been served on the New Shareholder on the same terms as the previous Drag Along Notice, and each such New Shareholder will be required to sell Securities acquired by it to the Third Party Purchaser (or such person as the Third Party Purchaser directs) and the provisions of this clause 26 will apply, with appropriate changes, to the New Shareholder.

26.8	Consideration for Dragged Securities

The consideration payable by the Third Party Purchaser for the Dragged Securities must be solely in cash or cash equivalents and must be the same in value, on a per Security basis, as payable by the Third Party Purchaser to the Dragging Shareholders for their Securities of that same class.

26.9	Related Agreements

(a)	If the Dragging Shareholders or any of their Affiliates have entered into or propose to enter into any Contract (Related Agreement) in connection with, in anticipation of or related to, the proposed Transfer of Securities under this clause 26, including:

(i)	to provide consulting or other services (including as to casino management), or for the discontinuation of any services (including as to casino management), to any Group Company, the Third Party Purchaser or any of their respective Affiliates; or

(ii)	not to compete with any of the persons specified in clause 26.9(a)(i),

the Dragging Shareholder must within 20 Business Days of completion of the sale of all the Securities, instruct a person selected from the list set out in schedule 4 to determine the net present value of the Related Agreements under clause 26.9(c).

(b)	If one or more of the Shareholders that hold 5% or more of the Securities on issue disagree with the determination of net present value of the Related Agreements under clause 26.9(a) made by the person selected by the Dragging Shareholder, the net present value of the Related Agreements shall be determined under clause 26.9(c) by taking the arithmetic mean of the determination of net present of value by such person and the determination of net present value by a different person selected by the holders of a majority of the Securities on issue held by all such objecting 5% or greater Shareholders from the list set out in schedule 4. If the difference between the two calculations of net present value made by those persons is greater than 10% of the value of the higher calculation, then an internationally recognised accounting firm that is independent of the Company and MCE must be selected by those two persons and the final net present value shall be the value that is the arithmetic mean of the valuation calculated by such accounting firm and the valuation of such first two persons that is closest to the valuation of the accounting firm.

(c)	The net present value of the Related Agreements must be determined as at the date of completion of the sale of all the Securities and will be equal to:

(i)	the amount of any payment received, or reasonably likely to be received, by the Dragging Shareholders or any of their Affiliates under the Related Agreements; less

(ii)	any costs of the type reimbursable under the Casino Management Agreement or, as to services other than casino management, any other reasonable costs ordinarily incurred in providing any of the services under the Related Agreements, but excluding any amounts under clause 26.9(c)(i) (not exceeding 2% of the aggregate purchase price for the Securities) for services (other than casino management services) that are not being provided to a Group Company prior to completion of the sale of the Securities and which are entered into on arm’s length terms.

(d)	The Dragging Shareholders must within 20 Business Days of the final determination of net present value of the Related Agreements, pay to each of the Dragged Shareholders in cash the proportion of such amount that the number of Securities held by them immediately prior to completion of the sale of the Securities bears to the total number of Securities held by all Shareholders at such time.

26.10	Warranties on Transfer of the Dragged Securities

The Dragged Shareholders must, if requested by the Dragging Shareholder, represent and warrant to the Third Party Purchaser that they are the legal owners of the Dragged Securities and have full power and authority to Transfer their Securities free of any Encumbrances but will not be required to provide any other representations or warranties.

26.11	Liability and other terms

(a)	The liability of any Dragged Shareholder to the Third Party Purchaser in connection any warranty, representation, indemnity obligation, escrow, holdback, retention or similar provision will be several (and not joint or joint and several) and will be pro rata based on the consideration received by the Dragging Shareholders and each Dragged Shareholder, in each case limited to the amount actually received by the Dragged Shareholder in respect of the Transfer of that Shareholder’s Dragged Securities.

(b)	The Dragging Shareholders must procure that the Transfer of the Dragged Securities to the Third Party Purchaser be on terms no more onerous to the Dragged Shareholders than the terms on which the Third Party Purchaser proposes to purchase the Securities held by the Dragging Shareholders.

(c)	The Third Party Purchaser must assume all Financial Interests of the Dragged Shareholders.

27	Compulsory Transfer

27.1	Competitor or Unsuitable Person

(a)	A Shareholder must promptly notify the Company and each other Shareholder if it has actual knowledge that any holder of Upstream Securities in that Shareholder, has become, or is reasonably likely to become, a Competitor or Unsuitable Person (and for this purpose, paragraphs (a) and (b) of the definition of Unsuitable Person will not apply).

(b)	If at any time a Shareholder, or holder of Upstream Securities in a Shareholder, other than a person to whom clause 27.3 applies, becomes a Competitor or an Unsuitable Person (Prohibited Investor) and any Shareholder affected thereby serves, at any time, a notice on the relevant Shareholder (with a copy to the Company) to that effect, the Shareholder on whom notice has been served must:

(i)	where the Shareholder has become a Competitor or an Unsuitable Person, subject to clause 27.3, immediately offer all the Securities held by it for sale on a pro rata basis to each other Shareholder and the Shareholder must use commercially reasonable endeavours to procure the sale of any Securities which have not been purchased following the completion of that process to a third party (but subject to the terms of this document); and

(ii)	where a holder of Upstream Securities in a Shareholder has become a Competitor or an Unsuitable Person, immediately procure that the holder transfers all of its interests in the Upstream Securities to a person that is not a Competitor or an Unsuitable Person (but subject to the restrictions on Transfer in this document).

27.2	Governmental Agency

(a)	Each Shareholder acknowledges that each other Shareholder, each holder of Upstream Securities, and their respective Affiliates from time to time are or may be engaged in businesses that are the subject of regulation by Governmental Agencies (including Gaming Regulators).

(b)	If any Shareholder, holder of Upstream Securities or any of their respective Affiliates (Notified Party):

(i)	is directed by any Governmental Agency to terminate its association with any other Shareholder, or any holder of Upstream Securities in any other Shareholder, or any of their respective Affiliates; or is advised in writing by a Gaming Regulator that such direction will be made; or

(ii)	receives notice in writing from any Governmental Agency that:

(A)	any other Shareholder, or any holder of Upstream Securities in any other Shareholder, or any of their respective Affiliates; or

(B)	any officer, director or employee of any of the persons in clause 27.2(b)(ii)(A),

is an Unsuitable Person, or in the opinion of the Gaming Regulator is a person who may result in such Notified Party or its Affiliates being directed to terminate its association with the relevant Shareholder, holder of Upstream Securities, or Affiliate or, in the case of MCE or its Affiliates, that such association may result in the ability of MCE Subconcessionaire to operate games of fortune and chance and other games in casino in Macau being materially adversely affected, then the Notified Party (in the case of a Shareholder), the Shareholder that is an Affiliate of the Notified Party (in the case of an Affiliate of a Shareholder), or the Shareholder that is related to the holder of Upstream Securities or Affiliate thereof (in the case of a holder of Upstream Securities or an Affiliate thereof) must give a notice (Suitability Notice) in writing to the relevant Shareholder (Relevant Holder) to that effect.

(c)	If a Relevant Holder, other than a person to whom clause 27.3 applies, receives a Suitability Notice under clause 27.2(b) , it must:

(i)	where the Notified Party has been directed by any Governmental Agency to terminate its association with that Relevant Holder, or where the Notified Party has received a notice under clause 27.2(b)(ii)(A) in relation to that Relevant Holder, immediately offer all the Securities held by such Relevant Holder for sale on a pro rata basis to each other Shareholder and use commercially reasonable endeavours to procure the sale of any Securities which have not been purchased following the completion of that process to a third party (but subject to the terms of this document);

(ii)	where the Notified Party has been directed by any Governmental Agency to terminate its association with a holder of Upstream Securities or any of its Affiliates or where a notice has been received by a Notified Party under clause 27.2(b)(ii)(A) in relation to a holder of Upstream Securities or any of its Affiliates, immediately procure that such holder of Upstream Securities Transfers all of its interests in the Upstream Securities to a person that is not a Competitor or Unsuitable Person (but subject to the terms of this document);

(iii)	where the Notified Party has been directed by any Governmental Agency to terminate its association with an Affiliate of that Relevant Holder, or where the Notified Party has received a notice under clause 27.2(b)(ii)(A) in relation to any Affiliate of that Relevant Holder, immediately terminate its association with such Affiliate or comply with clause 27.2(c)(i) or 27.2(c)(ii), as applicable; or

(iv)	where a notice has been received by the Notified Party under clause 27.2(b)(ii)(B) in relation to any officer, director or employee of any of the persons specified in clause 27.2(b)(ii)(A) , procure that the relevant director, officer or employee is terminated or resigns their office.

27.3	Existing holders

The parties agree that if, in respect of any person who is, as at the date of this document, a Shareholder, or the holder of Upstream Securities in a Shareholder:

(a)	that person or any Permitted Transferee to whom those Securities or Upstream Securities are transferred in accordance with this document becomes a Competitor or an Unsuitable Person; or

(b)	that person is the subject of any notice from a Governmental Agency under clause 27.2(b)(ii),

clauses 27.1(b) and 27.2(c) (as the case may be) will not apply and instead MCE and the relevant Shareholder will meet to agree on a process for resolving the issue.

27.4	Specific performance

Each Shareholder acknowledges that:

(a)	any breach of the obligations in clause 27.2 may result in any party to this document suffering damage, for which damages may not be an adequate remedy; and

(b)	a party is entitled to seek specific performance as a remedy in respect of a breach by a party of its obligations under clause 27.2 (in addition to any other remedies available at Law).

28	Shareholders

28.1	Deed of Accession

(a)	A Shareholder who proposes to Transfer any Securities to anyone other than another Shareholder must ensure that the transferee enters into a Deed of Accession before the Transfer takes place.

(b)	Before issuing Securities to anyone other than another Shareholder the Company must ensure that the person to whom the Securities are to be issued enters into a Deed of Accession.

28.2	Accession by holders of Upstream Securities

Each Shareholder must procure that each holder of Upstream Securities having an Effective Interest in Securities as at the date of this document of 1% or more, and each person to whom Upstream Securities are proposed to be Transferred and who would following that Transfer have an Effective Interest in Securities greater than 1%, must enter into an agreement (in a form reasonably acceptable to the Company and consistent with clause 27) under which that person agrees to comply with clause 27 and to keep confidential any information provided to them under clause 30 or 31 on the terms of that clause (and in any event no more onerous to them than the terms of the Confidentiality Deed).

28.3	Minimum transaction size

Minority Shareholders must not Transfer less than 2% of the Securities on issue to any one person other than to the MCE Shareholders under clause 24.

29	IPO

29.1	Right to demand an IPO

(a)	Subject to clause 29.1(b) any Shareholder (other than an MCE Shareholder) holding more than 20% of the Securities (Demanding Shareholder) on issue may, by notice to the Company (with a copy to MCE), demand an IPO.

(b)	A Demanding Shareholder may only demand an IPO on or after the Opening.

(c)	For the avoidance of doubt, in determining the percentage of Securities held by a Demanding Shareholder, any reduction in the percentage arising out of Securities issued subsequent to the date hereof or in the IPO will be disregarded, except where such issue occurs under clause 17 or 18.

29.2	Revocation

A call for an IPO is revocable, however if revoked prior to the IPO, the Shareholder that called for the IPO may not call for an IPO again for another 12 months from the date the call was revoked.

29.3	Condition to IPO

Despite clause 29.1, it is a condition to any IPO demanded by a Demanding Shareholder that the Demanding Shareholder has complied with clause 29.6 and that either:

(a)	the total aggregate value of the Securities or shares of IPO HoldCo publicly offered in the IPO (including any Securities or shares of IPO HoldCo on issue to be Transferred in the IPO) is not less than US$150 million; or

(b)	the number of Securities or shares of IPO HoldCo publicly offered in the IPO (including any Securities or shares of IPO HoldCo on issue to be Transferred in the IPO) is not less than 10% of the total number of Securities or shares of IPO HoldCo, as applicable, on issue immediately following the IPO.

29.4	Call by the Board

The Board may, at any time, call for an IPO and clause 29.3 will not apply to any such IPO.

29.5	Recognised Stock Exchange

Any IPO must take place on a Recognised Stock Exchange nominated by the Board after consultation with each Minority Shareholder holding more than 20% of the Securities on issue, or where a demand is made under clause 29.1(a) , nominated by the Demanding Shareholder after consultation with MCE.

29.6	Requirement to negotiate

(a)	The Demanding Shareholder and MCE must, following receipt by MCE of a demand under clause 29.1(a):

(i)	engage in good faith negotiations for a period of not less than 45 days, as to the purchase by MCE (or any of its Affiliates) of all the Securities held by the Demanding Shareholder; and

(ii)	each appoint a financial advisor to assist them in determining the fair market value of the Company and the Securities proposed to be publicly offered in the IPO.

(b)	The negotiations under clause 29.6(a) must include at least one face to face meeting between a duly authorised representative of the Demanding Shareholder and MCE.

(c)	The Company shall, during the 45-day period referred to in clause 29.6(a)(i), comply with its obligations hereunder and under the Registration Rights Agreement with respect to an IPO.

(d)	This clause 29.6 is without prejudice to the rights of a Demanding Shareholder to demand an IPO under clause 29.1(a).

29.7	Structure of the IPO

Where a demand is made under clause 29.1(a) , the Demanding Shareholder and MCE will have the joint right to approve the structure of the IPO (such approval by either party not to be unreasonably withheld, conditioned, or delayed), which structure will, among other things, attempt to minimise, to the extent permitted by applicable Law and to the extent possible, any recognition of taxable income with respect to the Shareholders’ interests in the Company being sold in the IPO in advance of the receipt of the proceeds therefor and will take into account the Minority Shareholders’ desires for liquidity.

29.8	Obligations of the parties

(a)	If a demand is made under clause 29.1(a), or the Board calls for an IPO under clause 29.4, then the Company must give a notice to each Shareholder requiring them to co-operate and use their commercially reasonable endeavours in applying to a Recognised Stock Exchange selected for the IPO under clause 29.5 for:

(i)	the admission of the Company or a new holding company of the Company to the official list of that stock exchange; and

(ii)	the official quotation of the Securities or shares of IPO HoldCo on that stock exchange,

as soon as reasonably practicable after service of the notice.

(b)	On and after the date on which a notice is given under clause 29.1(a) , or the Board calls for an IPO under clause 29.4, each Shareholder and the Company must use all commercially reasonably endeavours to enable the IPO to occur in accordance with this document and the Registration Rights Agreement including:

(i)	in the case of Shareholders only, consenting to and voting in favour of a conversion of the Company into a corporation or other limited liability entity or other matters necessary to effect the structure agreed upon pursuant to clause 29.7; and

(ii)	taking all other reasonable actions in connection with consummation of the IPO,

in each case as mutually agreed by Shareholders holding a majority of all Securities then on issue that are held by Minority Shareholders and the MCE Shareholders and achieve the listing of the Company or the holding company and quotation of the Securities or shares of IPO HoldCo on the Recognised Stock Exchange selected for the IPO under clause 29.5 on which the IPO is to occur, provided that each Shareholder is at all times treated the same (if the Board has called for an IPO), or the same as the Demanding Shareholder (in the case of a notice under clause 29.1(a)).

(c)	The Shareholders must, in exercising their respective rights to agree to the actions reasonably required to enable an IPO to successfully occur under clause 29.8(b), cause the Company to act reasonably and in good faith and with a view to expeditiously consummating the IPO.

(d)	The terms of the Registration Rights Agreement shall apply to such transaction.

30	Information

30.1	Shareholder holding 1%

The Company must provide to each Shareholder holding 1% or more of the Securities on issue:

(a)	a copy of the Management Accounts for that Quarter on or before the date 20 Business Days after the end of each Quarter or the date provided to the Project Lenders (if applicable and later);

(b)	a copy of the Audited Accounts for that Financial Year on or before the date four months after the end of each Financial Year or the date provided to the Project Lenders (if applicable and later); and

(c)	such other information as that Shareholder may reasonably request from time to time for the sole purpose of enabling that Shareholder to prepare and file any Tax returns.

30.2	Shareholder holding 15%

The Company must provide to each Shareholder holding 15% or more of the Securities on issue (in addition to what must be delivered pursuant to clause 30.1):

(a)	copies of all information provided to the Project Lenders at the same time that such information is provided to those lenders (if applicable);

(b)	copies of reports (to be prepared not less frequently than monthly) as to the status of the project development; and

(c)	any other information reasonably requested from time to time by such Shareholders.

30.3	Gaming

(a)	For so long as any Shareholder, holder of Upstream Securities in a Shareholder, or any of their respective Affiliates, is required to provide information to any Gaming Regulator in relation to their interest in the Company (including any information about another Shareholder or any holder of Upstream Securities in that Shareholder), the Company will and will procure that each Company Subsidiary will, to the extent permitted by law, cooperate in good faith to obtain and endeavour to provide that information where requested in writing by that person.

(b)	Despite clause 30.3(a), if reasonable to do so, the Company may limit the information provided to such information as is required by the Gaming Regulator or otherwise customarily provided to any such Gaming Regulator.

(c)	Any person to whom information is provided under clause 30.3(a) must agree, as a condition of being provided with that information, to cooperate with the Company to seek to limit or protect the information required to be provided, if the Company determines (acting reasonably) that providing such information would:

(i)	materially compromise the competitiveness of the MSC Property; or

(ii)	be prohibited by applicable Laws or the listing or exchange rules of any stock exchange on which the Securities are listed or MCE s equity securities are listed.

30.4	Access

Each Shareholder holding 15% or more of the Securities on issue has the right to:

(a)	visit and inspect any property of the Group at all reasonable times and on reasonable notice to the Company;

(b)	inspect and take copies of documents relating to the business of each Group member at all reasonable times and on reasonable notice to the Company; and

(c)	discuss each Group member’s affairs, finances and accounts with such of the Group member’s officers, employees, agents and advisers (including auditors) at all reasonable times and as often as the Shareholder may reasonably request.

30.5	Shareholder information

Each Shareholder must provide to the Company on the date of this document, and within 5 Business Days of being requested by MCE or the Company in writing, a complete and accurate list of:

(a)	all of the persons or entities holding Upstream Securities in relation to that Shareholder;

(b)	the person that issued the Upstream Securities; and

(c)	a calculation of the Effective Interest in Securities held by each of the persons in clause 30.5(a) .

31	Confidentiality and disclosure

31.1	Disclosure by Directors

(a)	Each Director must not disclose any Confidential Information except:

(i)	in the case of information of a type which is, or would be, the subject of clause 30.1, to any Shareholder or holder of Upstream Securities who would be entitled to receive that information under that clause or clause 31.3(a), as applicable;

(ii)	in the case of information of a type which is, or would be, the subject of clause 30.2 or 30.4, to any Shareholder or holder of Upstream Securities who would be entitled to receive that information under those clauses or clause 31.3(b), as applicable;

(iii)	to any officer, manager, employee, director (or equivalent) or financial, legal or accounting adviser of or lender to a Shareholder or holder of Upstream Securities specified in the applicable paragraphs of this clause 31.1; and

(iv)	in the case of a Director employed by an investment fund or a management company of an investment fund (as applicable) that holds, or has any Affiliates that hold, an Effective Interest in Securities, to any partner, officer, manager, employee or director (or equivalent) of that investment fund or management company.

(b)	Each Shareholder must procure that the Director appointed by them complies with the Director’s obligations under this clause 31 (subject to such Director’s fiduciary duties).

31.2	Restrictions on disclosure

A person (other than a Director) must not disclose any Confidential Information except:

(a)	in the case of a Shareholder or holder of Upstream Securities, where permitted under clauses 31.3, 31.4, 31.5 or 31.6; or

(b)	in any other case, where permitted under clauses 31.4, 31.5 or 31.8.

31.3	Disclosure by Shareholders and holders of Upstream Securities

Each Shareholder and holder of Upstream Securities, as applicable, may, subject to clauses 31.6 and 28.2, disclose any Confidential Information:

(a)	received by that Shareholder under clause 30.1 or 31.1(a)(i) to any holder of Upstream Securities that has an Effective Interest in Securities of 1% or more, and any such holder of Upstream Securities may further disclose such Confidential Information to any other holder of Upstream Securities that has an Effective Interest in Securities of 1% or more;

(b)	received by that Shareholder under clause 30.2, 30.4 or 31.1(a)(ii) to any holder of Upstream Securities that has an Effective Interest in Securities of 15% or more, and any such holder of Upstream Securities may further disclose such Confidential Information to any other holder of Upstream Securities that has an Effective Interest in Securities of 15% or more;

(c)	to Oaktree Capital Management, L.P., or any investment fund or account or entity managed by Oaktree Capital Management, L.P. that is a holder of Upstream Securities, so long as those persons own Effective Interests in Securities of at least 4% in aggregate; or

(d)	to any officer, manager, employee, representative, director (or equivalent) or financial, legal or accounting adviser of or lender to a Shareholder or holder of Upstream Securities or any of the other persons specified in the applicable paragraphs of this clause 31.3.

31.4	Disclosure generally

A person may disclose any Confidential Information received by it:

(a)	in the case of a person that is an investment fund, to any partner in that fund;

(b)	to any officer, manager, employee, director (or equivalent) or financial, legal, valuation or accounting adviser of or lender to a Shareholder or holder of Upstream Securities or any of the other persons specified in this clause 31.4;

(c)	to any Project Lender; and

(d)	to any Financial Supporter.

31.5	Exceptions

(a)	Despite any other provision of this clause to the contrary, but subject to clause 31.5(b), a person may disclose Confidential Information to:

(i)	any person to whom it is required to disclose the information by Law;

(ii)	any person to the extent necessary in connection with the exercise of any remedy hereunder;

(iii)	any Governmental Agency where required by that agency; or

(iv)	any stock exchange on which its securities, or the securities of any of its Affiliates, are listed if required by the listing or exchange rules of such stock exchange.

(b)	A party who is required to disclose information under clause 31.5(a) must use commercially reasonable endeavours to, and to the maximum extent permitted by Law to, limit the form and content of that disclosure.

31.6	Conditions to disclosure

Each Shareholder shall be responsible for ensuring that each holder of its Upstream Securities does not disclose Confidential Information that is not permitted to be disclosed under clauses 31.3, 31.4 and 31.5 unless the Company, acting in its reasonable discretion at the request of a Shareholder, executes a Confidentiality Deed or other similar agreement with any particular holder of Upstream Securities.

31.7	Prospective Purchaser

(a)	A Shareholder (Disclosing Shareholder) must not disclose, and must procure that no holder of Upstream Securities discloses, any Confidential Information to a prospective purchaser of Securities or Upstream Securities (Prospective Purchaser) unless the Prospective Purchaser, prior to being provided with any such information, enters into a confidentiality agreement on terms no less onerous to the Prospective Purchaser than those set out in the Confidentiality Deed or otherwise reasonably acceptable to the Company.

(b)	The Disclosing Shareholder must require that a Prospective Purchaser return or destroy any information provided by the Disclosing Shareholder to the Prospective Purchaser under clause 31.2 (subject to customary exceptions) if the Prospective Purchaser has not purchased the Disclosing Shareholder’s Securities or the Upstream Securities on or before the date 6 months after the date of entry into the confidentiality agreement referred to in clause 31.7(a).

31.8	Information to be held confidential

Each Shareholder must procure that any person to whom information is disclosed by that Shareholder or any Director appointed by that Shareholder under clauses 31.1 and 31.2 keeps that information confidential and, except as permitted by this clause 31, does not disclose the information to any other person.

31.9	Prohibition

A Shareholder must not, and, subject to clause 31.6, must procure that the holder of Upstream Securities in respect of such Shareholder does not, knowingly disclose any information to any Competitor or an Unsuitable Person, or any of their directors, officers, or employees.

31.10	Disclosure document

The obligations of confidentiality in this clause 31 do not apply to any information concerning the Group, its business or its assets in any document publicly available in connection with an IPO.

32	Ethical screen

32.1	Acknowledgement

(a)	MCE acknowledges that the Covered Persons may from time to time, directly or indirectly, own interests in or manage entities (or both) that, directly or indirectly, engage in gaming and associated businesses throughout the world, including in the Asia Pacific region.

(b)	The parties acknowledge there is no restraint on the ability of the Covered Persons to, directly or indirectly, own interests in or engage (or both), directly or indirectly, in gaming and associated businesses throughout the world, including in the Asia Pacific region.

32.2	Ethical screen

Despite clause 32.1(b), if at any time a Covered Person:

(a)	has appointed a Director or is entitled to receive information under clause 30.2 or 30.4 or under clause 31.3(b), and

(b)	has appointed a director to the board of a Competitor or is entitled to receive similar confidential information in relation to that Competitor as provided under clause 30.2 or 30.4 or under clause 31.3(b), the Covered Person’s Shareholder must:

(i)	ensure that no person appointed as a Director is also appointed as a director of the Competitor;

(ii)	ensure that the principal members of the deal teams managing the investments of such Covered Person in the Company and any such Competitor are at all times different individuals; and

(iii)	implement an ethical screen to ensure that confidential information provided to it (or its director designees) about the Company not be disclosed to any such Competitor and, upon the request of the Company, certify to the Company that it has implemented, and is complying with, such an ethical screen.

32.3	Sharing otherwise permissible

For the avoidance of doubt, nothing in clause 32.2 shall limit the ability of Covered Persons to share Confidential Information within their respective organizations so long as they comply with the provisions of clause 32.2.

33	Warranties

33.1	Warranties

In consideration of the entry by each of the parties into this document, each of the parties (other than the Company) represents and warrants to each other party as at the date of this document that the Warranties are true and accurate.

33.2	Warranties independent

Each Warranty is to be construed independently of the others and is not limited by reference to any other Warranty.

33.3	Liability

Liability for breach of the Warranties will not be discharged or limited by the entry by the parties into this document.

34	Fair Market Value

34.1	Determination of Fair Market Value

Fair Market Value must be determined:

(a)	by the persons specified in clause 34.2; and

(b)	applying the methodology in clause 34.3.

34.2	Process

(a)	Subject to clause 34.2(d), the Fair Market Value of Securities as of the last day of each Quarter shall be calculated by each Valuation Expert no later than 10 days after the last day of the end of each Quarter.

(b)	If the Fair Market Value of Securities is required to be determined under clause 17.2, clause 19.5, clause 20.5 or clause 21.1 during any Quarter, the Fair Market Value of Securities shall be deemed to be the arithmetic mean of the calculations of Fair Market Value set out in the Valuation Expert Reports for the immediately preceding Quarter.

(c)	Each Shareholder Group must notify the Company of the Valuation Expert appointed by that Shareholder Group from time to time.

(d)	The Fair Market Value of Securities will not be required to be determined each Quarter under clause 34.2(a) after the Opening.

34.3	Methodology

(a)	Subject to clause 34.4, in determining the Fair Market Value:

(i)	the Securities are to be valued on a going concern basis as between a willing but not anxious seller and a willing but not anxious buyer and utilizing methodologies determined by each Valuation Expert but which shall (to the extent deemed appropriate in the exercise of such Valuation Expert’s reasonable judgment) include discounted cash flows, an analysis of comparable companies and an analysis of precedent transactions;

(ii)	any reduction in value which may be ascribed to the Securities by virtue of the fact that they represent a minority interest is to be ignored; and

(iii)	the Securities are capable of Transfer without restriction.

34.4	Valuation Expert Report

(a)	The Company must instruct the Valuation Experts notified by the Shareholder Groups under clause 34.2(c) to prepare and deliver to the parties a report (Valuation Expert Report) setting out the Valuation Experts’ calculation of the Fair Market Value as soon as practicable, and in any event no later than 10 days after the last day of each Quarter.

(b)	Each Shareholder Group has the right to meet with the Valuation Experts and discuss the Company and its businesses and prospects, and the parties must provide all information and assistance to the Valuation Experts as the Valuation Experts reasonably require for the purposes of preparing the Valuation Expert Reports.

(c)	The Valuation Experts may make any inquiries or investigations as the Valuation Experts determine are necessary.

(d)	Each Valuation Experts’ decision will be final and binding on the parties (except in the case of fraud or manifest error).

(e)	The Company will be responsible for payment of the Valuation Experts’ costs under this clause 34.4.

(f)	The final determination of Fair Market Value for each Quarter shall be final and binding on the parties (except in the case of fraud or manifest error).

35	Shareholder Loan Agreement

(a)	The parties agree that the form of the Shareholder Loan Agreement may be amended from time to time with the prior written consent of each of the Company and the Largest Minority Shareholder.

(b)	The parties agree that any amount advanced to the Company under a Shareholder Loan Agreement will be subordinated to any funds advanced by any Project Lenders if requested by them and on such terms as they may require. Without limitation of the foregoing, the parties agree that the Shareholder Loan Agreement will be amended, to the extent reasonably requested by any Project Lender, to facilitate any and all financings which may be provided from time to time by any Project Lenders (Senior Loans), including without limitation, amendments to:

(i)	subordinate and make junior any amount advanced to the Company under a Shareholder Loan Agreement, including, interest which may accrue from time to time thereon (collectively, Subordinate Loan) and any documents evidencing the Subordinate Loan (Subordinate Loan Documents), and all rights, remedies, terms and covenants contained therein to (A) any and all Senior Loans, (B) the liens and security interests created by the documents evidencing and securing the Senior Loans and all extensions, supplements, amendments and modifications to and restatements and consolidations of the foregoing (collectively, Senior Loan Documents), and (C) all of the terms, covenants, conditions, rights and remedies contained in, the Senior Loan Documents and any extensions, supplements, amendments and modifications to and restatements and consolidations of the Senior Loan Documents; and

(ii)	subordinate all rights to payment of the Subordinate Loan and the obligations evidenced by the Subordinate Loan Documents to all of a Project Lenders’ rights to payment of any Senior Loan and the obligations secured by any Senior Loan Documents.

(c)	Unless an Event of Default (as defined in the Shareholder Loan Agreement) has occurred and has not been waived, a party must not require payment of any amount advanced to the Company under a Shareholder Loan Agreement or any interest thereon unless:

(i)	it is permitted to do so under the terms of any subordination agreed with the Project Lenders; and

(ii)	such payment is made from amounts that would otherwise be available for distribution in respect of Securities under this document (including any amounts in respect of which a dividend or distribution may or might have been declared but has not yet been paid).

(d)	Payment of any amount advanced to the Company under a Shareholder Loan Agreement or any interest thereon in accordance with the terms of the Shareholder Loan Agreement and this document shall not be subject to approval under clause 7.2(a) nor shall such payment be deemed a Related Party Transaction.

36	Tax Matters

36.1	Tax Treatment

(a)	The Company has previously elected to be treated as a partnership for US federal income tax purposes and each Company Subsidiary has previously elected to be treated as a disregarded entity for US federal income tax purposes. None of the Company, any Company Subsidiary, or any Shareholder shall take any action or position (whether in a filing or otherwise) (1) inconsistent with such classification or (2) to revoke or seek to revoke any election made by or for the Company or any Company Subsidiary pursuant to United States Treasury Regulation Section 301.7701-3 to be classified, for US federal income tax purposes, as a partnership, in the case of the Company, or a disregarded entity, in the case of any Company Subsidiary.

(b)	Each Company Subsidiary formed or acquired after the date hereof (New Entity) shall be an “eligible entity” within the meaning of United States Treasury Regulation Section 301.7701-3.

(c)	Each New Entity with only one owner for U.S. federal income tax purposes shall make an election pursuant to United States Treasury Regulation Section 301.7701-3 to be classified as a disregarded entity for US federal income tax purposes. Each New Entity with two or more owners for U.S. federal income tax purposes shall make an election pursuant to United States Treasury Regulation Section 301.7701-3 to be classified as a partnership for US federal income tax purposes. None of the Company, any Company Subsidiary, any New Entity, or any Shareholder shall take any action or position (whether in a filing or otherwise) (1) inconsistent with such classification of a New Entity or (2) to revoke or seek to revoke any election made by or for a New Entity pursuant to United States Treasury Regulation Section 301.7701-3 so to be classified.

36.2	Tax Information

On or before April 10 of each fiscal year, the Company shall provide to each applicable Minority Shareholder a draft based on reasonable estimates of United States Internal Revenue Form K-1 or substitute K-1 for the prior fiscal year. On or before June 15 of each fiscal year, the Company shall provide to each applicable Minority Shareholder a United States Internal Revenue Form K-1 or substitute K-1 the information necessary for the Minority Shareholder (including its direct and indirect owners) to file its United States income tax returns with respect to the operations and business of each of the Company and Company Subsidiaries for such prior fiscal year. The Company shall make its employees and those of any Company Subsidiary reasonably available to assist the Minority Shareholder in obtaining any additional information with respect to the Company, any Company Subsidiary, or any New Entity reasonably necessary for the Minority Shareholder to complete its tax filings.

36.3	Tax Allocations

All items of income, gain, loss, deduction and credit realized by the Company shall, for each fiscal period, be allocated pro rata among the Shareholders for U.S. federal, state and local or franchise tax purposes.

36.4	Amendment

This clause 36 may not be amended or modified except in accordance with clause 7.2(a) .

37	Dispute

37.1	Dispute

(a)	If a dispute (Dispute) arises out of or relates to this document (including any dispute as to the existence, breach or termination of this document or as to any claim in tort, in equity or pursuant to any statute but excluding any disagreement the subject of clause 7.3) a party to the document may only commence arbitration proceedings relating to the Dispute if the procedures set out in clauses 37.1(b) to 37.1(h) have been fulfilled.

(b)	A party to this document claiming the Dispute has arisen under or in relation to this document must give written notice (Dispute Notice) to the other parties to the Dispute specifying the nature of the Dispute.

(c)	On receipt of the Dispute Notice by the other parties, all the parties to the Dispute (Disputing Parties) must endeavour in good faith to resolve the Dispute expeditiously using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by them.

(d)	If the Disputing Parties do not resolve the Dispute within 20 days of receipt of the Dispute Notice the Dispute shall be determined by way of arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules.

(e)	The number of arbitrators shall be three and the nationality or residence of the chairman of the arbitral tribunal shall not be the United States, Hong Kong or Macau.

(f)	The arbitral proceedings shall be conducted in the English language and the place of arbitration shall be Hong Kong.

(g)	By agreeing to arbitration pursuant to clause 37.1(d), the parties do not intend to deprive any court of its jurisdiction to issue an interim injunction or other interim relief in aid of the arbitration proceedings, provided that the parties agree that they may seek only such relief as is consistent with their agreement to resolve the Dispute by way of arbitration. Without prejudice to such relief that may be granted by a national court, the arbitral tribunal shall have full authority to grant interim or provisional remedies or to order a party to seek modification or vacation of the relief granted by a national court. For purposes of this clause 37.1(g), the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Hong Kong and any courts which have jurisdiction to hear appeals from those courts and waive any right to object to any proceedings being brought in those courts.

(h)	Any dispute that arises under this document (other than any disagreement the subject of clause 7.3) must be resolved in accordance with this clause 37.

37.2	Proper exercise of rights not a Dispute

For the avoidance of doubt, the proper exercise by a Shareholder or Shareholder Group of its rights hereunder shall not constitute a Dispute merely because such exercise is contrary to the interests of the Company or another Shareholder or Shareholder Group.

38	Termination

38.1	Term

Subject to clause 38.2, this document continues in full force and effect until:

(a)	terminated by written agreement between the parties;

(b)	completion of a Qualified IPO, when it automatically terminates; or

(c)	in the case of a Shareholder, that Shareholder ceases to hold any Securities.

38.2	Certain provisions continue

The termination of this document with respect to a party does not affect:

(a)	any obligation of that party which accrued prior to that termination and which remains unsatisfied or which has been breached; and

(b)	any provision of this document which is expressed to come into effect on, or to continue in effect after, that termination including those specified in clause 41.11.

39	Notices

39.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

39.2	How to give a communication

A communication must be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by reputable international delivery service for delivery within five days; or

(d)	sent by fax to the party’s current fax number for notices,

provided that any communication hereunder may also be sent by e-mail (which shall not constitute notice).

39.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices for each party, including such party’s (i) delivery address for notices, (ii) postal address for notices (if different than delivery address), (iii) facsimile number for notices, (iv) e- mail address for notices, and (v) designated person or office to whom notices are to be addressed, are as initially set out below and in the Deed of Accession (as the case may be):

Melco Crown Entertainment Limited

36/F, The Centrium

60 Wyndham Street

Central

Hong Kong;

facsimile number: +852-2537-3618

e-mail address: scheung@melco-crown.com

attention: Chief Legal Officer

with copy to (which copy will not constitute notice for the purposes of this clause 39):

Corrs Chamber Westgarth

Level 36, Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

facsimile number: +612 9210 6611

e-mail address: iain.laughland@corrs.com.au

attention: Iain Laughland

MCE Cotai Investments Limited

36/F, The Centrium

60 Wyndham Street

Central

Hong Kong;

facsimile number: +852-2537-3618

e-mail address: scheung@melco-crown.com

attention: Chief Legal Officer

with copy to (which copy will not constitute notice for the purposes of this clause 39):

Corrs Chamber Westgarth

Level 36, Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

facsimile number: +612 9210 6611

e-mail address: iain.laughland@corrs.com.au

attention: Iain Laughland

New Cotai, LLC

c/o New Cotai Holdings, LLC

Two Greenwich Plaza

Greenwich, Connecticut 06830

United States of America

facsimile number: +1 (203) 542-4308

e-mail address: ffogel@silverpointcapital.com

attention Frederick Fogel

with copy to (which copy will not constitute notice for the purposes of this clause 39):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

facsimile number: + 1 213 621 5288

email address: jeffrey.cohen@skadden.com

attention: Jeffrey Cohen

Cyber One Agents Limited

Offshore Incorporations Centre

PO Box 957

Road Town, Tortola

British Virgin Islands

with copy to (which copy will not constitute notice for the purposes of this clause 39):

facsimile number: +852-2537-3618

e-mail address: scheung@melco-crown.com

attention: Chief Legal Officer

with copy to (which copy will not constitute notice for the purposes of this clause 39)

facsimile number: +1 (203) 542-4308

e-mail address: ffogel@silverpointcapital.com

attention Frederick Fogel

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

39.4	Communications by post

Subject to clause 39.6, a communication is deemed given five days after being sent under clause 39.2(c) .

39.5	Communications by fax

Subject to clause 39.6, a communication is deemed given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

39.6	After hours communications

If a communication is given:

(a)	after 5.00pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00am on the next day which is not a Saturday, Sunday or bank or public holiday or (in the case of Hong Kong) general holiday in that place.

39.7	Receipt of notice

A notice, demand, certification, process or other communication relating to this document shall be deemed received when it is deemed given hereunder.

40	Duties, costs and expenses

40.1	Fees and costs

(a)	The Company must pay the reasonable legal and other costs and expenses incurred by the parties in negotiating, preparing, executing, and registering this document and the other Transaction Documents and provided that receipts for such expenses are provided to the Company prior to such payment.

(b)	If a party other than the Company pays the reasonable legal and other costs and expenses incurred by it of negotiating, preparing, executing, and registering this document or any of the other Transaction Documents then the Company must reimburse that amount to the paying party on demand.

(c)	Except as otherwise expressly stated in this document, each party must pay its own legal and other costs and expenses of performing its obligations under this document and of any dispute that may arise in connection with any amendment to this document.

40.2	Duties

(a)	The Company, as between the parties, is liable for and must pay all Duty (including any fine or penalty except where it arises from default by another party) on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it except in respect of any Transfer of Securities, where unless otherwise agreed by the parties to such Transfer, Duty in respect of such Transfer will be borne by the transferee.

(b)	If a party other than the Company pays any Duty (including any fine or penalty) on or relating to this document, any document executed under it or any dutiable transaction evidenced or effected by it, the Company must reimburse that amount to the paying party on demand provided that such costs and/or expenses are reasonable.

41	General

41.1	Amendment

No amendment to this document will be effective unless it is:

(a)	in writing; and

(b)	signed by the Company, MCE, the majority of the MCE Shareholders and the Majority of the Minority Shareholders; or

(c)	made in compliance with clause 7; or

(d)	made in compliance with clause 17.13, if applicable; or

(e)	made in compliance with clause 36.4, if applicable.

41.2	Several obligations

(a)	The obligations of the Minority Shareholders under this document (and each of their Permitted Transferees to whom Securities are Transferred or issued under this document) are several and not joint or joint and several.

(b)	The obligations of MCE Shareholders under this document (and each of their Permitted Transferees to whom Securities are Transferred or issued under this document) are joint and several.

41.3	Counterparts

This document may consist of a number of counterparts and if so the counterparts taken together constitute one document.

41.4	Assignment

(a)	Except in connection with Transfers of Securities that are expressly permitted under this document and otherwise to the extent expressly permitted under this document, a party must not assign, charge, declare a trust over or otherwise deal with any right under this document without the prior written consent of the other parties.

(b)	Any purported assignment, charge, declaration of trust or dealing in breach of this clause 41.4 is of no effect.

(c)	The Company may assign its rights, and the Shareholders may assign their rights, under this document to any Project Lender if required by that lender in connection with, providing the financing referred to in clause 20.1(a).

41.5	Entire understanding

(a)	This document together with the other Transaction Documents constitutes the entire understanding between the parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:

(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

41.6	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document (including voting their Securities in favour of any resolution).

41.7	Attorneys

Each of the attorneys executing this document declares that the attorney has no notice of the revocation of the power of attorney under which the attorney executes this document.

41.8	Inconsistency with Memorandum and Articles of Association

(a)	If there is any inconsistency between this document and the Memorandum and Articles of Association, this document prevails as between the Shareholders only to the extent of that inconsistency.

(b)	At the written request of any party, all parties must take all necessary steps, including voting in favour of any resolution, to amend the Memorandum and Articles of Association to remove that inconsistency.

41.9	Relationship of parties

This document is not intended to create a partnership, joint venture, fiduciary or agency relationship between the parties.

41.10	Rights cumulative

Except as otherwise expressly stated in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

41.11	Survival of obligations after termination

Clauses 1 (Interpretation),3.2 (MCE Directors), 3.3 (Minority Directors), 3.7 (Vacation of office), 3.8 (Removal of Directors), 3.9 (Alternate directors), 3.10 (Director duties), 3.11 (Fees and expenses of Directors), 3.12 (D&O Policy), 3.13 (Indemnity deed), 11.4 (Post IPO), 12 (Shared Vendor Contract), 14.1 (Casino operation), 14.3 (Gaming tables), 15.4 (Other administrative matters), 30.3 (Gaming), 31 (Confidentiality and disclosure), 37 (Dispute), 38 (Termination), 39 (Notices), 40 (Duties, costs and expenses), and 41 (General) of this document will remain in full force and effect and survive the expiry or termination of this document.

41.12	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

(c)	A right relating to this document may only be waived in writing signed by the party or parties waiving the right.

41.13	Consent

Unless this document expressly provides otherwise, a party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion.

41.14	Equitable relief

The parties acknowledge that:

(a)	the Securities cannot be readily purchased or sold in an open market and that damages or an account of profits may be an inadequate remedy to compensate a Shareholder for a breach of this document; and

(b)	a Shareholder is entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach or threatened breach by a party of this document, in addition to any other remedies available to them at law or in equity.

41.15	Governing law and jurisdiction

This document is governed by and is to be construed in accordance with the laws applicable in Hong Kong.

41.16	Ownership thresholds

(a)	In determining the number of Securities held by a Shareholder for purposes of any threshold in this document or in the Policy on Related Party Transactions, Securities held by an Affiliate of a Shareholder shall be deemed to be held by that Shareholder.

(b)	In determining the number of Upstream Securities held by a person in an entity for the purposes of any threshold in this document or in the Policy on Related Party Transactions, Upstream Securities held by an Affiliate of that person in that same entity shall be deemed to be held by that person.

(c)	In determining the percentage of Securities held by a Shareholder for purposes of any threshold in this document or in the Policy on Related Party Transactions, such percentage shall not be reduced by the issue of Securities subsequent to the date hereof or in the IPO, except where such issue occurs under clause 17 or 18.

Executed as an agreement SIGNED by	)

for and on behalf of	)
MCE COTAI INVESTMENTS LIMITED	)
as its authorised representative	)
with authority from the board	)
in the presence of:	)

Authorised Representative

Name of witness:
Title of witness:

SIGNED by	)

for and on behalf of	)
MELCO CROWN ENTERTAINMENT LIMITED	)
as its authorised representative	)
with authority from the board	)
in the presence of:	)

Authorised Representative

Name of witness:
Title of witness:

Signature Pages of the Shareholders’ Agreement

SIGNED by	)
)

for and on behalf of	)
NEW COTAI, LLC	)
as its authorised representative	)
with authority from the board	)
in the presence of:

Authorised Representative

Name of witness:
Title of witness:

Signature Pages of the Shareholders’ Agreement

[The rest of this page has been intentionally left blank]

SIGNED by	)
)

for and on behalf of	)
CYBER ONE AGENTS LIMITED	)
as its authorised representative	)
with authority from the board	)
in the presence of:

Authorised Representative

Name of witness:
Title of witness:

Signature Pages of the Shareholders’ Agreement

Schedule 1

Financial Interest

Shareholder	Financial Interest
New Cotai	40
MCE Cotai	60

Schedule 2

Warranties

Part A - Warranties

A.	Capacity and authority

1	It is a corporation, partnership, limited liability company, or other organization, as applicable, duly incorporated, formed, or organized, as applicable, and validly existing under the laws of the country of its registration, formation, or organization, as applicable

2	It has full power and authority to enter into this document and has taken all necessary action to authorise the execution, delivery and performance of this document in accordance with its terms.

3	This document constitutes the legally valid and binding obligations of the party enforceable in accordance with its terms.

4	The execution, delivery and performance of this document by it will not violate any provision of:

(a)	any law or regulation or any order or decree of any Governmental Agency of Macau or Hong Kong or any state or territory or relevant jurisdiction in which it is incorporated;

(b)	its constitution or equivalent constituent documents; or

(c)	any Encumbrance or other document which is binding on it and does not and will not result in the creation or imposition of any Encumbrance or restriction of any nature over any of its assets or the acceleration of the date of payment of any obligation existing under any Encumbrance or other document which is binding on it.

5	The execution, delivery and performance of this document by it will not require any Authorisation.

B.	Solvency

1	No order has been made, application filed, resolution passed or notice of intention given to pass a resolution for the winding up or deregistration of the party.

2	No liquidator, provisional liquidator, receiver, receiver and manager, controller, trustee, administrator or similar official has been appointed over, or has possession or control of, all or any part of the assets or undertaking of the party nor has it entered into any arrangement or composition or compromise with all or any class of its creditors.

3	It is able to pay its debts as and when they fall due.

Schedule 3

Despite any provision of this document to the contrary, these Reserved Matters will not apply to any transaction solely between two or more Group Companies.

Part A - Tier 1 Reserved Matters

1	Enter into any sale, assignment, exchange, transfer, mortgage, pledge, encumbrance, lease, or other disposition of properties or assets of any Group Company or purchase or acquire any amount of stock or assets of any other person or entity where the value of such properties or assets is US$30,000,000 or more (or in the case of a non-cash transaction, or transaction involving a currency other than US$, the US$ equivalent).

2	Adopt, or make any material change to, or material deviation from, the Development Plan, the Project Budget, the Business Plan or the Financing and Funding Schedule.

3	Approve or amend in any material respect the Group’s employee equity incentive plan.

4	Approve or amend in any material respect the credit policies of the casino to be operated within the MSC Property.

5	Approve or amend any contract, transaction or arrangement with eSun or any of its Affiliates.

Part B - Tier 2 Reserved Matters

1	Amend this document or amend the constituent documents of the Company or make any material amendment to the constituent documents of any Company Subsidiary (other than amendments to the constituent documents of any Company Subsidiary that do not adversely affect the rights of any of the Minority Shareholders).

2	Declare or pay non-pro rata dividends or distributions on Securities or repurchase or redeem any Securities (other than repurchases of Securities from employees of any Group Company pursuant to the terms of repurchase or other agreements in effect from time to time).

3	Modify any of the rights attaching to any Securities or any securities of any Company Subsidiary or issue or Transfer any securities in any Company Subsidiary other than to the Company or a wholly owned Company Subsidiary.

4	Cease the gaming business of the MSC Property.

5	Take or refuse to take any action that could reasonably be expected to adversely impact the ability of the MCE Subconcessionaire to perform its obligations under the Casino Management Agreement to conduct gaming operations at the MSC Property.

6	File any petition by or on behalf of the Company or any material Company Subsidiary seeking relief, or consenting to the institution of any proceeding against the Company or any material Company Subsidiary seeking to adjudicate it as bankrupt or insolvent, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors.

7	Liquidate, dissolve, reorganise, or recapitalise the Company or any Company Subsidiary other than any Company Subsidiary that is dormant or has no assets or liabilities or merge or consolidate the Company or any Company Subsidiary (other than any Company Subsidiary that is dormant or has no assets or liabilities) with any other person other than a wholly owned Company Subsidiary.

8	Approve or amend in any material respect any transaction, Contract, understanding, loan, arrangement, advance or guarantee, with respect to any Group Company, whether in a single transaction or series of related transactions, having:

(a)	a value of, or gross revenues or lifetime cost or otherwise involving amounts of, not less than US$30 million (or in the case of a non-cash transaction, or transaction involving a currency other than US$, the US$ equivalent); or

(b)	a term of at least 5 years and a value of, or gross revenues or cost or otherwise involving amounts of not less than US$6 million per year (or in the case of a non-cash transaction, or transaction involving a currency other than US$, the US$ equivalent), provided, however, that the payment of any fee or premium to the Macau government in connection with the amendment to the Land Grant will not require approval under this matter or otherwise.

Part C - Tier 3 Reserved Matter

1	Issue any Securities, directly or indirectly, to any person or entity that could (on the facts then known) reasonably be expected to adversely impact the suitability or entitlement of any Shareholder holding 20% or more of the Securities on issue (or any holder of Upstream Securities in any such Shareholder, or any of their respective Affiliates) to maintain any Gaming Authorisation; provided, that such determination is based on either:

(a)	written advice of outside legal counsel to such Shareholder (a copy of which shall be provided to MCE); or

(b)	an objection received from a Gaming Regulator.

Part D - Tier 4 Reserved Matter

1	Amend clause 36.

Schedule 4

Valuation Expert list

•	Deloitte & Touche

•	PricewaterhouseCoopers

•	Ernst & Young

•	KPMG

•	UBS

•	Credit Suisse

•	Morgan Stanley

•	Deutsche Bank

•	JP Morgan Chase

•	Bank of America Merrill Lynch

•	Jones Lang LaSalle

•	Houlihan Lokey

•	Alvarez & Marsal

•	American Appraisal

•	Union Gaming Group

Annexure A

Memorandum and Articles of Association

[omitted]

Annexure B

Deed of Accession

Deed poll dated

By

[                                         ]

of [                                                 ] (Acceding Party)

Background

A	This document is supplemental to a Shareholders Agreement dated [****] between [****] and [****] (Agreement).

Declarations

1	Acceding party to be bound

The Acceding Party covenants with all parties to the Agreement from time to time (whether original or by accession) (Parties) to observe, perform and be bound by all the terms of the Agreement in so far as they remain to be observed and performed, as if the Acceding Party had been an original party to the Agreement as [Shareholder].

2	Financial Interest

The Financial Interest of the Acceding Party is [insert].

3	Copy of the Deed

The Acceding Party confirms that it has been supplied with a copy of the Agreement.

4	Representations and warranties

The Acceding Party represents and warrants to the Parties that:

(a)	(registration): it is a corporation, partnership, limited liability company, or other organization, as applicable, duly incorporated, formed, or organized, as applicable, and validly existing under the laws of the country of its registration, formation, or organization, as applicable;

(b)	(corporate power): it has the corporate, partnership, limited liability company, or other organizational, as applicable, power to enter into and perform its obligations under this document and to carry out the transactions contemplated by the Agreement.

(c)	(corporate action): it has taken all necessary corporate, partnership, limited liability company, or other organizational, as applicable, action to authorise the entry into and performance of this document and to carry out the transactions contemplated by the Agreement;

(d)	(binding obligation): the obligations in this document are valid and binding obligations of the Acceding Party.

This deed poll is governed by the laws applicable in Hong Kong.

Executed as a deed.

Annexure C

Confidentiality Deed

[see attached]

[Discloser]

[Recipient]

Confidentiality Deed

Contents

1	Interpretation		1
	1.1	Definitions	1
	1.2	Construction	3

2	Confidential Information		4
	2.1	Duty of confidentiality	4
	2.2	Disclosure by holders of Upstream Securities	4
	2.3	Disclosure generally	4
	2.4	Exceptions	5
	2.5	Copies and extracts of Confidential Information	5

3	Return or destruction of Confidential Information		5
	3.1	Return or destruction	5
	3.2	Retained papers	6
	3.3	Obligations to continue after materials returned	6
	3.4	The Recipient must certify destruction of materials	6

4	Indemnity		6
	4.1	Indemnity	6

5	Liability		7
	5.1	Discloser does not warrant Confidential Information is accurate	7
	5.2	Liability	7
	5.3	Release	7

6	Injunctive relief		7

7	[Termination		7

8	General		8
	8.1	Severance	8
	8.2	Amendment	8
	8.3	Waiver and exercise of rights	8
	8.4	Governing law and jurisdiction	8
	8.5	Assignment	8
	8.6	Entire understanding	8
	8.7	Legal costs	9
	8.8	Rights cumulative	9
	8.9	Further steps	9
	8.10	Counterparts and facsimile copies	9
	8.11	Relationship of parties	9
	8.12	Ownership thresholds	9
	8.13	Agreement to Compulsory Transfer	9

9	Notices		10
	9.1	General	10
	9.2	How to give a communication	10
	9.3	Particulars for delivery of notices	10
	9.4	Communications by post	11
	9.5	Communications by fax	11
	9.6	After hours communications	11
	9.7	Receipt of notice	11

page i

Date

Parties

[—] of [—]; facsimile number: [—]; e-mail address: [—]; attention: [—] (Discloser)

[—] of [—]; facsimile number: [—]; e-mail address: [—]; attention: [—] (Recipient)

Background

A	The Discloser possesses Confidential Information.

B	The Discloser proposes to disclose Confidential Information to the Recipient.

C	The Recipient agrees to maintain the confidentiality of the Confidential Information that is disclosed to it, on the terms of this document.

Agreed terms

1	Interpretation

1.1	Definitions

In this document, the following terms have the following meanings:

Affiliate has the meaning given to that term in the Shareholders’ Agreement.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Hong Kong or New York, nor a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9.00am and 5.00pm.

Company means Cyber One Agents Limited, a company incorporated in the British Virgin Islands.

Competitor has the meaning given to that term in the Shareholders’ Agreement.

Confidential Information means any confidential, non-public or proprietary information relating to the business, assets or affairs of the Group; provided, however, that Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than as a result of disclosure in violation of this document;

(b)	is or becomes available to the receiving person on a non-confidential basis prior to its disclosure to such person;

(c)	is or has been independently developed or conceived by the receiving person without use of Confidential Information; or

(d)	becomes available to the receiving person on a non-confidential basis from a source other than the Discloser; provided that such source is not known by such person to be bound by a confidentiality agreement with the Discloser.

Effective Interest in Securities has the meaning given to that term in the Shareholders’ Agreement.

Financial Supporter has the meaning given to that term in the Shareholders’ Agreement.

Governmental Agency means:

(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office, or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board or other governmental or semi-governmental, judicial, administrative, monetary, regulatory, fiscal or tax authority, whether statutory or not.

Group means the Company and the Company’s Subsidiaries from time to time.

Law means any law or legal requirement, including at common law, in equity, under any statute, regulation or by-law and any decision, directive, guidance, guideline or requirement of any Governmental Agency.

MCE means Melco Crown Entertainment Limited, a company incorporated in the Cayman Islands.

Permitted Transferee has the meaning given to that term in the Shareholders’ Agreement.

Project Lender has the meaning given to that term in the Shareholders’ Agreement.

Security has the meaning given to that term in the Shareholders’ Agreement.

Shareholders’ Agreement means the agreement between MCE Cotai Investments Limited, New Cotai, LLC, MCE, and the Company dated [—] 2011, as amended from time to time.

Subsidiary has the meaning given to that term in the Companies Ordinance of Hong Kong (Cap 32 of the Laws of Hong Kong).

Unsuitable Person has the meaning given to that term in the Shareholders’ Agreement.

Upstream Securities has the meaning given to that term in the Shareholders’ Agreement.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	a party may give or withhold any consent to be given under this document in its absolute discretion and may impose any conditions on that consent;

(e)	“includes” means includes without limitation;

(f)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause;

(g)	a reference to:

(i)	a person includes a partnership, individual, limited liability company, trust, joint venture, unincorporated association, corporation and a Governmental Agency;

(ii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iii)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(iv)	a right includes a benefit, remedy, discretion or power;

(v)	this or any other document includes the document as novated, varied or replaced in accordance with the terms of this document or the other document and despite any change in the identity of the parties;

(vi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(vii)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions; and

(viii)	this document includes all schedules and annexures to it;

(ix)	if the number of Securities the Effective Interest in Securities represents is required to be calculated, if the number is not a whole number, that number will be rounded up or down, as appropriate, with .5 or greater rounded up;

(h)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(i)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

2	Confidential Information

2.1	Duty of confidentiality

(a)	The Recipient must keep the Confidential Information disclosed by the Discloser to the Recipient confidential and must not disclose any Confidential Information except:

(i)	in the case where the Recipient is a holder of Upstream Securities, where permitted under clause 2.2, 2.3, or 2.4; or

(ii)	in any other case, where permitted under clause 2.3 or 2.4.

(b)	The Recipient must not knowingly disclose any information to any Competitor or an Unsuitable Person, or any of their respective directors, officers, or employees.

2.2	Disclosure by holders of Upstream Securities

If the Recipient is a holder of Upstream Securities, the Recipient may disclose any Confidential Information:

(a)	received by the Shareholder applicable to such holder of Upstream Securities under clause 30.1 or 31.1(a)(i) of the Shareholders’ Agreement and disclosed to the Recipient in compliance with the Shareholders’ Agreement to any other holder of Upstream Securities that has an Effective Interest in Securities of 1% or more;

(b)	received by the Shareholder applicable to such holder of Upstream Securities under clauses 30.2, 30.4 or 31.1(a)(ii) of the Shareholders’ Agreement and disclosed to the Recipient in compliance with the Shareholders’ Agreement to any other holder of Upstream Securities that has an Effective Interest in Securities of 15% or more;

(c)	to Oaktree Capital Management, L.P., or any investment fund or account or entity managed by Oaktree Capital Management, L.P. that is a holder of Upstream Securities, so long as those persons own Effective Interests in Securities of at least 4% in aggregate; or

(d)	to any officer, manager, employee, representative, director (or equivalent) or financial, legal or accounting adviser of or lender to the Recipient or any of the other persons specified in the applicable paragraphs of this clause 2.2.

2.3	Disclosure generally

The Recipient may disclose any Confidential Information received by it:

(a)	if the Recipient is an investment fund, to any partner in that fund;

(b)	to any officer, manager, employee, director (or equivalent) or financial, legal, valuation or accounting adviser of or lender to the Recipient or any of the other persons specified in this clause 2.3;

(c)	to any Project Lender; and

(d)	to any Financial Supporter.

2.4	Exceptions

(a)	Despite any other provision of this clause to the contrary, but subject to clause 2.4(b), the Recipient may disclose Confidential Information to:

(i)	any person to whom it is required to disclose the information by Law;

(ii)	any person to the extent necessary in connection with the exercise of any remedy hereunder;

(iii)	any Governmental Agency where required by that agency; or

(iv)	any stock exchange on which its securities, or the securities of any of its Affiliates, are listed if required by the listing or exchange rules of such stock exchange.

(b)	If the Recipient is required to disclose information under clause 2.4(a), the Recipient must use commercially reasonable endeavours to, and to the maximum extent permitted by Law to, limit the form and content of that disclosure.

2.5	Copies and extracts of Confidential Information

(a)	The Recipient may only copy or extract any Confidential Information to the extent reasonably required by the Recipient.

(b)	Where the Recipient copies or extracts Confidential Information, the Recipient must comply with clause 3 in respect of any copy or extract.

3	Return or destruction of Confidential Information

3.1	Return or destruction

Subject to clause 3.2 and except as required by Law, the Recipient must within three Business Days of [the Discloser requesting in writing1/the Recipient ceasing to be a holder of Upstream Securities2] return to the Discloser (or if the Discloser requests, destroy) all material containing any Confidential Information that is in the possession or control of the Recipient (including any Confidential Information disclosed by that person under clause 2.2 or 2.3, as applicable) unless such Confidential Information is in electronic form, in which case the Recipient must use all reasonable endeavours to destroy such Confidential Information.

[1]	This will apply in the case where the Recipient is a Prospective Purchaser.
[2]	This will apply in all cases other than where the Recipient is a Prospective Purchaser.

3.2	Retained papers

The Recipient may retain board papers, board presentations, board minutes, and any reports containing Confidential Information but must ensure that such information is kept confidential and used only to the extent required by the Recipient.

3.3	Obligations to continue after materials returned

The obligations of the Recipient under this document will, from the date of this document, continue and be enforceable at any time by the Discloser and its Affiliates (under clause (a) of that definition, but not clause (b) or (c) thereof), even if the materials containing the Confidential Information are returned to the Discloser or destroyed, pursuant to clause 3.1.

3.4	The Recipient must certify destruction of materials

If the Discloser requests the Recipient to destroy any materials containing Confidential Information pursuant to clause 3.1 :

(a)	without limiting clause 3.1, all electronic or computer data or programs containing Confidential Information must be permanently deleted from the magnetic or other storage media on which it is stored so that it cannot be recovered or reconstructed in any way; and

(b)	the Recipient must certify in writing to the Discloser within five Business Days that the Confidential Information has been permanently and irretrievably deleted.

4	Indemnity

4.1	Indemnity

(a)	The Recipient must indemnify and keep indemnified the Discloser from and against:

(i)	any cost, expense, loss, liability or damage; and

(ii)	any liability whatsoever in respect of any action, claim or proceeding brought or threatened to be brought (including all costs and expenses which the Discloser may suffer or incur in disputing any such action, claim or proceeding), in respect of or in connection with any breach of this document.

(b)	This indemnity survives termination of this document.

5	Liability

5.1	Discloser does not warrant Confidential Information is accurate

The Recipient acknowledges that:

(a)	the Discloser does not represent that the Confidential Information is accurate or complete; and

(b)	the Confidential Information may:

(i)	have been prepared without any particular standard of care;

(ii)	be speculative;

(iii)	be forward looking and relatively uncertain;

(iv)	be based on assumptions (stated or unstated) which may not be realised; and

(v)	contain material which has not been audited or verified.

5.2	Liability

Subject to any written agreement between the parties to the contrary, the Discloser is not liable to the Recipient or any other person in relation to the use of the Confidential Information by the Recipient or any other person.

5.3	Release

Subject to any written agreement between the parties to the contrary, the Recipient releases the Discloser to the fullest extent permitted by law from any claim regarding any person’s reliance on the Confidential Information.

6	Injunctive relief

The Recipient acknowledges that:

(a)	because of the nature of the Confidential Information, damages or an account of profit may be an inadequate remedy for the Discloser in the event of an unauthorised use or disclosure of the Confidential Information; and

(b)	the Discloser is entitled to seek an ex parte interlocutory or final injunction to restrain any actual or threatened unauthorised use or disclosure of the Confidential Information by the Recipient.

7	[Termination

(a)	The Discloser may terminate this document at any time by giving written notice to the Recipient.

(b)	Any notice given to terminate this document will be taken to be a request to return or destroy all material containing any Confidential Information in accordance with clause 3.1.] [3]

8	General

8.1	Severance

(a)	Subject to clause 8.1(b), if a provision of this document is illegal or unenforceable in any relevant jurisdiction, it may be severed for the purposes of that jurisdiction without affecting the enforceability of the other provisions of this document.

(b)	Clause 8.1(a) does not apply if severing the provision:

(i)	materially alters:

(A)	the scope and nature of this document; or

(B)	the relative commercial or financial positions of the parties; or

(ii)	would be contrary to public policy.

8.2	Amendment

This document may only be varied or replaced by a document executed by the parties.

8.3	Waiver and exercise of rights

(a)	A single or partial exercise or waiver of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

8.4	Governing law and jurisdiction

This document is governed by and is to be construed in accordance with the laws applicable in Hong Kong.

8.5	Assignment

Neither party may assign any right or obligation under this document without the other party’s prior written consent. Any dealing in breach of this clause is of no effect.

8.6	Entire understanding

This document and the Shareholders’ Agreement (if applicable) contain the entire understanding between the parties as to the subject matter of this document.

[3]	This will apply where the Recipient is a Prospective Purchaser only.

8.7	Legal costs

Except as expressly stated otherwise in this document, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this document.

8.8	Rights cumulative

Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

8.9	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document and to perform its obligations under it.

8.10	Counterparts and facsimile copies

(a)	This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

(b)	This document may be entered into and becomes binding on the parties upon one party (Sender) signing the document and sending a facsimile copy of the signed document to the other party (Receiver) and the Receiver either:

(i)	signing the document received by it and sending it by facsimile transmission to the Sender; or

(ii)	signing a counterpart of the document received by it and sending it by facsimile transmission to the Sender.

8.11	Relationship of parties

This document is not intended to create a partnership, joint venture or agency relationship between the parties.

8.12	Ownership thresholds

In determining the number of Upstream Securities held by a person in an entity for the purposes of any threshold in this document, Upstream Securities held by an Affiliate of that person in that same entity shall be deemed to be held by that person.

8.13	Agreement to Compulsory Transfer

(a)	If the Recipient is a holder of Upstream Securities having an Effective Interest in Securities greater than 1%, the Recipient:

(i)	acknowledges and agrees that it has been provided with a copy of clause 27 of the Shareholders Agreement; and

(ii)	agrees to comply with clause 27 of the Shareholders’ Agreement with regard to the requirements of a holder of Upstream Securities to transfer interests in Upstream Securities in the circumstances set out in clause 27 of the Shareholders’ Agreement, and the Recipient agrees to be bound by the applicable provisions of such clause as if it was set out in full in this document.

(b)	Despite clause 8.13(a), if the Recipient is a holder of Upstream Securities as of the date of the Shareholders’ Agreement and either:

(i)	the Recipient or any Permitted Transferee to whom those Upstream Securities are transferred in accordance with the Shareholders’ Agreement becomes a Competitor or an Unsuitable Person; or

(ii)	the Recipient is the subject of any notice from a Governmental Agency under clause 27.2(b)(ii) of the Shareholders’ Agreement,

MCE and the Recipient will meet to agree on a process for resolving the issue.

(c)	The parties acknowledge and agree that the covenants in clauses 8.13(a) and 8.13(b) are given for the benefit of each of the parties to the Shareholders’ Agreement and each of the parties to that agreement may enforce those covenants despite not being a party to this document.

9	Notices

9.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

9.2	How to give a communication

A communication must be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by reputable international delivery service for delivery within three days; or

(d)	sent by fax to the party’s current fax number for notices,

provided that any communication hereunder may also be sent by e-mail (which shall not constitute notice).

9.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices for each party, including such party’s (i) delivery address for notices, (ii) postal address for notices (if different than delivery address), (iii) facsimile number for notices, (iv) e- mail address for notices, and (v) the person or office to whom notices are to be addressed, are initially as set out opposite such party’s name at the commencement of this document.

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

9.4	Communications by post

Subject to clause 9.6, a communication is deemed given five days after being sent under clause 9.2(c).

9.5	Communications by fax

Subject to clause 9.6, a communication is deemed given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

9.6	After hours communications

If a communication is given:

(a)	after 5.00pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00am on the next day which is not a Saturday, Sunday or bank or public holiday or (in the case of Hong Kong) general holiday in that place.

9.7	Receipt of notice

A notice, demand, certification, process or other communication relating to this document shall be deemed received when it is deemed given hereunder.

Executed as a deed.

Signed, Sealed and Delivered	)
as a deed in the name of	)
[Discloser] acting by	)

)
its duly authorised representative	)
with authority of the board	)
in the presence of:	)	Authorised Representative

Name of witness:
Title of witness:

Signed, Sealed and Delivered	)
as a deed in the name of	)
[Recipient] acting by	)

)
its duly authorised representative	)
with authority of the board	)
in the presence of:	)	Authorised Representative

Name of witness:
Title of witness:

Annexure D

Shareholder Loan Agreement

[see attached]

[Lender]

Cyber One Agents Limited

Shareholder Loan Agreement

Contents

1	Interpretation		1
	1.1	Definitions	1
	1.2	Construction	3

2	Loan		4
	2.1	Loan	4
	2.2	Purpose	4

3	Interest		4
	3.1	Interest Periods	4
	3.2	Payment and rate	5
	3.3	Computation	5
	3.4	Capitalisation	5
	3.5	Merger	5

4	Repayment and prepayment		5
	4.1	Repayment	5
	4.2	Prepayment on Demand	5
	4.3	Voluntary Prepayment	5

5	Payments		6
	5.1	Place, manner and time of payment	6

6	Events of Default		6
	6.1	Nature	6
	6.2	Acceleration	6

7	Costs and expenses		6
	7.1	Reimbursement of costs and expenses	6

8	General		7
	8.1	Lender’s determination and certificate	7
	8.2	Supervening legislation	7
	8.3	Business Days	7
	8.4	Amendment	7
	8.5	Waiver and exercise of rights	7
	8.6	Approval and consent	8
	8.7	Assignment	8
	8.8	Governing law and jurisdiction	8
	8.9	Counterparts and facsimile copies	8

9	Notices		8
	9.1	General	8
	9.2	How to give a communication	8
	9.3	Particulars for delivery of notices	9
	9.4	Communications by post	9
	9.5	Communications by fax	9
	9.6	After hours communications	9
	9.7	Receipt of notice	9

Date

Parties

Cyber One Agents Limited a company incorporated in the British Virgin Islands, with its registered office at Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands; facsimile number [—]; e-mail address: [—]; attention: [—] (Borrower)

[—] of [—]; facsimile number [—]; e-mail address: [—]; attention: [—] (Lender)

Agreed terms

1	Interpretation

1.1	Definitions

Any terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders’ Agreement. In this document:

Advance means the amount of [US$[—]/HK$[—]] advanced by the Lender to the Borrower under this document.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Hong Kong or New York, nor a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9.00 am and 5.00 pm.

[HIBOR means, with respect to the Interest Period, the rate designated as “FIXING@11:00” (or any other designation which may from time to time replace that designation or, if no such designation appears, the arithmetic average (rounded upwards, to four decimal places) of the displayed rates for the relevant period) appearing under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the Reuters Screen HIBOR1=R Page. If such rate does not appear on Reuters Screen HIBOR Page as of 11:00 a.m., Hong Kong time, on the applicable Quotation Date, the Lender shall request the principal Hong Kong office of any four prime banks in the Hong Kong interbank market selected by Lender to provide such banks’ quotations of the rates at which deposits in HK$ are offered by such banks at approximately 11:00 a.m., Hong Kong time, to prime banks in the Hong Kong interbank market for a three month period commencing on the first day of the related Interest Period and in a principal amount that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, HIBOR will be the arithmetic mean of such quotations (expressed as a percentage and rounded upwards, if necessary, to the nearest one one thousandth (1/1000) of 1.00%).]

Insolvency Event means any of the following:

(a)	an application or order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a corporation;

(b)	an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of a corporation or any action is taken to appoint any such person and the action is not stayed, withdrawn or dismissed within 90 days;

(c)	a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of company arrangement), composition or compromise with, or assignment for the benefit of, all or any class of the person’s creditors or members or a moratorium involving any of them;

(d)	a petition for the making of a sequestration order against the estate of a person is presented and the petition is not stayed, withdrawn or dismissed within 90 days or a person presents a petition against himself or herself;

(e)	a person presents a declaration of intention for bankruptcy; or

(f)	anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of a person.

Interest Payment Date means the last day of each Interest Period.

Interest Period means each period determined in accordance with clause 3.1.

Interest Rate means, in relation to each Interest Period until the Advance becomes due and payable, an interest rate equal to the sum of [LIBOR/HIBOR] and the Margin.

[LIBOR means, with respect to any Interest Period, the rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one one thousandth (1/1000) of 1.00%) for deposits in US$ for a three month period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the applicable Quotation Date). If such rate does not appear on Reuters Screen LIBO Page as of 11:00 a.m., London time, on the applicable Quotation Date, the Lender shall request the principal London office of any four prime banks in the London interbank market selected by Lender to provide such banks’ quotations of the rates at which deposits in U.S. Dollars are offered by such banks at approximately 11:00 a.m., London time, to prime banks in the London interbank market for a three month period commencing on the first day of the related Interest Period and in a principal amount that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations (expressed as a percentage and rounded upwards, if necessary, to the nearest one one thousandth (1/1000) of 1.00%).]

Margin means 7% per annum.

Outstanding Principal means the aggregate of the unrepaid Advance.

Quotation Date means, in relation to any period for which an interest rate is to be determined, two [London/Hong Kong] Business Days before the first day of that period (or, for the first Interest Period, the first day of that period).

Repayment Date means the date which is the 7th anniversary of the date hereof.

Shareholders’ Agreement means the agreement between MCE Cotai Investments Limited, New Cotai, LLC and others dated [—] 2011, as amended to date.

Tax means a tax (including any tax in the nature of a goods and services tax), rate, levy, impost or duty (other than a tax on the net overall income of the Lender) imposed by a Governmental Authority and any interest, penalty, fine or expense relating to any of them.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	a party may give or withhold any consent to be given under this document in its absolute discretion and may impose any conditions on that consent;

(e)	“includes” means includes without limitation;

(f)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause;

(g)	a reference to:

(i)	a person includes a partnership, individual, limited liability company, trust, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iii)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(iv)	a right includes a benefit, remedy, discretion or power;

(v)	this or any other document includes the document as novated, varied or replaced in accordance with the terms of this document or the other document and despite any change in the identity of the parties;

(vi)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions; and

(vii)	this document includes all schedules and annexures to it;

(viii)	time is to local time in Hong Kong; and

(ix)	[“US$” is a reference to the currency of United States of America/“HK$” is a reference to the currency of Hong Kong SAR];

(h)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(i)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

2	Loan

2.1	Loan

On the date of this document the Lender makes the Advance in [US$/HK$] to the Borrower.

2.2	Purpose

The Borrower may use the Advance for such purposes as it determines.

3	Interest

3.1	Interest Periods

(a)	Subject to clause 3.1(c):

(i)	each Interest Period must be a period of 90 days; and

(ii)	the first Interest Period for the Advance begins on the date of this document and has the duration described in clause 3.1(a)(i).

(b)	Each subsequent Interest Period for the Advance:

(i)	begins when the preceding Interest Period for the Advance ends; and

(ii)	has the same duration as the preceding Interest Period.

(c)	An Interest Period which would otherwise end on a day which is not a Business Day ends on the next Business Day and an Interest Period which would otherwise end after the Repayment Date ends on the Repayment Date.

3.2	Payment and rate

Subject to clauses 3.4 and 4, interest is payable at the Interest Rate and due on each Interest Payment Date.

3.3	Computation

Interest will:

(a)	accrue from day to day;

(b)	be computed from and including the day when the money on which interest is payable becomes owing to the Lender by the Borrower until but excluding the day of payment of that money; and

(c)	be calculated on the actual number of days elapsed on the basis of a [360/365] day year.

3.4	Capitalisation

To the extent Borrower is prohibited from making regular payments of interest pursuant to the terms of any debt financing advanced, from time to time, by Project Lenders, the Lender shall capitalise on each Interest Payment Date the interest due and payable by the Borrower on that date but which remains unpaid (and the amount so capitalised shall, from that date, be added to and form part of the Loan).

3.5	Merger

If the liability of the Borrower to pay to the Lender any money payable under this document becomes merged in any deed, judgment, order or other thing, the Borrower must pay interest on the amount owing from time to time under that deed, judgment, order or other thing at the rate payable under this document.

4	Repayment and prepayment

4.1	Repayment

The Borrower must, subject to the terms of the Shareholders Agreement, repay the Outstanding Principal together with all interest accrued thereon to the Lender on the Repayment Date.

4.2	Prepayment on Demand

Subject to the terms of the Shareholders’ Agreement, the Lender may at any time request that the Borrower prepays all or part of the Outstanding Principal and/or any interest accrued thereon to the Lender and the Borrower must comply with such request within 5 Business Days.

4.3	Voluntary Prepayment

(a)	The Borrower may prepay the Advance together with all interest accrued thereon or any part of it at any time without penalty or premium.

(b)	Any money prepaid may not be re-borrowed.

5	Payments

5.1	Place, manner and time of payment

The Borrower must make payments to the Lender under this document:

(a)	in accordance with the wiring instructions provided by the Lender;

(b)	by 11.00 am Hong Kong time; and

(c)	in immediately available funds and without set-off, counter claim, condition or, unless required by law, deduction or withholding.

6	Events of Default

6.1	Nature

Each of the following is an Event of Default (whether or not caused by anything outside the control of the Borrower):

(a)	non-payment: the Borrower does not pay any money due for payment by it under clauses 4.1 or 4.2;

(b)	void document: this document is void, voidable or otherwise unenforceable by the Lender or is claimed to be so by the Borrower; and

(c)	Insolvency Event: an Insolvency Event occurs in relation to the Borrower.

6.2	Acceleration

(a)	If an Event of Default subsists, the Lender may at any time by notice to the Borrower do either or both of the following:

(i)	cancel the Loan or any part of it specified in the notice; and

(ii)	make the Outstanding Principal and any unpaid accrued interest or fees either:

(A)	payable on demand; or

(B)	immediately due for payment.

(b)	On receipt of a notice under clause 6.2(a)(ii)(B), the Borrower must immediately pay in full the amounts referred to in that notice.

7	Costs and expenses

7.1	Reimbursement of costs and expenses

The Borrower must on demand pay and if paid by the Lender reimburse to the Lender:

(a)	the Lender’s costs and expenses (including reasonable legal costs and expenses on a full indemnity basis) in relation to:

(i)	the preparation, execution and stamping of this document and any variation, replacement or discharge of this document; and

(ii)	the exercise or attempted exercise or the preservation of any rights of the Lender under this document; and

(b)	any Taxes and registration or other fees (including fines and penalties relating to the Taxes and fees) which are payable in relation to this document or any transaction contemplated hereby.

8	General

8.1	Lender’s determination and certificate

A certificate by the Lender relating to this document is, in the absence of manifest error, conclusive evidence against the Borrower of the matters certified.

8.2	Supervening legislation

Any present or future legislation which operates to lessen or vary in favour of the Borrower any of its obligations in connection with this document or to postpone, stay, suspend or curtail any rights of the Lender under this document is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

8.3	Business Days

If the day on which anything, including a payment, is to be done by the Borrower under this document is not a Business Day, that thing must be done on the preceding Business Day.

8.4	Amendment

This document may only be varied or replaced by a document executed by the parties and approved by a Majority of the Minority Shareholders; provided, that any variation or replacement does not materially prejudice any of the Shareholders in a manner disproportionate to its ownership of Securities.

8.5	Waiver and exercise of rights

(a)	A right in favour of the Lender under this document, a breach of an obligation of the Borrower under this document or the occurrence of an Event of Default can only be waived by an instrument duly executed by the Lender. No other act, omission or delay of the Lender will constitute a waiver, binding, or estoppel against, the Lender.

(b)	A single or partial exercise or waiver by the Lender of a right relating to this document will not prevent any other exercise of that right or the exercise of any other right.

8.6	Approval and consent

The Lender may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

8.7	Assignment

Other than the granting of security by Lender to an external financier, a party must not assign or otherwise dispose of any right under this document without the written consent of the other.

8.8	Governing law and jurisdiction

This document is governed by and is to be construed in accordance with the laws applicable in Hong Kong. Each of the parties hereby submits to the exclusive jurisdiction of the courts of Hong Kong.

8.9	Counterparts and facsimile copies

(a)	This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

(b)	This document may be entered into and becomes binding on the parties upon one party (Sender) signing the document and sending a facsimile copy of the signed document to the other party (Receiver) and the Receiver either:

(i)	signing the document received by it and sending it by facsimile transmission to the Sender; or

(ii)	signing a counterpart of the document received by it and sending it by facsimile transmission to the Sender.

9	Notices

9.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

9.2	How to give a communication

A communication must be given by being:

(a)	personally delivered;

(b)	left at the party’s current delivery address for notices;

(c)	sent to the party’s current postal address for notices by reputable international delivery service for delivery within five days; or

(d)	sent by fax to the party’s current fax number for notices,

provided that any communication hereunder must also be sent by e-mail (which shall not constitute notice).

9.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices are as for each party, including such party’s (i) delivery address for notices, (ii) postal address for notices (if different to the delivery address), (iii) facsimile number for notices, (iv) e-mail address for notice, and (v) the person or office to whom notices are to be addressed, are initially as set out opposite such party’s name at the commencement of this document. A copy of any notice provided to Borrower hereunder shall also be provided to New Cotai and MCE.

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

9.4	Communications by post

Subject to clause 9.6, a communication is deemed given five days after being sent under clause 9.2(c).

9.5	Communications by fax

Subject to clause 9.6, a communication is deemed given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

9.6	After hours communications

If a communication is given:

(a)	after 5.00pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00am on the next day which is not a Saturday, Sunday or bank or public holiday or (in the case of Hong Kong) general holiday in that place.

9.7	Receipt of notice

A notice, demand, certification, process or other communication relating to this document shall be deemed received when it is deemed given hereunder.

Executed as an agreement

SIGNED by	)
)
)
for and on behalf of	)
CYBER ONE AGENTS LIMITED	)
as its authorised representative	)
with authority from the board	)
in the presence of:

Authorised Representative

Name of witness:
Title of witness:

SIGNED by	)
)
)
for and on behalf of	)
[Insert name of Lender]	)
as its authorised representative	)
with authority from the board	)
in the presence of:

Authorised Representative

Name of witness:
Title of witness:

Annexure E

Registration Rights Agreement

[omitted]

Annexure F-1

MCE Commitment Letter

[see attached]

Annexure F-2

Silver Point Funds Commitment Letter

[omitted]

Annexure F-3

Oaktree Funds Commitment Letter

[omitted]

Annexure G

Other administrative matters

1	Definitions

For the purposes of this annexure G, Facility Operations Agreement and Facility Operation Revenue and Specified Affliate have the meaning given to those terms in the Implementation Agreement.

2	Acknowledgment

The parties acknowledge the operations referred to in clause 14.1(b) and 14.2(b) will take into account the alternative arrangements in this annexure G.

3	Fees

(a)	In the event the Facility Operations Agreement is not able to be amended or the other arrangements referenced in annexure G of the Implementation Agreement are not implemented, or in the event those agreements or arrangements are subsequently invalidated, terminated or breached or modified in a manner materially adverse to the Company (any such circumstance, a Failure to Amend), the parties nevertheless acknowledge that the Specified Affiliate must not retain any portion of the Facility Operation Revenue or otherwise be paid any fees in respect thereof, or if those amounts or fees are required to be retained by any third party, the parties agree to work together to agree and implement an arrangement reasonably satisfactory to the Majority of the Minority Shareholders to provide for the reimbursement to the Company of those fees.

(b)	The parties agree that if a Failure to Amend occurs and the parties are unable to reach a satisfactory arrangement on or before the date 120 days prior to the proposed Opening (or, in the case of a Failure to Amend that occurs after such date, within 60 days following the occurrence thereof) to provide for reimbursement to the Company of the fees referred to in paragraph 3(a), the relevant Group Company will be entitled to set-off any such amounts against any amounts payable to MCE or any of its Affiliates by any Group Company in respect of any services provided by MCE or its Affiliates to that Group Company. Any agreement as to the payment or reimbursement for the services to be provided by MCE or any of its Affiliates shall provide for such right of set-off and reimbursement of any fees remaining outstanding under this paragraph.

(c)	The parties further agree that if a Failure to Amend occurs, MCE must implement changes to its, the Company’s and/or the Specified Affiliate’s operations and flows of funds, and make such other accommodations as are necessary, in each case to ensure that the Company is no worse from an economic and credit risk perspective as if the amendments and other arrangements in annexure G of the Implementation Agreement had been implemented, as reasonably agreed by the Majority of the Minority Shareholders.

(d)	The parties further agree that under no circumstance will the Specified Affiliate be entitled to the payment of the fee upon the termination of the Facility Operations Agreement and MCE will procure the Specified Affiliate waives any right to such payment.

Annexure H

Additional administrative matters

1	Definitions

For the purposes of this annexure H, Facility Operation Fee, Facility Operations Agreement, Facility Items and Specified Affiliate have the meaning given to those terms in the Implementation Agreement.

2	Facility Operation Fees

(a)	The parties agree that if for any reason after the date of this document any of the Facility Operation Fees payable by the Specified Affiliate under the Facility Operations Agreement are increased, or new Facility Operation Fees are charged, in each case at any time on or following expiry of the Facility Operations Agreement in 2022 or 2032 (as applicable), MCE or the Specified Affiliate may by notice to the Company, charge to the Company, and the Company must pay prior to any amount owed by MCE or the Specified Affiliate becoming delinquent, the amount of increase of the Facility Operation Fees, or if new Facility Operation Fees are charged the amount of those additional Facility Operation Fees, in each case attributable to the period commencing 2033 (together, the Additional Facility Operation Fees) determined under paragraph 2(b).

(b)	The amount of Additional Facility Operation Fees payable by the Company equals the product of (i) the Additional Facility Operation Fees multiplied by (ii) a fraction (MSC Allocation), the numerator of which is the number of Facility Items at the MSC Property at the time payment is required to be made by the Company, and the denominator of which is the aggregate number of Facility Items allocated to the Specified Affiliate by the Macau government at that time. If, at any time during the term of the Facility Operations Agreement following the extension or renewal thereof in 2032, the MSC Allocation changes (for example, due to the opening of a new MCE Casino), there shall be an appropriate re-allocation of the Additional Facility Operation Fees (based on the proportion that the number of Facility Items at the MSC Property bears to the aggregate number of Facility Items allocated to the Specified Affiliate by the Macau government immediately following such change) and, to the extent required by such re-allocation, a reimbursement to the Company by the Specified Affiliate of Additional Facility Operation Fees actually paid by the Company pursuant to the preceding sentence.

(c)	The amounts payable or reimbursable under paragraph 2(b) must be paid or reimbursed, as the case may be, within twenty Business Days following request for payment by the party entitled to any such amounts.

Annexure E

Policy on Related Party Transactions

68

CYBER ONE AGENTS LIMITED

POLICY ON RELATED PARTY TRANSACTIONS

I.	Purpose

This Policy was adopted by Cyber One Agents Limited (the “Company”) and applies to the Company and all of its Subsidiaries (each a “Group Company”) and includes the conduct of an appropriate review and oversight of all related party transactions for potential conflict of interest situations on an ongoing basis by the Company’s conflicts committee (the “Conflicts Committee”). This Policy sets forth procedures for identifying and reviewing Related Party Transactions (as defined below) involving any Group Company.

II.	Definitions

Capitalized terms used herein have the meanings set out below, unless otherwise defined in the Terms of Reference for Policy on Related Party Transactions (the “Terms of Reference”).

(a)	Related Party List means the list of Related Parties of the Company updated and maintained by Corporate Legal Department from time to time.

(b)	Related Party Transaction means any one or a series of transactions in which a Group Company:

(i)	makes any payment to; or

(ii)	sells, leases, transfers, or disposes of any of its property or assets to; or

(iii)	purchases any property or assets from; or

(iv)	enters into, or amends, any arrangement, understanding, transaction or agreement with; or

(v)	loans or advances any amount to; or

(vi)	guarantees any of the obligations of,

any of the Shareholders, any of their respective Affiliates or Connected Persons, or for the benefit of any of the Shareholders or any of their Affiliates or Connected Persons.

III.	Excluded Transactions

This Policy does not apply to any of the following transactions:

(1)	All intercompany transactions in which only Group Companies are parties.

(2)	All securities issues specifically exempted from this Policy under the Shareholders’ Agreement.

IV.	Approval Thresholds

In determining the dollar value of a transaction involving a currency other than Hong Kong dollars (“HK$”), or in the case of a non-cash transaction or transaction involving a currency other than HK$, the HK$ equivalent shall apply.

(1)	If the Related Party Transaction has a value of, requires the Group Companies in the aggregate to pay, involves a commitment of, will result in gross revenues to the Group Companies in the aggregate of or otherwise involves less than HK$2 million, then the relevant Group Company may enter into that Related Party Transaction provided that the Related Party Transaction is beneficial and fair to the relevant Group Company and its terms are commercially arm’s length and all relevant provisions of this Policy have been complied with.

(2)	If the Related Party Transaction has a value of, requires the Group Companies to pay, involves a commitment of, will result in gross revenues to the Group Companies in the aggregate of or otherwise involves HK$2 million or more but, unless paragraph (3) below applies, less than HK$8 million, the Related Party Transaction must be referred to the Conflicts Committee for approval.

(3)	All Related Party Transactions having a value of, requiring the Group Companies to pay, involving a commitment of, resulting in gross revenues to the Group Companies in the aggregate of or otherwise involving HK$8 million or more in circumstances where approval is not required under the Shareholders’ Agreement or Section V. (C) or where approval is required under Section V. (C) but there exists at the time no Shareholder Group to approve such transaction, must be referred to the Conflicts Committee for approval.

(4)	No Group Company may enter into any of the following Related Party Transactions without first obtaining the approval of the Shareholders in accordance with Section V. (C):

(a)	Whether or not sub-paragraphs (b) through (f) of this paragraph (4) are applicable, has a value of, requires the Group Companies to pay, involves a commitment of, will result in gross revenues to the Group Companies in the aggregate of or otherwise involves HK$8 million or more;

(b)	is any licensing or royalty agreement with the Company as either licensee or licensor (excluding any inter Group Company agreement) having a term (inclusive of all renewal options) of five years or more;

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(c)	involves a loan or advance of any amount;

(d)	involves the sale or purchase of real property or the lease of any real property having a term of five years or more (including any option to renew);

(e)	involves a guarantee of the obligations of any Shareholder or any of its Affiliates or Connected Persons; or

(f)	involves a material non-compete or restraint given for the benefit of any of the Shareholders, or any of their respective Affiliates or Connected Persons.

V.	Approval Procedures

(A)	Initiating a Related Party Transaction

Whenever a Group Company, directly or indirectly, proposes to (i) enter into any transaction, other than those requiring Shareholder approval in accordance with Section V. (C), for goods, services, or tangible or intangible assets or (ii) make any loan or guarantee, such proposed transaction or loan or guarantee (each a “Transaction”) must be reviewed (the “RPT Review”) in accordance with this Policy.

The RPT Review requires:

(1)	checking whether the other party to the Transaction is included on the current Related Party List (which is distributed internally by email); and

(2)	checking the Transaction against the definition of Related Party Transaction as set out in Section II above.

The RPT Review first takes place before a Purchase Requisition Form (“PRF”) is finalised or a contract is executed, as applicable. The initiator of the proposed Transaction is required to provide all relevant transaction information and details and the draft Related Party Approval Request Form in the form attached hereto as Annex I (“RP Form”), if relevant, to the relevant purchasing department or the Senior Financial Accountant of the Company or equivalent, if there is no purchasing department (the “Reviewer”).

The Reviewer must check all draft PRFs, draft contracts and draft RP Forms, if required, submitted to the Reviewer for accuracy and completeness and must conduct a RPT Review to determine whether the Transaction is a Related Party Transaction.

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(B)	Approval Process

If the Reviewer identifies a Related Party Transaction, the relevant Group Company must, prior to entering into the transaction or arrangement, seek the Conflicts Committee’s approval in accordance with this Section V. (B) or Shareholder approval under Section V. (C), as the case may be.

The Reviewer must review and submit the RP Form to the business unit head of finance for approval (where such approval has not yet been obtained). To avoid any conflict of interest, management staff on secondment from a Related Party is not authorized to provide such approval. Approval from a manager with a higher level of authorization should be obtained in such cases.

The Reviewer must submit the RP Form signed by the business unit head of finance to the Secretary of the Conflicts Committee and also to the designated personnel from the Corporate Head Office Finance Department to arrange for Conflicts Committee or Shareholder approval (as the case may be). The Secretary of the Conflicts Committee is responsible for:

(1)	reviewing the RP Form to ensure that it contains sufficient justification and support;

(2)	arranging for a recommendation for approval to the Conflicts Committee or Shareholder Groups from the Company’s President and Finance Director, in the form attached hereto as Annex II ;

(3)	submitting the approved RP Form for approval (with a copy to a member of Corporate Legal Department):

(i)	to the Conflicts Committee in the case of Section IV. (2) or (3); or

(ii)	to the Shareholder Groups through Corporate Legal Department in the case of Section IV. (4); and

(4)	following up with the Conflicts Committee or Corporate Legal Department to ensure that a decision from the Conflicts Committee or Shareholder Groups (as the cases may be) is obtained for all such Related Party Transactions. The procedures of this Section V. also apply to Related Party Transactions that are identified by the Corporate Head Office Finance Department upon quarterly review as requiring approval of the Conflicts Committee or Shareholder Groups.

The Conflicts Committee is responsible for reviewing and approving all Related Party Transactions (except those requiring Shareholder approval) in accordance with this Policy. The Conflicts Committee may from time to time issue guidelines (“Guidelines”) related to the review process by the Conflicts Committee or Shareholder Groups and approval process by the Conflicts Committee.

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Where the actual Related Party Transaction varies in price, quantity or make/model from the original order approved by the Conflicts Committee or the Shareholder Groups, further approval of the adjusted purchase is not required by the Conflicts Committee or the Shareholder Groups (as the case may be) if such variation is not material.

(C)	Shareholder Approval

If any Group Company proposes to enter into any Related Party Transaction the subject of Section IV. (4) (the “Relevant Transaction”), the Group Company must, prior to entering into the transaction or arrangement, seek Shareholder approval in accordance with the procedures in Section V. (B) and this Section V. (C):

(1)	Corporate Legal Department should within two (2) Business Days after receipt of the approved RP Form under Section V. (B) (3) (ii) deliver the same (including all information and attachments provided therewith) to the Shareholder Groups for approval and give a notification of delivery to the Secretary of the Conflicts Committee.

(2)	If any of the Shareholder Groups to whom the approved RP Form is given, returns to Corporate Legal Department a signed denial (the “Denial”) on behalf of such Shareholder Group, within three (3) Business Days after receipt of the approved RP Form stating that the relevant Shareholder Group does not approve of the entry by the relevant Group Company into the Relevant Transaction, then the relevant Group Company must not enter into the Relevant Transaction. Corporate Legal Department shall notify the Secretary of the Conflicts Committee of such Denial as soon as practicable.

(3)	If Corporate Legal Department does not receive a Denial from any Shareholder Group within three (3) Business Days after the approved RP Form is given, then that Shareholder Group shall be deemed to have approved the Relevant Transaction. In the event there is no Denial or no response from or approval is given by the Shareholder Groups, or a combination of these circumstances exist, three (3) Business Days after the approved RP Form is given, then as soon as practicable thereafter, Corporate Legal Department shall notify the Secretary of the Conflicts Committee that approval or deemed approval from the Shareholder Groups are obtained.

(4)	If the relevant Group Company receives through the Secretary of the Conflicts Committee or Corporate Legal Department, any notice signed on behalf of any relevant Shareholder Group, approving entry into the Relevant Transaction subject to the satisfaction of certain conditions, subject to the satisfaction of those conditions, the relevant Group Company is not required to seek further approval under this Section V.

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When giving notice to the Shareholder Groups, Corporate Legal Department shall do so by reference to the relevant notice provisions in the Shareholders’ Agreement. Notices under this Section V. (C) shall be deemed given and received as provided in clause 39 of the Shareholders’ Agreement.

VI.	Record, Maintenance, Reporting and Verification

(A)	Maintaining Related Party Information

Corporate Legal Department is responsible for updating the Related Party List by requesting that each Director and Executive Officer provide annual confirmations regarding those companies and individuals in respect of which such Director or Executive Officer is a Related Party, as well as any Related Party Transactions they have entered into or could be entering into during the upcoming year. Each half year, the Directors and Executive Officers must advise the Corporate Legal Department of any changes to their annual confirmation and the Corporate Legal Department must send a written reminder (including an email) each half year regarding this requirement. The Corporate Legal Department must also review the share register and divisional contract registers each half year to identify any further Related Parties to add to the Related Party List. The Corporate Head Office Finance Department, upon receipt of the updated Related Party List from Corporate Legal Department shall then forward the same to Directors, Executive Officers, the Company employees authorized to make purchasing decisions, divisional purchasing staff and accounting staff.

The Related Party List must be submitted to the VP, Corporate Financial Reporting & Compliance and Finance Director, who must arrange for divisional finance and purchasing staff to make a detailed review of the Related Party List against accounting and purchasing records, to detect any transactions that may have been entered into without prior approval from the Conflicts Committee or Shareholder Groups (as applicable). Any transactions requiring prior approval from the Conflicts Committee or Shareholder Groups (as applicable) but not so approved shall be submitted to the Conflicts Committee or Shareholder Groups (as applicable) for consideration, and if appropriate, ratified by the Conflicts Committee or Shareholder Groups (as applicable) in accordance with this Policy and the Guidelines.

The Corporate Head Office Finance Department must summarize all Related Party Transactions on a quarterly basis and submit such summary to Corporate Legal Department and the Conflicts Committee.

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(B)	Reporting Related Party Transactions in Financial Statements

The indirect majority Shareholder of the Company, Melco Crown Entertainment Limited (“MCE”), is required to disclose significant Related Party relationships and transactions (other than compensation arrangements, expense allowances and similar items in the ordinary course of business) in MCE’s financial statements in accordance with US generally accepted accounting principles.

The Corporate Head Office Finance Department (in consultation with the Finance Director) will review the presentation and disclosure of material Related Party relationships and transactions within the quarterly and annual financial statements of the MCE and investigate to ensure that the information in such summary appears to be completely and accurately disclosed.

At year end, the Corporate Head Office Finance Department will use the information contained in the approved Related Party Transaction summaries described in Section VI. (A) to draft the Related Party disclosure footnote for the financial statements to be filed with MCE’s annual report on Form 20-F.

(C)	Verification of Related Party Transactions

The internal audit department will perform an annual internal audit on the Related Party Transaction approval process and disclosures. Such internal audit procedures will include:

(1)	determining that sufficient evidence exists to support the understanding of the substance and business purpose of each Related Party Transaction, and to support the presentation and disclosures;

(2)	determining whether the appropriate officials approved the Related Party Transactions during the audited period;

(3)	reviewing a sample of material cash disbursements, advances, and investments during the audited period to determine whether the Company disbursed funds to a Related Party;

(4)	having discussions with third party service providers (e.g. those who have provided professional services to the Company) regarding their knowledge of the principal parties to material transactions;

(5)	reviewing previous regulatory filings to determine the names of possible additional Related Parties and other businesses in which Directors and officers occupy directorship or management positions;

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(6)	cross-checking with revenue recognition tests of any large or unusual Related Party Transactions (particularly transactions materializing near the end of a financial reporting period or involving circumstances such as a substantial portion of the purchase price remaining unpaid, or where the seller, in effect, still controls the asset it sold) and being alert to circular indications, such as a seller’s concurrent obligation to purchase goods or services, or provide other benefits to, the buyer; and

(7)	reviewing additional background information (such as financial publications, trade journals and credit agencies) with respect to a sampling of material customers, suppliers, or other business partners to confirm whether or not they are a Related Party.

VII.	Consequence of Violation

Any employee or officer of any Group Company or any Conflicts Committee member who is found to have wilfully violated this Policy and/or the Guidelines will be subject to disciplinary action which may include termination of employment or office (as the case the may be).

Issue No. 1

Approval Date : [                    ]

8

Related Party Approval Request Form	Annex I
Cyber One Agents Limited (the “Company”)

To	[Enter name of Secretary], Secretary, Conflicts Committee
[Enter personnel from Corporate Head Office Finance Department name and position / title]

From	[Enter Reviewer name and position / title]
[Enter business unit head of finance name and position / title]

Copy To	[Enter Initiator name and position / title]

Date	[Enter date of request]

Background of Transaction

[Include terms of the proposed Related Party Transaction (e.g. parties, description of product or service, quantity, cost price (and basis for pricing))].

Justification

[To be provided by Initiator to purchasing department, or Senior Accounting Officer of the Company, as Reviewer/business unit head of finance for review and approval. Details to support your justification should also be attached.]

(1)	Terms of the proposed Related Party Transaction including the parties to such transaction.

(2)	Cost and benefit analysis including cost savings obtained by the relevant Group Company from such transaction (include what are the alternatives and implications without the purchase, whether expenditure is within budget).

(3)	Fairness of the commercial terms, negotiated at arm’s length (i.e. Have proper tender/bid policies been followed in accordance with the Company’s Purchasing Policies? For example, obtaining quotations and other market comparables from non-related parties, independence of the individuals in the buying decision).

(4)	Documentary evidence that the terms are commercially arm’s length (including copies (or summary of material terms) of not less than two proposals from non-related parties to provide substantially the same products and/or services, to the extent such products and/or services are available, and if not, explain the reasons why).

(5)	Product and/or service expertise.

(6)	Nature of the Related Party’s relationship with the Company (i.e. Why are they a Related Party?).

(7)	Whether the decision to award this contract has been made independent of any influence from the Related Party.

(8)	A statement that this request is in compliance with the Company’s Policy on Related Party Transactions.

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Annex II

To	[Enter name of Chairman], Chairman, Conflicts Committee

From	[Enter name of President], President
[Enter name of Finance Director], Finance Director

Date	[Enter date]

Copy	[Enter name of Secretary], Secretary, Conflicts Committee
To:

RELATED PARTY APPROVAL REQUEST

CYBER ONE AGENTS LIMITED (the “Company”)

Review and Recommendation to Conflicts Committee

[To be updated upon review of justification]

Please refer to the following memo which relates to the following matter:

Prepared by:	[Enter Name & Position of Preparer]
[Enter Name & Position of business unit head of finance]

Regarding:	[Enter short description of approval RPT Request]

We have reviewed the information presented in the attached memorandum and recommend to the Conflicts Committee that approval of the Related Party Transaction as contemplated herein is given, considering that;

Our view that terms to be offered are fair to the Company and have been determined at arm’s length from a commercial perspective; and

It is our opinion that the decision to award this contract to the Related Party is made by the Company management independent of any influence from the Related Party to this contract.

If the information as presented above and within the supporting memorandum is complete and demonstrates that the transactions are beneficial and fair to the Company and on commercial arm’s length terms, please reply to this memo and confirm the Conflicts Committee’s approval of the Related Party Transaction as contemplated herein.

Best regards,

[Enter Name] President	[Enter Name] Finance Director

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CYBER ONE AGENTS LIMITED

TERMS OF REFERENCE

FOR POLICY ON RELATED PARTY TRANSACTIONS

Cyber One Agents Limited (the “Company”) has adopted a Policy on Related Party Transactions (the “RPT Policy”). These Terms of Reference for Policy on Related Party Transactions (the “Terms”) are issued by the Company and shall be used in interpreting and administering the Charter of the Conflicts Committee, the RPT Policy and the Guidelines and Standards for the Approval of Related Party Transactions.

This document contains confidential information and its circulation shall be restricted to Directors, Conflicts Committee members, senior management, and legal counsel of Corporate Legal Department for their reference and administration of the approval process and all other relevant matters under the RPT Policy.

The Terms are adopted from and substantially the same as those in the Shareholders’ Agreement dated [insert date] and made between the Shareholders of the Company, as amended from time to time (the “Shareholders’ Agreement”). To the extent such terms are inconsistent with those set out in the Shareholders’ Agreement, the definitions of those terms in the Shareholders’ Agreement shall prevail.

The following capitalized terms have the meanings set out below:

(a)	Affiliate means in relation to a person (First Person), any other person:

(i)	directly or indirectly controlling, controlled by, or under direct or indirect common control with, the First Person;

(ii)	who is a director or officer of the First Person or any Subsidiary of the First Person or of any person referred to in paragraph (i) of this definition; or

(iii)	who is a spouse or any person cohabiting as a spouse, child or step-child, parent or step-parent, parent-in-law, grandchild, and grandparent of the First Person or of a person described in paragraph (ii) of this definition.

(b)	Articles means the memorandum and articles of association of the Company, as may be amended from time to time in accordance with the Shareholders’ Agreement.

(c)	Board means the board of Directors from time to time.

(d)	Conflicts Committee means a committee to approve certain transactions between any Group Company and any of the Shareholders, their Affiliates or Connected Persons.

(e)	Connected Person has the meaning given to that term in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time).

(f)	Corporate Head Office Finance Department means the chief head office finance department of the Company.

(g)	Corporate Legal Department means the chief legal department of the Company.

(h)	Director means a member of the Board of the Company from time to time.

(i)	Executive Officer means the President, the Finance Director, any other officer who performs a chief executive or financial role for the Company.

(j)	Group Companies means the Company and any company which is or becomes a Subsidiary of the Company from time to time and the expression Group Company means any of them.

(k)	MCE means Melco Crown Entertainment Limited.

(l)	MCE Shareholders means MCE and any Affiliate (under paragraph (i) of that definition, but not paragraph (ii) or (iii) thereof) of MCE to whom Securities are issued or Transferred under the Shareholders’ Agreement.

(m)	Minority Shareholders means any Shareholder as at the date of the Shareholders’ Agreement (other than any MCE Shareholder) and any person (other than any MCE Shareholder) to whom a Shareholder (other than, with respect to Transfers of Securities to persons who are not Minority Shareholders at the time of such Transfer, any MCE Shareholder) Transfers Securities.

(n)	Oaktree Funds means, each of OCM Opportunities Fund V, L.P., OCM Asia Principal Opportunities Fund, L.P., and OCM Opportunities Fund VI, L.P.

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(o)	Performance Failure means, in respect of any employee of a Group Company:

(i)	continued failure to perform the duties and responsibilities described in the person’s employment agreement for his or her position in any Group Company to the standard reasonably required by the Group Company (including the employee’s supervisor) or continued failure to follow a reasonable and lawful order or direction of the relevant Group Company (including that from the employee’s supervisor), other than any such failure resulting from employee’s sickness or disability;

(ii)	misconduct, such conduct being inconsistent with the due and faithful discharge of his or her duties under his or her employment agreement with such Group Company; or

(iii)	continued failure, habitual neglect of his or her duties and responsibilities under his employment agreement with such Group Company.

(p)	Permitted Transferee means:

(i)	in the case of a MCE Shareholder, any Affiliate of MCE;

(ii)	in the case of a Minority Shareholder (A) any Affiliate of that Minority Shareholder or (B) any holder of Upstream Securities in that Minority Shareholder or any Affiliate of that holder of Upstream Securities;

(iii)	in the case of a holder of Upstream Securities in a Minority Shareholder, (A) any holder of Upstream Securities in that holder of Upstream Securities or (B) any Affiliate of the holder of Upstream Securities or of any person in paragraph (A);

(iv)	in the case of a natural person, any spouse or any other person cohabitating as a spouse, child or step-child, parent or step-parent, parent-in-law, grandchild or grandparent of that person; and

(v)	any Project Lender in accordance with (and as such term is defined in) clause 22.6 of the Shareholders’ Agreement.

A person who becomes a holder of Upstream Securities by purchasing such securities in a primary issuance shall not, as a result, become a Permitted Transferee. As used in this definition, Affiliate shall include paragraph (i) of the definition thereof, but shall not include paragraph (ii) or (iii) of the definition thereof.

(q)	Related Party means any of the Shareholders or any of their respective Affiliates or Connected Persons.

(r)	Security means a fully paid share in the capital of the Company carrying the rights and obligations set out in the Shareholders’ Agreement and the Articles.

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(s)	Shareholder means a holder of Securities from time to time.

(t)	Shareholder Group means each Minority Shareholder who, together with its Permitted Transferees to whom Securities have been Transferred, holds 10% or more of the Securities on issue calculated pursuant to clause 41.16 of the Shareholders’ Agreement and who is not, or whose Affiliate or Connected Person is not, a party to the Related Party Transaction requiring approval.

(u)	Silver Point Funds means each of Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Master Fund, L.P.

(v)	Subsidiary has the meaning given to that term in the Companies Ordinance of Hong Kong (Cap 32 of the Laws of Hong Kong).

(w)	Transfer means to transfer, sell, assign, convey, or otherwise dispose of.

(x)	Upstream Securities means, in respect of a Shareholder, any equity securities or interests in equity securities issued by that Shareholder or by any person that directly, or indirectly through one or more interposed entities (whether legally or beneficially) holds an interest in Securities held by that Shareholder, but does not include any equity securities or interests in equity securities:

(i)	in either of Silver Point Funds, or in any other investment fund or account managed by Silver Point Capital, L.P., or any of the Oaktree Funds, or in any other investment fund or account managed by Oaktree Capital Management, L.P., or in any successors or Affiliates of the foregoing, or in any person that, directly or indirectly through one or more interposed entities (whether legally or beneficially) holds equity securities or interests in equity securities in any such person;

(ii)	in MCE, or any of its shareholders or any person that directly, or indirectly through one or more interposed entities (whether legally or beneficially) holds equity securities or interests in equity securities in those shareholders; or

(iii)	in any other Shareholder or holder of Upstream Securities whose shares are listed on an internationally recognized stock exchange.

Issue No. 1

Approval Date : [                    ]

4

CYBER ONE AGENTS LIMITED

CONFLICTS COMMITTEE CHARTER

This Conflicts Committee Charter (this “Charter”) was adopted by Cyber One Agents Limited (the “Company”).

I.	Purpose

The purpose of the Conflicts Committee (the “Committee”) is to:

(a) consider and review Related Party Transactions and certain other transactions between any Group Company and any of the Shareholders, their Affiliated or Connected Persons (except those requiring Shareholder approval) in accordance with the Policy on Related Party Transactions (the “RPT Policy”) and grant approval where appropriate;

(b) consider and approve any amendment to the RPT Policy provided that any change to the criteria for the approval process of transactions under the RPT Policy or any other material provisions of the RPT Policy should be subject to approval of the Shareholder Groups;

(c) have oversight as to the compliance of shared vendor provisions as set out in the Shareholders’ Agreement; and

(d) consider and review the request of the Board of Directors (the “Board”) to remove the Finance Director of the Company due to Performance Failure and to grant approval where appropriate.

The policies and procedures of the Committee shall remain flexible in order to best react to changing conditions.

In addition to the powers and responsibilities expressly conferred on or delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities conferred on or delegated to it by the Board, in relation to matters that the Board believes are appropriate for consideration by the Committee and consistent with this Charter, as amended from time to time, and the Articles. The powers and responsibilities conferred on or delegated to the Committee as referred to in this Charter shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers conferred on or delegated to the Committee hereunder) shall be at the Committee’s sole discretion.

II.	Definitions

Capitalized terms used herein have the meanings set out below, unless otherwise defined in the Terms of Reference for Policy on Related Party Transactions.

(a)	Related Party Transaction or RPT means any one or a series of transactions in which a Group Company:

(i)	makes any payment to; or

(ii)	sells, leases, transfers, or disposes of any of its property or assets to; or

(iii)	purchases any property of assets from; or

(iv)	enters into, or amends, any arrangement, understanding, transaction or agreement with; or

(v)	loans or advances any amount to; or

(vi)	guarantees any of the obligations of,

any of the Shareholders, any of their respective Affiliates or Connected Persons, or for the benefit of any of the Shareholders or any of their Affiliates or Connected Persons.

III.	Membership

The Committee shall consist of three members, each of whom, as determined by the relevant appointing party referred to below, has experience, in the business judgment of the appointing party, that would be helpful in addressing the matters that form part of the powers and responsibilities of the Committee.

(a) The members will be appointed as follows:

(i)	the Shareholder who, together with its Permitted Transferees to whom Securities have been Transferred, holds in aggregate the greatest number of Securities on issue (the “First Shareholder Group”) will together, or if those Shareholders have appointed a Director, that Director may, from time to time, appoint one member of the Committee;

(ii)	the Shareholder who, together with its Permitted Transferees to whom Securities have been Transferred, holds in aggregate the second greatest number of Securities on issue and which is not an Affiliate of the First Shareholder Group (the “Second Shareholder Group”) will together, or if those Shareholders have appointed a Director, that Director may, from time to time, appoint one member of the Committee; and

(iii)	the First Shareholder Group and Second Shareholder Group will, or one of each Director appointed by them may, from time to time, together appoint one member of the Committee (the “Independent Member”).

(b) It is a condition of the appointment of the member of the Committee under the above paragraph (a)(iii), that the member is independent of each of the First Shareholder Group and Second Shareholder Group, any Directors appointed by them, and any of their respective Affiliates and Connected Persons.

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(c) If the First Shareholder Group and Second Shareholder Group cannot agree within 30 days of being requested in writing by the other to appoint a member of the Committee under the above paragraph (a)(iii), then either may instruct Heidrick & Struggles / Russell Reynolds / Korn Ferry / Spencer Stuart to appoint an independent committee member who will be deemed to have been appointed by the First Shareholder Group and Second Shareholder Group on the date the committee member agrees in writing to accept that appointment.

(d) Each member of the Committee has one vote, and all decisions of the Committee will be by simple majority.

(e) The First Shareholder Group, Second Shareholder Group, or any of the Directors appointed by them (respectively) may appoint and remove any member of the Committee appointed by them under the above paragraph (a)(i) or (a)(ii) (as applicable) by notice to the Company.

(f) The First Shareholder Group and Second Shareholder Group may, or one of each Director appointed by them may, appoint and remove the member of the Committee appointed by them under the above paragraph (a)(iii) or appointed under paragraph (c) by joint notice to the Company.

(g) Despite the above paragraph (a), if an MCE Shareholder (and its Permitted Transferees to whom Securities have been Transferred) are the only Shareholders holding 10% or more of the Securities on issue, those Shareholders or any Director appointed by those Shareholders may appoint all of the members of the Committee, however two of the members must be independent of the MCE Shareholder, each MCE Director, and their respective Affiliates and Connected Persons.

The Independent Member of the Committee may not accept any consulting, advisory or other compensatory fee from the Company other than for service as a member of the Board, if relevant, and the Committee.

IV.	Structure and Operations

The position of the chairperson (the “Chair”) shall be assumed by each member of the Committee on a rotation basis every year, with the following sequence:

(a)	member appointed by the First Shareholder Group;

(b)	member appointed by the Second Shareholder Group; and

(c)	Independent member.

The Chair (or in his or her absence, a member designated by the Chair or nominated by the other members of the Committee) shall preside at each meeting of the Committee and set the agenda for each Committee meeting. The Chair shall provide notice of any Committee meetings to each member at least five (5) days prior to the scheduled date of such meeting and set forth the date, place, and agenda of the meeting. The notice requirements may be waived with the written or oral consents thereon of all of the members. The presence of more than 50% of all members shall constitute a quorum. The affirmative vote of a majority of the members of the Committee participating in any meeting of the Committee is necessary for the adoption of any resolution or other Committee action. The affirmative vote of a majority of the members of the Committee by email is acceptable by the Committee in all cases where the Committee’s approval is sought.

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The Committee shall have the authority to establish:

(a) its own rules and procedures for notice and conduct of its meetings; and

(b) rules, procedures and guidelines related to the review and approval process for Related Party Transactions (except those requiring Shareholder approval),

so long as they are not inconsistent with any provisions of the Articles or this Charter.

A meeting of the Committee may be conducted in person or via telephone conference where all meeting participants can hear one another. Members shall be entitled to participate in any meeting by telephone, video-conferencing or similar equipment, such participation will be as effective as if any member participating in such fashion were present in person, and the Committee must use reasonable efforts to accommodate time zone differences when scheduling meetings. Minutes of the meetings shall be kept by a person designated by the Chair. Draft and final versions of the minutes of meetings shall be sent to all Committee members for their comments and records respectively, in both cases within a reasonable time after the meetings.

The Committee may, at its discretion, include in its meetings members of the Company’s management and any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate.

V.	Duties and Responsibilities

The Committee’s duties and responsibilities shall include each of the items enumerated in this Section V. and such other matters as may from time to time be conferred on or delegated to the Committee by the Board.

(a) The Committee shall review all RPT as reported to the Committee, on an ongoing basis and designated as within the authority of the Committee under the RPT Policy. The Committee is authorized to approve such transactions under the RPT policy without further approval by the Board to the extent it is a RPT (except those requiring Shareholder approval). Any RPT that is otherwise subject to Board approval shall also be submitted to the Board for its approval.

(b) The Committee shall report to the Board periodically on all matters for which the Committee has responsibility.

(c) The Committee shall undertake and review with the Board an annual performance evaluation of the Committee, which shall compare the performance of the Committee with the requirements of this Charter and set forth the goals and objectives of the Committee for the upcoming year. Such evaluation shall include an assessment of whether the Committee members have sufficient time and resources to properly discharge their duties and responsibilities as members of the Committee. The Committee shall conduct such performance evaluation in such manner as the Committee and the Board deem appropriate, and may report the results of its performance evaluation through an oral report by the Chair of the Committee or any other member of the Committee designated by the Committee to make this report.

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(d) The Committee shall annually review and reassess the adequacy of this Charter and recommend to the Board for approval such changes as the Committee believes are appropriate.

(e) The Committee shall exercise such other powers and perform such other duties and responsibilities as are incidental to the purposes, duties and responsibilities specified herein and as may from time to time be conferred on or delegated to the Committee by the Board.

VI.	Committee Approval

(a) The Committee may, in its sole discretion, approve or deny any Related Party Transaction required to be referred to it under the RPT Policy.

(b) Approval of a Related Party Transaction may be conditional on the relevant Group Company taking certain actions that the Committee deems appropriate.

(c) In determining whether to approve a Related Party Transaction the Committee will consider the following factors, in addition to any other factors that it considers appropriate:

(i)	whether or not the terms are fair and beneficial to the relevant Group Company and based on arm’s length negotiations from a commercial perspective;

(ii)	whether or not the Related Party Transaction is material to the relevant Group Company as a whole;

(iii)	whether the Related Party Transaction is appropriate and necessary or desirable to achieve the objectives of the Group Companies;

(iv)	the role the Related Party has played in arranging the Related Party Transaction;

(v)	the structure of the Related Party Transaction; and

(vi)	the interests of all Related Parties in the Related Party Transaction.

(d) A Related Party Transaction will only be approved by the Committee if it determines that the Related Party Transaction is beneficial and fair to the Group Company and terms of the Related Party Transaction are commercially arm’s length.

(e) Any Related Party Transaction must be noted at the next Committee meeting and recorded in the minutes of such meeting by the secretary of the Committee.

Issue No. 1

Approval Date : [                    ]

5

CYBER ONE AGENTS LIMITED

GUIDELINES AND STANDARDS

FOR THE APPROVAL OF RELATED PARTY TRANSACTIONS

I.	Purpose

Cyber One Agents Limited (the “Company”) has adopted a Policy on Related Party Transactions (the “RPT Policy”). Under the RPT Policy, the Conflicts Committee of the Company is authorized to issue, from time to time, guidelines related to the review process by the Conflicts Committee or Shareholder Groups and approval process by the Conflicts Committee. The Conflicts Committee recognizes that Related Party Transactions present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. As such, to implement the RPT Policy, the Conflicts Committee has adopted these Guidelines and Standards for the Approval of Related Party Transactions (the “RPT Guidelines”), which set out the standards and procedures to be followed by the Conflicts Committee in reviewing and approving Related Party Transactions. All capitalized terms used, but not defined, herein have the same meanings as in the RPT Policy or the Terms of Reference for Policy on Related Party Transactions as relevant.

II.	Inapplicable Transactions

The RPT Guidelines do not apply to the following transactions:

(1)	All intercompany transactions in which only the Group Companies are parties.

(2)	All securities issues specifically exempted from this Policy under the Shareholders’ Agreement.

III.	Review of Related Party Transactions

The approval of the Conflicts Committee or the Shareholder Groups (as the case may be) for all Related Party Transactions in accordance with the RPT Policy and the RPT Guidelines must be obtained before the Company or Subsidiary management agrees (verbally or in writing) to the terms of any contractual arrangement in relation to all applicable Related Party Transactions.

If there is a potential Related Party Transaction, the Reviewer of the Transaction is responsible to submit all supporting documents to the Secretary of the Conflicts Committee for seeking approval from the Conflicts Committee or the Shareholder Groups (as the case may be) in accordance with the RPT Policy and the RPT Guidelines, following the RPT Review procedures stated therein. Upon receipt of the supporting documents, the Secretary of Conflicts Committee must promptly provide via e-mail the relevant details to (i) all the members of the Conflicts Committee if approval is to be sought from the Conflicts Committee; and (ii) a member of Corporate Legal Department. The relevant details shall include:

(1)	Terms of the proposed Related Party Transaction including the parties to such transaction;

(2)	Cost and benefit analysis including cost savings obtained by the relevant Group Company from such transaction (include what are the alternatives and implications without the purchase, whether expenditure is within budget).

(3)	Fairness of the commercial terms, negotiated at arm’s length (i.e. Have proper tender/bid policies been followed in accordance with the Company’s Purchasing Policies? For example, obtaining quotations and other market comparables from non-related parties, independence of the individuals in the buying decision).

(4)	Documentary evidence that the terms are commercially arm’s length (including copies (or summary of material terms) of not less than two proposals from non-related parties to provide substantially the same products and/or services, to the extent such products and/or services are available, and if not, explain the reasons why).

(5)	Product and/or service expertise.

(6)	Nature of the Related Party’s relationship with the Company (i.e. Why are they a Related Party?).

(7)	Whether the decision to award this contract has been made independent of any influence from the Related Party.

(8)	A statement that this request is in compliance with the Company’s Policy on Related Party Transactions.

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For Related Party Transactions requiring the Conflicts Committee approval, the Chairman of the Conflicts Committee will oversee the process of reviewing and approving such Related Party Transaction after consulting with members of the Conflicts Committee and Corporate Legal Department. Any Related Party Transaction approved by the Conflicts Committee shall be noted at the next Conflicts Committee meeting, and it shall be recorded in the minutes of such meeting by the Secretary of the Conflicts Committee. The approval process will also be conducted in accordance with the Charter of the Conflicts Committee.

IV.	Standards for Approval of Transactions by Conflicts Committee

The Conflicts Committee will analyze the following factors, in addition to any other factors the Conflicts Committee deems appropriate, in determining whether to approve a Related Party Transaction:

(1)	whether or not the terms are fair and beneficial to the relevant Group Company and based on arm’s length negotiations from a commercial perspective;

(2)	whether or not the Related Party Transaction is material to the relevant Group Company as a whole;

(3)	whether the Related Party Transaction is appropriate and necessary or desirable to achieve the objectives of the Group Companies;

(4)	the role the Related Party has played in arranging the Related Party Transaction;

(5)	the structure of the Related Party Transaction; and

(6)	the interests of all Related Parties in the Related Party Transaction.

A Related Party Transaction will only be approved by the Conflicts Committee if it determines that the Related Party Transaction is fair and beneficial to the relevant Group Company and the terms of the Related Party Transaction are commercially arm’s length.

V.	Approval Process by Conflicts Committee

The Conflicts Committee may, in its sole discretion, approve or deny any Related Party Transaction submit to it for approval. Approval of a Related Party Transaction may be conditional upon the relevant Group Company and the Related Party taking any or all of the following additional actions, or any other actions that the Conflicts Committee deems appropriate:

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(1)	assuring that the Related Party will not be directly involved in negotiating the terms of the Related Party Transaction or in the ongoing relationship between the relevant Group Company and the other persons or entities involved in the Related Party Transaction;

(2)	limiting the duration or magnitude of the Related Party Transaction;

(3)	requiring that information about the Related Party Transaction be documented and that reports reflecting the nature and amount of the Related Party Transaction be delivered to the Conflicts Committee on a regular basis;

(4)	requiring that the relevant Group Company has the right to terminate the Related Party Transaction by giving a specified period of advance notice;

(5)	appointing a Company representative to monitor various aspects of the Related Party Transaction; and/or

(6)	requiring the Related Party to resign from, or change position within, an entity that is involved in the Related Party Transaction with the relevant Group Company.

If the Group Companies have ongoing relationships with certain Related Parties and periodically enters into Related Party Transactions with them, the Conflicts Committee may establish guidelines for the Group Companies’ management to follow in terms of (1) how such ongoing relationships should be managed, and (2) the procedure to follow in reporting each individual Related Party Transaction (as they, from time to time, arise in the ordinary course of business) to the Conflicts Committee before any contractual terms are agreed between any Group Company and such Related Parties. Additionally, the Conflicts Committee, on at least an annual basis, shall review and assess the ongoing relationships with the Related Parties.

VI.	Consequence of Violation

Any employee or officer of any Group Company or any Conflicts Committee member who is found to have willfully violated the RPT Policy and/or the RPT Guidelines, will be subject to disciplinary action which may include termination of employment or office (as the case may be).

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VII.	Failure to Follow the Approval Process

Where Related Party Transactions are subsequently identified to have occurred without the prior requisite approval of the Conflicts Committee or Shareholder Group, as the case may, they are to be (1) reported by the Secretary of the Conflicts Committee or Corporate Legal Department (as relevant) to the Conflicts Committee or the Shareholder Groups (as relevant) and Corporate Legal Department immediately via e-mail with an explanation as to why they were not approved in advance and what steps have been taken to prevent a re-occurrence; and (2) considered by the Conflicts Committee or the Shareholder Groups (as the case may be) whether to ratify the Related Party Transaction retroactively. For matters requiring Conflicts Committee approval, the lack of approval referred to in the foregoing shall be placed on the agenda at the next meeting of the Conflicts Committee for noting and it is to be recorded in the minutes of such meeting.

Issue No. 1

Approval Date : [                    ]

5

Annexure F

Registration Rights Agreement

69

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of                     (this “Agreement”), is made by and among Cyber One Agents Limited, a company incorporated in the British Virgin Islands (the “Company”), and those parties set forth on the Schedule of Shareholders attached hereto (each, a “Shareholder” and collectively, the “Shareholders”).

A. The Shareholders, among other parties, are parties to an implementation agreement (the “Implementation Agreement”), dated as of [—], 2011, pursuant to which, among other things, the Shareholders and the other parties thereto have agreed, at the Effective Time of the transactions contemplated by the Implementation Agreement, to (i) enter into a shareholders’ agreement (the “Shareholders’ Agreement”) to govern their relationship in connection with, and the conduct and operations of, the Company and its subsidiaries, and (ii) cause the Company to enter into this Agreement with the Shareholders and provide to the Shareholders (and their transferees) the registration and other rights provided herein.

B. Capitalized terms used in this Agreement are used as defined in Section 11.

Now, therefore, the parties hereto agree as follows:

1. IPO Demand. The right of Holders to require the Company to effect an IPO is set forth in clause 29 of the Shareholders’ Agreement. If the conditions to effecting an IPO in such clause of the Shareholders’ Agreement have been satisfied, then the notification to the Company demanding an IPO under clause 29.1(a) of the Shareholders’ Agreement shall constitute an “IPO Registration Request” which shall be governed by the terms of this Agreement, including Section 2(a) hereof.

2. Demand Registrations.

(a) Requests for Registration. At any time following an IPO, the Required Holders may request in writing that the Company or IPO HoldCo (as the case may be, the “Registering Entity”) effect the registration of all or any part of the Registrable Securities held by such Required Holders (a “Post-IPO Registration Request” and, together with an IPO Registration Request, a “Registration Request”). Promptly after its receipt of any Registration Request, the Registering Entity will give written notice of such request to all other Holders, and will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered by the Holders in the Registration Request or by any other Holders that have provided written notice to the Registering Entity within 30 days after the date the Registering Entity has given such Holders notice of the Registration Request, provided that, other than in connection with an IPO Registration Request, the Registering Entity will not be required to effect a registration pursuant to this Section 2(a) unless the minimum aggregate value of the Registrable Securities that are proposed to be sold in such registration by such Holders shall be at least US$50,000,000. The Registering Entity will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 2.

(b) Limitation on Demand Registrations. Following an IPO, the Registering Entity will not be obligated to effect more than five registrations pursuant to this Section 2, provided that a request for registration will not count for the purposes of this limitation if (i) the Holders of a majority of Registrable Securities covered by a particular registration determine in good faith to withdraw (prior to the effective date of the Registration Statement relating to such request) the proposed registration, (ii) the Registration Statement relating to such request is not declared effective within 120 days of the date such registration statement is first filed with the Commission, (iii) if, after such Registration Statement becomes effective, such Registration Statement becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason, (iv) the Holders are not able to register and sell at least 80% of the Registrable Securities requested to be included in such registration, other than by reason of such Holders withdrawing their request or terminating the offering, (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or material breach thereunder by the Holders), or (vi) if the Registration Statement relating to such request has not remained effective until the earlier of the time when all the Registrable Securities requested to be included in such registration is sold and the end of the period described in Section 2(g). Notwithstanding the foregoing, the Registering Entity will pay all Registration Expenses in connection with any request for registration pursuant to Section 2(a) regardless of whether or not such request counts toward the limitation set forth above. The Registering Entity shall not be required to file and cause to become effective more than one registration statement in any six month period.

(c) Shelf Registrations. At any time following a Qualified IPO, the Required Holders may request in writing that the Registering Entity effect the registration described in Section 2(a) on Form S-3 (a “Shelf Registration Statement”) (provided that the Registering Entity is eligible to use such form) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act and to use reasonable best efforts to cause such registration statement to become effective and to maintain the effectiveness of such shelf registration statement with respect to such Registrable Securities in the Registering Entity of Holders participating in the registration for the period provided in Section 2(g) hereof (a “Shelf Demand Registration”). To the extent the Registering Entity is a well known seasoned issuer (a “WKSI”) (as defined in Rule 405 under the Securities Act) at the time any Required Holders make a Shelf Demand Registration, the Registering Entity shall file a Shelf Registration Statement under procedures applicable to WKSIs. The Registering Entity shall not be obligated to file more than one Shelf Demand Registration in any twelve-month period.

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(d) Restrictions on Demand Registrations. The Registering Entity may postpone for a reasonable period of time, not to exceed 90 days, the filing of a prospectus or the effectiveness of a Registration Statement for a registration pursuant to this Section 2 if the Registering Entity furnishes to the Holders a certificate signed by the Chief Executive Officer of the Registering Entity, following consultation with, and after obtaining the good faith approval of, the board of directors of the Registering Entity, stating that the Registering Entity believes that such postponement is necessary in order to avoid premature disclosure of a material matter required, as determined by the Registering Entity after consultation with outside counsel, to be otherwise disclosed in the prospectus the disclosure of which the board has determined would have a material adverse effect on any proposal or plan by the Registering Entity to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, amalgamation, consolidation, tender offer or similar transaction, or otherwise would have a material adverse effect on the business, assets, operations, prospects or financial condition of the Registering Entity, provided, however, that the Registering Entity shall not be entitled to so postpone unless it shall (A) concurrently request the suspension of sales by other security holders under registration statements covering securities held by such other security holders, (B) in accordance with the Registering Entity’s policies from time to time in effect, forbid purchases and sales in the open market by senior executives of the Registering Entity, and (C) itself refrain from any public offering and open market purchases during the postponement, provided further, however, that the Registering Entity may not effect such a postponement more than once in any 360-day period. If the Registering Entity so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Holders of a majority of Registrable Securities covered by a particular registration will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in Sections 2(b) and 2(c). The Registering Entity shall provide written notice to the Holders of the Registering Entity’s decision to file or seek effectiveness of a Registration Statement following such postponement and the effectiveness of such Registration Statement. The Registering Entity will pay all Registration Expenses incurred in connection with any such postponed filing and any such postponed effectiveness of a Registration Statement.

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(e) Selection of Underwriters. In connection with the IPO Registration Request and any other Registration Request in which the Required Holders intend to distribute the Registrable Securities by means of an underwritten offering, they will so advise the Registering Entity as a part of the Registration Request, and the Registering Entity will include such information in the notice sent by the Registering Entity to the other Holders with respect to such Registration Request. In such event, the Holders of a majority of the Registrable Securities covered by such Registration Request will have the right to select the managing underwriter to administer the offering; provided that (i) in the case of an IPO Registration Request, such underwriter shall be selected after consultation with Melco Crown Entertainment Limited and (ii) in the case of all other Registration Requests, such underwriter shall be subject to the Registering Entity’s approval which will not be unreasonably withheld, conditioned or delayed . If the offering is underwritten, the right of any Holder to registration pursuant to this Section 2 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise agreed by the Holders of a majority of Registrable Securities covered by a particular registration), and each such Holder will (together with the Registering Entity and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Registering Entity, the managing underwriter and the Required Holders.

(f) Priority on Demand Registrations. The Registering Entity will not include in any underwritten registration pursuant to Section 2(a) or 2(c) any securities that are not Registrable Securities without the prior written consent of the Holders making the Registration Request. In the case of any proposed registration that is initiated by a Holder pursuant to Section 2, if the managing underwriter in good faith advises the Registering Entity that in its opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability or price per share of securities to be sold in such offering, the Registering Entity will include in such offering only such number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability or price per share of securities to be sold in such offering, which securities will be so included in the following order of priority: (i) first, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities so requested to be included therein by each such Holder, (ii) second, the securities the Registering Entity proposes to issue and sell for its own account, and (iii) third, other securities requested to be included in such registration pursuant to other registration rights agreements or otherwise.

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(g) Effective Period of Demand Registrations. After any Registration Statement filed pursuant to Section 2(a) has become effective, the Registering Entity shall use its reasonable best efforts to keep such Registration Statement effective for a period of either (i) 180 days from the date on which the Commission declares such Registration Statement effective (or if such Registration Statement is not effective during any period within such 180 days or if disposition of Registrable Securities is suspended in the circumstances described in Section 7(b), such 180-day period shall be extended by the number of days during such period when such Registration Statement is not effective or is suspended as provided in Section 7(b)) or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period which shall terminate when all of the Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement. After any Shelf Registration Statement filed pursuant to Section 2(c) has become effective, the Registering Entity agrees to use its reasonable best efforts to keep the Shelf Registration Statement continuously effective and usable for the resale of the Registrable Securities registered thereunder for a period ending on the first date on which all the Registrable Securities covered by such Shelf Registration Statement shall have been sold pursuant to such Shelf Registration Statement.

(h) Other Registration Rights. Except as provided in this Agreement, the Registering Entity will not grant to any holder or prospective holder of any securities of the Registering Entity registration rights with respect to such securities which are senior or pari passu to the rights granted hereunder without the prior written consent of the Holders of a majority of Registrable Securities.

3. Piggyback Registrations.

(a) Right to Piggyback. Whenever the Registering Entity proposes to register any of its securities (other than a registration on Form S-4, Form S-8 or a comparable form, or a registration of securities relating solely to an offering and sale to employees pursuant to any employee stock plan or other employee benefit plan arrangement) other than pursuant to a Registration Request (each, a “Piggyback Registration”), the Registering Entity will give prompt written notice (and in any event within 15 days after its receipt of notice of any exercise of other demand registration rights or its decision to effect a primary offering, as applicable) to all Holders of its intention to effect such a registration and will include in such registration on the same terms as the Registering Entity and the other Persons selling securities in connection with such registration all Registrable Securities with respect to which the Registering Entity has received written requests for inclusion therein within fifteen (15) days after the date of the Registering Entity’s notice. The Registering Entity’s notice shall specify, at a minimum, the number of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known) and a good faith estimate by the Registering Entity of the proposed minimum offering price of such securities. Any Holder that has made such a written request may withdraw all or any part of its Registrable Securities from such Piggyback Registration by giving written notice to the Registering Entity and the managing underwriter, if any, on or before the fifteenth (15th) day prior to the planned effective date of such Piggyback Registration. The Registering Entity may terminate or withdraw any registration under this Section 3 prior to the effectiveness of such registration, whether or not any Holder has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 3(c) the Registering Entity will have no liability to any Holder in connection with such termination or withdrawal.

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(b) Underwritten Registration. If the registration referred to in Section 3(a) is proposed to be underwritten, the Registering Entity will so advise the Holders as a part of the written notice given pursuant to Section 3(a). In such event, the right of any Holder to registration pursuant to this Section 3 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting, and each such Holder will (together with the Registering Entity and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Registering Entity. If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Registering Entity and the managing underwriter.

(c) Piggyback Registration Expenses. The Registering Entity will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

(d) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Registering Entity, and the managing underwriters advise the Registering Entity in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities that can be sold in such registration without adversely affecting the marketability or price per share of securities to be sold in such offering, the Registering Entity will include in such registration only such number of securities that in the opinion of such underwriters can be sold without such a material and adverse effect, which securities will be so included in the following order of priority: (i) first, the securities the Registering Entity proposes to issue and sell for its own account, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities so requested to be included therein owned by each such Holder, and (iii) third, other securities requested to be included in such registration pursuant to other registration rights agreements or otherwise.

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(e) Priority on Secondary Registrations. If a Piggyback Registration relates to an underwritten secondary registration on behalf of other holders of the Registering Entity’s securities, and the managing underwriters advise the Registering Entity in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities that can be sold in such registration without adversely affecting the marketability or price per share of securities to be sold in such offering, the Registering Entity will include in such registration only such number of securities that in the opinion of such underwriters can be sold without such a material and adverse effect, which securities will be so included in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities and Registrable Securities on the basis of the number of securities so requested to be included therein owned by each such holder, and (ii) second, other securities requested to be included in such registration pursuant to other registration rights agreements or otherwise.

(f) Other Registrations. If the Registering Entity files a Registration Statement with respect to Registrable Securities pursuant to Section 2 or Section 3, and if such registration has not been withdrawn or abandoned, the Registering Entity will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4 or S-8 or any successor or similar forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days have elapsed from the effective date of the effectiveness of such Registration Statement.

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4. Registration Procedures. Subject to Section 2(d), whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement, the Registering Entity will use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Registering Entity will, as expeditiously as possible:

(a) prepare and (within 60 days after the end of the thirty-day period within which requests for registration may be given to the Registering Entity pursuant to Section 2(a) or 2(c)) file with the Commission a Registration Statement with respect to such Registrable Securities, make all required filings with FINRA and use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable thereafter, provided that before filing a Registration Statement or any amendments or supplements thereto, a Prospectus included in such Registration Statement (including a preliminary Prospectus) or filed under Rule 424 of the Securities Act with the Commission, the Registering Entity will furnish to the Holders covered by such Registration Statement copies of all such documents proposed to be filed, including exhibits thereto and exhibits incorporated by reference; and the Registering Entity will give one counsel selected by the Holders of a majority of the Registrable Securities covered by such Registration Statement the opportunity to participate in the preparation of such Registration Statement, each Prospectus (including preliminary Prospectus) included therein or filed under Rule 424 of the Securities Act with the Commission, and each amendment thereof or supplement thereto, in each case at the Registering Entity’s reasonable expense in accordance with Section 5(b). Unless such counsel earlier informs the Registering Entity that it has no objections to the filing of such Registration Statement, Prospectus, amendment or supplement, the Registering Entity will not file such Registration Statement, Prospectus, amendment or supplement prior to the date that is five Business Days from the date that such Holders received such document. The Holders covered by such Registration Statement will have the opportunity to object to any information pertaining to such Holders that is contained in the Registration Statement, Prospectus, amendment or supplement, and the Registering Entity will make the corrections reasonably requested by such Holders with respect to such information prior to filing any Registration Statement or amendment thereto or any Prospectus or any supplement thereto. The Registering Entity will not, without the prior consent (which will not be unreasonably withheld, conditioned or delayed) of the Holders representing a majority of the Registrable Securities covered by such Registration Statement, make any offer relating to the Registrable Securities that would constitute a “free writing Prospectus,” as defined in Rule 405 of the Securities Act. The Registering Entity will not file any Registration Statement or amendment or post-effective amendment or supplement to such Registration Statement or any Prospectus to which such counsel will have reasonably objected in writing on the grounds that (and explaining why) such document does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

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(b) prepare and file with the Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for the period provided in Section 2(g), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(c) furnish to each seller of Registrable Securities such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary Prospectus, final Prospectus, all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller;

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(d) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller and any underwriter(s) reasonably request and do any and all other acts and things that may be necessary or reasonably advisable to enable such seller and any underwriter(s) to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Registering Entity will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e) use its reasonable best efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Registering Entity to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

(f) promptly notify each seller of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the Prospectus included in such Registration Statement or filed under Rule 424 of the Securities Act with the Commission contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

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(g) promptly notify each seller of any Registrable Securities covered by such Registration Statement and the underwriter(s), if any: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to such Registration Statement or to amend or to supplement such Prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes, (iv) of the issuance by the Commission of a notification of objection to the use of the form on which the Registration Statement has been filed, or of the happening of any event that causes the Registering Entity to become an “ineligible issuer,” as defined in Rule 405 of the Securities Act, and (v) of the receipt by the Registering Entity of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or “blue sky” laws of any jurisdiction;

(h) use its reasonable best efforts to cause all such Registrable Securities to be listed on each Exchange on which similar securities issued by the Registering Entity are then listed or, if no similar securities issued by the Registering Entity are then listed on any Exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the Exchange in which the IPO is to be effected as provided by and in accordance with the Shareholders’ Agreement;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(j) enter into such customary agreements (including underwriting agreements with customary provisions) and take all such other actions as the sellers of Registrable Securities or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a share split or a combination of shares);

(k) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Registering Entity, and cause the Registering Entity’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement; provided that each Holder will, and will use its commercially reasonable efforts to cause each such underwriter, accountant or other agent to, (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Registering Entity and (ii) minimize the disruption to the Registering Entity’s business in connection with the foregoing;

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(l) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Registering Entity’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(m) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts promptly to obtain the withdrawal of such order;

(n) enter into such agreements and take such other actions as the sellers of Registrable Securities or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for and participating in such number of “road shows” and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition;

(o) obtain one or more comfort letters, addressed to the sellers of Registrable Securities and the underwriter(s) (if any), dated the effective date of or the date of the final receipt issued for such Registration Statement (and, if such registration includes an underwritten public offering dated the date of the closing under the underwriting agreement for such offering), signed by the Registering Entity’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the Holders of a majority of the Registrable Securities being sold in such offering and such underwriter(s) reasonably request;

(p) provide legal opinions of the Registering Entity’s outside counsel, addressed to the underwriter(s) (if any) and the Holders of the Registrable Securities being sold, dated the effective date of or the date of the final receipt issued for such Registration Statement, each amendment and supplement thereto (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

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(q) promptly respond to any and all comments received from the Commission, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the Commission as soon as practicable and file an acceleration request as soon as practicable following the resolution or clearance of all Commission comments or, if applicable, following notification by the Commission that any such Registration Statement or any amendment thereto will not be subject to review;

(r) furnish each seller of Registrable Securities with a copy of all documents submitted to any Exchange and all amendments thereto. In connection with any offering of Registrable Securities pursuant to this Agreement, the Registering Entity shall instruct the transfer agent and registrar of the securities to release any stop transfer orders with respect to the securities so sold;

(s) furnish to any seller of Registrable Securities such information and assistance as such seller may reasonably request in connection with any “due diligence” effort which such seller deems appropriate; and

(t) provide a CUSIP number for the Registrable Securities and use its reasonable best efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable in the opinion of any seller of Registrable Securities or the underwriter(s), if any, to effect the registration of such Registrable Securities contemplated hereby.

The Registering Entity agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus used in connection therewith, that refers to any Holder covered thereby by name, or otherwise identifies such Holder as the holder of any securities of the Registering Entity, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless and to the extent such disclosure is required by law.

The Registering Entity may require each Holder as to which any registration is being effected to furnish the Registering Entity with such information regarding such Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Registering Entity may from time to time reasonably request in writing.

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If any such Registration Statement refers to any Holder by name or otherwise as the holder of any securities of the Registering Entity, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Holder, to the effect that the holding by such Holder of such securities does not necessarily make such holder a “controlling person” of the Registering Entity within the meaning of the Securities Act and is not to be construed as a recommendation by such Holder of the investment quality of the Registering Entity’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Registering Entity, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Commission or Securities Act or any similar federal statute then in force, the deletion of the reference to such Holder.

In addition to the obligations contained in this Section 4, in connection with any Application in respect of a sale or distribution by the Holders of Registrable Securities outside the United States, the Registering Entity shall further assist and facilitate such sale or distribution, including without limitation, by providing such information as the relevant Holders may reasonably request for purposes of such Application and the related offering. Without limiting the foregoing, the assistance, documents and procedures, provisions for payment of expenses, requirement for information from Holders, indemnification and other provisions set forth in Sections 4 through 6 hereof shall apply to the Registration Statement and sale or distribution of Registrable Securities, with such reasonable and necessary adjustments as would customarily apply in the applicable jurisdictions where the public offering and the Registration Statement is made, and with all references herein to United States securities laws being deemed replaced by references to applicable provisions of local law, regulation or stock exchange requirements in such jurisdictions.

5. Registration Expenses.

(a) Except as otherwise provided for herein, all expenses incidental to the Registering Entity’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, listing application fees, transfer agent’s and registrar’s fees, costs of distributing Prospectus in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Registering Entity and all independent certified public accountants, underwriters and other Persons retained by the Registering Entity (all such expenses, “Registration Expenses”), will be borne by the Registering Entity, and the Registering Entity will also pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities on an Exchange. All Selling Expenses will be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.

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(b) In connection with each registration initiated hereunder, the Registering Entity shall reimburse the Holders covered by such registration or sale for the reasonable fees and disbursements of one law firm (and one local counsel) chosen by Holders holding a majority of the Registrable Securities to be included in the applicable registration. The amount of reimbursement under this Section 5(b) is limited to US$1,300,000 in respect of a registration initiated in connection with an IPO, and US$800,000 in the aggregate for all other registrations initiated hereunder.

(c) The obligation of the Registering Entity to bear the expenses described in Section 5(a) and to reimburse the Holders for the expenses described in Section 5(b) shall apply irrespective of whether any sales of Registrable Securities ultimately take place.

6. Indemnification.

(a) The Registering Entity agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its Affiliates and their respective officers, directors, employees and partners and each Person who controls such Holder (within the meaning of the Securities Act) against, and pay and reimburse such Holder, Affiliate, director, officer, employee or partner or controlling person for any losses, claims, damages, expenses (including but not limited to reasonable legal fees and expenses), liabilities, joint or several, to which such Holder or any such Affiliate, director, officer, employee or partner or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act) or any “issuer free writing Prospectus” or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Registering Entity of any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws applicable to the Registering Entity, and the Registering Entity will pay and reimburse such Holder and each such Affiliate, director, officer, partner, employee and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, expense, liability, action or proceeding, provided that the Registering Entity will not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such Prospectus or preliminary Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Registering Entity by such Holder expressly for use therein. In connection with an underwritten offering, the Registering Entity, if requested, will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders.

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(b) In connection with any Registration Statement in which a Holder is participating, each such Holder will furnish to the Registering Entity in writing such information and affidavits as the Registering Entity reasonably requests for use in connection with any such Registration Statement or Prospectus and will indemnify and hold harmless, to the fullest extent permitted by law, the Registering Entity, its directors and officers, each underwriter and each other Person who controls the Registering Entity (within the meaning of the Securities Act) and each such underwriter against any losses, claims, damages, expenses (including but not limited to reasonable legal fees and expenses), liabilities, joint or several, to which such Holder or any such director or officer, any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act) or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such Prospectus or preliminary Prospectus or any “issuer free writing Prospectus” or any amendment or supplement thereto in reliance upon and in conformity with written information prepared and furnished to the Registering Entity by such Holder expressly for use therein, and such Holder will reimburse the Registering Entity and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, damage, expense, liability, action or proceeding, provided that the obligation to indemnify and hold harmless will be individual and several, not joint and several, to each holder and will be in proportion to and limited to the net amount of proceeds received by such Holder (after underwriting discounts and commissions) from the sale of Registrable Securities pursuant to such Registration Statement.

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(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). The indemnifying party shall not enter into any settlement of the claims so assumed without the consent of the indemnified party, provided, that the consent of the indemnified party will not be required if the settlement involves only the payment of money damages all of which are indemnifiable losses hereunder and does not involve the imposition of any equitable remedy or admission of wrongdoing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the indemnifying party is obligated to be greater than such damages would have been had prompt written notice been given.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(e) If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense. The relative fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Holder will be obligated to contribute pursuant to this Section 6(e) will be limited to an amount equal to the net proceeds (after underwriting discounts and commissions) to such Holder of the Restricted Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Holder has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Restricted Securities) or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

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7. Participation in Underwritten Registrations.

(a) No Holder may participate in any registration hereunder that is underwritten unless such Holder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that no Holder will be required to sell more than the number of Registrable Securities that such Holder has requested the Registering Entity to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Registering Entity’s reasonable requests in connection with such registration or qualification (it being understood that the Registering Entity’s failure to perform its obligations hereunder, which failure is caused by such Holder’s failure to cooperate, will not constitute a breach by the Registering Entity of this Agreement). Notwithstanding the foregoing, no Holder will be required to agree to any indemnification obligations on the part of such Holder that are greater than its obligations pursuant to Section 7(b).

(b) Each Holder that is participating in any registration hereunder agrees that, upon receipt of any notice from the Registering Entity, after consultation with outside counsel, of the happening of any event of the kind described in Section 4(f) above, such Holder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Holder receives copies of a supplemented or amended Prospectus as contemplated by such Section 4(f), provided, however, that the Registering Entity shall promptly use its reasonable best efforts to file a post effective amendment or take such other action so as to obviate the need for such a notice as soon as reasonably practicable in the good faith judgment of the Registering Entity and promptly after filing such amendment (and in any event within 24 hours of such filing) deliver sufficient copies of such supplemented or amended Prospectuses pursuant to Section 4(c) to such sellers to resume such disposition, provided further, however, that such postponement of sales of Registrable Securities by the Holders shall not exceed 120 days in the aggregate in any one year. In the event the Registering Entity gives any such notice, the applicable the period of time during which a Registration Statement is to remain effective pursuant to this Agreement will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 7(b) to and including the date when each seller of a Registrable Security covered by such Registration Statement will have received the copies of the supplemented or amended Prospectus contemplated by Section 4(f). In any event, the Registering Entity shall not deliver more than three notices under this Section 7(b) in any one year.

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8. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the restricted securities to the public without registration, the Registering Entity agrees to:

(i) make and keep adequate current public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times to the extent required to enable the holders of Registrable Securities covered by a Registration Statement to sell such Registrable Securities without registration under the Securities Act within the limitations of the exemptions provided by Rule 144 thereunder, and

(ii) file with the Commission in a timely manner all reports and other documents required of the Registering Entity under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements.

9. Certain Agreements.

(a) Lock Up Agreements. In consideration for the Registering Entity agreeing to its obligations under this Agreement, each Holder agrees in connection with any registration of the Registering Entity’s securities (whether or not such Holder is participating in such registration) upon the request of the Registering Entity and the underwriters managing any underwritten offering of the Registering Entity’s securities, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of the Registering Entity or any securities convertible into or exchangeable or exercisable for any equity securities of the Registering Entity without the prior written consent of the Registering Entity or such underwriters, as the case may be, for such period of time (not to exceed 180 days in the case of the Registering Entity’s initial public offering, or 90 days in the case of any other offering) from the effective date of such registration unless the underwriters managing the registration otherwise agree to a shorter period.

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(b) Holdback Agreement. The Registering Entity agrees not to, directly or indirectly, sell, pledge, contract to sell, grant an option to purchase or otherwise dispose of any equity securities of the Registering Entity or any securities convertible into or exchangeable or exercisable for any equity securities of the Registering Entity during the 10 days prior to and during the 90 days (or 180 days in the case of the Registering Entity’s initial public offering) beginning on the effective date of any underwritten registration pursuant to Section 2 or Section 3 (except as part of such underwritten registration or pursuant to registrations on Form S-8 or S-4 or any successor forms thereto) unless the underwriters managing the registration otherwise agree to a shorter period.

10. Term. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the consent of the Company and each Holder, (b) the date on which no Registrable Securities remain outstanding and (c) the dissolution, liquidation or winding up of the Registering Entity.

11. Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Application” means any application to any Foreign Exchange to have shares traded on such Foreign Exchange, whether or not in connection with a public offering, including copies of all documents submitted to such Foreign Exchange and all amendments thereto, any prospectus included therein (including a preliminary prospectus and all amendments and supplements thereto), in each case including all exhibits, and such other documents as may be reasonably necessary for the purposes of the proposed sale or distribution of Registrable Securities to be made in connection with such application.

“Board” means the board of directors of the Company from time to time.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Exchange” means a stock or securities exchange or quotation system.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Foreign Exchange” means any Exchange outside the United States.

“Holder” means the Shareholders and any transferees of such Shareholder in accordance with the Shareholders’ Agreement (if the Shareholders’ Agreement has not earlier terminated).

“IPO” means the initial public offering of the Ordinary Shares (or securities of IPO Holdco, as applicable) to the general public.

“IPO Holdco” means a new holding company formed as a special purpose vehicle for the IPO; provided that, as part of, or immediately after an IPO, a Shareholder has the right, at its sole option, to cause the Company to exchange any or all of its Ordinary Shares for the securities in such new holding company.

“Ordinary Shares” means a fully paid share in the capital of the Company carrying the rights and obligations set out in the Shareholders’ Agreement and in the Memorandum and Articles of Association (as defined in the Shareholders’ Agreement).

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Prospectus” means the prospectus or prospectuses forming a part of, or deemed to form a part of, or included in, or deemed included in, any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Register,” “registered” and “registration” refers to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of the states with respect to which Holders notify the Registering Entity of their intention to offer Registrable Securities and, in the case of a sale or distribution of Registrable Securities outside the United States, “Register,” “registered” and “registration” includes any Application.

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“Registrable Securities” means (i) any Ordinary Shares or securities of IPO HoldCo, as applicable, (ii) any other stock or securities that the holders of the Ordinary Shares or securities of IPO HoldCo, as applicable, may be entitled to receive, or have received, or (iii) any securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) or (ii) by way of conversion, substitution or exchange thereof or therefor or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, or (y) they have been sold to the public through a broker, dealer or market maker pursuant to Rule 144 or other exemption from registration under the Securities Act. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Registration Expenses” has the meaning set forth in Section 5.

“Registration Request” means an IPO Registration Request or a Post-IPO Registration Request, as applicable. The term Registration Request will also include, where appropriate, a Shelf Registration request made pursuant to Section 2(c).

“Registration Statement” means the registration statement (including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such registration statement) filed with the Commission to effect a registration under the Securities Act and, in the case of a sale or distribution of Registrable Securities outside the United States, “Registration Statement” includes any Application.

“Required Holders” means Holders holding in aggregate at least 10% of the issued and outstanding Ordinary Shares or securities in IPO HoldCo, as applicable.

21

“Rule 144” means Rule 144 under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities hereunder.

“underwritten offering” or “underwritten registration” means a registration in which securities of the Registering Entity are sold to one or more underwriters (as defined in Section 2(a)(11) of the Securities Act) for resale to the public.

12. Miscellaneous.

(a) No Inconsistent Agreements. The Registering Entity will not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

(b) Adjustments Affecting Registrable Securities. The Registering Entity will not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration or qualification for sale by prospectus undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Securities in any such registration or qualification (including, without limitation, effecting a share split or a combination of shares).

(c) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

(d) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Registering Entity and the Holders of a majority of the Registrable Securities held by all Holders, provided that in the event that such amendment or waiver would treat a Holder or group of Holders in a manner different from any other Holders, then such amendment or waiver will require the consent of such Holder or the Holders of a majority of the Registrable Securities of such group adversely treated.

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(e) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. In addition, and whether or not any express assignment will have been made, the provisions of this Agreement which are for the benefit of the Holders of the Registrable Securities (or any portion thereof) as such will be for the benefit of and enforceable by any subsequent holder of any Registrable Securities (or of such portion thereof), subject to the provisions respecting the minimum numbers or percentages of shares of Registrable Securities (or of such portion thereof) required in order to be entitled to certain rights, or take certain actions, contained herein. For the avoidance of doubt, if the Company is not the registering entity in an IPO, it shall cause the registering entity to assume all as the Registering Entity under this Agreement prior to commencement of such IPO.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(h) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i) Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

(j) Arbitration. For so long as the Shareholders’ Agreement is in effect, if a dispute arises out of or relates to this Agreement or the transactions contemplated hereby, such dispute shall be resolved through arbitration pursuant to the procedures set out in clause 37 of the Shareholders’ Agreement.

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(k) Aggregation of Shares. All Registrable Securities held by or acquired by any Affiliate of a Holder will be aggregated together with the Registrable Securities held by such Holder for the purpose of determining the availability of any rights under this Agreement.

(l) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, return receipt requested, or sent by guaranteed overnight courier service. Such notices, demands and other communications will be sent to the Company and the Shareholders in the manner and at the addresses set forth in the Shareholders’ Agreement.

[the remainder of this page left intentionally blank]

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IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the above date.

CYBER ONE AGENTS LIMITED

By:
Name:
Title:

NEW COTAI, LLC

By:
Name:
Title:

25

SCHEDULE OF SHAREHOLDERS

Name	Address
New Cotai, LLC	c/o New Cotai Holdings, LLC
PMB 145, 2654 W. Horizon Ridge Parkway, B-5
Henderson, Nevada 89052

Annexure G

Facility Operations Agreement Amendments

70

1.	Amendments to Facility Operations Agreement (subject to Macau government approval)

1.	Amendments to reflect new MSC Project ownership and project (including amendments to reflect that MCE Subconcessionaire shall be the sole Operator (as defined in the Facility Operations Agreement) of the MSC property and that New Cotai Entertainment should no longer be a party to the Facility Operations Agreement).

2.	Reduction of the Operator Consideration (as defined in the Facility Operations Agreement) to 0.5% of the VIP revenues, 1% of the mass market revenue and 2% of adjusted EBITDA of the MSC Casino in line with market practice.

3.	All MCE Subconcessionaire costs incurred for the operation of the MSC Casino, including shared services between MSC Casino and MCE Subconcessionaire’s other casinos (but always excluding senior managers) are to be borne by New Cotai Entertainment Macau. As a consequence, certain amendments are required to be made to the definition of Costs of Operation (as defined in the Facility Operations Agreement).

4.	Rent (as defined in the Facility Operations Agreement) paid by MCE Subconcessionaire is to be calculated on the basis of the rent paid by New Cotai Entertainment Macau to PropCo pursuant to a new right to use agreement (such rent to be agreed by the parties from time to time). Rent is to be paid monthly in arrears instead of daily.

5.	Termination Fee (as defined in the Facility Operations Agreement) stipulated in clause 11.4 and 14.1 of the Facility Operations Agreement of the would be deleted as it would no longer apply given that MCE would be an indirect shareholder of New Cotai Entertainment Macau and of the MCE Subconcessionaire.

6.	MCE Subconcessionaire shall apply for an extension of the Gaming License (as defined in the Facility Operations Agreement) and assuming the MCE Subconcession is extended beyond its term of 2022, the Facility Operations Agreement shall be extended for the duration of the MCE Subconcession (and any renewals and extensions thereof) pursuant to the terms currently set out in (1) and (2) of section 2.2 of the Facility Operations Agreement.

7.	Granting of credit to gaming patrons is to be determined by the MCE Subconcessionaire in line with credit policy governing the grant, collection and monitoring of gaming credit and a credit approval matrix for approval of granting of credit. In accordance with Macau law, the MCE Subconcessionaire shall continue to be the sole entity entitled to grant gaming credit to patrons.

8.	MCE Subconcessionaire to be responsible for sales, marketing and advertising and shall solely control recruitment, training and all other matters related to Casino Employees (as defined in the Facility Operations Agreement). This amendment shall enhance the MCE Subconcessionaire’s control over the standards of the MSC Casino.

9.	Pre-opening expenses should be paid from general operating account. Operating Budget (as defined in the Facility Operations Agreement) would be prepared 30 days prior to commencement of each fiscal year (instead of 90 days). Further, Budget Variance Limit (as defined in the Facility Operations Agreement) is to be abandoned. These changes relate solely to certain operational constraints created by the current form of the Facility Operations Agreement.

10.	New Cotai Entertainment Macau consideration shall be based on receipts and not revenue.

11.	Most favoured nations clause is to be deleted as it is not applicable to the new commercial understanding between MCE Subconcessionaire and New Cotai Entertainment Macau.

2.	Reimbursement Arrangement

2.1. Subject to Macau Government approval (if required):

(a)	MCE Subconcessionaire, New Cotai Entertainment and New Cotai Entertainment Macau agree to amend the Facility Operations Agreement to decrease the amount of gaming revenue retained by MCE Subconcessionaire under the Facility Operations Agreement to reflect current market practice (approximately 0.5% VIP revenue, 1% mass revenue and 2% adjusted EBITDA) and make certain other agreed amendments mentioned in section 1 of this Annexure G.

(b)	MCE Subconcessionaire and New Cotai Entertainment Macau enter into an agreement under which MCE Subconcessionaire agrees to pay an amount equivalent to the (reduced) amount retained under section 2.1.(a) of this Annexure G (excluding Rent) to New Cotai Entertainment Macau. To comply with such obligation MCE Subconcessionaire shall irrevocably direct that such amount equivalent to the (reduced) amount retained under section 2.1.(a) of this Annexure G (excluding Rent) be paid to New Cotai Entertainment Macau from the amounts standing in the Trust Account, when MCE Subconcessionaire is entitled to receive it under the Facility Operations Agreement. To give effect to such direction, MCE Subconcessionaire shall agree, upon establishment of the Trust Account and at any other times requested by New Cotai Entertainment Macau, to give the required instructions pursuant to the Trust Account Arrangements (as defined in the Facility Operations Agreement) of the Trust Account and agrees that such instructions may only be withdrawn or amended with the prior written consent of New Cotai Entertainment Macau (except upon termination of the agreement mentioned in this section 2.1. (b)).

2.2. MCE Cotai and MCE Subconcessionaire enter into a “make whole arrangement” under which MCE Cotai agrees to pay to MCE Subconcessionaire, if required by it from time to time, an amount equal to the amount paid by MCE Subconcessionaire to New Cotai Entertainment Macau under section 2.1. (b).

Annexure H

New Cotai Entertainment Macau Sale Agreement

ACORDO DE CESSÃO DE QUOTAS E

ALTERAÇÃO PARCIAL DO PACTO SOCIAL

— Considerando que a “NEW COTAI HOLDINGS, LLC” e a “NEW COTAI ENTERTAINMENT, LLC”, abaixo identificadas, são as únicas sócias da sociedade comercial por quotas denominada “NEW COTAI DIVERSÕES (MACAU) LIMITADA”, com sede em Macau, na Avenida da Praia Grande, n.~~º~~ 429, Edifício Centro Comercial da Praia Grande, 25.~~º~~ andar, registada na Conservatória dos Registos Comercial e de Bens Móveis de Macau sob o n.~~º~~ 27610, com o capital social de MOP$100.000,00 (a “Sociedade”).              Considerando que a “NEW COTAI HOLDINGS, LLC” possui na Sociedade uma quota com o valor nominal de MOP$1.000,00 (mil patacas) e a “NEW COTAI ENTERTAINMENT, LLC” possui na mesma Sociedade uma quota com o valor nominal de MOP$99.000,00 (noventa e nove mil patacas).

— ENTRE:

— PRIMEIRA:

— “NEW COTAI HOLDINGS LLC” sociedade comercial, com sede em Two Greenwich Plaza, Greenwich, Connecticut, 06830, representada por [—];

— SEGUNDA:

— “NEW COTAI ENTERTAINMENT, LLC” sociedade comercial, com sede em Two Greenwich Plaza, Greenwich, Connecticut, 06830, representada por [—]; e

— TERCEIRA:

— [“BVI CO”], sociedade comercial com sede em [ morada ] , representada por [—].

— É ACORDADO O SEGUINTE:

— A Primeira Contraente cede a quota com o valor nominal de MOP$1.000,00 (mil patacas), que possui na Sociedade, a favor da Terceira Contraente.

— A referida cessão produz efeitos a partir da presente data e é feita pelo preço igual ao do respectivo valor nominal, que a Primeira Contraente declara por este documento ter já recebido.

— Mais declara a Terceira Contraente que aceita, para todos os efeitos legais, a cessão de quota acima referida.

— Na qualidade de únicas e actuais sócias da Sociedade, a Segunda e a Terceira Contraentes decidem proceder à alteração parcial do pacto a qual se reflecte na modificação dos artigos primeiro, terceiro, quarto, quinto, sexto, sétimo, oitavo e nono, com destituição e designação de administradores e eliminação do artigo décimo, com a redacção adiante transcrita que por este documento aprovam:

Artigo Primeiro

— UM – A sociedade adopta a firma “MSC COTAI DIVERSÕES, LIMITADA”, em Português, “[—]”, em Chinês, e “MSC COTAI ENTERTAINMENT LIMITED”12, em Inglês e tem a sua sede em Macau, na Avenida Dr. Mário Soares, n.~~º~~ 25, Edifício Montepio, 1.~~º~~ andar, sala 13.

— DOIS – A sociedade poderá deslocar a sua sede para outro lugar e abrir ou encerrar filiais, sucursais ou outras formas de representação dentro ou fora de Macau, mediante simples deliberação da Administração.

[12]	Subject to availability of the name in Macau

Artigo Terceiro

— UM – O capital social, integralmente subscrito e realizado em dinheiro é de cem mil Patacas e está distribuído da seguinte forma:

— a) New Cotai Entertainment, LLC, uma quota de noventa e nove mil patacas;

— b) [BVI CO], uma quota de mil patacas.

— DOIS – É livre a divisão de quotas e a sua transmissão entre os sócios.

— TRÉS – Na transmissão de quotas a favor de estranhos, terão direito de preferência em primeiro lugar os sócios e, depois, a sociedade.

— QUATRO – Na venda ou adjudicação judicial terão direito de preferência em primeiro lugar os sócios e, depois, a sociedade.

Artigo Quarto

— UM – A gestão dos negócios da sociedade pertence a um Conselho de Administração composto por 3 (três) membros, sendo dois do Grupo A e um do Grupo B, nomeados em Assembleia Geral, aos quais não se exige que detenham quotas ou que caucionem o exercício das suas funções através de depósito ou por outro meio.

— DOIS –Sem prejuízo de a Assembleia Geral poder também determinar sobre as seguintes matérias, o Conselho de Administração terá os mais amplos poderes permitidos por Lei para administrar os negócios da sociedade, competindo-lhe, designadamente:

— a) Alienar por venda, troca ou a outro título oneroso, bens móveis ou imóveis, valores e direitos, incluindo obrigações e quaisquer participações sociais, e bem assim, constituir hipotecas ou quaisquer garantias ou ónus sobre os mesmos bens; — b) Adquirir, por qualquer modo, bens móveis ou imóveis, valores e direitos, incluindo obrigações e quaisquer participações sociais em sociedades preexistentes ou a constituir;

— c) Tomar ou dar de arrendamento quaisquer prédios ou parte dos mesmos;

— d) Abrir, movimentar e encerrar contas bancárias, depositar e levantar dinheiro, emitir, subscrever, aceitar e endossar letras, livranças, cheques e quaisquer outros títulos de crédito;

— e) Conceder ou contrair empréstimos, conceder ou obter quaisquer outras modalidades de financiamento e realizar todas e quaisquer outras operações de crédito, com ou sem a prestação de garantias reais ou pessoais de qualquer tipo ou natureza, e distratar ou por qualquer outro modo extinguir ou cancelar as referidas garantias;

— f) Constituir mandatários da sociedade; e

— g) Realizar a legalização dos livros da sociedade

Artigo Quinto

— A sociedade disporá de um secretário a quem compete desempenhar as funções previstas na lei e bem assim as que lhe forem atribuídas pela Assembleia Geral ou pelo Conselho de Administração da sociedade.

Artigo Sexto

— UM – Para que a sociedade se considere obrigada e validamente representada, em juízo e fora dele, é necessário que os respectivos actos, contratos ou quaisquer outros documentos se mostrem assinados por um administrador do Grupo A.

— DOIS – São desde já nomeados os seguintes administradores, que iniciam de imediato os respectivos mandatos:

— GRUPO A: [Nome e dados pessoais] e [Nome e dados pessoais];

— GRUPO B: [Nome e dados pessoais].

— TRÊS – A sociedade pode constituir mandatários, nos termos do artigo duzentos e trinta e cinco do Código Comercial, sendo ainda conferida aos administradores a faculdade de delegar total ou parcialmente os seus poderes, e de se fazer livremente representar no exercício das suas funções, nos termos do artigo trezentos e oitenta e quatro do referido Código.

Artigo Sétimo

— UM – Os Administradores podem deliberar sem recurso a reunião do Conselho de Administração desde que todos declarem por escrito o sentido do seu voto, em documento que inclua a proposta de deliberação, devidamente datado, assinado e endereçado à sociedade.

— DOIS – As deliberações votadas nos termos do número anterior ter-se-ão por aprovadas no dia em que a última das comunicações ali referidas seja recebida na sede da sociedade.

— TRÊS – As deliberações do Conselho de Administração podem ainda ser tomadas por voto escrito nos termos dos números seguintes.

— QUATRO – Para efeitos do número anterior, o Secretário envia a todos os Administradores carta registada contendo a proposta concreta de deliberação, acompanhada dos elementos necessários para a esclarecer, fixando para o exercício do voto um prazo não inferior a sete dias.

— CINCO – O voto escrito deve identificar a proposta e conter a aprovação ou não aprovação desta, considerando-se que qualquer modificação da proposta ou condicionamento do voto implica a não aprovação da proposta.

— SEIS – A deliberação considera-se tomada no dia em que for recebida a última resposta ou no fim do prazo marcado, caso algum Administrador não responda.

— SETE – Não pode ser tomada a deliberação por voto escrito quando algum Administrador esteja impedido de votar.

— OITO – Uma vez tomada a deliberação nos termos dos números anteriores, o Secretário deve dar conhecimento daquela, por carta registada, a todos os Administradores.

Artigo Oitavo

— UM – As Assembleias Gerais são convocadas, excepto quando a lei exigir outra formalidade, por meio de cartas registadas, expedidas aos sócios com, pelo menos, 7 dias de antecedência em relação à data marcada para a reunião da Assembleia.

— DOIS – A falta de antecedência prevista no número anterior poderá ser suprida pela aposição da assinatura de todos os sócios no aviso de convocação.

— TRÊS – As Assembleias Gerais podem ter lugar fora da sede social, quando estejam presentes ou representados todos os sócios.

— QUATRO – Os sócios poderão fazer-se livremente representar nas Assembleias Gerais por qualquer pessoa.

— CINCO – Para assegurar validamente a representação prevista no parágrafo anterior bastará uma carta assinada pelo sócio e dirigida ao presidente da mesa. — SEIS – Sem prejuízo da faculdade de poder sempre designar outras pessoas para o efeito, as sócias NEW COTAI ENTERTAINMENT LLC e [BVI CO] serão representadas para todos os efeitos, nomeadamente nas assembleias gerais de sócios, por um dos seguintes representantes: [Nome, estado civil, nacionalidade e domicílio].

Artigo Nono

— UM – Os sócios podem deliberar sem recurso a Assembleia Geral desde que todos declarem por escrito o sentido do seu voto, em documento que inclua a proposta de deliberação, devidamente datado, assinado e endereçado à sociedade.— DOIS – As deliberações votadas nos termos do número anterior ter-se-ão por aprovadas no dia em que a última das comunicações ali referidas seja recebida na sede da sociedade.

— TRÊS – As deliberações dos sócios podem ainda ser tomadas por voto escrito nos termos dos números seguintes e nos termos dos n.~~º~~s 4 e seguintes do artigo 217.~~º~~ do Código Comercial.

— QUATRO – Para efeitos do número anterior, o presidente da mesa ou quem o substitua envia a todos os sócios carta registada contendo a proposta concreta de deliberação, acompanhada dos elementos necessários para a esclarecer, fixando para o exercício do voto um prazo não inferior a sete dias.

— CINCO – O voto escrito deve identificar a proposta e conter a aprovação ou não aprovação desta, considerando-se que qualquer modificação da proposta ou condicionamento do voto implica a não aprovação da proposta.

— SEIS – A deliberação considera-se tomada no dia em que for recebida a última resposta ou no fim do prazo marcado, caso algum sócio não responda.

— SETE – Não pode ser tomada a deliberação por voto escrito quando algum sócio esteja impedido de votar. — OITO – Uma vez tomada a deliberação nos termos dos números anteriores, o Secretário da sociedade deve dar conhecimento daquela, por carta registada, a todos os sócios.

— Macau, aos dia de mês de 2011.

Pela Primeira Contraente,

[Name]

Pela Segunda Contraente,

[Name]

Pela Terceira Contraente,

[Name]

ENGLISH TRANSLATION – FOR REFERENCE ONLY

SHARE TRANSFER AND

AMENDMENT OF ARTICLES OF ASSOCIATION AGREEMENT

Whereas “NEW COTAI HOLDINGS, LLC” and “NEW COTAI ENTERTAINMENT, LLC”, below identified, are the sole shareholders of the company “NEW COTAI ENTERTAINMENT (MACAU) LIMITED”, with head office in Macau, at Avenida da Praia Grande, no. 429, Edifício Centro Comercial da Praia Grande, 25th floor, registered with the Macau Commercial and Movable Assets Registry under no. 27610, with a share capital of MOP100,000 (the “Company”);

Whereas “NEW COTAI HOLDINGS, LLC” is the holder of a share with the nominal value of MOP1,000 (one thousand Patacas) in the Company and that “NEW COTAI ENTERTAINMENT, LLC” is the holder of a share in such Company with the nominal value of MOP99,000 (ninety nine thousand Patacas).

Between:

Party One:

“NEW COTAI HOLDINGS, LLC”, a company with head office at Two Greenwich Plaza, Greenwich, Connecticut, 06830, herein represented by [—];

Party Two:

“NEW COTAI ENTERTAINMENT, LLC”, a company with head office at Two Greenwich Plaza, Greenwich, Connecticut, 06830, herein represented by [—]; and

Party Three:

[BVI CO], a company with head office at [—], herein represented by [—].

It is hereby agreed as follows:

Party One transfers to Party Three a share with the nominal value of MOP1,000 (one thousand Patacas), held by it in the Company.

The above described share transfer shall be effective as of the present date and is made for a consideration equal to the nominal value of the transferred share, and Party One hereby declares to have received such amount.

Party Three declares that it accepts, for all legal purposes, the above mentioned share transfer.

Party Two and Party Three, in their capacity of only and current shareholders of the Company decide to amend the Articles of Association of the Company, by modifying articles 1, 3, 4, 5, 6, 7, 8 and 9, including the dismissal and appointment of managers, and by deleting article10, which are approved by this document, with the following wording:

Article 1

1. The company adopts the name “MSC Cotai Diversões, Limitada”, in Portuguese, “[—]” in Chinese and “MSC Entertainment Limited”13 in English and shall have its head office in Macau, at Avenida Dr. Mário Soares, no. 25, Edifício Montepio, 1st floor, room 13.

2. The company shall be able to move its head office to another location and to open or close affiliates, branches or other forms of representation in or out of Macau, by simple resolution of the Board of Directors.

Article 3

1. The share capital, wholly subscribed and paid up in cash is one hundred thousand patacas and shall be allocated as follows:

a) New Cotai Entertainment, LLC, a share in the amount of ninety nine thousand patacas;

b) [BVI CO], a share in the amount of one thousand patacas.

2. The division of shares and the transfer thereof between the shareholders is free.

3. The shareholders shall have a preemptive right with regard to the transfer of shares to third parties, whilst the Company shall have a second preemptive right therein.

4. The shareholders shall have a first preemptive right in the judicial sale or allocation of shares of the company, whilst the Company shall have a second preemptive right therein.

[13]	Subject to availability of the name in Macau.

Article 4

1. The management of the business of the Company belongs to a Board of Directors composed of three (3) members, two (2) of Group A and one (1) of Group B, appointed by the General Assembly and such members are not required to hold any shares in the Company or to provide any deposit or any other guarantee with respect to the performance of their functions.

2. Notwithstanding the right of the General Assembly to decide on the following subjects, the Board of Directors shall have the broadest powers permitted by the law, to manage the business of the company, and shall be specifically empowered :

(a) To alienate by selling, exchanging or, in any other manner, any immovable or movable assets, values and rights, including obligations and any existing companies, as well as granting mortgages or any other guarantees and encumbrances over such assets;

(b) To acquire, in any way, immovable or movable assets, values and rights, including obligations and stakes in existing companies or companies to be incorporated;

(c) To lease and to rent any buildings or any parts of the same;

(d) To open, operate and close bank accounts, deposit and draw money, issue, underwrite, accept and endorse “letras”, “livranças”, cheques and any other credit instruments; and

(e) To contract or grant loans or to grant or obtain any other forms of financing and to perform any other credit operations, with or without the granting of real or personal guarantees of any kind or nature and to cancel or otherwise terminate the aforementioned guarantees

(f) To appoint attorneys for the company; and

(g) To legalize the books of the company.

Article 5

The Company shall have a Secretary, who shall perform all functions set forth in the relevant legal provisions as well as such functions as may be assigned to the Secretary by the General Assembly or the Board of Directors of the company.

Article 6

1. The Company shall be validly bound and represented, in court and out of court, by the signature of one Group A director in the relevant acts, contracts or any other documents.

2. The following directors are hereby appointed, with immediate effects: Group A: [Name and personal details] and [Name and personal details]; Group B: [Name and personal details].

3. The Company may appoint attorneys, under the terms of article 235 of the Commercial Code, and the directors are hereby authorized to delegate their powers, in whole or in part, and to be freely represented in the performance of their functions, under article 384 of the Commercial Code.

Article 7

1. The Directors may pass resolutions without a meeting of the Board of Directors, provided that all of them declare in writing their respective vote, in a document which contains the proposed resolution, duly dated, signed and addressed to the Company.

2. The resolutions passed in accordance with number 1 above shall be deemed approved in the date when the last vote, as therein described, is received in the Company’s head office.

3. The Board of Directors can also pass resolutions in writing, in accordance with numbers 4 to eight below.

4. For purposes of number 3 above, the Secretary shall send to all directors, by registered post, a specific proposal, together with all elements necessary to clarify such proposal, setting a deadline for the exercise of the voting right of no less than 7 days.

5. The written vote must identify the proposal and contain the approval or non-approval thereof and any change to such proposal shall be deemed as its non-approval.

6. The resolution shall be considered taken on the date in which the last reply is received or upon the elapse of the established deadline, in case any of the directors does not reply.

7. A resolution by written votes may not be taken whenever any of the directors is incapable of voting.

8. Upon passing a resolution under the above described terms, the Secretary must give notice thereof, by registered post, to all directors.

Article 8

1. The General Assembly shall be convened, except as otherwise stated in the law, by registered post, sent to the shareholders, at least 7 days prior to the date of the scheduled meeting.

2. The absence of the prior notice referred to in number 1 above may be overcome by the signing of the summons letter by all shareholders.

3. The meetings of the General Assembly may take place out of the head office provided that all shareholders are present or duly represented.

4. The shareholders may be freely represented by any person in the General Assembly.

5. In order to assure the validity of the representation set forth in paragraph 4 above, a letter signed by the relevant shareholder and addressed at the chairman of the General Assembly shall suffice.

6. Notwithstanding their right to appoint other people for such purpose, the shareholders NEW COTAI ENTERTAINMENT LLC and [BVI CO] shall be represented for all purposes, including but not limited to the general assemblies of shareholders, by one of the following representatives [Name, marital status, nationality and domicile].

Article 9

1. The shareholders may pass resolutions without a meeting of the General Assembly, provided that all of them declare in writing their respective vote, in a document which contains the proposed resolution, duly dated, signed and addressed to the Company.

2. The resolutions passed in accordance with number 1 above shall be deemed approved in the date when the last vote, as therein described, is received in the Company’s head office.

3. The shareholders can also pass resolutions in writing, in accordance with numbers 4 to 8 below and numbers 4 ss of article 217 of the Commercial Code.

4. For purposes of number 3 above, the chairman or someone who shall substitute him or her, shall send to all shareholders, by registered post, a specific proposal, together with all elements necessary to clarify such proposal, setting a deadline for the exercise of the voting right of no less than 7 days.

5. The written vote must identify the proposal and contain the approval or non-approval thereof and any change to such proposal shall be deemed as its non-approval.

6. The resolution shall be considered taken on the date in which the last reply is received or upon the elapse of the established deadline, in case any of the shareholders does not reply.

7. A resolution by written votes may not be taken whenever any of the shareholders is incapable of voting.

8. Upon passing a resolution under the above described terms, the Secretary must give notice thereof, by registered post, to all directors.

Macau, [day] [month] 2011

For and on behalf

Party One

For and on behalf

Party Two

For and on behalf

Party Three

Annexure I

Auxiliary Documentation to New Cotai Entertainment Macau

Sale Agreement

1. DIRECTORS’ DECLARATION OF ACCEPTANCE

DECLARAÇÃO

Eu, [nome, estado civil, nacionalidade, domicílio], por este meio declaro, nos termos e para os efeitos do Artigo 35.~~º~~ do Código do Registo Comercial de Macau, que aceito exercer o cargo de Administrador da “MSC COTAI DIVERSÕES, LIMITADA”.

Em [data]

[Assinatura]

[Nome]

DECLARATION

I, [name, marital status, nationality, domicile], hereby declare, pursuant to section 35, no. 1 c) of the Commercial Registry Code of Macau, that I accept my appointment as a Director of the Company “MSC COTAI ENTERTAINMENT LIMITED”.

[date]

[signature]

[name]

Annexure J

PropCo Amendments to Articles of Association Agreement

ACTO DE ALTERÇÃO INTEGRAL DO PACTO SOCIAL

Considerando que por deliberações tomadas em [data], na Assembleia Geral da sociedade comercial denominada “EAST ASIA – TELEVISÃO POR SATÉLITE, LIMITADA”, com sede em Macau, na Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C, registada na Conservatória dos Registos Comercial e de Bens Móveis de Macau sob o número 14311, com o capital social de SEIS MILHÕES DE PATACAS, foi decidido proceder à destituição de todos os administradores, à eleição de novos membros do Conselho de Administração e à alteração integral do pacto social;

O abaixo assinado [nome, estado civil, nacionalidade, domicílio profissional], Outorga, neste acto, em representação da supra identificada sociedade e vem por este instrumento declarar e reduzir a escrito o seguinte:

Que a sociedade”EAST ASIA – TELEVISÃO POR SATÉLITE, LIMITADA”, com sede em Macau, na Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C, registada na Conservatória dos Registos Comercial e de Bens Móveis de Macau sob o número 14311, com o capital social de SEIS MILHÕES DE PATACAS, por este documento procede à alteração integral do pacto social da sociedade, a qual se reflecte na modificação dos artigos primeiro a décimo primeiro, os quais passam a ter a seguinte redacção:

ARTIGO PRIMEIRO

A sociedade adopta a denominação em português “MSC Desenvolvimentos, Limitada”, em chinês “[—]”, e em inglês “MSC Developments Limited”, e tem a sua sede na Av. Dr. Mário Soares, n.~~º~~ 25, Edifício Montepio, 1.~~º~~ andar, sala 13.

ARTIGO SEGUNDO

O seu objecto consiste i) na televisão por satélite, gestão de participações sociais próprias em sociedades com o mesmo objecto, assim como negócios de média similares, nomeadamente internet e imprensa escrita; ii) no aproveitamento, construção e operação de infra-estruturas dedicadas ao comércio, centros de reuniões e conferências, entretenimento, estúdios de produção, salas de concertos, cinemas e outras infra-estruturas afins em Macau; e iii) toda e qualquer actividade industrial ou comercial ou de prestação de serviços em qualquer área, desde que permitida em Macau.

ARTIGO TERCEIRO

O capital social, integralmente subscrito e realizado em dinheiro, é de MOP6.000.000,00 (seis milhões de patacas), o qual corresponde à soma de duas quotas assim discriminadas:

a) Uma quota no valor nominal de MOP5.760.000,00 (cinco milhões, setecentos e sessenta mil patacas), pertencente à sociedade “Cyber Neighbour Limited”; e

b) Uma quota no valor nominal de MOP240.000,00 (duzentas e quarenta mil patacas), pertencente à sociedade “Cyber One Agents Limited”.

ARTIGO QUARTO

Na transmissão de quotas a favor de estranhos terão direito de preferência em primeiro lugar os sócios e, depois, a sociedade.

PARÁGRAFO PRIMEIRO

Na venda ou adjudicação judicial terão direito de preferência em primeiro lugar os sócios e, depois, a sociedade.

PARÁGRAFO SEGUNDO

É livre a divisão de quotas e a sua transmissão entre os sócios.

ARTIGO QUINTO

A gestão dos negócios da sociedade e a sua representação pertence a um Conselho de Administração, que será composto por 3 (três) membros, sendo dois do Grupo A e um do Grupo B, nomeados em Assembleia Geral, os quais poderão ser ou não sócios da sociedade, sendo desde já nomeados administradores os não sócios [Nome e dados pessoais] e [Nome e dados pessoais], ambos do Grupo A e [Nome e dados pessoais], do Grupo B, os quais exercerão os respectivos cargos com dispensa de caução e por tempo indeterminado.

PARÁGRAFO PRIMEIRO

Para que a sociedade se considere obrigada e validamente representada, em juízo e fora dele, é necessário que os respectivos actos, contratos ou quaisquer outros documentos se mostrem assinados por um administrador do Grupo A.

PARÁGRAFO SEGUNDO

A sociedade pode constituir mandatários, nos termos do artigo duzentos e trinta e cinco do Código Comercial, sendo ainda conferida aos administradores a faculdade de delegar total ou parcialmente os seus poderes, e de se fazer livremente representar no exercício das suas funções, nos termos do artigo trezentos e oitenta e quatro do referido Código.

ARTIGO SEXTO

Sem prejuízo de a Assembleia Geral poder também determinar sobre as seguintes matérias, o Conselho de Administração terá os mais amplos poderes permitidos por Lei para administrar os negócios da sociedade, competindo-lhe, designadamente:

a) Alienar por venda, troca ou a outro título oneroso, bens móveis ou imóveis, valores e direitos, incluindo obrigações e quaisquer participações sociais, e bem assim, constituir hipotecas ou quaisquer garantias ou ónus sobre os mesmos bens;

b) Adquirir, por qualquer modo, bens móveis ou imóveis, valores e direitos, incluindo obrigações e quaisquer participações sociais em sociedades preexistentes ou a constituir;

c) Tomar ou dar de arrendamento quaisquer prédios ou parte dos mesmos;

d) Abrir, movimentar e encerrar contas bancárias, depositar e levantar dinheiro, emitir, subscrever, aceitar e endossar letras, livranças, cheques e quaisquer outros títulos de crédito;

e) Conceder ou contrair empréstimos, conceder ou obter quaisquer outras modalidades de financiamento e realizar todas e quaisquer outras operações de crédito, com ou sem a prestação de garantias reais ou pessoais de qualquer tipo ou natureza, e distratar ou por qualquer outro modo extinguir ou cancelar as referidas garantias;

f) Constituir mandatários da sociedade; e

g) Realizar a legalização dos livros da sociedade

ARTIGO SÉTIMO

A sociedade disporá de um secretário a quem compete desempenhar as funções previstas na lei e bem assim as que lhe forem atribuídas pela Assembleia Geral ou pelo Conselho de Administração da sociedade.

ARTIGO OITAVO

Os Administradores podem deliberar sem recurso a reunião do Conselho de Administração desde que todos declarem por escrito o sentido do seu voto, em documento que inclua a proposta de deliberação, devidamente datado, assinado e endereçado à sociedade.

PARÁGRAFO PRIMEIRO

As deliberações votadas nos termos do proémio deste artigoter-se-ão por aprovadas no dia em que a última das comunicações ali referidas seja recebida na sede da sociedade.

PARÁGRAFO SEGUNDO

As deliberações do Conselho de Administração podem ainda ser tomadas por voto escrito nos termos dos números seguintes.

PARÁGRAFO TERCEIRO

Para efeitos do número anterior, o Secretário envia a todos os Administradores carta registada contendo a proposta concreta de deliberação, acompanhada dos elementos necessários para a esclarecer, fixando para o exercício do voto um prazo não inferior a sete dias.

PARÁGRAFO QUARTO

O voto escrito deve identificar a proposta e conter a aprovação ou não aprovação desta, considerando-se que qualquer modificação da proposta ou condicionamento do voto implica a não aprovação da proposta.

PARÁGRAFO QUINTO

A deliberação considera-se tomada no dia em que for recebida a última resposta ou no fim do prazo marcado, caso algum sócio não responda.

PARÁGRAFO SEXTO

Não pode ser tomada a deliberação por voto escrito quando algum Administrador esteja impedido de votar.

PARÁGRAFO SÉTIMO

Uma vez tomada a deliberação nos termos dos números anteriores, o Secretário deve dar conhecimento daquela, por carta registada, a todos os Administradores.

ARTIGO NONO

As Assembleias Gerais, quando a lei não prescrever outras formalidades, são convocadas por meio de carta registada, dirigida aos sócios, que contenha o aviso convocatório e expedida com a antecedência mínima de sete dias relativamente à data marcada para a reunião.

PARÁGRAFO PRIMEIRO

A falta de antecedência prevista no número anterior poderá ser suprida pela aposição da assinatura de todos os sócios no aviso de convocação.

PARÁGRAFO SEGUNDO

Os sócios poderão fazer-se livremente representar nas Assembleias Gerais por qualquer pessoa.

PARÁGRAFO TERCEIRO

Para assegurar validamente a representação prevista no parágrafo anterior bastará uma carta assinada pelo sócio e dirigida ao presidente da mesa.

ARTIGO DÉCIMO

Sem prejuízo da faculdade de poder sempre designar outras pessoas para o efeito, as sócias Cyber Neighbour Limited e Cyber One Agents Limited serão representadas para todos os efeitos, nomeadamente nas assembleias gerais de sócios, por um dos seguintes representantes: [Nome, estado civil, nacionalidade e domicílio].

ARTIGO DÉCIMO PRIMEIRO

Os sócios podem deliberar sem recurso a Assembleia Geral desde que todos declarem por escrito o sentido do seu voto, em documento que inclua a proposta de deliberação, devidamente datado, assinado e endereçado à sociedade.

PARÁGRAFO PRIMEIRO

As deliberações votadas nos termos do número anterior ter-se-ão por aprovadas no dia em que a última das comunicações ali referidas seja recebida na sede da sociedade.

PARÁGRAFO SEGUNDO

As deliberações dos sócios podem ainda ser tomadas por voto escrito nos termos dos números seguintes e nos termos dos n.~~º~~s 4 e seguintes do artigo 217.~~º~~ do Código Comercial.

PARÁGRAFO TERCEIRO

Para efeitos do parágrafo anterior, o presidente da mesa ou quem o substitua envia a todos os sócios carta registada contendo a proposta concreta de deliberação, acompanhada dos elementos necessários para a esclarecer, fixando para o exercício do voto um prazo não inferior a sete dias.

PARÁGRAFO QUARTO

O voto escrito deve identificar a proposta e conter a aprovação ou não aprovação desta, considerando-se que qualquer modificação da proposta ou condicionamento do voto implica a não aprovação da proposta.

PARÁGRAFO QUINTO

A deliberação considera-se tomada no dia em que for recebida a última resposta ou no fim do prazo marcado, caso algum Sócio não responda.

PARÁGRAFO SEXTO

Não pode ser tomada a deliberação por voto escrito quando algum sócio esteja impedido de votar.

PARÁGRAFO SÉTIMO

Uma vez tomada a deliberação nos termos dos números anteriores, o Secretário da sociedade deve dar conhecimento daquela, por carta registada, a todos os sócios.

[Termo de Autenticação]

ENGLISH TRANSLATION - FOR REFERENCE ONLY

FULL AMENDMENT OF ARTICLES OF ASSOCIATION ACT

Whereas the company EAST ASIA SATELLITE TELEVISION LIMITED, with registered office in Macau at Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C, registered with the Commercial and Movable Assets Registry under no. 14311, with the share capital of SIX MILLION PATACAS, resolved, as shown in the minutes of the General Assembly held on [date], to remove all directors from office and elect new members of the Board of Directors, and to fully amend the articles of association;

The undersigned [name, marital status, nationality and professional domicile] on behalf of the abovementioned company hereby grants and says the following:

That EAST ASIA SATELLITE TELEVISION LIMITED, with registered office in Macau at Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C, registered with the Commercial and Movable Assets Registry under no. 14311, with the share capital of SIX MILLION PATACAS, hereby fully amends its articles of association, by the amendment of articles 1 to 11, which shall read as follows:

Article 1

1. The company adopts the name “MSC Desenvolvimentos, Limitada”, in Portuguese, “[—]” in Chinese and “MSC Developments Limited”14 in English and shall have its head office in Macau, at Avenida Dr. Mário Soares, no. 25, Edifício Montepio, 1st floor, room 13.

[14]	Subject to availability of the name in Macau.

Article 2

The object of the company is (i) satellite television, management of corporate securities in companies performing the same activities, as well as other similar media related business, such as internet and written press; (ii) development, construction and operation of facilities for retail, meeting centers, conference centers, entertainment, production studios, concert halls, cinemas and similar facilities in Macau; (iii) any other industrial or commercial activities or the provision of services of any kind, permitted in Macau.

Article 3

The share capital, wholly subscribed and paid up in cash is six million patacas, which is allocated as follows:

a) Cyber Neighbour Limited, a share in the amount of five million, seven hundred and sixty thousand patacas;

b) Cyber One Agents Limited, a share in the amount of two hundred forty thousand patacas.

Article 4

The shareholders shall have a first preemptive right with regard to the transfer of shares to third parties, whilst the Company shall have a second preemptive right therein.

Paragraph 1

The shareholders shall have a first preemptive right in the judicial sale or allocation of shares of the company, whilst the Company shall have a second preemptive right therein.

Paragraph 2

The transfer division of shares and the transfer thereof between the shareholders is free.

Article 5

The management of the business of the Company belongs to a Board of Directors composed of three (3) members, two (2) of Group A and one (1) of Group B, appointed by the General Assembly, who are not required to be shareholders of the Company, and the following directors are hereby appointed, with immediate effects, for Group A: [Name and personal details] and [Name and personal details]; and for Group B: [Name and personal details], such directors being exempted from making a deposited, and being hereby appointed for an unlimited period of time.

Paragraph 1

The Company shall be validly bound and represented, in court and out of court, by the signature of one Group A director in the relevant acts, contracts or any other documents.

Paragraph 2

The Company may appoint attorneys, under the terms of article 235 of the Commercial Code, and the directors are hereby authorized to delegate their powers, in whole or in part, and to be freely represented in the performance of their functions, under article 384 of the Commercial Code.

Article 6

Notwithstanding the right of the General Assembly to decide on the following subjects, the Board of Directors shall have the broadest powers permitted by the law, to manage the business of the company, and shall be specifically empowered :

(a) To alienate by selling, exchanging or, in any other manner, any immovable or movable assets, values and rights, including obligations and any existing companies, as well as granting mortgages or any other guarantees and encumbrances over such assets;

(b) To acquire, in any way, immovable or movable assets, values and rights, including obligations and stakes in existing companies or companies to be incorporated;

(c) To lease and to rent any buildings or any parts of the same;

(d) To open, operate and close bank accounts, deposit and draw money, issue, underwrite, accept and endorse “letras”, “livranças”, cheques and any other credit instruments; and

(e) To contract or grant loans or to grant or obtain any other forms of financing and to perform any other credit operations, with or without the granting of real or personal guarantees of any kind or nature and to cancel or otherwise terminate the aforementioned guarantees

(f) To appoint attorneys for the company; and

(g) To legalize the books of the company.

Article 7

The Company shall have a Secretary, who shall perform all functions set forth in the relevant legal provisions as well as such functions as may be assigned to the Secretary by the General Assembly or the Board of Directors of the company.

Article 8

The Directors may pass resolutions without a meeting of the Board of Directors, provided that all of them declare in writing their respective vote, in a document which contains the proposed resolution, duly dated, signed and addressed to the Company.

Paragraph 1

The resolutions passed in accordance with Article 8 above shall be deemed approved in the date when the last vote, as therein described, is received in the Company’s head office.

Paragraph 2

The Board of Directors can also pass resolutions in writing, in accordance with the following paragraphs.

Paragraph 3

For purposes of Paragraph 2 above, the Secretary shall send to all directors, by registered post, a specific proposal, together with all elements necessary to clarify such proposal, setting a deadline for the exercise of the voting right of no less than 7 days.

Paragraph 4

The written vote must identify the proposal and contain the approval or non-approval thereof and any change to such proposal shall be deemed as its non-approval.

Paragraph 5

The resolution shall be considered taken on the date in which the last reply is received or upon the elapse of the established deadline, in case any of the directors does not reply.

Paragraph 6

A resolution by written votes may not be taken whenever any of the directors is incapable of voting.

Paragraph 7

Upon passing a resolution under the above described terms, the Secretary must give notice thereof, by registered post, to all directors.

Article 9

The General Assembly shall be convened, except as otherwise stated in the law, by letter sent to the shareholders by registered post, containing the summons notice, at least 7 days prior to the date of the scheduled meeting.

Paragraph 1

The absence of the prior notice referred to in number 1 above may be overcome by the signing of the summons letter by all shareholders.

Paragraph 2

The shareholders may be freely represented by any person in the General Assembly.

Paragraph 3

In order to assure the validity of the representation set forth in the preceding paragraph, a letter signed by the relevant shareholder and addressed at the chairman of the General Assembly shall suffice.

Article 10

Notwithstanding their right to appoint other people for such purpose, the shareholders CYBER NEIGHBOUR LIMITED and CYBER ONE AGENTS LIMITED shall be represented for all purposes, including but not limited to the general assemblies of shareholders, by one of the following representatives [Name, marital status, nationality and domicile].

Article 11

The shareholders may pass resolutions without a meeting of the General Assembly, provided that all of them declare in writing their respective vote, in a document which contains the proposed resolution, duly dated, signed and addressed to the Company.

Paragraph 1

The resolutions passed in accordance with Article 10 above shall be deemed approved in the date when the last vote, as therein described, is received in the Company’s head office.

Paragraph 2

The shareholders can also pass resolutions in writing, in accordance with the following paragraphs and numbers 4 ss of article 217 of the Commercial Code.

Paragraph 3

For purposes of paragraph 2 above, the chairman or someone who shall substitute him or her, shall send to all shareholders, by registered post, a specific proposal, together with all elements necessary to clarify such proposal, setting a deadline for the exercise of the voting right of no less than 7 days.

Paragraph 4

The written vote must identify the proposal and contain the approval or non-approval thereof and any change to such proposal shall be deemed as its non-approval.

Paragraph 5

The resolution shall be considered adopted on the date in which the last reply is received or upon the elapse of the established deadline, in case any of the shareholders does not reply.

Paragraph 6

A resolution by written votes may not be taken whenever any of the shareholders is incapable of voting.

Paragraph 7

Upon passing a resolution under the above described terms, the Secretary must give notice thereof, by registered post, to all directors.

[Notarization]

Annexure K

Auxiliary Documentation to PropCo Amendment of Articles of Association Agreement

1. COMPLETE AND UPDATED VERSION OF THE ARTICLES OF ASSOCIATION TEXTO COMPLETO, NA SUA REDACÇÃO ACTUALIZADA, DOS ESTATUTOS DA SOCIEDADE COMERCIAL MSC DESENVOLVIMENTOS, LIMITADA

ARTIGO PRIMEIRO

A sociedade adopta a denominação em português “MSC Desenvolvimentos, Limitada”, em chinês “[—]”, e em inglês “MSC Developments Limited”, e tem a sua sede na Av. Dr. Mário Soares, n.~~º~~ 25, Edifício Montepio, 1.~~º~~ andar, sala 13.

ARTIGO SEGUNDO

O seu objecto consiste i) na televisão por satélite, gestão de participações sociais próprias em sociedades com o mesmo objecto, assim como negócios de média similares, nomeadamente internet e imprensa escrita; ii) no aproveitamento, construção e operação de infra-estruturas dedicadas ao comércio, centros de reuniões e conferências, entretenimento, estúdios de produção, salas de concertos, cinemas e outras infra-estruturas afins em Macau; e iii) toda e qualquer actividade industrial ou comercial ou de prestação de serviços em qualquer área, desde que permitida em Macau.

ARTIGO TERCEIRO

O capital social, integralmente subscrito e realizado em dinheiro, é de MOP6.000.000,00 (seis milhões de patacas), o qual corresponde à soma de duas quotas assim discriminadas:

a) Uma quota no valor nominal de MOP5.760.000,00 (cinco milhões, setecentos e sessenta mil patacas), pertencente à sociedade “Cyber Neighbour Limited”; e

b) Uma quota no valor nominal de MOP240.000,00 (duzentas e quarenta mil patacas), pertencente à sociedade “Cyber One Agents Limited”.

ARTIGO QUARTO

Na transmissão de quotas a favor de estranhos terão direito de preferência em primeiro lugar os sócios e, depois, a sociedade.

PARÁGRAFO PRIMEIRO

Na venda ou adjudicação judicial terão direito de preferência em primeiro lugar os sócios e, depois, a sociedade.

PARÁGRAFO SEGUNDO

É livre a divisão de quotas e a sua transmissão entre os sócios.

ARTIGO QUINTO

A gestão dos negócios da sociedade e a sua representação pertence a um Conselho de Administração, que será composto por 3 (três) membros, sendo dois do Grupo A e um do Grupo B, nomeados em Assembleia Geral, os quais poderão ser ou não sócios da sociedade, sendo desde já nomeados administradores os não sócios [Nome e dados pessoais] e [Nome e dados pessoais], ambos do Grupo A e [Nome e dados pessoais], do Grupo B, os quais exercerão os respectivos cargos com dispensa de caução e por tempo indeterminado.

PARÁGRAFO PRIMEIRO

Para que a sociedade se considere obrigada e validamente representada, em juízo e fora dele, é necessário que os respectivos actos, contratos ou quaisquer outros documentos se mostrem assinados por um administrador do Grupo A.

PARÁGRAFO SEGUNDO

A sociedade pode constituir mandatários, nos termos do artigo duzentos e trinta e cinco do Código Comercial, sendo ainda conferida aos administradores a faculdade de delegar total ou parcialmente os seus poderes, e de se fazer livremente representar no exercício das suas funções, nos termos do artigo trezentos e oitenta e quatro do referido Código.

ARTIGO SEXTO

Sem prejuízo de a Assembleia Geral poder também determinar sobre as seguintes matérias, o Conselho de Administração terá os mais amplos poderes permitidos por Lei para administrar os negócios da sociedade, competindo-lhe, designadamente:

a) Alienar por venda, troca ou a outro título oneroso, bens móveis ou imóveis, valores e direitos, incluindo obrigações e quaisquer participações sociais, e bem assim, constituir hipotecas ou quaisquer garantias ou ónus sobre os mesmos bens;

b) Adquirir, por qualquer modo, bens móveis ou imóveis, valores e direitos, incluindo obrigações e quaisquer participações sociais em sociedades preexistentes ou a constituir;

c) Tomar ou dar de arrendamento quaisquer prédios ou parte dos mesmos;

d) Abrir, movimentar e encerrar contas bancárias, depositar e levantar dinheiro, emitir, subscrever, aceitar e endossar letras, livranças, cheques e quaisquer outros títulos de crédito;

e) Conceder ou contrair empréstimos, conceder ou obter quaisquer outras modalidades de financiamento e realizar todas e quaisquer outras operações de crédito, com ou sem a prestação de garantias reais ou pessoais de qualquer tipo ou natureza, e distratar ou por qualquer outro modo extinguir ou cancelar as referidas garantias;

f) Constituir mandatários da sociedade; e

g) Realizar a legalização dos livros da sociedade

ARTIGO SÉTIMO

A sociedade disporá de um secretário a quem compete desempenhar as funções previstas na lei e bem assim as que lhe forem atribuídas pela Assembleia Geral ou pelo Conselho de Administração da sociedade.

ARTIGO OITAVO

Os Administradores podem deliberar sem recurso a reunião do Conselho de Administração desde que todos declarem por escrito o sentido do seu voto, em documento que inclua a proposta de deliberação, devidamente datado, assinado e endereçado à sociedade.

PARÁGRAFO PRIMEIRO

As deliberações votadas nos termos do número anterior ter-se-ão por aprovadas no dia em que a última das comunicações ali referidas seja recebida na sede da sociedade.

PARÁGRAFO SEGUNDO

As deliberações do Conselho de Administração podem ainda ser tomadas por voto escrito nos termos dos números seguintes.

PARÁGRAFO TERCEIRO

Para efeitos do número anterior, o Secretário envia a todos os Administradores carta registada contendo a proposta concreta de deliberação, acompanhada dos elementos necessários para a esclarecer, fixando para o exercício do voto um prazo não inferior a sete dias.

PARÁGRAFO QUARTO

O voto escrito deve identificar a proposta e conter a aprovação ou não aprovação desta, considerando-se que qualquer modificação da proposta ou condicionamento do voto implica a não aprovação da proposta.

PARÁGRAFO QUINTO

A deliberação considera-se tomada no dia em que for recebida a última resposta ou no fim do prazo marcado, caso algum sócio não responda.

PARÁGRAFO SEXTO

Não pode ser tomada a deliberação por voto escrito quando algum Administrador esteja impedido de votar.

PARÁGRAFO SÉTIMO

Uma vez tomada a deliberação nos termos dos números anteriores, o Secretário deve dar conhecimento daquela, por carta registada, a todos os Administradores.

ARTIGO NONO

As Assembleias Gerais, quando a lei não prescrever outras formalidades, são convocadas por meio de carta registada, dirigida aos sócios, que contenha o aviso convocatório e expedida com a antecedência mínima de sete dias relativamente à data marcada para a reunião.

PARÁGRAFO PRIMEIRO

A falta de antecedência prevista no número anterior poderá ser suprida pela aposição da assinatura de todos os sócios no aviso de convocação.

PARÁGRAFO SEGUNDO

Os sócios poderão fazer-se livremente representar nas Assembleias Gerais por qualquer pessoa.

PARÁGRAFO TERCEIRO

Para assegurar validamente a representação prevista no parágrafo anterior bastará uma carta assinada pelo sócio e dirigida ao presidente da mesa.

ARTIGO DÉCIMO

Sem prejuízo da faculdade de poder sempre designar outras pessoas para o efeito, as sócias Cyber Neighbour Limited e Cyber One Agents Limited serão representadas para todos os efeitos, nomeadamente nas assembleias gerais de sócios, por um dos seguintes representantes: [Nome, estado civil, nacionalidade e domicílio].

ARTIGO DÉCIMO PRIMEIRO

Os sócios podem deliberar sem recurso a Assembleia Geral desde que todos declarem por escrito o sentido do seu voto, em documento que inclua a proposta de deliberação, devidamente datado, assinado e endereçado à sociedade.

PARÁGRAFO PRIMEIRO

As deliberações votadas nos termos do número anterior ter-se-ão por aprovadas no dia em que a última das comunicações ali referidas seja recebida na sede da sociedade.

PARÁGRAFO SEGUNDO

As deliberações dos sócios podem ainda ser tomadas por voto escrito nos termos dos números seguintes e nos termos dos n.~~º~~s 4 e seguintes do artigo 217.~~º~~ do Código Comercial.

PARÁGRAFO TERCEIRO

Para efeitos do parágrafo anterior, o presidente da mesa ou quem o substitua envia a todos os sócios carta registada contendo a proposta concreta de deliberação, acompanhada dos elementos necessários para a esclarecer, fixando para o exercício do voto um prazo não inferior a sete dias.

PARÁGRAFO QUARTO

O voto escrito deve identificar a proposta e conter a aprovação ou não aprovação desta, considerando-se que qualquer modificação da proposta ou condicionamento do voto implica a não aprovação da proposta.

PARÁGRAFO QUINTO

A deliberação considera-se tomada no dia em que for recebida a última resposta ou no fim do prazo marcado, caso algum Sócio não responda.

PARÁGRAFO SEXTO

Não pode ser tomada a deliberação por voto escrito quando algum sócio esteja impedido de votar.

PARÁGRAFO SÉTIMO

Uma vez tomada a deliberação nos termos dos números anteriores, o Secretário da sociedade deve dar conhecimento daquela, por carta registada, a todos os sócios.

Para os efeitos previstos nos artigos 39.~~º~~ e 58.~~º~~ do Código do Registo Comercial, certifica-se que o texto acima transcrito é o texto completo dos estatutos da sociedade “MSC DESENVOLVIMENTOS, LIMITADA”, na sua redacção actualizada e entra em vigor em [—].

Macau, aos [—]

O Representante

[Nome]

ENGLISH TRANSLATION FOR REFERENCE ONLY

COMPLETE AND UPDATED VERSION OF THE ARTICLES OF ASSOCIATION OF

MSC DEVELOPMENTS LIMITED

Article 1

The company adopts the name “MSC Desenvolvimentos, Limitada”, in Portuguese, “[—]” in Chinese and “MSC Developments Limited”15 in English and shall have its head office in Macau, at Avenida Dr. Mário Soares, no. 25, Edifício Montepio, 1st floor, room 13.

Article 2

The object of the company is (i) satellite television, management of corporate securities in companies performing the same activities, as well as other similar media related business, such as internet and written press; (ii) development, construction and operation of facilities for retail, meeting centers, conference centers, entertainment, production studios, concert halls, cinemas and similar facilities in Macau; (iii) any other industrial or commercial activities or the provision of services of any kind, permitted in Macau.

Article 3

[15]	Subject to availability of the name in Macau.

The share capital, wholly subscribed and paid up in cash is six million patacas, which is allocated as follows:

a) Cyber Neighbour Limited, a share in the amount of five million, seven hundred and sixty thousand patacas;

b) Cyber One Agents Limited, a share in the amount of two hundred forty thousand patacas.

Article 4

The shareholders shall have a first preemptive right with regard to the transfer of shares to third parties, whilst the Company shall have a second preemptive right therein.

Paragraph 1

The shareholders shall have a first preemptive right in the judicial sale or allocation of shares of the company, whilst the Company shall have a second preemptive right therein.

Paragraph 2

The division of shares and the transfer thereof between the shareholders is free.

Article 5

The management of the business of the Company belongs to a Board of Directors composed of three (3) members, two (2) of Group A and one (1) of Group B, appointed by the General Assembly, who are not required to be shareholders of the Company, and the following directors are hereby appointed, with immediate effects, for Group A: [Name and personal details] and [Name and personal details]; and for Group B: [Name and personal details], such directors being exempted from making a deposited, and being hereby appointed for an unlimited period of time.

Paragraph 1

The Company shall be validly bound and represented, in court and out of court, by the signature of one Group A director in the relevant acts, contracts or any other documents.

Paragraph 2

The Company may appoint attorneys, under the terms of article 235 of the Commercial Code, and the directors are hereby authorized to delegate their powers, in whole or in part, and to be freely represented in the performance of their functions, under article 384 of the Commercial Code.

Article 6

Notwithstanding the right of the General Assembly to decide on the following subjects, the Board of Directors shall have the broadest powers permitted by the law, to manage the business of the company, and shall be specifically empowered :

(a) To alienate by selling, exchanging or, in any other manner, any immovable or movable assets, values and rights, including obligations and any existing companies, as well as granting mortgages or any other guarantees and encumbrances over such assets;

(b) To acquire, in any way, immovable or movable assets, values and rights, including obligations and stakes in existing companies or companies to be incorporated;

(c) To lease and to rent any buildings or any parts of the same;

(d) To open, operate and close bank accounts, deposit and draw money, issue, underwrite, accept and endorse “letras”, “livranças”, cheques and any other credit instruments; and (e) To contract or grant loans or to grant or obtain any other forms of financing and to perform any other credit operations, with or without the granting of real or personal guarantees of any kind or nature and to cancel or otherwise terminate the aforementioned guarantees

(f) To appoint attorneys for the company; and

(g) To legalize the books of the company.

Article 7

The Company shall have a Secretary, who shall perform all functions set forth in the relevant legal provisions as well as such functions as may be assigned to the Secretary by the General Assembly or the Board of Directors of the company.

Article 8

The Directors may pass resolutions without a meeting of the Board of Directors, provided that all of them declare in writing their respective vote, in a document which contains the proposed resolution, duly dated, signed and addressed to the Company.

Paragraph 1

The resolutions passed in accordance with Article 8 above shall be deemed approved in the date when the last vote, as therein described, is received in the Company’s head office.

Paragraph 2

The Board of Directors can also pass resolutions in writing, in accordance with the following paragraphs.

Paragraph 3

For purposes of Paragraph 2 above, the Secretary shall send to all directors, by registered post, a specific proposal, together with all elements necessary to clarify such proposal, setting a deadline for the exercise of the voting right of no less than 7 days.

Paragraph 4

The written vote must identify the proposal and contain the approval or non-approval thereof and any change to such proposal shall be deemed as its non-approval.

Paragraph 5

The resolution shall be considered taken on the date in which the last reply is received or upon the elapse of the established deadline, in case any of the directors does not reply.

Paragraph 6

A resolution by written votes may not be taken whenever any of the directors is incapable of voting.

Paragraph 7

Upon passing a resolution under the above described terms, the Secretary must give notice thereof, by registered post, to all directors.

Article 9

The General Assembly shall be convened, except as otherwise stated in the law, by letter sent to the shareholders by registered post, containing the summons notice, at least 7 days prior to the date of the scheduled meeting.

Paragraph 1

The absence of the prior notice referred to in number 1 above may be overcome by the signing of the summons letter by all shareholders.

Paragraph 2

The shareholders may be freely represented by any person in the General Assembly.

Paragraph 3

In order to assure the validity of the representation set forth in the preceding paragraph, a letter signed by the relevant shareholder and addressed at the chairman of the General Assembly shall suffice.

Article 10

Notwithstanding their right to appoint other people for such purpose, the shareholders CYBER NEIGHBOUR LIMITED and CYBER ONE AGENTS LIMITED shall be represented for all purposes, including but not limited to the general assemblies of shareholders, by one of the following representatives [Name, marital status, nationality and domicile].

Article 11

The shareholders may pass resolutions without a meeting of the General Assembly, provided that all of them declare in writing their respective vote, in a document which contains the proposed resolution, duly dated, signed and addressed to the Company.

Paragraph 1

The resolutions passed in accordance with Article 10 above shall be deemed approved in the date when the last vote, as therein described, is received in the Company’s head office.

Paragraph 2

The shareholders can also pass resolutions in writing, in accordance with the following paragraphs and numbers 4 ss of article 217 of the Commercial Code.

Paragraph 3

For purposes of paragraph 2 above, the chairman or someone who shall substitute him or her, shall send to all shareholders, by registered post, a specific proposal, together with all elements necessary to clarify such proposal, setting a deadline for the exercise of the voting right of no less than 7 days.

Paragraph 4

The written vote must identify the proposal and contain the approval or non-approval thereof and any change to such proposal shall be deemed as its non-approval.

Paragraph 5

The resolution shall be considered adopted on the date in which the last reply is received or upon the elapse of the established deadline, in case any of the shareholders does not reply.

Paragraph 6

A resolution by written votes may not be taken whenever any of the shareholders is incapable of voting.

Paragraph 7

Upon passing a resolution under the above described terms, the Secretary must give notice thereof, by registered post, to all directors.

For the purposes of articles 39 and 58 of the Commercial Registry Code, it is hereby certified that the above written text is the complete and updated version of the articles of association of MSC DEVELOPMENTS LIMITED, and shall be effective as of [•].

  Macau, [date]

The Representative

[name]

2. PROPCO’S MINUTES

ACTA

No dia [—] do mês de [—] dois mil e onze, pelas dez horas, reuniu na sua sede social, sita em Macau, na Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C, a assembleia geral da sociedade comercial denominada “EAST ASIA – TELEVISÃO POR SATÉLITE, LIMITADA” (a “Sociedade”), em assembleia geral extraordinária devidamente convocada.

Presentes as sócias “CYBER NEIGHBOUR LIMITED” e “CYBER ONE AGENTS LIMITED”, ambas ora representadas por [nome, estado civil, nacionalidade, domicílio], conforme cartas mandadeiras recebidas e arquivadas na sociedade.

Verificando-se estarem presentes sócias que representam a totalidade do capital social, e a consequente existência de quórum, assumiu a presidência [—], em representação da sócia “CYBER NEIGHBOUR LIMITED”, que também secretariou.

Ordem do dia:

(1) Alteração total do pacto social, em todos os seus artigos, designadamente com a possibilidade de eliminação de artigos e aditamento de novos artigos e especificamente com a modificação da firma, da sede, da composição da Administração, da forma de obrigar e das regras aplicáveis à cessão de quotas;

(2) Destituição de todos os administradores da Sociedade – Lam Kin Ngok Peter; Lam Hau Yin, Lester; Cheung Wing Sum, Ambrose; Parag Mahesh Vora; Gary Evan Moross; David Friedman; Skardon Francis Baker; Cheung Shin How; Wong Heang Fine; e Robert Barry Goldberg;

(3) Eleição de [nome] e [nome] como administradores que integrarão o Grupo A do Conselho de Administração e [nome] como administrador que integrará o Grupo B do Conselho de Administração; e

(4) Designação de [nome] como representante da Sociedade na outorga de toda e qualquer documentação necessária ou conveniente, pública ou particular, para a validade e eficácia dos actos jurídicos referidos na alínea (1).

Aberta a sessão e apreciados e discutidos os assuntos da ordem do dia, foi deliberado por unanimidade o seguinte:

1) Alterar totalmente o pacto social, em todos os seus artigos, designadamente com possibilidade de eliminação de artigos e aditamento de novos artigos, por forma a reflectir nomeadamente, mas não só: (i) a alteração da firma da Sociedade para “MSC Desenvolvimentos, Limitada”, em chinês “[—]”, e em inglês “MSC Developments Limited”; (ii) a alteração da sede da Sociedade para Av. Dr. Mário Soares, n.~~º~~ 25, Edifício Montepio, 1.~~º~~ andar, sala 13; (iii) a modificação da composição da Administração, que passará a estar a cargo de um Conselho de Administração, composto por dois Grupos – Grupo A, com dois Administradores, e Grupo B, com um Administrador; (iv) a alteração da forma de obrigar da Sociedade, que passará a estar validamente representada, em juízo e fora dele quando os respectivos actos, contratos ou quaisquer outros documentos se mostrem assinados por um administrador do Grupo A; e (v) alteração das regras aplicáveis à cessão de quotas, passando a existir direito de preferência apenas da sociedade, excepto quando se trate de venda ou adjudicação judicial, caso em que tem direito de preferência primeiro os sócios e depois a sociedade, sendo livre a transmissão e/ou divisão de quotas pelos sócios;

2) Destituir com efeitos a partir da presente data, os administradores da sociedade Lam Kin Ngok Peter; Lam Hau Yin, Lester; Cheung Wing Sum, Ambrose; Parag Mahesh Vora; Gary Evan Moross; David Friedman; Skardon Francis Baker; Cheung Shin How; Wong Heang Fine; e Robert Barry Goldberg, dos respectivos cargos;

3) Eleger, com efeitos a partir da presente data, [nome, estado civil, nacionalidade, domicílio] e [nome, estado civil, nacionalidade, domicílio] como administradores do Grupo A do Conselho de Administração e [nome, estado civil, nacionalidade, domicílio] como administrador do Grupo B do Conselho de Administração;

4) Designar, como auxiliar da Sociedade, nos termos do n.~~º~~ 3 do artigo 235.~~º~~ do Código Comercial de Macau, [nome, estado civil, nacionalidade, domicílio], para em nome e representação da Sociedade praticar com plena liberdade, todos os actos jurídicos necessários e convenientes à plena validade e eficácia do acto jurídico de alteração total de pacto social acima deliberado, designadamente a celebração do respectivo acto de alteração do pacto social, alteração que poderá incidir sobre todos e quaisquer artigos do pacto social, eliminando e aditando artigos nos termos e com a redacção que livremente entender, bem como subscrever e assinar quaisquer outros documentos públicos ou privados considerados necessários ou convenientes à plena validade e eficácia das deliberações supra mencionadas, para o que lhe são conferidos plenos poderes.

E não havendo outros assuntos a tratar, foi encerrada a sessão.

ENGLISH TRANSLATION FOR REFERENCE ONLY

MINUTES

On the [—] day of [—] of two thousand and eleven, at 10:00 a.m., in its registered office in Macau, at Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C, the meeting of the general assembly of EAST ASIA SATELLITE TELEVISION LIMITED (the “Company”) took place, upon being dully convened.

The shareholders “CYBER NEIGHBOUR LIMITED” and “CYBER ONE AGENTS LIMITED” were present, being both represented by [name, marital status, nationality and domicile], according to the mandate letters received and archived in the Company’s registered office.

Being present the shareholders which represent 100% of the Company’s share capital, and consequently existing quorum, [name] chaired, in representation of the shareholder “CYBER NEIGHBOUR LIMITED”, and also acted as secretary.

Agenda:

(1) Full amendment of the articles of association, in all the respective articles, namely by deleting articles and inserting new ones, including but not limited to the change of name, head office, structure of the Administration, form of representation and rules applicable to share transfers;

(2) Removal from office of all directors of the Company – Lam Kin Ngok Peter; Lam Hau Yin, Lester; Cheung Wing Sum, Ambrose; Parag Mahesh Vora; Gary Evan Moross; David Friedman; Skardon Francis Baker; Cheung Shin How; Wong Heang Fine; and Robert Barry Goldberg;

(3) Appointment of [name] and [name] as directors, who shall be part of Group A of the Board of Directors and [name], as director, who shall be part of Group B of the Board of Directors; and

(4) Appointment of [name] as representative of the Company in the execution of any documents necessary or convenient, public or private, for the validity and effectiveness of the actions referred to in item (1) above.

The meeting was initiated and the agenda was considered and discussed, upon which it as unanimously resolved:

1) To fully amend the articles of association, in all the respective articles, namely by deleting articles and inserting new ones, including but not limited to: (i) amendment of the name of the Company, which shall be “ MSC Desenvolvimentos, Limitada” in Portuguese, “[—]” in Chinese, and “MSC Developments Limited”16 in English; (ii) moving the registered office of the Company to Av. Dr. Mário Soares, n.~~º~~ 25, Edifício Montepio, 1.~~º~~ andar, sala 13; (iii) modification of the structure of the Administration, by creating a Board of Directors, composed of two Groups – Group A, with two directors and Group B with one director; (iv) amendment of the form of representation of the Company, which shall be validly bound and represented, in court and out of court, by the signature of one Group A director in the relevant acts, contracts or any other documents; and (v) amendment of the rules applicable to share transfers, which shall be subject to a pre-emptive right of the Company only, except as regards to judicial sale or adjudication, in which case the shareholders shall have a first pre-emptive right, followed by the Company, and the transfer or division of shares by the shareholders being free;

[16]	Subject to availability of the name in Macau

2) To remove from office, with effects as of the present date, the directors of the Company: Lam Kin Ngok Peter; Lam Hau Yin, Lester; Cheung Wing Sum, Ambrose; Parag Mahesh Vora; Gary Evan Moross; David Friedman; Skardon Francis Baker; Cheung Shin How; Wong Heang Fine; and Robert Barry Goldberg;

3) To appoint, with effects as of the present date, [name, marital status, nationality and domicile] and [name, marital status, nationality and domicile] as directors of Group A of the Board of Directors and [name, marital status, nationality and domicile] as director of Group B of the Board of Directors;

4) To appoint as auxiliary of the Company, under article 235.3 of the Macau Commercial Code [name, marital status, nationality and domicile] to, for and on behalf of the Company, perform with full freedom all legal actions required or convenient for the full validity and effectiveness of the above resolved amendment of the articles of association, including but not limited to the execution of the relevant amendment of articles of association act, which may include the amendment, deletion or insertion of any articles as he/she may freely decide, as well as to sign and execute any public or private documents considered necessary or convenient to the full validity and effectiveness of the above mentioned resolutions, and he/she is hereby granted with full powers for such purposes.

In the absence of further issues to discuss, the meeting was, hence, closed.

3. PROPCO’S SHAREHOLDERS MANDATE LETTERS

Exmo.~~º~~ Senhor

Presidente da Mesa da Assembleia Geral

“EAST ASIA – TELEVISÃO POR SATLITE, LIMITADA”

Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C

Região Administrativa Especial de Macau

To

Chairman of the General Meeting

“EAST ASIA SATELLITE TELEVISION LIMITED” (the “Company”)

Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C

Macau Special Administrative Region

CYBER NEIGHBOUR LIMITED, sociedade com sede em P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, ora representada pelo seu [qualidade], [nome, estado civil, nacionalidade, domicílio], designa, na qualidade de sócia da EAST ASIA – TELEVISÃO POR SATÉLITE, LIMITADA, com sede em Macau, na Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C, registada na Conservatória dos Registos Comercial e de Bens Móveis de Macau sob o número 14311, com o capital social de SEIS MILHÕES DE PATACAS, [nome, estado civil, nacionalidade, domicílio], como seus representantes legais, para conjunta ou separadamente, a representarem em todas as Assembleias Gerais, podendo, nessa qualidade, discutir e votar livremente sobre os assuntos constantes das respectivas ordens do dia.

CYBER NEIGHBOUR LIMITED, a company with is registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, hereby represented by its [capacity of representative], [name, marital status, nationality and domicile], being a shareholder of EAST ASIA SATELLITE TELEVISION LIMITED, with registered office at Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C, in Macau, registered with the Macau Commercial and Movable Assets Registry under no. 14311, with a share capital of SIX MILLION PATACAS, hereby appoints [name, marital status, nationality and domicile] to act jointly or separately as legal representative of the Company at all General Meetings of the Company, with powers to freely discuss, vote and approve all the resolutions in the items of the agenda of the meetings.

Mais comunica que expressamente consente e autoriza o(s) supra designado(s) representante(s) também representar(em) outros sócios da Sociedade nas supra aludidas Assembleias Gerais da Sociedade.

The Company hereby acknowledges and authorizes that the above mentioned authorized representatives can also represent other shareholders in the mentioned shareholders’ meetings.

[name / title]

Exmo.~~º~~ Senhor

Presidente da Mesa da Assembleia Geral

“EAST ASIA – TELEVISÃO POR SATÉLITE, LIMITADA”

Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C

Região Administrativa Especial de Macau

To

Chairman of the General Meeting

“EAST ASIA SATELLITE TELEVISION LIMITED” (the “Company”)

Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C

Macau Special Administrative Region

CYBER ONE AGENTS LIMITED, sociedade com sede em P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, ora representada pelo seu [qualidade], [nome, estado civil, nacionalidade, domicílio], designa, na qualidade de sócia da EAST ASIA – TELEVISÃO POR SATÉLITE, LIMITADA, com sede em Macau, na Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C, registada na Conservatória dos Registos Comercial e de Bens Móveis de Macau sob o número 14311, com o capital social de SEIS MILHÕES DE PATACAS, [nome, estado civil, nacionalidade, domicílio], como seus representantes legais, para conjunta ou separadamente, a representarem em todas as Assembleias Gerais, podendo, nessa qualidade, discutir e votar livremente sobre os assuntos constantes das respectivas ordens do dia.

CYBER ONE AGENTS LIMITED, a company with is registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, hereby represented by its [capacity of representative], [name, marital status, nationality and domicile], being a shareholder of EAST ASIA SATELLITE TELEVISION LIMITED, with registered office at Avenida Dr. Mário Soares, n.~~º~~ 323, Edifício Banco da China, 32.~~º~~ andar C, in Macau, registered with the Macau Commercial and Movable Assets Registry under no. 14311, with a share capital of SIX MILLION PATACAS, hereby appoints [name, marital status, nationality and domicile] to act jointly or separately as legal representative of the Company at all General Meetings of the Company, with powers to freely discuss, vote and approve all the resolutions in the items of the agenda of the meetings.

Mais comunica que expressamente consente e autoriza o(s) supra designado(s) representante(s) também representar(em) outros sócios da Sociedade nas supra aludidas Assembleias Gerais da Sociedade.

The Company hereby acknowledges and authorizes that the above mentioned authorized representatives can also represent other shareholders in the mentioned shareholders’ meetings.

[name / title]

4.DIRECTORS’ DECLARATION OF ACCEPTANCE

DECLARAÇÃO

Eu, [nome, estado civil, nacionalidade, domicílio], por este meio declaro, nos termos e para os efeitos do Artigo 35.~~º~~ do Código do Registo Comercial de Macau, que aceito exercer o cargo de Administrador da “MSC DESENVOLVIMENTOS, LIMITADA”.

Em [data]

[Assinatura]

[Nome]

DECLARATION

I, [name, marital status, nationality, domicile], hereby declare, pursuant to section 35, no. 1 c) of the Commercial Registry Code of Macau, that I accept my appointment as a Director of the Company “MSC DEVELOPMENTS LIMITED”.

[date]

[signature]

[name]

Annexure L

Form of Completion Items

(a)	New Cotai Entertainment board resolutions

TO ALL TO WHOM THESE PRESENTS SHALL COME

I, [name of Notary], of [address of Notary’s office], notary public duly admitted, authorized and sworn, practicing in the State of Delaware, United States of America, DO HEREBY CERTIFY in accordance with documents which I have reviewed that NEW COTAI ENTERTAINMENT LLC (the “said company”) is a company incorporated on [date of incorporation] in the State of Delaware, United States of America; that [name of director] is/are Director(s) of the said Company; and that the resolutions passed in the Board Meeting as per minutes hereto attached duly comply with the Articles of Association of the said Company and the laws of the State of Delaware.

IN TESTIMONY whereof I hereunto

Subscribed my name and affixed my Seal of

Office this [date]

[signature]

[name of Notary]
Notary Public

NEW COTAI ENTERTAINMENT LLC (the “Company”)

WRITTEN RESOLUTION OF THE DIRECTORS OF THE COMPANY PASSED ON

[insert date] 2011 IN ACCORDANCE WITH THE ARTICLES OF ASSOCIATION

OF THE COMPANY

1.	AMENDMENT OF ARTICLES OF ASSOCIATION

THE COMPANY shall approve the amendment of the Articles of Association of NEW COTAI ENTERTAINMENT (MACAU) LIMITED (“NEW COTAI MACAU”) pursuant to the terms to be freely decided by the Company’s representatives, appointed in paragraph 2 below, and agreed with the other shareholder of NEW COTAI MACAU.

2.	AUTHORIZED REPRESENTATIVES

IT IS RESOLVED that [—] be appointed, jointly or separately, to act as the Company’s representatives in respect of the matters referred to in paragraph 1 above, and to perform in the Macau SAR any duties in connection therewith, representing the Company as shareholder of NEW COTAI MACAU at any shareholders’ meetings, and signing on behalf of the Company any documents, including but not limited to any shareholders’ resolutions of NEW COTAI MACAU.

3.	BUSINESS WITH HIMSELF

IT WAS UNAMOUSLY RESOLVED that the Company acknowledges and authorizes that the abovementioned authorized representatives can also represent other persons, corporations or entities in any shareholders’ meetings, namely represent NEW COTAI MACAU or any other shareholder of NEW COTAI MACAU in any proceedings, which include signing any documents necessary or convenient for the validity and effectiveness of the above mentioned resolutions. The Company hereby gives its consent to such circumstance.

4.	GENERAL AUTHORISATION

IT IS RESOLVED that, in connection with the actions contemplated by the foregoing resolutions, each of the authorized representatives be, and such other persons as are authorized by any of them be, and each hereby is, authorized, in the name and on behalf of the Company, to do such further acts and things as any authorized representative or such duly authorized other person shall deem necessary or appropriate in connection with, or to carry out the actions contemplated by, the foregoing resolutions, including to do and perform (or procure to be done and performed), in the name and on behalf of the Company, all such acts and to make, execute, deliver, issue or file (or procure to be made, executed, delivered or filed) with any person including any governmental authority or agency, all such agreements, documents, instruments, certificates, consents and waivers, and all amendments to any such agreements, documents, instruments or certificates, and to pay, or procure to be paid, all such payments, as any of them may deem necessary or advisable to carry out the intent of the foregoing resolutions, the authority for the taking of any such action and the execution and delivery of such of the foregoing to be conclusively evidenced thereby.

[Name]	[Name]
Director	Director

(b)	New Cotai Holdings board resolutions

TO ALL TO WHOM THESE PRESENTS SHALL COME

I, [name of Notary], of [address of Notary’s office], notary public duly admitted, authorized and sworn, practicing in the State of Delaware, United States of America, DO HEREBY CERTIFY in accordance with documents which I have reviewed that NEW COTAI HOLDINGS LLC (the “said company”) is a company incorporated on [date of incorporation] in the State of Delaware, United States of America; that [name of director] is/are Director(s) of the said Company; and that the resolutions passed in the Board Meeting as per minutes hereto attached duly comply with the Articles of Association of the said Company and the laws of the State of Delaware.

IN TESTIMONY whereof I hereunto

Subscribed my name and affixed my Seal of

Office this [date]

[signature]

[name of Notary]
Notary Public

NEW COTAI HOLDINGS LLC (the “Company”)

WRITTEN RESOLUTION OF THE DIRECTORS OF THE COMPANY PASSED ON

[insert date] 2011 IN ACCORDANCE WITH THE ARTICLES OF ASSOCIATION

OF THE COMPANY

1.	TRANSFER OF SHARES

IT IS UNANIMOUSLY RESOLVED that the Company transfers to [BVI CO], a company incorporated in the British Virgin Islands, with head office at [—], one share (quota) with the nominal value of MOP1,000.00, in NEW COTAI ENTERTAINMENT (MACAU) LIMITED (“NEW COTAI MACAU”), a company incorporated under the laws of the Macau SAR, registered with the Macau Commercial Registry under no. 27610, for a consideration of MOP1,000.00.

2.	AUTHORIZED REPRESENTATIVES

IT IS RESOLVED that [—] be appointed, jointly or separately, to act as the Company’s representatives in respect of the matters referred to in paragraph 1 above, and to perform in the Macau SAR any duties in connection therewith, representing the Company as shareholder of NEW COTAI MACAU at any shareholders’ meetings, and signing on behalf of the Company any documents, including but not limited to any shareholders’ resolutions of NEW COTAI MACAU.

3.	BUSINESS WITH HIMSELF

IT WAS UNAMOUSLY RESOLVED that the Company acknowledges and authorizes that the abovementioned authorized representatives can also represent other persons, corporations or entities in the transfer of shares, namely represent NEW COTAI MACAU or any other shareholders of NEW COTAI MACAU in any transfer proceedings, which include signing, on behalf of NEW COTAI MACAU, any documents necessary or convenient for the validity and effectiveness of the said transfer. The Company hereby gives its consent to such circumstance.

4.	GENERAL AUTHORISATION

IT IS RESOLVED that, in connection with the actions contemplated by the foregoing resolutions, each of the authorized representatives be, and such other persons as are authorized by any of them be, and each hereby is, authorized, in the name and on behalf of the Company, to do such further acts and things as any authorized representative or such duly authorized other person shall deem necessary or appropriate in connection with, or to carry out the actions contemplated by, the foregoing resolutions, including to do and perform (or procure to be done and performed), in the name and on behalf of the Company, all such acts and to make, execute, deliver, issue or file (or procure to be made, executed, delivered or filed) with any person including any governmental authority or agency, all such agreements, documents, instruments, certificates, consents and waivers, and all amendments to any such agreements, documents, instruments or certificates, and to pay, or procure to be paid, all such payments, as any of them may deem necessary or advisable to carry out the intent of the foregoing resolutions, the authority for the taking of any such action and the execution and delivery of such of the foregoing to be conclusively evidenced thereby.

[Name]	[Name]
Director	Director

(c)	BVI CO board resolutions

TO ALL TO WHOM THESE PRESENTS SHALL COME

I, [name of Notary], of [address of Notary’s office], Road Town, Tortola, British Virgin Islands, notary public duly admitted, authorized and sworn, practicing at Road Town, Tortola, British Virgin Islands, DO HEREBY CERTIFY in accordance with documents which I have reviewed that [BVI CO] (the “said company”) is a company incorporated on [date of incorporation] in the Territory of the British Virgin Islands (BVI); that [name of director] is/are Director(s) of the said Company; and that the resolutions passed in the Board Meeting as per minutes hereto attached duly comply with the Articles of Association of the said Company and the laws of the BVI.

IN TESTIMONY whereof I hereunto

Subscribed my name and affixed my Seal of

Office this [date]

[signature]

[name of Notary]
Notary Public

BVI CO (the “Company”)

WRITTEN RESOLUTION OF THE DIRECTORS OF THE COMPANY PASSED ON

[insert date] 2011 IN ACCORDANCE WITH THE ARTICLES OF ASSOCIATION

OF THE COMPANY

1.	ACQUISITION OF SHARES

IT IS UNANIMOUSLY RESOLVED that the Company acquires one share (quota) with the nominal value of MOP1,000.00, in NEW COTAI ENTERTAINMENT (MACAU) LIMITED (“NEW COTAI MACAU”), a company incorporated under the laws of the Macau SAR, registered with the Macau Commercial Registry under no. 27610, from NEW COTAI HOLDINGS LLC, for a consideration of MOP1,000.00.

2.	AMENDMENT OF ARTICLES OF ASSOCIATION

THE COMPANY shall approve the amendment of the Articles of Association of NEW COTAI MACAU pursuant to the terms to be freely decided by the Company’s representatives, appointed in paragraph 3 below, and agreed with the other shareholder of NEW COTAI MACAU.

3.	AUTHORIZED REPRESENTATIVES

IT IS RESOLVED that [—] be appointed, jointly or separately, to act as the Company’s representatives in respect of the matters referred to in paragraph 1 and 2 above, and to perform in the Macau SAR any duties in connection therewith, representing the Company as shareholder of NEW COTAI MACAU at any shareholders’ meetings, and signing on behalf of the Company any documents, including but not limited to any shareholders’ resolutions of NEW COTAI MACAU.

4.	BUSINESS WITH HIMSELF

IT WAS UNAMOUSLY RESOLVED that the Company acknowledges and authorizes that the abovementioned authorized representatives can also represent other persons, corporations or entities in the transfer of shares, namely represent NEW COTAI MACAU or any shareholders of NEW COTAI MACAU in any transfer proceedings or shareholders meetings, which include signing, on behalf of NEW COTAI MACAU, any documents necessary or convenient for the validity and effectiveness of the said transfer and amendment of the articles of association of NEW COTAI MACAU. The Company hereby gives its consent to such circumstance.

5.	GENERAL AUTHORISATION

IT IS RESOLVED that, in connection with the actions contemplated by the foregoing resolutions, each of the authorized representatives be, and such other persons as are authorized by any of them be, and each hereby is, authorized, in the name and on behalf of the Company, to do such further acts and things as any authorized representative or such duly authorized other person shall deem necessary or appropriate in connection with, or to carry out the actions contemplated by, the foregoing resolutions, including to do and perform (or procure to be done and performed), in the name and on behalf of the Company, all such acts and to make, execute, deliver, issue or file (or procure to be made, executed, delivered or filed) with any person including any governmental authority or agency, all such agreements, documents, instruments, certificates, consents and waivers, and all amendments to any such agreements, documents, instruments or certificates, and to pay, or procure to be paid, all such payments, as any of them may deem necessary or advisable to carry out the intent of the foregoing resolutions, the authority for the taking of any such action and the execution and delivery of such of the foregoing to be conclusively evidenced thereby.

[Name]	[Name]
Director	Director

(d)	Resignation letter for all directors in New Cotai Entertainment Macau

DECLARATION

I, [name, nationality, marital status, identity document], by means of this declaration and for all legal purposes and as of [Effective Time] hereby resign of the position of director which I hold at the company named New Cotai Entertainment (Macau) Limited, a company incorporated under the laws of the Macau SAR, registered in the Macau Commercial Registry under number 27610, with registered head office in Macau at Avenida da Praia Grande, n.~~º~~ 429.~~º~~, Edifício Centro Comercial da Praia Grande, 25.~~º~~ andar (the “Company”).

Furthermore, I hereby declare that there are no amounts outstanding, and that the Company has no subsisting obligations whether, past, present or future towards me.

Macau, [date]

[name]

DECLARAÇÃO

Eu, [nome, nacionalidade, estado civil, documento de identificação], por meio desta declaração, venho, para todos os efeitos legais, com efeitos a partir de [Effective Time] renunciar ao cargo de administrador que detenho na sociedade New Cotai Diversões (Macau) Limitada, uma sociedade constituída ao abrigo das leis de Macau, registada na Conservatória dos Registos Comercial e de Bens Móveis de Macau sob o n.~~º~~ 27610, com sede em Macau na Avenida da Praia Grande, n.~~º~~ 429.~~º~~, Edifício Centro Comercial da Praia Grande, 25.~~º~~ andar (a “Sociedade”).

Declaro ainda que não se encontram em dívida quaisquer montantes por parte da Sociedade, não subsistindo qualquer obrigação passada, presente ou futura da mesma para comigo.

Macau, [data]

[nome]

(e)	Resignation letter of the Secretary of New Cotai Entertainment Macau

DECLARATION

I, [name, nationality, marital status, identity document], by means of this declaration and for all legal purposes and as of [Effective Time] hereby resign of the position of secretary which I hold at the company named New Cotai Entertainment (Macau) Limited, a company incorporated under the laws of the Macau SAR, registered in the Macau Commercial Registry under number 27610, with registered head office in Macau at Avenida da Praia Grande, n.~~º~~ 429.~~º~~, Edifício Centro Comercial da Praia Grande, 25.~~º~~ andar

Macau, [date]

[name]

DECLARAÇÃO

Eu, [nome, nacionalidade, estado civil, documento de identificação], por meio desta declaração, venho, para todos os efeitos legais, com efeitos a partir de [Effective Time] renunciar ao cargo de secretário que detenho na sociedade New Cotai Diversões (Macau) Limitada, uma sociedade constituída ao abrigo das leis de Macau, registada na Conservatória dos Registos Comercial e de Bens Móveis de Macau sob o n.~~º~~ 27610, com sede em Macau na Avenida da Praia Grande, n.~~º~~ 429.~~º~~, Edifício Centro Comercial da Praia Grande, 25.~~º~~ andar.

Macau, [data]

[nome]

(f)	Resignation letter of the New Cotai appointed directors’ in PropCo

DECLARATION

I, [name, nationality, marital status, identity document], by means of this declaration and for all legal purposes and as of [Effective Time] hereby resign of the position of director which I hold at the company named East Asia Satellite Television Limited, a company incorporated under the laws of the Macau SAR, registered in the Macau Commercial Registry under number 14311, with registered head office in Macau at Avenida Dr. Mário Soares, n.~~º~~ 323. Edifício Banco da China, 32.~~º~~ andar C (the “Company”).

Furthermore, I hereby declare that there are no amounts outstanding, and that the Company has no subsisting obligations whether, past, present or future towards me.

Macau, [date]

[name]

DECLARAÇÃO

Eu, [nome, nacionalidade, estado civil, documento de identificação], por meio desta declaração, venho, para todos os efeitos legais, com efeitos a partir de [Effective Time] renunciar ao cargo de administrador que detenho na sociedade East Asia – Televisão por Satélite Limitada, uma sociedade constituída ao abrigo das leis de Macau, registada na Conservatória dos Registos Comercial e de Bens Móveis de Macau sob o n.~~º~~ 14311, com sede em Macau na Avenida Dr. Mário Soares, n.~~º~~ 323. Edifício Banco da China, 32.~~º~~ andar C (a “Sociedade”).

Declaro ainda que não se encontram em dívida quaisquer montantes por parte da Sociedade, não subsistindo qualquer obrigação passada, presente ou futura da mesma para comigo.

Macau, [data]

[nome]

Annexure M

MCE Commitment Letter

76

EXECUTION VERSION

Melco Crown Entertainment Limited

6/F, The Centrium

60 Wyndham Street

Central

Hong Kong;

Attention: Chief Legal Officer

Telecopy No.: +852-2537-3618

[—], 2011

Cyber One Agents Limited

c/o Offshore Incorporations Centre

P.O. Box 957, Road Town

Tortola, British Virgin Islands

Attention: [—]

Fax No.: [—]

Ladies and Gentlemen:

This commitment agreement (this “Agreement”) is dated [—], 2011 and is entered into by and between Melco Crown Entertainment Limited (“MCE”) and Cyber One Agents Limited (the “Company”). Capitalized terms used herein but not defined shall have the meanings given to such terms in the Shareholders’ Agreement by and among the Company, New Cotai, LLC, MCE Cotai Investments Limited (“MCE Cotai”) and MCE (as acceded to, and amended, from time to time, the “Shareholders’ Agreement”).

1. Commitment. MCE hereby agrees upon the terms and subject to the conditions set forth herein, (x) to provide or cause to be provided to MCE Cotai, directly or through one or more other entities, funds to meet any and all Capital Calls made on MCE Cotai by the Company, from time to time pursuant to and in accordance with clause 17 of the Shareholders’ Agreement, (y) if Financial Support is required by the Project Lenders and requested by the Board, to provide to the Company Financial Support on behalf of MCE Cotai, from time to time pursuant to and in accordance with clause 20 of the Shareholders’ Agreement, and (z) to exercise all of its rights as a direct or indirect equity holder to cause MCE Cotai to meet, and in any event to not take any affirmative action as a direct or indirect equity holder, or refrain from taking any affirmative action as a direct or indirect equity holder, to prevent MCE Cotai from meeting, such Capital Call in accordance with clause 17 of the Shareholders’ Agreement, in the case of each of clause (x) and (y), if and only to the extent that MCE Cotai does not otherwise have sufficient funds to meet those Capital Calls or provide such Financial Support; provided, however, that in no event shall MCE be required to provide such funds and/or such Financial Support in an amount exceeding MCE’s Maximum Obligations (such commitment, the “Commitment”). The Commitment shall be subject to all defenses available to MCE Cotai under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, each of which defenses may be asserted directly by or on behalf of MCE. For the purposes of clause (z), the obligation of MCE to take action under that clause shall include an obligation on MCE to exercise all of its rights (i) under the constituent documents of MCE Cotai to approve or authorize (as the case may be) the Capital Call to be met, (ii) to instruct its board member appointees of MCE Cotai to approve and authorize the Capital Call to be met, and (iii) to vote any of the securities held by it in MCE Cotai to approve or authorize the Capital Call to be met. Nothing in this Agreement is intended to limit in any respect MCE Cotai’s right to exercise all defenses available to it under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, or require MCE to in any way attempt to limit such exercise.

For purposes hereof, (a) “Maximum Obligations” in respect of any Capital Call and/or any requirement to provide Financial Support from time to time means an amount equal to the lesser of (i) the amount of such Capital Call made on MCE Cotai or Financial Support required to be provided by MCE Cotai, as the case may be, and (ii) the Aggregate Remaining MCE Cotai Capital Commitment, and (b) “Aggregate Remaining MCE Cotai Capital Commitment” means, as of any date of any Capital Call or request to provide Financial Support (as the case may be), an amount equal to $480 million less the aggregate amounts subscribed for or advanced to the Company by or on behalf of MCE Cotai (including through draws by the Company on this Commitment) as of such date under clauses 17 and 18 of the Shareholders’ Agreement, less the aggregate amount of Financial Support provided on behalf of MCE Cotai (including through draws by the Company on this Commitment) as of such date under clause 20 of the Shareholders’ Agreement, less the amount by which MCE Cotai’s obligation to make Capital Calls is reduced either in connection with a Transfer of Financial Interests held by MCE Cotai as provided in clause 22.5 of the Shareholders’ Agreement or pursuant to an amendment to the Shareholders’ Agreement to reduce the maximum amount payable in respect of all Capital Calls under clause 17.5 of the Shareholders’ Agreement.

2. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company covenants, agrees and acknowledges that no person or entity other than MCE has any obligation hereunder, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of MCE or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than, in the case of MCE Cotai, under the Shareholders’ Agreement), agent or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

3. Termination. Upon the earliest of (x) the full satisfaction of the maximum amount payable by MCE Cotai in respect of all Capital Calls pursuant to clause 17.5 of the Shareholders’ Agreement, (y) the expiration of the period for the making of Capital Calls under clause 17.10 of the Shareholders’ Agreement and (z) the termination of the Shareholders’ Agreement in accordance with its terms, this Agreement shall terminate and be of no further force and effect. Upon termination of this Agreement, MCE shall not have any liability to any person in connection with this Agreement except, in the case of clause (y) and (z), any breach of this Agreement occurring on or before the relevant date.

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4. Representations and Warranties. MCE hereby represents and warrants to the Company that (i) MCE is duly organized, validly existing and in good standing under the laws of the state or country of its formation or organization, and has all necessary power and authority to enter into and perform this letter agreement, (ii) this letter agreement has been duly executed and delivered by MCE and constitutes a legal, valid and binding obligation of MCE, enforceable against MCE in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (iii) MCE has and will have sufficient financial resources available to meet its obligations hereunder from time to time in an amount not less than the Aggregate Remaining MCE Cotai Capital Commitment, and (iv) no other approval is required for MCE to fulfill its obligations hereunder.

5. Amendments. This Agreement may be amended, modified, or waived with the written consent of MCE and the Company.

6. Assignment; Successors and Assigns. No assignment or transfer by any party of its rights and obligations under this Agreement will be made except with the prior written consent of (i) the Company (in the case of any assignment or transfer by MCE) or (ii) MCE (in the case of any assignment or transfer by the Company); provided, that (x) the Company may assign its rights pursuant to this Agreement to any Project Lender as collateral security without the prior written consent of MCE and (y) in connection with a Transfer or issuance of Upstream Securities in respect of MCE Cotai, MCE may assign all or any portion of its Commitment to the transferee or purchaser (as applicable) of such Upstream Securities, provided that (A) immediately following such assignment, the portion of the Commitment held by MCE relative to the portion of the Commitment held by such transferee or purchaser (as applicable) is substantially equivalent to the Effective Interest held by MCE relative to the Effective Interest held by such transferee or purchaser at such time, (B) the transferee or purchaser (as applicable) agrees to provide its portion of the Commitment on terms that are not in the aggregate materially less beneficial to the Company than the terms hereof and (C) the transferee or purchaser (as applicable) proves to the reasonable satisfaction of the Company that it has sufficient financial resources to meet the portion of the Commitment to be assigned to it under clause (A). All the covenants and agreements contained in this Agreement shall bind and inure to the benefit of any such assignee.

7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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8. Counterparts; Binding Agreement. This Agreement may be executed simultaneously in two or more separate counterparts (including by means of facsimile), any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

9. Confidentiality. This Agreement shall be treated as strictly confidential and is being provided to the Company solely in connection with the Shareholders’ Agreement and the transactions contemplated thereby. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each of the Company and MCE. Notwithstanding the foregoing, this Agreement may be (a) provided by the Company and MCE to their respective officers, managers, employees, directors (or equivalent) or financial, legal or accounting advisors or lenders who have been directed to treat this Agreement as confidential, (b) provided by MCE to its direct and indirect equity holders and their respective affiliates who have been directed to treat this Agreement as confidential and (c) disclosed to any person or entity if required by law or the rules of any stock exchange or regulatory authority (including a self-regulatory organization).

10. Specific Performance. MCE acknowledges and agrees that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, MCE agrees that the Company shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. MCE hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

11. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Unless otherwise noted, reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

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12. Applicable Law; Venue. This Agreement is governed by and is to be construed in accordance with the laws applicable in Hong Kong. Except as otherwise expressly provided in this Agreement, any dispute relating hereto shall be heard exclusively in the courts of Hong Kong, and the parties agree to jurisdiction and venue therein.

13. Addresses and Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be given or delivered, as applicable, as provided in clause 39 of the Shareholders’ Agreement as if such provisions applied herein mutatis mutandis.

14. No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any person or entity other than the Company, including without limitation, any shareholder or creditor of the Company or any of their respective affiliates, and no creditor who makes a loan to the Company or any of its affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Commitment other than as a secured creditor of the Company.

15. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

16. Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

17. Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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18. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

* * * * * * *

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Sincerely,

MELCO CROWN ENTERTAINMENT LIMITED

By:
Name:
Title:

7

Acknowledged and agreed as of the date first written above by:

CYBER ONE AGENTS LIMITED

By:
Name:
Title:

8

Annexure N

New Cotai Commitment Letters

77

EXECUTION VERSION

Silver Point Capital Fund, L.P.

Silver Point Capital Offshore Master Fund, L.P.

c/o Silver Point Capital, L.P.

Two Greenwich Plaza

Greenwich, CT 06830

Fax No.: + 1 (203) 542-4128

[—], 2011

Cyber One Agents Limited

c/o Offshore Incorporations Centre

P.O. Box 957, Road Town

Tortola, British Virgin Islands

Attention: [—]

Fax No.: [—]

Ladies and Gentlemen:

This commitment agreement (this “Agreement”) is dated [—], 2011 and is entered into by and among Silver Point Capital Fund, L.P. (“SPCF”), Silver Point Capital Offshore Master Fund, L.P. (“SPCOMF” and, together with SPCF, the “Silver Point Funds”), and Cyber One Agents Limited (the “Company”). Capitalized terms used herein but not defined shall have the meanings given to such terms in the Shareholders’ Agreement by and among the Company, New Cotai, LLC (“New Cotai”), MCE Cotai Investments Limited and Melco Crown Entertainment Limited (as acceded to, and amended, from time to time, the “Shareholders’ Agreement”).

1. Commitment. Each of the Silver Point Funds hereby agrees, on a several but not joint basis, upon the terms and subject to the conditions set forth herein, (x) to provide or cause to be provided to New Cotai, directly or through one or more other entities, funds to meet any and all Capital Calls made on New Cotai by the Company, from time to time pursuant to and in accordance with clause 17 of the Shareholders’ Agreement, (y) if Financial Support is required by the Project Lenders and requested by the Board, to provide to the Company Financial Support on behalf of New Cotai, from time to time pursuant to and in accordance with clause 20 of the Shareholders’ Agreement, and (z) to exercise all of its rights as a direct or indirect equity holder to cause New Cotai to meet, and in any event to not take any affirmative action as a direct or indirect equity holder, or refrain from taking any affirmative action as a direct or indirect equity holder, to prevent New Cotai from meeting, such Capital Call in accordance with clause 17 of the Shareholders’ Agreement, in the case of each of clause (x) and (y), if and only to the extent that New Cotai does not otherwise have sufficient funds to meet those Capital Calls or provide such Financial Support; provided, however, that in no event shall the Silver Point Funds be required to provide such funds and/or such Financial Support in an amount exceeding such Silver Point Funds’ Maximum Obligations (such commitment, the “Commitment”). The Commitment shall be subject to all defenses available to New Cotai under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, each of which defenses may be asserted directly by or on behalf of the Silver Point Funds. For the purposes of clause (z), the obligation of each of the Silver Point Funds to take action under that clause shall include an obligation on each of the Silver Point Funds to exercise all of their rights (i) under the constituent documents of New Cotai to approve or authorize (as the case may be) the Capital Call to be met, (ii) to instruct its board member appointees of New Cotai to approve and authorize the Capital Call to be met, and (iii) to vote any of the securities held by it in New Cotai to approve or authorize the Capital Call to be met. Nothing in this Agreement is intended to limit in any respect New Cotai’s right to exercise all defenses available to it under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, or require the Silver Point Funds to in any way attempt to limit such exercise.

For purposes hereof, (a) “Maximum Obligations” in respect of any Capital Call and/or any requirement to provide Financial Support from time to time means (i) with respect to SPCF, an amount equal to the lesser of (A) SPCF’s Pro Rata Share of the amount of such Capital Call made on New Cotai or Financial Support required to be provided by New Cotai, as the case may be, and (B) SPCF’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, and (ii) with respect to SPCOMF, an amount equal to the lesser of (x) SPCOMF’s Pro Rata Share of the amount of such Capital Call made on New Cotai or Financial Support required to be provided by New Cotai, as the case may be, and (y) SPCOMF’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, (b) “Pro Rata Share”1 means (I) with respect to SPCF, [•]% and (II) with respect to SPCOMF, [•]% and (c) “Aggregate Remaining New Cotai Capital Commitment” means, as of any date of any Capital Call or request to provide Financial Support (as the case may be), an amount equal to $320 million less the aggregate amounts subscribed for or advanced to the Company by or on behalf of New Cotai (including through draws by the Company on this Commitment) as of such date under clauses 17 and 18 of the Shareholders’ Agreement, less the aggregate amount of Financial Support provided on behalf of New Cotai (including through draws by the Company on this Commitment) as of such date under clause 20 of the Shareholders’ Agreement, less the amount by which New Cotai’s obligation to make Capital Calls is reduced either in connection with a Transfer of Financial Interests held by New Cotai as provided in clause 22.5 of the Shareholders’ Agreement or pursuant to an amendment to the Shareholders’ Agreement to reduce the maximum amount payable in respect of all Capital Calls under clause 17.5 of the Shareholders’ Agreement.

2. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company covenants, agrees and acknowledges that no person or entity other than the Silver Point Funds has any obligation hereunder, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Silver Point Funds or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than, in the case of New Cotai, under the Shareholders’ Agreement), agent or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

[1]	NTD: Pro Rata Share of the Silver Point Funds to equal 78% in aggregate; break down to be filled in at the Effective Time.

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3. Termination. Upon the earliest of (x) the full satisfaction of the maximum amount payable by New Cotai in respect of all Capital Calls pursuant to clause 17.5 of the Shareholders’ Agreement, (y) the expiration of the period for the making of Capital Calls under clause 17.10 of the Shareholders’ Agreement and (z) the termination of the Shareholders’ Agreement in accordance with its terms, this Agreement shall terminate and be of no further force and effect. Upon termination of this Agreement, none of the Silver Point Funds shall have any liability to any person in connection with this Agreement except, in the case of clause (y) and (z), any breach of this Agreement occurring on or before the relevant date.

4. Representations and Warranties. Each of the Silver Point Funds hereby represents and warrants to the Company that (i) such Silver Point Fund is duly organized, validly existing and in good standing under the laws of the state or country of its formation or organization, and has all necessary power and authority to enter into and perform this letter agreement, (ii) this letter agreement has been duly executed and delivered by such Silver Point Fund and constitutes a legal, valid and binding obligation of such Silver Point Fund, enforceable against such Silver Point Fund in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (iii) such Silver Point Fund has and will maintain available capital in an amount not less than such Silver Point Fund’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, and (iv) no other approval is required for such Silver Point Fund to fulfill its obligations hereunder.

5. Amendments. This Agreement may be amended, modified, or waived with the written consent of each of the Silver Point Funds and the Company.

6. Assignment; Successors and Assigns. No assignment or transfer by any party of its rights and obligations under this Agreement will be made except with the prior written consent of (i) the Company (in the case of any assignment or transfer by the Silver Point Funds) or (ii) each of the Silver Point Funds (in the case of any assignment or transfer by the Company); provided, that (x) the Company may assign its rights pursuant to this Agreement to any Project Lender as collateral security without the prior written consent of the Silver Point Funds and (y) in connection with a Transfer or issuance of Upstream Securities in respect of New Cotai, each Silver Point Fund may assign all or any portion of its Commitment to the transferee or purchaser (as applicable) of such Upstream Securities, provided that (A) immediately following such assignment, the portion of the Commitment held by such Silver Point Fund relative to the portion of the Commitment held by such transferee or purchaser (as applicable) is substantially equivalent to the Effective Interest held by such Silver Point Fund relative to the Effective Interest held by such transferee or purchaser at such time, (B) the transferee or purchaser (as applicable) agrees to provide its portion of the Commitment on terms that are not in the aggregate materially less beneficial to the Company than the terms hereof and (C) the transferee or purchaser (as applicable) proves to the reasonable satisfaction of the Company that it has sufficient financial resources to meet the portion of the Commitment to be assigned to it under clause (A). All the covenants and agreements contained in this Agreement shall bind and inure to the benefit of any such assignee.

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7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. Counterparts; Binding Agreement. This Agreement may be executed simultaneously in two or more separate counterparts (including by means of facsimile), any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

9. Confidentiality. This Agreement shall be treated as strictly confidential and is being provided to the Company solely in connection with the Shareholders’ Agreement and the transactions contemplated thereby. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each of the Company and each of the Silver Point Funds. Notwithstanding the foregoing, this Agreement may be (a) provided by the Company and the Silver Point Funds to their respective officers, managers, employees, directors (or equivalent) or financial, legal or accounting advisors or lenders who have been directed to treat this Agreement as confidential, (b) provided by the Silver Point Funds to their direct and indirect equity holders and their respective affiliates who have been directed to treat this Agreement as confidential and (c) disclosed to any person or entity if required by law or the rules of any stock exchange or regulatory authority (including a self-regulatory organization).

10. Specific Performance. Each Silver Point Fund acknowledges and agrees that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, each Silver Point Fund agrees that the Company shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each Silver Point Fund hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

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11. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Unless otherwise noted, reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

12. Applicable Law; Venue. This Agreement is governed by and is to be construed in accordance with the laws applicable in Hong Kong. Except as otherwise expressly provided in this Agreement, any dispute relating hereto shall be heard exclusively in the courts of Hong Kong, and the parties agree to jurisdiction and venue therein.

13. Addresses and Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be given or delivered, as applicable, as provided in clause 39 of the Shareholders’ Agreement as if such provisions applied herein mutatis mutandis.

14. No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any person or entity other than the Company, including without limitation, any shareholder or creditor of the Company or any of their respective affiliates, and no creditor who makes a loan to the Company or any of its affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Commitment other than as a secured creditor of the Company.

15. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

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16. Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

17. Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

18. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

* * * * * * *

6

Sincerely,

SILVER POINT CAPITAL FUND, L.P.

By:	Silver Point Capital General Partner, LLC,
its general partner

By:	Silver Point Partners, LLC,
its managing member

By:	Silver Point Capital Holdings, LLC,
its managing member

By:
Name:
Title:	Authorized Signatory

SILVER POINT CAPITAL OFFSHORE MASTER FUND, L.P.

By:	Silver Point Capital, L.P.
its investment manager

By:
Name:
Title:	Authorized Signatory

7

Acknowledged and agreed as of the date first written above by:

CYBER ONE AGENTS LIMITED

By:
Name:
Title:

8

EXECUTION VERSION

OCM Opportunities Fund V, L.P.

OCM Asia Principal Opportunities Fund, L.P.

OCM Opportunities Fund VI, L.P.

333 South Grand Avenue

Los Angeles, CA 90071

Attention: General Counsel

Telecopy No.: + 1 (213) 830-8545

[—], 2011

Cyber One Agents Limited

c/o Offshore Incorporations Centre

P.O. Box 957, Road Town

Tortola, British Virgin Islands

Attention: [—]

Fax No.: [—]

Ladies and Gentlemen:

This commitment agreement (this “Agreement”) is dated [—], 2011 and is entered into by and among OCM Opportunities Fund V, L.P. (“OCM V”), OCM Asia Principal Opportunities Fund, L.P. (“OCM Asia”), and OCM Opportunities Fund VI, L.P. (“OCM VI” and, together with OCM V and OCM Asia, the “Oaktree Funds”), and Cyber One Agents Limited (the “Company”). Capitalized terms used herein but not defined shall have the meanings given to such terms in the Shareholders’ Agreement by and among the Company, New Cotai, LLC (“New Cotai”), MCE Cotai Investments Limited and Melco Crown Entertainment Limited (as acceded to, and amended, from time to time, the “Shareholders’ Agreement”).

1. Commitment. Each of the Oaktree Funds hereby agrees, on a several but not joint basis, upon the terms and subject to the conditions set forth herein, (x) to provide or cause to be provided to New Cotai, directly or through one or more other entities, funds to meet any and all Capital Calls made on New Cotai by the Company, from time to time pursuant to and in accordance with clause 17 of the Shareholders’ Agreement, (y) if Financial Support is required by the Project Lenders and requested by the Board, to provide to the Company Financial Support on behalf of New Cotai, from time to time pursuant to and in accordance with clause 20 of the Shareholders’ Agreement, and (z) to exercise all of its rights as a direct or indirect equity holder to cause New Cotai to meet, and in any event to not take any affirmative action as a direct or indirect equity holder, or refrain from taking any affirmative action as a direct or indirect equity holder, to prevent New Cotai from meeting, such Capital Call in accordance with clause 17 of the Shareholders’ Agreement, in the case of each of clause (x) and (y), if and only to the extent that New Cotai does not otherwise have sufficient funds to meet those Capital Calls or provide such Financial Support; provided, however, that in no event shall the Oaktree Funds be required to provide such funds and/or such Financial Support in an amount exceeding such Oaktree Funds’ Maximum Obligations (such commitment, the “Commitment”). The Commitment shall be subject to all defenses available to New Cotai under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, each of which defenses may be asserted directly by or on behalf of the Oaktree Funds. For the purposes of clause (z), the obligation of each of the Oaktree Funds to take action under that clause shall include an obligation on each of the Oaktree Funds to exercise all of their rights (i) under the constituent documents of New Cotai to approve or authorize (as the case may be) the Capital Call to be met, (ii) to instruct its board member appointees of New Cotai to approve and authorize the Capital Call to be met, and (iii) to vote any of the securities held by it in New Cotai to approve or authorize the Capital Call to be met. Nothing in this Agreement is intended to limit in any respect New Cotai’s right to exercise all defenses available to it under the Shareholders’ Agreement with respect to any Capital Call or obligation to provide Financial Support, or require the Oaktree Funds to in any way attempt to limit such exercise.

For purposes hereof, (a) “Maximum Obligations” in respect of any Capital Call and/or any requirement to provide Financial Support from time to time means (i) with respect to OCM V, an amount equal to the lesser of (A) OCM V’s Pro Rata Share of the amount of such Capital Call made on New Cotai or Financial Support required to be provided by New Cotai, as the case may be, and (B) OCM V’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, (ii) with respect to OCM Asia, an amount equal to the lesser of (x) OCM Asia’s Pro Rata Share of the amount of such Capital Call made on New Cotai or Financial Support required to be provided by New Cotai, as the case may be, and (y) OCM Asia’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, and (iii) with respect to OCM VI, an amount equal to the lesser of (A) OCM VI’s Pro Rata Share of the amount of such Capital Call made on New Cotai or Financial Support required to be provided by New Cotai, as the case may be, and (B) OCM VI’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, (b) “Pro Rata Share”1 means (I) with respect to OCM V, [—]%, (II) with respect to OCM Asia, [—]%, and (III) with respect to OCM VI, [—]%, and (c) “Aggregate Remaining New Cotai Capital Commitment” means, as of any date of any Capital Call or request to provide Financial Support (as the case may be), an amount equal to $320 million less the aggregate amounts subscribed for or advanced to the Company by or on behalf of New Cotai (including through draws by the Company on this Commitment) as of such date under clauses 17 and 18 of the Shareholders’ Agreement, less the aggregate amount of Financial Support provided on behalf of New Cotai (including through draws by the Company on this Commitment) as of such date under clause 20 of the Shareholders’ Agreement, less the amount by which New Cotai’s obligation to make Capital Calls is reduced either in connection with a Transfer of Financial Interests held by New Cotai as provided in clause 22.5 of the Shareholders’ Agreement or pursuant to an amendment to the Shareholders’ Agreement to reduce the maximum amount payable in respect of all Capital Calls under clause 17.5 of the Shareholders’ Agreement.

[1]	NTD: Pro Rata Share of the Oaktree Funds to equal 22% in aggregate; break down to be filled in at the Effective Time.

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2. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company covenants, agrees and acknowledges that no person or entity other than the Oaktree Funds has any obligation hereunder, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Oaktree Funds or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than, in the case of New Cotai, under the Shareholders’ Agreement), agent or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

3. Termination. Upon the earliest of (x) the full satisfaction of the maximum amount payable by New Cotai in respect of all Capital Calls pursuant to clause 17.5 of the Shareholders’ Agreement, (y) the expiration of the period for the making of Capital Calls under clause 17.10 of the Shareholders’ Agreement and (z) the termination of the Shareholders’ Agreement in accordance with its terms, this Agreement shall terminate and be of no further force and effect. Upon termination of this Agreement, none of the Oaktree Funds shall have any liability to any person in connection with this Agreement except, in the case of clause (y) and (z), any breach of this Agreement occurring on or before the relevant date.

4. Representations and Warranties. Each of the Oaktree Funds hereby represents and warrants to the Company that (i) such Oaktree Fund is duly organized, validly existing and in good standing under the laws of the state or country of its formation or organization, and has all necessary power and authority to enter into and perform this letter agreement, (ii) this letter agreement has been duly executed and delivered by such Oaktree Fund and constitutes a legal, valid and binding obligation of such Oaktree Fund, enforceable against such Oaktree Fund in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (iii) such Oaktree Fund has and will maintain available capital in an amount not less than such Oaktree Fund’s Pro Rata Share of the Aggregate Remaining New Cotai Capital Commitment, and (iv) no other approval is required for such Oaktree Fund to fulfill its obligations hereunder.

5. Amendments. This Agreement may be amended, modified, or waived with the written consent of each of the Oaktree Funds and the Company.

6. Assignment; Successors and Assigns. No assignment or transfer by any party of its rights and obligations under this Agreement will be made except with the prior written consent of (i) the Company (in the case of any assignment or transfer by the Oaktree Funds) or (ii) each of the Oaktree Funds (in the case of any assignment or transfer by the Company); provided, that (x) the Company may assign its rights pursuant to this Agreement to any Project Lender as collateral security without the prior written consent of the Oaktree Funds and (y) in connection with a Transfer or issuance of Upstream Securities in respect of New Cotai, each Oaktree Fund may assign all or any portion of its Commitment to the transferee or purchaser (as applicable) of such Upstream Securities, provided that (A) immediately following such assignment, the portion of the Commitment held by such Oaktree Fund relative to the portion of the Commitment held by such transferee or purchaser (as applicable) is substantially equivalent to the Effective Interest held by such Oaktree Fund relative to the Effective Interest held by such transferee or purchaser at such time, (B) the transferee or purchaser (as applicable) agrees to provide its portion of the Commitment on terms that are not in the aggregate materially less beneficial to the Company than the terms hereof and (C) the transferee or purchaser (as applicable) proves to the reasonable satisfaction of the Company that it has sufficient financial resources to meet the portion of the Commitment to be assigned to it under clause (A). All the covenants and agreements contained in this Agreement shall bind and inure to the benefit of any such assignee.

3

7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. Counterparts; Binding Agreement. This Agreement may be executed simultaneously in two or more separate counterparts (including by means of facsimile), any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

9. Confidentiality. This Agreement shall be treated as strictly confidential and is being provided to the Company solely in connection with the Shareholders’ Agreement and the transactions contemplated thereby. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each of the Company and each of the Oaktree Funds. Notwithstanding the foregoing, this Agreement may be (a) provided by the Company and the Oaktree Funds to their respective officers, managers, employees, directors (or equivalent) or financial, legal or accounting advisors or lenders who have been directed to treat this Agreement as confidential, (b) provided by the Oaktree Funds to their direct and indirect equity holders and their respective affiliates who have been directed to treat this Agreement as confidential and (c) disclosed to any person or entity if required by law or the rules of any stock exchange or regulatory authority (including a self-regulatory organization).

10. Specific Performance. Each Oaktree Fund acknowledges and agrees that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, each Oaktree Fund agrees that the Company shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each Oaktree Fund hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

4

11. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Unless otherwise noted, reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

12. Applicable Law; Venue. This Agreement is governed by and is to be construed in accordance with the laws applicable in Hong Kong. Except as otherwise expressly provided in this Agreement, any dispute relating hereto shall be heard exclusively in the courts of Hong Kong, and the parties agree to jurisdiction and venue therein.

13. Addresses and Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be given or delivered, as applicable, as provided in clause 39 of the Shareholders’ Agreement as if such provisions applied herein mutatis mutandis.

14. No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any person or entity other than the Company, including without limitation, any shareholder or creditor of the Company or any of their respective affiliates, and no creditor who makes a loan to the Company or any of its affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Commitment other than as a secured creditor of the Company.

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15. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

16. Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

17. Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

18. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

* * * * * * *

6

Sincerely,

OCM OPPORTUNITIES FUND V, L.P.

By:	OCM Opportunities Fund V GP, LLC
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Managing Member

By:
Name:
Title:

By:
Name:
Title:

OCM ASIA PRINCIPAL OPPORTUNITIES FUND, L.P.

By:	OCM Asia Principal Opportunities Fund GP, L.P.
Its:	General Partner

By:	OCM Asia Principal Opportunities Fund GP LTD.
Its:	General Partner

By.	Oaktree Capital Management, L.P.
Its:	Director

By:
Name:
Title:

By:
Name:
Title:

7

OCM OPPORTUNITIES FUND VI, L.P.

By.	OCM Opportunities Fund VI GP, LLC
its General Partner

By:	Oaktree Capital Management, L.P.
its Managing Member

By:
Name:
Title:

By:
Name:
Title:

8

Acknowledged and agreed as of the date first written above by:

CYBER ONE AGENTS LIMITED

By:
Name:
Title:

9

Annexure O

Amended and Restated Memorandum and Articles of

Association

78

BC NO: 399970

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

Memorandum of Association

and

Articles of Association

of

CYBER ONE AGENTS LIMITED

Incorporated on 2 August 2000

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

CYBER ONE AGENTS LIMITED

A COMPANY LIMITED BY SHARES

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act (No. 16 of 2004) and includes the regulations made under the Act;

“Articles” means the attached Articles of Association of the Company;

“Chairman of the Board” has the meaning specified in Regulation 13;

“Distribution” in relation to a distribution by the Company means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder in relation to Shares held by a Shareholder, and whether by means of a purchase of an asset, the redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend;

“Eligible Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

“Memorandum” means this Memorandum of Association of the Company;

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be;

CYBER ONE AGENTS LIMITED	Page 1

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of the votes of Shares entitled to vote thereon;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Share” means a share issued or to be issued by the Company;

“Shareholder” means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

“Shareholders Agreement” means the shareholders agreement attached as Schedule 1, dated on or around [14 June 2011] between MCE Cotai Investments Limited, New Cotai, LLC, Melco Crown Entertainment Limited and the Company, as amended from time to time in accordance with the terms thereof;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2.	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause “ is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended; and

(e)	the singular includes the plural and vice versa.

1.3.	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and Articles unless otherwise defined herein.

1.4.	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and Articles.

CYBER ONE AGENTS LIMITED	Page 2

2.	NAME

The name of the Company is CYBER ONE AGENTS LIMITED.

3.	RE-REGISTRATION

The Company was first incorporated on 2 August 2000 under the International Business Companies Act, 1984 and was automatically re-registered under the Act on 1 January 2007. Immediately before its re-registration under the Act, it was governed by the International Business Companies Act, 1984.

4.	STATUS

The Company is a company limited by shares.

5.	REGISTERED OFFICE AND REGISTERED AGENT

5.1.	The first registered office of the Company is at Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

5.2.	The first registered agent of the Company is Offshore Incorporations Limited of Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands.

5.3.	At the date of filing the notice of election to disapply Part IV of Schedule 2 of the Act the registered office of the Company was situated at the office of the registered agent, Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands.

6.	CAPACITY AND POWERS

6.1.	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

6.2.	For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

7.	NUMBER AND CLASSES OF SHARES

7.1.	The Company is authorised to issue a maximum of 200,000 Shares of par value USD1.00 each.

7.2.	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

CYBER ONE AGENTS LIMITED	Page 3

7.3.	Shares shall be issued in the currency of the United States of America.

8.	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

8.1.	Each Share in the Company confers upon the Shareholder:

(a)	the right to one vote at a meeting of the Shareholders of the Company or on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

8.2.	The directors may at their discretion by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 3 of the Articles.

9.	VARIATION OF RIGHTS

The rights attached to Shares as specified in Clause 8 may only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50 per cent of the issued Shares of that class.

10.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11.	REGISTERED SHARES

11.1.	The Company shall issue registered shares only.

11.2.	The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

12.	TRANSFER OF SHARES

12.1.	The Company shall, on receipt of an instrument of transfer complying with Sub- Regulation 7.1 of the Articles, enter the name of the transferee of a Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

12.2.	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

CYBER ONE AGENTS LIMITED	Page 4

13.	AMENDMENT OF MEMORANDUM AND ARTICLES

Subject to Clause 9, the Company may amend its Memorandum or Articles by a Resolution of Shareholders or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles cannot be amended by the Shareholders; or

(d)	to Clauses 8, 9 or 10 or this Clause 13.

Notwithstanding the foregoing no amendment may be made to the Memorandum or Articles without the approval of each Minority Shareholder (as defined in the Shareholders Agreement) holding 20% or more of the Shares on issue.

14.	PARAMOUNT EFFECT OF SHAREHOLDERS AGREEMENT

14.1.	To the extent not prohibited by the Act the provisions of the Shareholders Agreement are hereby incorporated into the Memorandum, and for the avoidance of doubt and without limiting the generality of this clause 14.1:

(a)	notwithstanding anything contained in the Memorandum, if the Shareholders Agreement prohibits an act being done, the act shall not be done; and

(b)	nothing contained in the Memorandum prevents an act being done that the Shareholders Agreement requires to be done.

14.2.	To the extent not prohibited by the Act if any provision of the Memorandum is or becomes inconsistent with the Shareholders Agreement, the Shareholders Agreement shall prevail.

CYBER ONE AGENTS LIMITED	Page 5

We, Offshore Incorporations Limited of Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association the 3rd day of July 2007 .

Incorporator:

Offshore Incorporations Limited

Sgd: Richard Parsons

Authorised Signatory

CYBER ONE AGENTS LIMITED	Page 6

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT 2004

ARTICLES OF ASSOCIATION

OF

CYBER ONE AGENTS LIMITED

A COMPANY LIMITED BY SHARES

1.	PARAMOUNT EFFECT OF SHAREHOLDERS AGREEMENT

1.1.	To the extent not prohibited by the Act the provisions of the Shareholders Agreement are hereby incorporated into the Articles and, for the avoidance of doubt and without limiting the generality of this Regulation 1:

(a)	notwithstanding anything contained in these Articles, if the Shareholders Agreement prohibits an act being done, the act shall not be done; and

(b)	nothing contained in these Articles prevents an act being done that the Shareholders Agreement requires to be done.

1.2.	To the extent not prohibited by the Act if any provision of these Articles is or becomes inconsistent with the Shareholders Agreement, the Shareholders Agreement shall prevail.

2.	REGISTERED SHARES

2.1.	Every Shareholder is entitled to a certificate signed by a director of the Company or under the Seal specifying the number of Shares held by him and the signature of the director and the Seal may be facsimiles.

2.2.	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

2.3.	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

CYBER ONE AGENTS LIMITED	Page 1

3.	SHARES

3.1.	Shares may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

3.2.	Section 46 of the Act (Pre-emptive rights) does not apply to the Company.

3.3.	A Share may be issued for consideration in any form, including money, a promissory note, real property, personal property (including goodwill and know-how) or a contract for future services.

3.4.	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

3.5.	The Company shall keep a register (the “register of members”) containing:

(a)	the names and addresses of the Eligible Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Eligible Person ceased to be a Shareholder.

3.6.	The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

3.7.	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

4.	REDEMPTION OF SHARES AND TREASURY SHARES

4.1.	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

CYBER ONE AGENTS LIMITED	Page 2

4.2.	The Company may only offer to acquire Shares if at the relevant time the directors determine by Resolution of Directors that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

4.3.	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

4.4.	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

4.5.	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

4.6.	Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.

4.7.	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

5.	MORTGAGES AND CHARGES OF SHARES

5.1.	Shareholders may mortgage or charge their Shares.

5.2.	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

5.3.	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

CYBER ONE AGENTS LIMITED	Page 3

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

5.4.	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

6.	FORFEITURE

6.1.	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note or a contract for future services are deemed to be not fully paid.

6.2.	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

6.3.	The written notice of call referred to in Sub-Regulation 6.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

6.4.	Where a written notice of call has been issued pursuant to Sub-Regulation 6.3 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

6.5.	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Sub-Regulation 6.4 and that Shareholder shall be discharged from any further obligation to the Company.

7.	TRANSFER OF SHARES

7.1.	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company at the office of its registered agent for registration.

CYBER ONE AGENTS LIMITED	Page 4

7.2.	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

7.3.	If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

7.4.	Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

8.	MEETINGS AND CONSENTS OF SHAREHOLDERS

8.1.	Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

8.2.	Upon the written request of Shareholders entitled to exercise 30 per cent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders.

8.3.	The director convening a meeting shall give not less than seven days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

8.4.	The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

8.5.	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

CYBER ONE AGENTS LIMITED	Page 5

8.6.	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

8.7.	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

8.8.	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

8.9.	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

[ Name of Company ]

I/We being a Shareholder of the above Company HEREBY APPOINT                      of                      or failing him                      of                      to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the      day of ,          20     and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this     day of ,          20

Shareholder

8.10.	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

8.11.	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

CYBER ONE AGENTS LIMITED	Page 6

8.12.	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares or class or series of Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders

8.13.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

8.14.	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

8.15.	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

8.16.	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

8.17.	Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Eligible Person which he represents as that Eligible Person could exercise if it were an individual.

CYBER ONE AGENTS LIMITED	Page 7

8.18.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

8.19.	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

8.20.	An action that may be taken by the Shareholders at a meeting may also be taken by a Resolution of Shareholders consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

9.	DIRECTORS

9.1.	The first directors of the Company shall be appointed by the first registered agent within six months of the date of incorporation of the Company; and thereafter, the directors shall be elected by Resolution of Shareholders or by Resolution of Directors for such term as the Shareholders or directors determine.

9.2.	No person shall be appointed as a director of the Company unless he has consented in writing to act as a director.

9.3.	The minimum number of directors shall be one and the maximum number shall be five.

9.4.	Each director holds office for the term, if any, fixed by the Resolution of Shareholders or Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal.

9.5.	A director may be removed from office only in accordance with the Shareholders Agreement.

9.6.	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice. A director shall resign forth with as a director if he is, or becomes, disqualified from acting as a director under the Act.

CYBER ONE AGENTS LIMITED	Page 8

9.7.	The directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

9.8.	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

9.9.	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company; and

(d)	such other information as may be prescribed by the Act.

9.10.	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.11.	The directors may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

9.12.	A director is not required to hold a Share as a qualification to office.

10.	POWERS OF DIRECTORS

10.1.	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

10.2.	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

CYBER ONE AGENTS LIMITED	Page 9

10.3.	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.4.	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

10.5.	The continuing directors may act notwithstanding any vacancy in their body.

10.6.	The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.7.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10.8.	For the purposes of Section 175 (Disposition of assets) of the Act, the directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

11.	PROCEEDINGS OF DIRECTORS

11.1.	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

11.2.	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

11.3.	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

11.4.	A director shall be given not less than three days’ notice of meetings of directors, but a meeting of directors held without three days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

CYBER ONE AGENTS LIMITED	Page 10

11.5.	A director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated.

11.6.	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, unless there are only two directors in which case the quorum is two.

11.7.	If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.8.	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the directors present shall choose one of their number to be chairman of the meeting.

11.9.	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12.	COMMITTEES

12.1.	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

12.2.	The directors have no power to delegate to a committee of directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of directors;

CYBER ONE AGENTS LIMITED	Page 11

(c)	to delegate powers to a committee of directors;

(d)	to appoint directors;

(e)	to appoint an agent;

(f)	to approve a plan of merger, consolidation or arrangement; or

(g)	to make a declaration of solvency or to approve a liquidation plan.

12.3.	Sub-Regulation 12.2(b) and (c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

12.4.	The meetings and proceedings of each committee of directors consisting of two or more directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

12.5.	Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

13.	OFFICERS AND AGENTS

13.1.	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a president and one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

13.2.	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Shareholders, the president to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

CYBER ONE AGENTS LIMITED	Page 12

13.3.	The emoluments of all officers shall be fixed by Resolution of Directors.

13.4.	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.5.	The directors may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Sub-Regulation 12.2. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14.	CONFLICT OF INTERESTS

14.1.	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2.	For the purposes of Sub-Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3.	Provided that the Board of directors of the Company has given prior authorisation by way of a Resolution of Directors (for which purposes the interested director shall not be able to vote), a director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction, and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

CYBER ONE AGENTS LIMITED	Page 13

15.	INDEMNIFICATION

15.1.	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

15.2.	The indemnity in Sub-Regulation 15.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.3.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.4.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

15.5.	The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

16.	RECORDS

16.1.	The Company shall keep the following documents at the office of its registered agent:

CYBER ONE AGENTS LIMITED	Page 14

(a)	the Memorandum and the Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

16.2.	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

16.3.	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders;

(b)	minutes of meetings and Resolutions of Directors and committees of directors; and

(c)	an impression of the Seal, if any.

16.4.	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.5.	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (No. 5 of 2001).

17.	REGISTERS OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

CYBER ONE AGENTS LIMITED	Page 15

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

18.	SEAL

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

19.	DISTRIBUTIONS BY WAY OF DIVIDEND

19.1.	The directors of the Company may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

19.2.	Dividends may be paid in money, shares, or other property.

19.3.	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Sub-Regulation 21.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

19.4.	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

CYBER ONE AGENTS LIMITED	Page 16

20.	ACCOUNTS AND AUDIT

20.1.	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

20.2.	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

20.3.	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

20.4.	The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by a Resolution of Shareholders.

20.5.	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

20.6.	The remuneration of the auditors of the Company:

(a)	in the case of auditors appointed by the directors, may be fixed by Resolution of Directors; and

(b)	subject to the foregoing, shall be fixed by Resolution of Shareholders or in such manner as the Company may by Resolution of Shareholders determine.

20.7.	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

20.8.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

20.9.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

CYBER ONE AGENTS LIMITED	Page 17

20.10.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

21.	NOTICES

21.1.	Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.

21.2.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

21.3.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

22.	VOLUNTARY WINDING UP AND DISSOLUTION

The Company may by a Resolution of Shareholders or by a Resolution of Directors appoint a voluntary liquidator.

23.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

CYBER ONE AGENTS LIMITED	Page 18

We, Offshore Incorporations Limited of Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association the 3rd day of July 2007.

Incorporator:

Offshore Incorporations Limited

Sgd: Richard Parsons

Authorised Signatory

CYBER ONE AGENTS LIMITED	Page 19

Annexure P

Common Warranties Disclosure Annex

The Common Warranties are qualified with respect to the New Cotai Parties by the matters set out in the below-referenced Items from the Data Room Index:

(a) Section II, Item 4;

(b) Section II, Item 5;

(c) Section II, Item 6;

(d) Section VII, Item 1;

(e) Section VII, Item 2; and

(f) Section XV, Item 6.

79

Annexure Q

Cyber One Warranties Disclosure Annex

The Cyber One Warranties are qualified by the matters set out in the below-referenced Items from the Data Room Index:

(a) Section II, Item 4;

(b) Section II, Item 5;

(c) Section II, Item 6;

(d) Section II, Item 17;

(e) Section II, Item 18;

(f) Section II, Item 19;

(g) Section VII, Item 1;

(h) Section VII, Item 2;

(i) Section XV, Item 6;

(j) Section XV, Item 7;

(k) Section XV, Item 8; and

(l) Section XV, Item 9.

80

Annexure R

Fundamental Warranties Disclosure Annex

None

81

Annexure S

New Cotai Entertainment Sale Agreement

This NEW COTAI ENTERTAINMENT SALE AGREEMENT (this “Agreement”) is made and entered into effective as of the [—] day of [—], 2011 by and between New Cotai Holdings, LLC, a limited liability company formed in Delaware, United States of America (the “Seller”) and Cyber One Agents Limited, a company formed pursuant to the laws of the British Virgin Islands (the “Purchaser”). Capitalised terms used without definition herein shall have the meanings assigned to such terms in the Implementation Agreement, dated June [—], 2011 (the “Implementation Agreement”), by and among Seller, Melco Crown Entertainment Limited, MCE Cotai Investments Limited, and New Cotai, LLC.

WITNESSETH:

WHEREAS, Seller is a party to the Implementation Agreement; and

WHEREAS, pursuant to clause 4.1(a) of the Implementation Agreement, the Seller is required to transfer the Sale Units to the Purchaser at the Effective Time.

NOW, THEREFORE, pursuant to and in accordance with the Implementation Agreement, Seller hereby sells, transfers and assigns to Purchaser, and the Purchaser hereby purchases from the Seller, the Sale Units as at the Effective Time.

[Remainder of Page Intentionally Left Blank]

82

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the above date.

NEW COTAI HOLDINGS, LLC

By:
Name:
Title:

CYBER ONE AGENTS LIMITED

By:
Name:
Title:

83

Annexure T

BVI Shareholders’ Resolution

84

CYBER ONE AGENTS LIMITED

(THE “COMPANY”)

INCORPORATED IN THE BRITISH VIRGIN ISLANDS

BVI COMPANY NO. 399970

WRITTEN RESOLUTIONS OF THE MEMBERS PURSUANT TO REGULATION 3.7 OF THE ARTICLES OF ASSOCIATION OF THE COMPANY

IT IS NOTED THAT:

A.	The Company proposes to:

(i)	cancel the entire unissued Class B shares the Company is authorised to issue;

(ii)	rename the class of shares the Company is authorised to issue known as “Class A” to “shares”;

(iii)	increase the maximum number of shares the Company is authorised to issue; and

(iv)	adopt a new amended and restated memorandum and articles of association attached as Annexure A (“New M&A”) in accordance with the terms and conditions of an implementation agreement to be dated on or around [15 June 2011] between Melco Crown Entertainment Limited, MCE Cotai Investments Limited, New Cotai, LLC and New Cotai Holdings, LLC.

B.	The members of the Company have carefully considered the New M&A.

IT IS RESOLVED THAT:

1.	the 10,000 unissued Class B shares the Company is authorised to issue be cancelled with immediate effect, reducing the number of shares that the Company is authorised to issue from 100,000 shares to 90,000 shares(the “Cancellation”);

2.	the class of shares the Company is authorised to issue known as “Class A” be amended with immediate effect to be known as “shares” with no other change or variation attaching to the rights of the shares within such class (the “Class Amendment”);

3.	subject to the passing of resolutions 1 and 2 above, the maximum number of shares that the Company is authorised to issue be and is hereby increased from 90,000 shares of US$1.00 par value each to 200,000 shares of US$1.000 par value each and that this be reflected in the New M&A (the “Increase Amendment”);

4.	subject to the approval of resolutions 1 to 3 above, with immediate effect, the New M&A be and is hereby adopted as the memorandum of association and articles of association of the Company in substitution for and to the exclusion of the existing memorandum of association and articles of association of the Company;

5.	the Company Secretary and registered agent of the Company, where relevant, be authorised and instructed to update the register of members of the Company and other corporate records in connection with the matters contemplated by these resolutions including without limitation the Cancellation and Class Amendment;

6.	the registered agent of the Company be and is hereby authorised to attend to all requisite filings in connection with the matters contemplated by these resolutions including without limitation the filings with the Registrar of Corporate Affairs in the British Virgin Islands in connection with the Increase Amendment and adoption of the New M&A;

7.	Any one director of the company be and is hereby authorised to sign any document or take any action deemed by him to be necessary, incidental to, expedient or in connection with the matters contemplated by these resolutions; and

8.	All steps taken by any director for and on behalf of the Company in relation to the registration and adoption of the New M&A be and are hereby ratified, approved and adopted in all respects.

[signature page follows]

Dated     this day of         2011

For and behalf of	For and behalf of
MCE Cotai Investments Limited	New Cotai LLC

Annexure U

Letter of Instruction

85

[LETTERHEAD OF eSun Holdings Limited]

BY FAX AND BY HAND

Fax no.: 2810 4525

Date:

Offshore Incorporations Limited

9/F., Ruttonjee House

11 Duddell Street

Central

Hong Kong

Attention: Ms. Rosanna Wong / Ms. Veronica Chan

Dear Sirs,

Re: Cyber One Agents Limited (BVI Company No. 399970, the “Company”) – amendment to articles of association

In connection with the above Company, we enclose for your reference a copy of the shareholders resolution of the Company to amend its articles of association. We would be grateful if you could liaise with your contacts in the British Virgin Islands and the Registrar of Corporate Affairs in the British Virgin Islands to effect such amendment of the articles of association and to attend to the necessary filings and matters incidental thereto.

Please kindly acknowledge receipt of the above document and instruction by signing and returning a copy of this letter by fax or by email to the undersigned (fax no. 2743 8459 / email: seamankwok@laisun.com).

Thank you for your kind attention to the matter. Please do not hesitate to contact the undersigned if you have any questions.

Yours faithfully,

For and on behalf of

eSun Holdings Limited

Kwok Siu Man

Company Secretary

Encls.